As filed with the Securities and Exchange Commission on January 29, 2010.
Registration No.: 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRUPO TELEVISA, S.A.B.
(Exact name of Registrant as specified in its charter)

N/A
(Translation of Registrant’s name into English)

United Mexican States (State or other jurisdiction of incorporation or organization)	4833 (Primary Standard Industrial Classification Code Number)	None (IRS Employer Identification No.)

Av. Vasco de Quiroga No. 2000
Colonia Santa Fe
01210 México, D.F. México
(52) (55) 5261-2000
(Address and telephone number of registrant’s principal executive offices)

Donald J. Puglisi
Puglisi and Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680
(Name, address and telephone number of agent for service)

Copies to:

Kenneth Rosh, Esq.	Joaquín Balcárcel Santa Cruz
Fried, Frank, Harris, Shriver & Jacobson LLP	Grupo Televisa, S.A.B
One New York Plaza	Av. Vasco de Quiroga No. 2000
New York, New York 10004-1980	Colonia Santa Fe
(212) 859-8000	01210 Mexico, D.F. Mexico (52) (55) 5261-2000

Approximate date of commencement of proposed exchange offer:  As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit(1)	Offering Price(1)	Fee(1)
6.625% Senior Exchange Notes due 2040	$600,000,000	100%	$600,000,000	$42,780

(1)	The notes being registered are being offered (i) in exchange for 6.625% Senior Notes due 2040 previously sold in transactions exempt from registration under the Securities Act of 1933 and (ii) upon certain resales of the notes by broker-dealers. The registration fee, which was previously wired to the Securities and Exchange Commission, was computed based on the face value of the 6.625% Senior Notes due 2040 solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay the effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to acquire or exchange these securities in any jurisdiction where the offer, sale or exchange is not permitted.

SUBJECT TO COMPLETION, DATED January 29, 2010

PROSPECTUS

Grupo Televisa, S.A.B.

Offer to exchange all of our outstanding unregistered
U.S.$600,000,000 6.625% Senior Notes due 2040

for

U.S.$600,000,000 6.625% Senior Exchange Notes due 2040
which have been registered under the Securities Act of 1933

Material Terms of the Exchange Offer

• We are offering to exchange the notes that we sold previously in a private offering for new registered notes.	• You may withdraw tenders of old notes at any time before 5:00 p.m., New York City time, on the date of the expiration of the exchange offer.
• The terms of the new notes are identical to the terms of the old notes, except for the transfer restrictions and registration rights relating to the outstanding old notes.	• Application has been made to list the new notes on the Luxembourg Stock Exchange, for trading on the Euro MTF market.
• The exchange offer will expire at 5:00 p.m., New York City time, on , 2010, unless we extend it.	• We will not receive any proceeds from the exchange offer.
• We will exchange all old notes that are validly tendered and not validly withdrawn.	• We will pay the expenses of the exchange offer.
• No dealer-manager is being used in connection with the exchange offer.
• The exchange of old notes for new notes will not be a taxable exchange for U.S. federal income tax purposes.

You should carefully review “Risk Factors” beginning on page 20 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2010.

i

We have applied to list the new notes on the Luxembourg Stock Exchange and to be admitted to trading on the Euro MTF market.

THE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE NATIONAL BANKING AND SECURITIES COMMISSION (THE COMISION NACIONAL BANCARIA Y DE VALORES, OR CNBV), AND MAY NOT BE OFFERED OR SOLD PUBLICLY, OR OTHERWISE BE THE SUBJECT OF BROKERAGE ACTIVITIES, IN MEXICO, EXCEPT PURSUANT TO A PRIVATE PLACEMENT EXEMPTION SET FORTH UNDER ARTICLE 8 OF THE LEY DEL MERCADO DE VALORES (THE “MEXICAN SECURITIES MARKET LAW”). AS REQUIRED UNDER THE MEXICAN SECURITIES MARKET LAW, WE WILL NOTIFY THE CNBV OF THE OFFERING OF THE NOTES OUTSIDE OF MEXICO. SUCH NOTICE WILL BE TIMELY DELIVERED TO THE CNBV TO COMPLY WITH A LEGAL REQUIREMENT AND FOR INFORMATION PURPOSES ONLY, AND THE DELIVERY TO AND THE RECEIPT BY THE CNBV OF SUCH NOTICE DOES NOT IMPLY ANY CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE NOTES OR OUR SOLVENCY, LIQUIDITY OR CREDIT QUALITY. THE INFORMATION CONTAINED IN THIS PROSPECTUS OF THE NOTES IS EXCLUSIVELY THE RESPONSIBILITY OF THE COMPANY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV. IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY MEXICAN INVESTORS WHO MAY ACQUIRE NOTES FROM TIME TO TIME, MUST RELY ON THEIR OWN REVIEW AND EXAMINATION OF THE COMPANY.

We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted, and will not accept surrenders for exchange from holders in any such jurisdiction.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” information contained in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC, to the extent that we identify such information as being incorporated by reference into this prospectus, will automatically update and, where applicable, supersede this information. Information set forth in this prospectus supersedes any previously filed information that is incorporated by reference into this prospectus. We incorporate by reference into this prospectus the following information and documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2008, dated June 30, 2009 (SEC File No. 001-12610), which we refer to in this prospectus as the “2008 Form 20-F”, except for our consolidated financial statements as of December 31, 2007 and 2008, and for the years ended December 31, 2006, 2007 and 2008, which were superseded by the revised consolidated financial statements included in this prospectus (refer to Summary Financial Data); and

•	any future filings on Form 20-F we make under the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the termination of the exchange offer, and any future submissions on Form 6-K during this period that are identified as being incorporated into this prospectus.

You may request a copy of these filings, at no cost, at the office of our Luxembourg paying agent and transfer agent at the address listed on the back cover of this prospectus or by writing or calling us at the following address and phone number:

Investor Relations
Grupo Televisa, S.A.B.
Avenida Vasco de Quiroga, No. 2000
Colonia Santa Fe, 01210
México, D.F., México
(52) (55) 5261-2000

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information. We are offering to exchange the old notes for new notes only in jurisdictions where offers and sales are permitted. The information in this document may only be accurate on the date of this document.

LIMITATION OF LIABILITY

Substantially all of our directors, executive officers and controlling persons reside outside of the United States, all or a significant portion of the assets of our directors, executive officers and controlling persons, and substantially all of our assets, are located outside of the United States and some of the experts named in this prospectus also reside outside of the United States. As a result, it may not be possible for you to effect service of process within the United States upon these persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Mexican counsel, Mijares, Angoitia, Cortés y Fuentes, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws. See “Risk Factors — Risk Factors Related to the New Notes and Exchange Offer — It May Be Difficult to Enforce Civil Liabilities Against Us or Our Directors, Executive Officers and Controlling Persons”.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements. We may from time to time make forward-looking statements in periodic reports to the SEC on Form 6-K, in annual report to stockholders, in prospectuses, press releases and other written materials and in oral statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others. Examples of these forward-looking statements include, but are not limited to:

•	projections of operating revenues, net income (loss), net income (loss) per Certificado de Participación Ordinario, or CPO, net income (loss) per share, capital expenditures, dividends, capital structure or other financial items or ratios;

•	statements of our plans, objectives or goals, including those relating to anticipated trends, competition, regulation and rates;

•	our current and future plans regarding our online and wireless content division, Televisa Interactive Media, or TIM;

•	statements concerning our current and future plans regarding our investment in the Spanish television channel Gestora de Inversiones Audiovisuales La Sexta, S.A., or La Sexta;

•	statements concerning our current and future plans regarding our gaming business;

•	statements concerning our current and future plans regarding the fixed telephony service provided by Empresas Cablevisión, S.A.B. de C.V., or Cablevisión;

•	statements concerning our transactions with and/or litigation involving Univision;

•	statements concerning our series of transactions with DIRECTV, and News Corporation, or News Corp.;

•	statements concerning our transactions with NBC Universal’s Telemundo Communications Group, or Telemundo;

•	statements concerning our plans to build and launch a new transponder satellite;

•	statements about our future economic performance or statements concerning general economic, political or social conditions in the United Mexican States, or Mexico, or other countries in which we operate or have investments; and

•	statements or assumptions underlying these statements.

Words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “target”, “estimate”, “project”, “predict”, “forecast”, “guideline”, “may”, “should” and similar words and expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying these statements.

Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in these forward-looking statements. These factors, some of which are discussed under “Item 3 — Key Information — Risk Factors”, in our 2008 Form 20-F, herein incorporated by reference, include economic and political conditions and government policies in Mexico or elsewhere, inflation rates, exchange rates, regulatory developments, customer demand and competition. We caution you that the foregoing list of factors is not exclusive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements. You should evaluate any statements made by us in light of these important factors.

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information, future developments or other factors.

PROSPECTUS SUMMARY

You should read the following summary together with the information set forth under the heading “Risk Factors”, in the 2008 Form 20-F which is incorporated herein by reference, in our audited year-end financial statements and the accompanying notes, which are included in this prospectus and in our unaudited condensed consolidated financial statements and the accompanying notes for the nine months ended September 30, 2009 included in this prospectus. All references to “Televisa”, “we”, “us” and words of similar effect refer to Grupo Televisa, S.A.B., and, unless the context requires otherwise, its restricted and unrestricted consolidated subsidiaries. References to “Innova” or, for segment reporting purposes, “Sky” refer to Innova, S. de R.L. de C.V. Unless otherwise indicated, all Peso information is stated in Pesos in purchasing power as of September 30, 2009.

Our Company

Grupo Televisa, S.A.B., is the largest media company in the Spanish-speaking world based on its market capitalization and a major participant in the international entertainment business. We operate broadcast channels in Mexico and complement our network coverage through affiliated stations throughout the country. As of September 30, 2009, our broadcast television channels had an average sign-on to sign-off audience share of 70.9%. We produce pay television channels with national and international feeds, which reach subscribers throughout Latin America, the United States, Canada, Europe and Asia Pacific. We export our programs and formats to television networks around the world. As of September 30, 2009, we had exported 50,197 hours of programming to approximately 53 countries.

We believe we are the most important Spanish-language magazine publisher in the world, as measured by circulation, which was approximately 114 million magazines during the first nine months of 2009, publishing 178 titles in approximately 20 countries.

We own 58.7% of Sky, a DTH satellite television provider in Mexico, Central America and the Dominican Republic. We are also a shareholder in three Mexican cable companies, Cablevisión, Cablemás and TVI. We own 58.3% of Cablemás through our 100% participation in the capital stock of Alvafig, which holds an equity interest in Cablemás.

We also own Esmas.com, one of the leading digital entertainment web portals in Latin America, a gaming business which includes bingo parlors, a 50% stake in a radio company that as of September 30, 2009 reached 75% of the Mexican population, a feature film production and distribution company, soccer teams and a stadium in Mexico.

We also own an unconsolidated equity stake in La Sexta, a free-to-air television channel in Spain, and in OCESA, one of the leading live entertainment companies in Mexico.

Our Strategy

We intend to leverage our position as the largest media company in the Spanish-speaking world to continue expanding our business while maintaining profitability and financial discipline. We intend to do so by maintaining our leading position in the Mexican television market, by continuing to produce high quality programming and by improving our sales and marketing efforts while maintaining high operating margins. We have been able to withstand the economic downturn as well as the depreciation of the Peso as a result, in part, of our cost cutting plan, which we put into effect in the last quarter of 2008.

By leveraging all our business segments and capitalizing on their synergies to extract maximum value from our content, we also intend to continue expanding our pay-TV networks business, increasing our international programming sales worldwide and strengthening our position in the growing U.S.-Hispanic market. We also intend to continue developing and expanding Sky, our DTH platform, strengthen our position in the cable and telecommunications industry, continue developing our publishing business and become an important player in the gaming industry.

We intend to continue to expand our business by developing new business initiatives and/or through business acquisitions and investments in Mexico, the United States and elsewhere.

Maintaining Our Leading Position in the Mexican Television Market

Continuing to Produce High Quality Programming.  We aim to continue producing the type of high quality television programming that has propelled many of our programs to the top of the national ratings and audience share in Mexico. In 2007, 2008 and as of September 30, 2009, our networks aired 73%, 69% and 66% respectively, of the 200 most-watched television programs in Mexico, according to IBOPE Mexico. We have launched a number of initiatives in creative development, program scheduling and on-air promotion. These initiatives include improved production of our highly rated telenovelas, new comedy and game show formats and the development of reality shows and new series. We have improved our scheduling to be better aligned with viewer habits by demographic segment while improving viewer retention through more dynamic on-air graphics and pacing. We have enhanced tune-in promotion both in terms of creative content and strategic placement. In addition, we plan to continue expanding and leveraging our exclusive Spanish-language video library, exclusive rights to soccer games and other events, as well as cultural, musical and show business productions.

In April 2008, we began broadcasting more than 1,000 hours per year of Telemundo’s original programming on Channel 9. We currently and through December 2011, pay Telemundo a fixed license fee for the broadcast of Telemundo’s programming on our Channel 9 Network. Beginning January 2012, we will pay Telemundo a license fee based on a percentage of all revenues generated from sales related to Telemundo programming. We currently distribute, via Sky and Cablevisión, a new pay television channel in Mexico, among other countries, produced by Telemundo principally featuring Telemundo branded content. As a result of the strategic alliance agreement entered into with NBC Universal’s Telemundo, we distribute Telemundo content in Mexico on an exclusive basis across multiple platforms including broadcast television, pay television and our emerging digital platforms. In October 2008, we entered into license agreements to distribute Telemundo’s original content through digital and wireless platforms in Mexico. As part of the agreements, Telemundo provides us with Telemundo’s original content, including its highly popular telenovelas currently broadcast on Televisa’s Channel 9, on all of Televisa’s digital platforms including: esmas.com, the leading entertainment portal in Mexico; Tvolucion.com, our online video on demand streaming service; and EsmasTv.com, our as aired online television service. Moreover, Televisa also offers mobile wall papers, ring tones and text messaging services based on Telemundo branded content to mobile phone subscribers in Mexico through Televisa’s mobile business unit Esmas Movil, the leading mobile premium content provider in Mexico. The agreements complement and are part of the strategic alliance to distribute Telemundo’s original content in Mexico across multiple platforms, including, broadcast TV, Pay TV and emerging digital platforms.

Improving Our Sales and Marketing Efforts.  Over the past few years we have improved our television broadcasting advertising sales strategy by: (i) introducing a cost per rating point basis pricing system; (ii) implementing differentiated pricing by quarter, by channel and by time of day; (iii) reorganizing our sales force into teams focusing on each of our divisions; (iv) emphasizing a compensation policy for salespeople that is performance-based, with variable commissions tied to year-end results for a larger portion of total compensation; and (v) continuing to provide our customers with increased opportunities for product integration.

Maintaining High Operating Segment Income Margins.  Our television broadcasting operating segment income margin for 2008 and the first nine months of 2009 was 48.9% and 47.1%, respectively. We intend to continue maintaining high television broadcasting operating segment income margins by increasing revenues and controlling costs and expenses.

Advertising Sales Plan.  Our sales force is organized into separate teams, each of which focuses on a particular segment of our business. We sell commercial time in two ways: upfront and scatter basis. Advertisers that elect the upfront option lock in prices for the upcoming year, regardless of future price changes. Advertisers that choose the upfront option make annual prepayments, with cash or short-term notes, and are charged the lowest rates for their commercial time, given the highest priority in schedule placement, and given a first option in advertising during special programs. Scatter advertisers, or advertisers who choose not to make upfront payments but rather advertise from time to time, risk both higher prices and lack of access to choice commercial time slots. We sell advertising to our customers on a cost per rating point basis, whereby our television advertisers are billed for actual minutes used, and the amount billed per minute is based on the price per rating point and actual ratings delivered. This pricing alternative allows an advertiser to purchase advertising time based on the actual ratings of the television programs during which its advertisements are aired. We do not have commitments with advertisers to achieve a certain rating upon broadcast and therefore do not provide any future price adjustments if a certain rating is not met.

We currently sell only a portion of our available television advertising time. We use a portion of our television advertising time to satisfy our legal obligation to the Mexican government to provide up to 18 minutes per day of our broadcast time between 6:00 a.m. and midnight for public service announcements and 30 minutes per day for public programming (referred to in this prospectus as Official Television Broadcast Time), and our remaining available television advertising time to promote, among other things, our television products. We sold approximately 59%, 62% and 55% of total available national advertising time on our networks during prime time broadcasts in 2007, 2008 and the first nine months of 2009, respectively, and approximately 50%, 49% and 44% of total available national advertising time during all time periods in 2007, 2008 and the first nine months of 2009, respectively.

Continue Building Our Pay Television Platforms

DTH.  We believe that Ku-band DTH satellite services offer an enhanced opportunity for expansion of pay television services into cable households seeking to upgrade reception of our broadcasting and in areas not currently serviced by operators of cable or multi-channel, multi-point distribution services. We own a 58.7% interest in Innova, or Sky, our joint venture with DIRECTV. Innova is a DTH company with services in Mexico, Central America and the Dominican Republic with approximately 1.82 million subscribers, of which 139,800 were commercial subscribers as of September 30, 2009.

Following the merger with PanAmSat, Intelsat, our primary satellite service provider, renamed the satellites PAS-9 and PAS-3R as IS-9 and IS-3R, respectively. Intelsat recently reported that IS-9 is estimated to have its end of life reduced to October, 2012, and that it anticipates delivery of a replacement satellite, IS-21, by April 2012 but has not yet determined the launch vehicle or launch schedule for IS-21.

In December 2007, Innova and Sky Brasil Servicos Ltda., or Sky Brasil, reached an agreement with Intelsat Corporation and Intelsat LLC to build and launch a new 24- transponder satellite, IS-16, for which its estimated 15-year service life will be dedicated as back-up capacity to Sky and Sky Brasil. The satellite will be manufactured by Orbital Sciences Corporation and is expected to launch during the first half of 2010.

The key components of our DTH strategy include:

•	offering high quality programming, including rights to our four over-the-air broadcast channels, exclusive broadcasts of sporting events, such as selected matches of the Mexican Soccer League and the Spanish Soccer League, including La Liga and La Copa del Rey, the NFL Sunday Ticket, NBA Pass, MLB Extra Innings, the NHL and the Golf Channel;

•	capitalizing on our relationship with DIRECTV and local operators in terms of technology, distribution networks, infrastructure and cross-promotional opportunities;

•	capitalizing on the low penetration of pay-TV services in Mexico;

•	expanding our DTH services in Central America and the Caribbean;

•	providing superior digital Ku-band DTH satellite services and emphasizing customer service quality; and

•	continuing to leverage our strengths and capabilities to develop new business opportunities and expand through acquisitions.

Pay Television Networks.  Through our 14 pay-TV brands and 31 national and international feeds, we reached more than 21 million subscribers throughout Latin America, the United States, Canada, Europe and Asia Pacific in 2009. Our pay-TV channels include three music, four movie, seven variety and entertainment channels and one recently launched sports channel, Televisa Deportes Network, or TDN. Through TuTV, our joint venture with Univision, we distribute five pay-TV channels within the United States. These channels, whose content includes film, music and lifestyle programming, reached more than 1.9 million households in 2009.

Cable.  We are a shareholder in three Mexican cable companies, Cablevisión, Cablemás and TVI. With a subscriber base of over 616,806 cable television subscribers (all of which were digital subscribers), as of

September 30, 2009 and over 1.8 million homes passed as of September 30, 2009, Cablevisión, the Mexico City cable system in which we own a 51% interest, is one of the most important cable television operators in Mexico. Cablevisión’s strategy aims to increase its subscriber base, average monthly revenues per subscriber and penetration rate by:

•	continuing to offer high quality programming;

•	continuing to upgrade its existing cable network into a broadband bidirectional network;

•	maintaining its 100% digital service in order to stimulate new subscriptions, substantially reduce piracy and offer new value-added services;

•	increasing the penetration of its high-speed and bidirectional internet access and other multimedia services as well as providing a platform to offer internet protocol, or IP, and telephony services;

•	continuing the roll out of digital set-top boxes and the roll out, which began in the third quarter of 2005, of advanced digital set-top boxes which allow the transmission of high definition programming and recording capability; and

•	continuing to leverage our strengths and capabilities to develop new business opportunities and expand through acquisitions.

Cablevisión has introduced a variety of new multimedia communications services over the past few years, such as interactive television and other enhanced program services, including high-speed internet access through cable modem as well as IP telephony. As of September 30, 2009, Cablevisión had 234,138 Internet customers compared to 199,731 at December 31, 2008. The growth we have experienced in Cablevisión has been driven primarily by the conversion of our system from analog to digital format. Accordingly, Cablevisión has concluded its plan to switch its analog subscriber base to the digital service. In addition, Cablevisión introduced video on demand, or VOD and High Definition services and, in May 2007 received governmental approval to introduce telephony services. On July 2, 2007, Cablevisión began to offer IP telephony services in certain areas of Mexico City and as of September 30, 2009, it had 111,709 IP telephone lines in service. As of September 30, 2009, Cablevisión has offered the service in every area in which its network is bidirectional.

As of September 30, 2009, we owned 58.3% of the capital stock and 49% of the voting stock of Cablemás. Cablemás operates in 49 cities. As of September 30, 2009, the Cablemás cable network served more than 890,270 cable television subscribers, 266,824 high-speed internet subscribers and 119,144 IP-telephony lines, with approximately 2,696,640 homes passed. On August 8, 2007, the Mexican Antitrust Commission authorized, subject to compliance with certain conditions, the conversion of our long-term notes into 99.99% of the equity of Alvafig, and on December 11, 2007, after we appealed the first decision of the Mexican Antitrust Commission, the conversion of our long-term convertible notes into 99.99% of the equity of Alvafig was authorized subject to compliance with certain new conditions. The initial two conditions that have already been met, and that going forward must be complied with on a continuous basis, are: (1) to make available, subject to certain conditions, our over the air channels to pay-TV operators on non-discriminatory terms (“must offer”) and (2) that our pay-TV platforms carry, upon request and subject to certain conditions, over the air channels operating in the same geographic zones where such pay-TV platforms provide their services (“must carry”). There are other conditions that have been met and that have to be met, which we are complying with on a timely basis, including the termination of the Stockholder Trust which took place on June 17, 2009.

In March 2006, our subsidiary, Corporativo Vasco de Quiroga, S.A. de C.V. or CVQ, acquired a 50% interest in TVI. TVI is a telecommunications company offering pay television, data and voice services in the metropolitan area of Monterrey and other areas in northern Mexico. As of September 30, 2009, TVI has served more than 230,857 cable television subscribers, 101,883 high-speed internet subscribers and 62,981 telephone lines.

CVQ notified the Mexican Antitrust Commission of its intent to acquire a 50% interest in TVI, and after appealing the decision of such authority at the first stage of the process on February 23, 2007, the Mexican Antitrust Commission authorized the intended acquisition, subject to compliance with certain conditions. We believe that as of the date of this prospectus, CVQ has complied on a regular basis with all of such conditions.

Expanding Our Publishing Business

With a total approximate circulation of 152 million magazines from January through December 2009, we believe our subsidiary, Editorial Televisa, S.A. de C.V., or Editorial Televisa, is the most important Spanish-speaking publishing company in the world in number of magazines distributed. Editorial Televisa publishes 178 titles; 113 are wholly-owned and produced in-house and the 65 remaining titles are licensed from world renowned publishing houses, including Spanish language editions of some of the most prestigious brands in the world. Editorial Televisa distributes its titles to approximately 20 countries, including Mexico, the United States and countries throughout Latin America.

We believe that Editorial Televisa leads at least 18 of the 20 markets in which we compete in terms of readership. During 2009, we launched the following new titles, Atrévete a Soñar, a telenovela-themed licensed magazine, Poder y Negocios Venezuela and Poder y Negocios Perú, which are wholly-owned business titles.

Increasing Our International Programming Sales Worldwide and Strengthening Our Position in the Growing U.S.-Hispanic Market

We license our programs to television broadcasters and pay-TV providers in the United States, Latin America, Asia, Europe and Africa. Excluding the United States, during the first nine months of 2009, we licensed 50,197 hours of programming in approximately 53 countries throughout the world. We intend to continue exploring ways of expanding our international programming sales.

In November 2005, the government of Spain granted a concession for a nationwide free-to-air analog television channel and two nationwide free-to-air digital television channels to La Sexta, a consortium that includes Televisa, which holds a 40.517% equity interest therein; Grupo Globomedia and the Mediapro Group, which control a 51.658% equity interest, indirectly, through their interest in GAMP Audiovisual, S.A., or GAMP; and as of November 2006, Gala Desarrollos Comerciales, S.L. or Gala, which holds a 7.825% equity interest which it acquired from GAMP. La Sexta began broadcasting on March 27, 2006. Through our investment in La Sexta, we believe we are able to capitalize on the size of Spain’s advertising market, as well as the potential synergies between the country’s entertainment market and our current markets.

The U.S.-Hispanic population, estimated to be 46.9 million, or approximately 15.1% of the U.S. population according to U.S. Census estimates published May 14, 2009, is currently one of the fastest growing segments in the U.S. population, with the growth among Hispanics responsible for half of the U.S. population gains between 2000 and 2008. The U.S. Census Bureau projects that the Hispanic population will be approximately 21% of the U.S. population by the year 2025. Hispanics are expected to account for U.S.$1.0 trillion of U.S. consumer spending, or 9.7% of the U.S. total disposable income, by 2010, outpacing the expected growth in total U.S. consumer expenditures.

We intend to leverage our unique and exclusive content, media assets and long-term associations with others to benefit from the growing demand for entertainment among the U.S.-Hispanic population.

We supply television programming for the U.S.-Hispanic market through Univision, the leading Spanish-language media company in the United States. During 2008, we provided 39.3% of Univision Network’s non-repeat broadcast hours and 19.5% of TeleFutura Network’s non-repeat broadcast hours. In exchange for this programming, during 2006, 2007, 2008 and until September 30, 2009, Univision paid us U.S.$126.9 million, U.S.$138.0 million, U.S.$146.5 million and U.S.$104.0 million, respectively, in royalties.

In March 2007, at the closing of the acquisition of Univision, all of our shares and warrants in Univision were cancelled and converted into cash in an aggregate amount of U.S.$1,094.4 million. As a result of such conversion, we no longer hold an equity interest in Univision. We are also no longer bound by the provisions of the certain participation agreement by and among Televisa, Univision, certain principals of Univision, and Venevision, or the Participation Agreement, except in the case that we enter into certain transactions involving direct broadcast satellite or DTH satellite to the U.S. market. The Participation Agreement had formerly restricted our ability to enter into certain transactions involving Spanish-language television broadcasting and a Spanish-language television network in the U.S. without first offering Univision the opportunity to acquire a 50% economic interest. Subject to certain restrictions which may continue to bind us by reason of the 2001 Program License Agreement, or PLA, between Televisa Internacional, S.A. de C.V. and Univision, and other limited exceptions, we can now engage in certain business opportunities in the growing U.S. Hispanic marketplace relating to programming or otherwise without offering Univision participation in such opportunities.

We maintain a joint venture, TuTv, with Univision through which we operate and distribute a suite of Spanish-language television channels for digital cable and satellite delivery in the United States. In May 2003, TuTv entered into a five-year distribution agreement with DISH Network Corporation, formerly EchoStar Communications Corporation, the third largest provider of Latino pay-TV programming in the U.S., for three of the five existing channels. In October 2008, TuTv extended this agreement through December 2012, and in relation to the extension launched the Mexican regional music network Bandamax as well as one more channel for a total of four. TuTv currently distributes five cable channels, including two movie channels and three channels featuring music videos, celebrity lifestyle and interviews and entertainment news programming. In 2008, channels distributed by TuTv reached approximately 1.9 million subscribers through EchoStar Communications Corporation, DIRECTV Puerto Rico, Cox, Time Warner and other smaller systems.

Developing New Businesses and Expanding through Acquisitions

We plan to continue leveraging our strengths and capabilities to develop new business opportunities and expand through acquisitions and investments in Mexico, the United States and elsewhere. Any such acquisition or investment, which could be funded using cash on hand, our equity securities and/or the issuance of debt securities, could be substantial in size.

In 2006, we launched our gaming business which consists of bingo and sports books halls, and a national lottery. As of September 30, 2009, we had 25 bingo and sports books halls in operation, under the brand name “Play City”. We plan to continue opening bingo and sports books halls over the course of the next four years, to result in a total of 65. In addition, during 2007 we launched Multijuegos, an online lottery with access to a nationwide network of approximately 5,000 electronic terminals. The bingo and sports books halls and Multijuegos are operated under the Gaming Permit obtained from the Mexican Ministry of the Interior, to establish, among other things, up to 65 bingo and sports books halls and number draws throughout Mexico. In the first quarter of 2009, we negotiated an orderly termination of the existing contract with Scientific Games, our technology partner for the operations of our online lottery business, and on June 30, 2009 entered into new agreements by which Multijuegos obtained from Scientific Games a license for the lottery software and all the electronic terminals, communications equipment and hardware of the lottery system to operate directly the same.

In November 2006, we invested U.S.$258.0 million in long-term notes, convertible, at our option and subject to regulatory approval, into 99.99% of the equity of Alvafig, the holding company of a 49% interest in the voting stock of Cablemás. In February 2008, we invested U.S.$100.0 million in an additional issuance of long-term notes convertible into 99.99% of the equity of Alvafig, which proceeds were used by Alvafig to increase its interest in Cablemás. On May 16, 2008, we converted all of the convertible long-term notes into 99.99% of the capital stock of Alvafig. On February 20, 2009, Alvafig subscribed and paid 28,052,881 limited voting shares of Cablemás, for a consideration of Ps.557,200,000. With this capital increase, Alvafig reached its current ownership stock in Cablemás of 58.3%.

In December 2007, our indirect majority-owned subsidiary, Cablestar, S.A. de C.V., or Cablestar, completed the acquisition of shares of companies owning the majority of the assets of Bestel, a privately held, facilities-based telecommunications company in Mexico, for U.S.$256.0 million in cash plus an additional capital contribution of U.S.$69.0 million. In connection with the financing of the acquisition of the majority of the assets of Bestel, Cablevisión, Cablemás and TVI, which as of December 2007 held 69.2%, 15.4% and 15.4% of the equity stock of Cablestar, respectively, each entered into five year term loan facilities for U.S.$225.0 million, U.S.$50.0 million and U.S.$50.0 million, respectively. In June 2009, the Company acquired TVI’s indebtedness under the abovementioned credit facility. In July 2009 the Company exchanged its account receivable in connection with such credit facility for the 15.4% interest TVI held in Cablestar. Bestel focuses on providing nationwide voice and data services solutions to private and public companies and to international and domestic telecommunications service providers in both Mexico and the United States. Bestel owns a fiber-optic network of approximately 8,000 kilometers that covers several important cities and economic regions in Mexico and has direct crossing of its network into Laredo, McAllen and El Paso, Texas as well as San Diego, California and Nogales, Arizona in the United States. This enables the company to provide connectivity between the United States and Mexico.

We expect that in the future we may identify and evaluate opportunities for strategic acquisitions of complementary businesses, technologies or companies. We may also consider joint ventures and other collaborative projects and investments.

How to Reach Us

Grupo Televisa, S.A.B. is a sociedad anónima bursátil, a limited liability public stock corporation organized under the laws of the United Mexican States. Our principal executive offices are located at Avenida Vasco de Quiroga, No. 2000, Colonia Santa Fe, 01210 México, D.F., México. Our telephone number at that address is (52)(55) 5261 2000.

RECENT DEVELOPMENTS

Dividends

On December 10, 2009, at a general stockholders’ meeting, our stockholders approved a cash distribution to stockholders for up to Ps.4.0 billion, which includes the payment of an extraordinary dividend of Ps.1.0 per CPO, which is in addition to our ordinary dividend of Ps.0.35 per CPO, for a total dividend of Ps.1.35 per CPO and Ps.0.011538461538 per share of series “A”, “B”, “D” and “L”, not in the form of a CPO. The dividend was paid starting on December 22, 2009. See “Item 3 — Key Information — Dividends” included in the 2008 Form 20-F.

Note Offering

On November 30, 2009, we consummated our offering of U.S.$600.0 million aggregate principal amount of 6.625% Senior Notes due 2040. The notes issued in November 2009 are part of a single series of notes. We are offering to exchange these notes for new registered notes on the terms described in this prospectus.

Mexican Antitrust Commission Ruling

On November 20, 2009, the Mexican antitrust authority (Comisión Federal de Competencia) imposed a fine of approximately U.S.$3.5 million alleging that a subsidiary of Televisa abused its dominant position in the wholesale free television signals market for cable broadcasting. The company is accused of having refused to allow its competitor Telecable Centro de Occidente, S.A. de C.V. to broadcast a number of free television signals owned by Televisa in some regions of the state of Michoacán. Televisa does not agree with the resolution and will vigorously oppose it.

Ernesto Alonso Litigation

The executor of the estate of Mr. Ernesto Alonso (“Executor”) filed a lawsuit in Mexico seeking to invalidate an agreement pursuant to which Mr. Alonso assigned to us all the rights to more than 170 scripts written by him. The Executor alleges, among other things, that the term of such agreement exceeds the term permitted under the Mexican Federal Copyright Law. We believe the Executor’s claims are without merit and will defend our position vigorously.

Changes to Mexican Tax Law

In October 2009, the Mexican Congress approved a tax bill that became effective as of January 1, 2010. The approved tax bill amends and provides for additional changes to several provisions contained within the Mexican tax laws related to income tax, value added tax, excise tax, and tax on cash deposits. The main provisions of the approved tax bill are as follows:

•	The corporate income tax rate is increased from 28% to 30% for the years 2010 through 2012 and reduced to 29% and 28% in 2013 and 2014, respectively;

•	New rules for the tax consolidation regime were approved. The deferred income tax benefit derived from tax consolidation of a parent company and its subsidiaries is limited to a period of five years; therefore, the resulting deferred income tax has to be paid starting in the sixth year following the fiscal year in which the deferred income tax benefit was received. The payment of this tax has to be made in installments: 25% in the first and second year, 20% in the third year, and 15% in the fourth and fifth year. This procedure applies for the deferred income tax resulting from the tax consolidation regime prior to and from 2010, so taxpayers have to pay in 2010 the first installment of the cumulative amount of the deferred tax benefits determined as of December 31, 2004. We are calculating the deferred tax that we will have to pay as of 2010 pursuant to the new rules for the tax consolidation regime, as well as the effect that we may have to recognize in our financial statements for 2009. We expect that the Mexican tax authorities will issue certain rules to complement and clarify what has been published thus far. These rules will enable us to better determine such effect.

These changes in the tax consolidation regime could have a significant negative impact on our financial results. We believe that the new provisions for the tax consolidation regime have a retroactive application and, thus, we are evaluating whether to challenge the constitutionality of these new provisions;

•	Effective January 1, 2010, revenues from telecommunications and pay television services (except access to Internet services, interconnection services between public networks of telecommunications and public telephone services) are subject to a 3% excise tax; and

•	Effective January 1, 2010, the excise tax rate on gaming (including bets and drawings) is increased from 20% to 30%.

These changes and additional changes to the Mexican tax laws directly affect our Pay Television Networks, Sky and Cable and Telecom segments, and the gaming business within our Other Businesses segment;

•	The general value added tax rate is increased from 15% to 16%, and the rate on the border region is increased from 10% to 11%. Therefore, beginning on January 1, 2010, our Company and its subsidiaries transfer to their clients such tax at a 16% rate for activities such as sale of goods or assets, rendered services and lease of assets; and

•	The tax on cash deposits is increased from 2% to 3%, and the monthly exemption threshold is reduced so that corporations are not bound to pay the tax on cash deposits for a cumulative amount of fifteen thousand Mexican Pesos per month.

Consolidation of TVI

Beginning in the fourth quarter of 2009, we began to include in our consolidated financial statements the assets, liabilities and results of operations of Televisión Internacional, S.A. de C.V. and subsidiaries, collectively TVI, a telecommunications company with operations in Monterrey and nearby cities, as we have a majority in the TVI board of directors. Through September 30, 2009, our 50% interest in TVI was accounted for by applying the equity method.

Our consolidated total assets, liabilities and stockholders’ equity at October 1, 2009 increased by approximately 1.0%, 1.1% and 0.8%, respectively, as a result of including the assets and liabilities of TVI in our consolidated balance sheet beginning in the fourth quarter 2009. Also, we expect an immaterial increase in our consolidated net sales and operating income in the fourth quarter of 2009, as a result of including the results of operations of TVI in our consolidated statement of income beginning in the fourth quarter of 2009.

La Lupa Litigation

In October 2001, a claim for damages was filed in connection with an alleged copyright infringement on a technical written work titled La Lupa, or Catch the Clue. In November 2002, a final judgment was entered against us whereby we were declared liable for an amount equal to 40% of the income generated from such work. In January 2005, a motion to enforce the final judgment, or the Final Motion, was filed. The Final Motion was resolved and the amount of liability set by the Court was Ps.138,097,002.99. An appeal filed by the Company overturned the lower Court’s ruling, and the Court of Appeal ordered the original judge to issue a new resolution. The judge issued a new resolution dismissing the Final Motion on September 29, 2009. The plaintiff has appealed the new resolution. We expect a ruling from the Court of Appeal in the near term. Although we currently believe that the final amount of damages will not be material, no assurances can be given in this regard.

Strategic Alliance with Genomma Lab Internacional, S.A.B.

On August 30, 2009, we announced that we entered into a strategic alliance agreement with Genomma Lab Internacional, S.A.B. de C.V., or Genomma Lab, to sell and distribute personal care and over the counter pharmaceuticals in the United States and Puerto Rico. The strategic alliance will operate through Televisa Consumer Products USA, or TCP, a company owned 51% by Televisa and 49% by Genomma Lab. The sale and distribution of Genomma Lab’s products will be an integral part of the activities of TCP. As part of this alliance, on October 8, 2009, TCP entered into, among others, a commercial supply agreement with Genomma Lab. We will make available our different media platforms in the United States and Puerto Rico to TCP, which will provide Genomma Lab’s brands with significant advertising in the targeted markets corresponding to Genomma Lab’s business model. This will enable Genomma Lab to expand the extensive success of its brands beyond Mexico and Latin America by accessing a Hispanic market of approximately 50 million consumers with an estimated purchasing power of over $870 billion annually while leveraging our reach and name recognition in the Hispanic market. The transaction was closed on October 8, 2009 and we contemplate launching operations by March 2010.

Services Agreement with Allen & Company

In August 2009, we entered into an agreement with Allen & Company to provide the Company with advisory services related to investment opportunities outside of Mexico. Two of our directors are directors of Allen & Company as well. This agreement was entered into on an arm’s length basis. We believe that the amounts paid and to be paid under this agreement to Allen & Company are comparable to those paid to third parties for these types of services.

Univision Litigation

In May 2005, Televisa, S.A. de C.V. filed a complaint (subsequently amended) in the U.S. District Court for the Central District of California (the “Court”). Among other claims, Televisa, S.A. de C.V. alleged that Univision had materially breached the PLA, as between Televisa Internacional, S.A. de C.V. and Univision (the “District Court Action”).

On January 22, 2009, Televisa, S.A. de C.V. and Univision agreed to dismiss all claims in the District Court Action with the exception of the Univision Internet Counterclaim (as defined below).

In October 2006, Univision filed a counterclaim in the District Court Action for a judicial declaration that on or after December 19, 2006, pursuant to the 2001 PLA between Televisa Internacional, S.A. de C.V. and Univision, Televisa, S.A. de C.V. may not transmit or permit others to transmit any television programming into the United States by means of the Internet (the “Univision Internet Counterclaim”). The Univision Internet Counterclaim was tried in a non-jury trial before the Hon. Philip S. Gutierrez (the “Judge”) commencing on June 9, 2009. A hearing for closing arguments before the Court occurred on July 8, 2009. On July 17, 2009, the Judge issued a written decision following trial in favor of Univision. By judgment entered on August 3, 2009, the Judge held: “Under the 2001 Program License Agreement (‘PLA’) between Univision and Televisa, Televisa is prohibited from making Programs, as that term is defined in the PLA, available to viewers in the United States via the Internet.” Televisa, S.A. de C.V. filed a notice of appeal of the judgment on August 17, 2009. Briefing on the appeal is expected to be completed in March 2010, with oral argument to be scheduled at some point thereafter. The Judge’s ruling does not grant Univision the right to distribute Televisa, S.A. de C.V.’s content over the Internet, and this decision has no effect on our current business as we do not derive any revenues from the transmission of video content over the Internet in the United States. For a description of risks associated with this litigation, please see “Risk Factors — Risk Factors Related to Our Business — Current Litigation We Are Engaged In With Univision May Affect Our Exploitation of Certain Internet Rights in the United States” in our 2008 Form 20-F.

We cannot predict how the outcome of this litigation will affect our business relationship with Univision with respect to Internet distribution rights in the United States.

SUMMARY OF TERMS OF THE EXCHANGE OFFER

Set forth below is a summary description of the terms of the exchange offer. We refer you to “The Exchange Offer” for a more complete description of the terms of the exchange offer.

New Notes	Up to U.S.$600,000,000 aggregate principal amount of 6.625% Senior Exchange Notes due 2040, or Exchange Notes, or new notes. The terms of the new notes and the old notes are identical in all respects, except that, because the offer of the new notes will have been registered under the Securities Act of 1933, or the Securities Act, the new notes will not be subject to transfer restrictions, registration rights or the related provisions for increased interest if we default under the related registration rights agreement.

The Exchange Offer	We are offering to exchange up to U.S.$600,000,000 aggregate principal amount of new notes for a like aggregate principal amount of old notes. Old notes may be tendered only in a minimum principal amount of U.S.$2,000 and in integral multiples of U.S.$1,000.

In connection with the private placement of the old notes on November 30, 2009, we entered into a registration rights agreement, which grants holders of the old notes certain exchange and registration rights. This exchange offer is intended to satisfy our obligations under this registration rights agreement.

If the exchange offer is not completed within the time period specified in the registration rights agreement, we will be required to pay additional interest on the old notes covered by the registration rights agreement for which the specified time period was exceeded.

Resale of New Notes	Based on existing interpretations by the staff of the SEC set forth in interpretive letters issued to parties unrelated to us, we believe that the new notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

• you are acquiring the new notes in the exchange offer in the ordinary course of your business;

• you are not participating, do not intend to participate, and have no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the new notes; and

• you are not our “affiliate”, within the meaning of Rule 405 under the Securities Act.

If any of the statements above are not true and you transfer any new notes without delivering a prospectus that meets the requirements of the Securities Act or without an exemption from registration of your new notes from those requirements, you may incur liability under the Securities Act. We will not assume or indemnify you against that liability.

Each broker-dealer that receives new notes for its own account in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities may be a statutory underwriter and must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale or transfer of the new notes. A broker-dealer may use this prospectus for an offer to resell, resale or other transfer of the new notes. See “Plan of Distribution”.

The exchange offer is not being made to, nor will we accept surrenders of old notes for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the jurisdiction.

Consequences of Failure to Exchange Old Notes for New Notes	If you do not exchange your old notes for new notes, you will not be able to offer, sell or otherwise transfer your old notes except:

• in compliance with the registration requirements of the Securities Act and any other applicable securities laws;

• pursuant to an exemption from the securities laws; or

• in a transaction not subject to the securities laws.

Old notes that remain outstanding after completion of the exchange offer will continue to bear a legend reflecting these restrictions on transfer. In addition, upon completion of the exchange offer, you will not be entitled to any rights to have the resale of old notes registered under the Securities Act, and we currently do not intend to register under the Securities Act the resale of any old notes that remain outstanding after the completion of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2010, unless we extend it. We do not currently intend to extend the exchange offer.

Interest on the New Notes	Interest on the new notes will accrue at the rate of 6.625% from the date of the last periodic payment of interest on the old notes or, if no interest has been paid, from November 30, 2009. No additional interest will be paid on old notes tendered and accepted for exchange.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including that:

• the exchange offer does not violate applicable law or any applicable interpretation of the Securities and Exchange Commission staff;

• the old notes are validly tendered in accordance with the exchange offer;

• no action or proceeding would impair our ability to proceed with the exchange offer; and

• any governmental approval that we believe, in our sole discretion, is necessary for the consummation of the exchange offer, as outlined in this prospectus, has been obtained.

The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. See “The Exchange Offer — Conditions”.

Procedures for Tendering Old Notes	If you wish to accept the exchange offer, you must follow the procedures for book-entry transfer described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you. Questions regarding the tender of old notes or the exchange offer generally should be directed to the exchange agent at one of its addresses specified in “The Exchange Offer — Exchange Agent”. See “The Exchange Offer — Procedures for Tendering” and “The Exchange Offer — Guaranteed Delivery Procedures”.

Guaranteed Delivery Procedures	If you wish to tender your old notes and the procedure for book entry transfer cannot be completed on a timely basis, you may tender your old notes according to the guaranteed delivery procedures described under the heading “The Exchange Offer — Guaranteed Delivery Procedures”.

Acceptance of Old Notes and Delivery of New Notes	We will accept for exchange any and all old notes that are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date, as long as all of the terms and conditions of the exchange offer are met. We will deliver the new notes promptly following the expiration date.

Withdrawal Rights	You may withdraw the tender of your old notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written notice of withdrawal to the exchange agent at one of its addresses specified in “The Exchange Offer — Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer — Withdrawal of Tenders”.

Taxation	The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes. For a discussion of certain other U.S. and Mexican federal tax considerations relating to the exchange of the old notes for the new notes and the purchase, ownership and disposition of new notes, see “Taxation”.

Exchange Agent	The Bank of New York Mellon is the exchange agent. The address, telephone number and facsimile number of the exchange agent are set forth in “The Exchange Offer — Exchange Agent” and in the back cover of this prospectus.

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes. We are making the exchange offer solely to satisfy our obligations under the registration rights agreement. See “Use of Proceeds” for a description of our use of the net proceeds received in connection with the issuance of the old notes.

SUMMARY OF TERMS OF THE EXCHANGE NOTES

Unless otherwise specified, references in this section to the “notes” mean the U.S.$600,000,000 aggregate principal amount of old notes issued on November 30, 2009 and up to an equal principal amount of new notes we are offering hereby. The new notes will be issued under the same indenture under which the old notes were issued and, as a holder of new notes, you will be entitled to the same rights under the indenture that you had as a holder of old notes. The old notes and the new notes will be treated as a single series of debt securities under the indenture.

Issuer	Grupo Televisa, S.A.B.

Notes Offered	Up to U.S.$600.0 million aggregate principal amount of 6.625% Senior Exchange Notes due 2040 which have been registered under the Securities Act.

Maturity	January 15, 2040.

Interest Payment Dates	Interest on the Exchange Notes will be payable semi-annually on January 15 and July 15 of each year, beginning on July 15, 2010.

Ranking	The Exchange Notes are our unsecured general obligations and rank equally with all of our existing and future unsecured and unsubordinated indebtedness. The Exchange Notes effectively rank junior to all of our secured indebtedness with respect to the value of our assets securing that indebtedness and to all of the existing and future liabilities, including trade payables, of our subsidiaries.

As of September 30, 2009:

(i) Televisa had Ps.26,864.1 million (equivalent to U.S.$1,989.8 million) of aggregate liabilities (not including the notes and excluding liabilities to subsidiaries), U.S.$1,488.6 million of which was Dollar-denominated. These liabilities include Ps.26,372.8 million (equivalent to U.S.$1,953.4 million) of indebtedness, U.S.$1,472.0 million of which was Dollar-denominated, all of which would have effectively ranked equal to the notes; and

(ii) Televisa’s subsidiaries had Ps.34,837.4 million (equivalent to U.S.$2,580.4 million) of liabilities (excluding liabilities to us and excluding guarantees by subsidiaries of indebtedness of Televisa), U.S.$958.5 million of which was Dollar-denominated. These liabilities include Ps.9,655.7 million (equivalent to U.S.$715.2 million) of indebtedeness, U.S.$452.6 million of which was Dollar-denominated, all of which (equivalent to Ps.6,111.0 million) would have effectively ranked senior to the notes.

Certain Covenants	The indenture governing the Exchange Notes contains certain covenants relating to Televisa and its restricted subsidiaries, including covenants with respect to:

• limitations on liens;

• limitations on sales and leasebacks; and

• limitations on certain mergers, consolidations and similar transactions.

These covenants are subject to a number of important qualifications and exceptions. See “Description of the New Notes — Certain Covenants”.

Change of Control Offer	If we experience specific changes of control, we must offer to repurchase the Exchange Notes at 101% of their principal amount, plus accrued and unpaid interest. See “Description of the New Notes — Certain Covenants — Repurchase of Notes upon a Change of Control”.

Additional Amounts	All payments by us in respect of the Exchange Notes, whether of principal or interest, will be made without withholding or deduction for Mexican taxes, unless any withholding or deduction is required by law. If you are not a resident of Mexico for tax purposes, payment of interest on the Exchange Notes to you will generally be subject to Mexican withholding tax at a rate which is currently 4.9% (subject to certain exceptions). See “Taxation — Federal Mexican Taxation” in this prospectus. In the event any withholding or deduction for Mexican taxes is required by law, subject to specified exceptions and limitations, we will pay the additional amounts required so that the net amount received by the holders of the Exchange Notes after the withholding or deduction will not be less than the amount that would have been received by the holders in the absence of such withholding or deduction. See “Description of the New Notes — Certain Covenants — Additional Amounts”.

Redemption for Changes in Mexican Withholding Taxes	In the event that, as a result of certain changes in law affecting Mexican withholding taxes, we become obligated to pay additional amounts in respect of the Exchange Notes in excess of those attributable to a Mexican withholding tax rate of 10%, the Exchange Notes will be redeemable, as a whole but not in part, at our option at any time at 100% of their principal amount plus accrued and unpaid interest, if any. See “Description of the New Notes — Certain Covenants — Additional Amounts” and “Description of the New Notes — Withholding Tax Redemption”.

Optional Redemption	We may redeem any of the Exchange Notes at any time in whole or in part by paying the greater of the principal amount of the Exchange Notes or a “make-whole” amount, plus in each case accrued interest, as described under “Description of the New Notes — Optional Redemption — Optional Redemption with Make-Whole Amount”.

Form and Denomination	The Exchange Notes will be issued in fully registered book-entry form, with a minimum denomination of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.

Trustee and Principal Paying Agent	The Bank of New York Mellon

Governing Law	The Exchange Notes and the indenture are, and following the completion of the exchange offer will continue to be, governed by New York law.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of factors you should carefully consider before deciding to participate in the exchange offer.

Luxembourg Listing	We have applied to list the Exchange Notes on the Luxembourg Stock Exchange, for trading on the Euro MTF market.

For more complete information regarding the Exchange Notes, see “Description of the New Notes”.

SUMMARY FINANCIAL DATA

The following tables present our selected consolidated financial information as of and for each of the periods indicated. This data is qualified in its entirety by reference to, and should be read together with, our audited year-end consolidated financial statements and our unaudited condensed consolidated financial statements. The following data for each of the years ended December 31, 2004, 2005, 2006, 2007 and 2008 has been derived from our audited year-end consolidated financial statements, including the consolidated balance sheets as of December 31, 2007 and 2008, the related consolidated statements of income and of changes in stockholders’ equity for the years ended December 31, 2006, 2007 and 2008, the related consolidated statements of changes in financial position for the years ended December 31, 2006 and 2007, and of cash flows for the year ended December 31, 2008, and the accompanying notes appearing in our 2008 Form 20-F. Beginning on January 1, 2008, we were no longer required by Mexican FRS to recognize the effects of inflation in our financial statements. Accordingly, our financial information through December 31, 2007 is stated in Pesos in purchasing power as of December 31, 2007. The financial information as of and for the year ended December 31, 2008 is not directly comparable to prior periods due to the recognition of inflation effects in financial information in prior periods. Our financial information for the year ended December 31, 2008 maintained the inflation adjustments recognized in prior years in our consolidated stockholders’ equity, and the inflation-adjusted amounts for nonmonetary assets and liabilities at December 31, 2007 became the accounting basis for those assets and liabilities beginning on January 1, 2008 and for subsequent periods.

These tables contain revised selected consolidated financial information as of December 31, 2004, 2005, 2006, 2007 and 2008 and for the years ended December 31, 2004, 2005, 2006, 2007 and 2008. The information in this table and the revised consolidated financial statements and the accompanying notes in this prospectus supersede the audited consolidated financial statements in our 2008 Form 20-F.

The revised year-end financial statements and notes thereto included in this prospectus reflect the retrospective application of  SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”, or “SFAS 160” in the U.S. GAAP reconciliation. The revisions to the financial statements presented in our 2008 Form 20-F consist of changing the presentation of noncontrolling interests in our U.S. GAAP reconciliation which appear in Note 23 to the audited consolidated financial statements. The adoption of SFAS 160 had no effect on our U.S. GAAP net income attributable to controlling interests, earnings per share, cash flow or any asset or liability account, nor did it affect any amounts reported in our 2008 Form 20-F in conformity with accounting practices adopted in Mexico.

The financial statements in this prospectus should be read in conjunction with our 2008 Form 20-F.

The summary financial data as of September 30, 2009 and for the nine months ended September 30, 2008 and 2009 has been derived from our unaudited condensed consolidated financial statements, including the consolidated balance sheet as of September 30, 2009 and the related consolidated statements of income and of cash flows for the nine months ended September 30, 2008 and 2009 contained in this prospectus. These results are not necessarily indicative of results of a full year.

The exchange rate used in translating Pesos into U.S. Dollars in calculating the convenience translations included in the following tables is determined by reference to the Interbank Rate as of September 30, 2009, which was 13.5010. This prospectus contains translations of certain Peso amounts into U.S. Dollars at specified rates solely for the convenience of the reader. The exchange rate translations contained in this prospectus should not be construed as representations that the Peso amounts actually represent the U.S. Dollar amounts presented or that they could be converted into U.S. Dollars at the rate indicated.

Our consolidated financial statements have been prepared in accordance with Mexican FRS, which became effective on January 1, 2006, and differ in some significant respects from U.S. GAAP. Prior to 2006, Mexican generally accepted accounting principles, or Mexican GAAP, were followed. The adoption of Mexican FRS did not have a significant effect on our consolidated financial statements. Note 23 to our year-end consolidated financial statements in our 2008 Form 20-F and Note 12 to our unaudited condensed consolidated financial statements for the period ended September 30, 2009 contained in this prospectus provide a description of the relevant differences between Mexican FRS, the accounting and reporting standards used in Mexico as of December 31, 2008 and September 30, 2009 respectively, and U.S. GAAP as they relate to us. Note 23 to our year-end consolidated financial statements in our 2008 Form 20-F and Note 12 to our unaudited condensed consolidated financial statements for the period ended September 30, 2009 provide a reconciliation to U.S. GAAP of net income and other items for the years ended December 31, 2006, 2007 and 2008 and for the periods ended September 30, 2008 and 2009, and stockholders’ equity at December 31, 2007 and 2008 and at September 30, 2009. Any reconciliation to U.S. GAAP may reveal certain differences between our stockholders’ equity, net income and other items as reported under Mexican FRS and U.S. GAAP.

	Year Ended December 31,												Nine Months Ended September 30, (Unaudited)
	2004		2005		2006		2007		2008		2008		2008		2009		2009
	(Millions of pesos or millions of U.S. dollars)(1)

(Mexican GAAP/FRS)
Income Statement Data:
Net sales	Ps.	32,704	Ps.	35,068	Ps.	39,358	Ps.	41,562	Ps.	47,972	U.S.$	3,553	Ps.	33,501	Ps.	37,189	U.S. $	2,755
Operating income		9,547		11,663		14,266		14,481		15,128		1,120		10,369		10,862		805
Integral cost of financing, net(2)		1,691		1,924		1,141		410		831		62		1,330		2,056		152
Income from continuing operations		6,214		8,330		9,519		9,018		8,731		647		5,770		5,618		416
Cumulative effect of accounting change, net		(1,139)		(546)		—		—		—		—		—		—		—
Majority interest net income		4,815		6,613		8,909		8,082		7,804		578		4,961		4,819		357
Income from continuing operations per CPO(3)		2.04		2.46		3.07		2.84		2.77		—		1.76		1.71		—
Net income per CPO(3)		1.66		2.27		3.07		2.84		2.77		—		1.76		1.71		—
Weighted-average number of shares outstanding (in millions)(3)(4)		345,206		341,158		339,776		333,653		329,580		—		329,964		329,642		—
Cash dividend per CPO(3)		1.41		1.49		0.37		1.50		0.75		—		0.75		1.75		—
Shares outstanding (in millions, at period end)(4)		341,638		339,941		337,782		329,960		328,393		—		328,537		329,189		—
(U.S. GAAP)(5)
Income Statement Data:
Net sales	Ps.	32,704	Ps.	35,068	Ps.	39,358	Ps.	41,562	Ps.	47,972	U.S.$	3,553	Ps.	33,501	Ps.	37,189	U.S.$	2,755
Operating income		8,746		10,806		14,068		14,322		14,673		1,087
Income from continuing operations		4,983		8,550		8,917		9,167		9,049		670		6,183		5,566		412
Net income		4,983		8,550		8,917		9,167		9,049		670		6,183		5,566		412
Net income attributable to the noncontrolling interest		287		1,182		609		934		919		68		802		799		59
Net income attributable to the controlling interest		4,696		7,368		8,308		8,233		8,130		602		5,381		4,767		353
Income from continuing operations per CPO(3)		1.61		2.44		2.76		2.86		2.82				1.91		1.69
Net income per CPO(3)		1.61		2.44		2.76		2.86		2.82				1.91		1.69
Weighted-average number of shares outstanding (in millions)(3)(4)		345,206		341,158		339,776		333,653		329,580				329,964		329,642
Shares outstanding (in millions, at period end)(4)		341,638		339,941		337,782		329,960		328,393				328,537		329,189
(Mexican GAAP/FRS)
Balance Sheet Data (end of period):
Cash and temporary investments	Ps.	18,566	Ps.	15,955	Ps.	16,405	Ps.	—	Ps.	—	U.S.$	—	Ps.		Ps.	—	U.S.$	—
Cash and cash equivalents		—		—		—		25,480		35,106		2,600				28,734		2,128
Temporary investments		—		—		—		1,825		6,798		504				4,477		332
Total assets		82,469		81,162		86,186		98,703		122,852		9,099				110,054		8,152
Current portion of long-term debt and other notes payable(6)		3,678		367		1,023		489		2,283		169				541		40
Long-term debt, net of current portion(7)		21,134		19,581		18,464		25,307		36,680		2,717				35,487		2,628
Customer deposits and advances		17,073		19,484		17,807		19,810		18,688		1,384				8,822		653
Capital stock issued		10,677		10,677		10,507		10,268		10,061		745				10,020		742
Total stockholders’ equity (including minority interest)		30,796		32,242		38,015		40,650		47,252		3,500				48,352		3,581
(U.S. GAAP)(5)
Balance Sheet Data (end of period):
Cash and cash equivalents	Ps.	17,746	Ps.	15,833	Ps.	15,461	Ps.	25,480	Ps.	33,583	U.S.$	2,487	Ps.		Ps.		U.S.$
Total assets		91,877		88,724		91,806		103,728		127,966		9,478
Current portion of long-term debt and other notes payable(6)		3,678		367		1,023		489		2,283		169				541		40
Long-term debt, net of current portion(7)		21,134		19,582		18,464		25,307		36,680		2,717				35,487		2,628
Controlling interest stockholders’ equity		29,170		30,589		35,799		36,580		41,539		3,077				41,358		3,063
Noncontrolling interest stockholders’ equity		99		965		1,688		3,655		5,269		390				6,489		481
Total stockholders’ equity		29,269		31,554		37,487		40,235		46,808		3,467				47,847		3,544
(Mexican FRS)
Cash Flow Data(14):
Net cash provided by operating activities	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	22,258	U.S.$	1,649	Ps.	10,403	Ps.	8,276	U.S. $	613
Net cash used for investing activities		—		—		—		—		(11,361)		(841)		(2,964)		(4,982)		(369)
Net cash used for financing activities		—		—		—		—		(1,886)		(140)		(1,274)		(9,575)		(709)
Increase (decrease) in cash and cash equivalents		—		—		—		—		9,143		677		6,161		(6,372)		(472)

	Year Ended December 31,												Nine Months Ended September 30, (Unaudited)
	2004		2005		2006		2007		2008		2008		2008		2009		2009
	(Millions of pesos or millions of U.S. dollars)(1)

(U.S. GAAP)(5)
Cash Flow Data:
Cash provided by operating activities		7,641		10,478		11,542		12,107		19,851		1,470		8,531		6,132		454
Cash (used for) provided by financing activities		(703)		(9,412)		(3,088)		(1,395)		522		39		598		(7,431)		(550)
Cash used for investing activities		(673)		(2,392)		(8,216)		(294)		(12,884)		(954)		(2,964)		(7,137)		(529)
(Mexican GAAP/FRS)
Other Financial Information:
Capital expenditures(8)	Ps.	2,173	Ps.	2,849	Ps.	3,346	Ps.	3,878	Ps.	6,627	U.S.$	491	Ps.	3,392	Ps.	3,745	U.S. $	277
Ratio of earnings to fixed charges		3.5		3.6		5.9		5.7		4.6		—		4.3		3.7		—
(U.S. GAAP)
Other Financial Information:
Ratio of earnings to fixed charges		3.3		3.7		5.6		5.7		4.7		—		4.4		3.7		—
Other Data (unaudited):
Average prime time audience share (TV broadcasting)(9)		68.9%		68.5%		69.5%		69.0%		71.2%				71.9%		69.8%
Average prime time rating (TV broadcasting)(9)		36.7		36.5		35.5		33.4		35.2				35.1		34.7
Magazine circulation (millions of copies)(10)		127		145		155		165		174				133		114
Number of employees (at period end)		14,100		15,100		16,200		17,800		22,500				22,000		22,400
Number of Innova subscribers (in thousands at period end)(11)		1,003		1,251		1,430		1,585		1,760				1,728		1,816
Number of Cablevisión RGUs (in thousands at period end)(12)		381		475		583		695		844				808		963
Number of Cablemás RGUs (in thousands at period end)(12)(13)										1,170				1,130		1,276

Notes to Summary Financial Data:

(1)	Except per CPO, average audience share, average rating, magazine circulation, employee, subscriber, and Revenue Generating Units, or RGUs. Amounts in Pesos for the years ended December 31, 2004, 2005, 2006 and 2007 are stated in Pesos in purchasing power as of December 31, 2007, in accordance with Mexican FRS. Beginning on January 1, 2008, we discontinued recognizing the effects of inflation in our financial information in accordance with Mexican FRS. Accordingly, amounts in Pesos for the year ended December 31, 2008 and for the nine months ended September 30, 2008 and 2009 do not recognize the effects of inflation beginning on January 1, 2008, and are not directly comparable to periods prior to 2008.

(2)	Includes interest expense, interest income, foreign exchange gain or loss, net, and through December 31, 2007, gain or loss from monetary position. See Note 18 to our year-end consolidated financial statements in our 2008 Form 20-F and Note 9 to our unaudited condensed consolidated financial statements.

(3)	For further analysis of income (loss) from continuing operations per CPO and net income per CPO (as well as corresponding amounts per A Share not traded as CPOs), see Note 20 (for the calculation under Mexican FRS) and Note 23 (for the calculation under U.S. GAAP) to our year-end consolidated financial statements in our 2008 Form 20-F and Note 12 to our unaudited condensed consolidated financial statements.

(4)	As of December 31, 2004, 2005, 2006, 2007 and 2008, and as of September 30, 2009, we had four classes of common stock: A Shares, B Shares, D Shares and L Shares. Our shares are publicly traded in Mexico, primarily in the form of CPOs, each CPO representing 117 shares comprised of 25 A Shares, 22 B Shares, 35 D Shares and 35 L Shares; and in the United States in the form of Global Depositary Shares, or GDSs, each GDS representing 5 CPOs. Before March 22, 2006, each GDS represented 20 CPOs.

The number of CPOs and shares issued and outstanding for financial reporting purposes under Mexican GAAP/FRS and U.S. GAAP is different than the number of CPOs issued and outstanding for legal purposes, because under Mexican GAAP/FRS and U.S. GAAP shares owned by subsidiaries and/or the trusts created to implement our Stock Purchase Plan and our Long-Term Retention Plan are not considered outstanding for financial reporting purposes.

As of December 31, 2008, for legal purposes, there were approximately 2,438.1 million CPOs issued and outstanding, each of which was represented by 25 A Shares, 22 B Shares, 35 D Shares and 35 L Shares, and an additional number of approximately 58,926.6 million A Shares and 2,357.2 million B Shares (not in the form of CPO units). See Note 12 to our year-end consolidated financial statements in our 2008 Form 20-F.

As of September 30, 2009, for legal purposes, there were approximately 2,436.5 million CPOs issued and outstanding, each of which was represented by 25 A Shares, 22 B Shares, 35 D Shares and 35 L Shares, and an additional number of approximately 58,926.6 million A Shares and 2,357.2 million B Shares (not in the form of CPO units). See Note 8 to our unaudited condensed consolidated financial statements.

(5)	See Note 23 to our year-end consolidated financial statements in our 2008 Form 20-F and Note 12 to our unaudited condensed consolidated financial statements.

(6)	See Note 8 to our year-end consolidated financial statements in our 2008 Form 20-F and Note 3 to our unaudited condensed consolidated financial statements.

(7)	See Note 8 to our year-end consolidated financial statements in our 2008 Form 20-F and Note 3 to our unaudited condensed consolidated financial statements.

(8)	Capital expenditures are those investments made by us in property, plant and equipment, which amounts are first translated from Pesos into U.S. Dollars, and the resulting aggregate U.S. Dollar amount is then translated to Pesos at year-end exchange rate for convenience purposes only; the aggregate amount of capital expenditures in Pesos does not indicate the actual amounts accounted for in our consolidated financial statements.

(9)	“Average prime time audience share” for a period refers to the average daily prime time audience share for all of our networks and stations during that period, and “average prime time rating” for a period refers to the average daily rating for all of our networks and stations during that period, each rating point representing one percent of all television households. As used in this prospectus, “prime time” in Mexico is 4:00 p.m. to 11:00 p.m., seven days a week, and “weekday prime time” is 7:00 p.m. to 11:00 p.m., Monday through Friday. Data for all periods reflects the average prime time audience share and ratings nationwide as published by the Mexican subsidiary of the Brazilian Institute of Statistics and Public Opinion, or Instituto Brasileño de Opinión Pública y Estadística, or IBOPE. The Mexican subsidiary of IBOPE is referred to as IBOPE Mexico in this prospectus.

(10)	The figures set forth in this line item represent total circulation of magazines that we publish independently and through joint ventures and other arrangements and do not represent magazines distributed on behalf of third parties.

(11)	Sky commenced operations in Mexico in 1996, and in Central America in 2007. The figures set forth in this line item represent the total number of gross active residential and commercial subscribers for Innova at the end of each year presented. Under Mexican GAAP, effective January 1, 2001 and through March 31, 2004, we did not recognize equity in results in respect of our investment in Innova in our consolidated income statement, as we recognized equity in losses of Innova up to the amount of our initial investment and subsequent capital contributions in Innova. Since April 1, 2004, Innova has been consolidated in our financial results.

(12)	An RGU is defined as an individual service subscriber who generates recurring revenue under each service provided by Empresas Cablevisión, S.A.B. de C.V., or Cablevisión and Cablemás (pay-TV, broadband internet and digital telephony). For example, a single subscriber paying for cable television, broadband internet and digital telephony services represents three RGUs. We believe it is appropriate to use the number of RGUs as a performance measure for Cablevisión and Cablemás given that these businesses provide other services in addition to pay-TV.

(13)	Beginning June 2008, we started to consolidate Cablemás, a significant cable operator in Mexico, operating in 49 cities.

(14)	Through December 31, 2007, under Mexican FRS, the changes in financial position for operating, financing and investing activities, were presented through the statements of changes in financial position. On January 1, 2008, Mexican FRS NIF B-2, “Statement of Cash Flows” became effective on a prospective basis. Therefore, we have included the new statement of cash flows for the year ended December 31, 2008. See Note 1 to our year-end consolidated financial statements in our 2008 Form 20-F for further detail regarding this change. Due to the adoption of Mexican FRS NIF B-2, “Statement of Cash Flows”, 2008 information is not directly comparable to 2007 and prior years. The criteria for determining net cash provided by, or used for, operating, investing and financing activities under the new Mexican FRS NIF B-2, “Statement of Cash Flows” is different from that used in prior years.

RISK FACTORS

An investment in the new notes involves risk. You should consider carefully the following factors, as well as all other information in, or incorporated by reference into, this prospectus, including “Item 3 — Key Information — Risk Factors” in the 2008 Form 20-F, before deciding to participate in the exchange offer.

Risk Factors Related to the New Notes and Exchange Offer

We Have Substantial Indebtedness and May Incur Additional Indebtedness; Most of Our Other Existing Indebtedness Matures Prior to the Maturity of the Exchange Notes

We now have and will continue to have after the issuance of these notes a substantial amount of indebtedness outstanding. Any Mexican UDI-denominated indebtedness we may issue in the future, will increase as the Mexican National Consumer Price Index, or the NCPI, increases. The Unidad de Inversión, or UDI, is an inflation-indexed, Mexican Peso-denominated monetary unit that is linked to, and adjusted daily to reflect changes in, the NCPI. In addition, the indenture governing the Exchange Notes does not limit our ability, or the ability of our subsidiaries, to incur additional indebtedness, and we may incur indebtedness in connection with our business, including borrowings to fund investments and acquisitions. Such additional borrowings could adversely affect our financial position and results of operations. To the extent our restricted or unrestricted subsidiaries borrow money, whether on a secured or an unsecured basis, that indebtedness will effectively rank senior to the Exchange Notes. The degree to which we are leveraged may impair our ability to internally fund or obtain financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes and may limit our flexibility in planning for or reacting to changes in market conditions and industry trends. As a result, we may be more vulnerable in the event of a further substantial downturn in general economic conditions in Mexico.

The indenture does not restrict our ability or the ability of our unrestricted subsidiaries to pledge shares of capital stock or assets of our unrestricted subsidiaries, and our ability and our restricted subsidiaries’ ability to pledge assets is subject only to the limited restrictions contained in the indenture. To the extent we pledge shares of capital stock or other assets to secure indebtedness, the indebtedness so secured will effectively rank senior to the Exchange Notes to the extent of the value of the shares or other assets pledged. The indenture also does not restrict the ability of our unrestricted subsidiaries to pledge shares of capital stock or other assets that they own to secure indebtedness. See “Description of the New Notes”.

The indenture does not restrict the ability of Televisa to lend its funds to, or otherwise invest in, its subsidiaries, including its unrestricted subsidiaries. If Televisa were to lend funds to, or otherwise invest in, its subsidiaries, creditors of such subsidiaries could have a claim on their assets that would be senior to the claims of Televisa. See “— We Are a Holding Company With Our Assets Held Primarily by Our Subsidiaries; Creditors of Those Companies Have a Claim on Their Assets That Is Effectively Senior to That of Holders of the Exchange Notes”.

Most of our outstanding indebtedness will mature prior to the maturity date of the Exchange Notes. If we cannot generate sufficient cash flow from operations to meet our obligations (including payments on the Exchange Notes at their maturity), then our indebtedness (including the Exchange Notes) may have to be refinanced. Any such refinancing may not be effected successfully or on terms that are acceptable to us. In the absence of such refinancings, we could be forced to dispose of assets in order to make up for any shortfall in the payments due on our indebtedness, including interest and principal payments due on the Exchange Notes, under circumstances that might not be favorable to realizing the best price for such assets. Further, any assets may not be sold quickly enough, or for amounts sufficient, to enable us to make any such payments. If we are unable to sell sufficient assets to repay this debt we could be forced to issue equity securities to make up any shortfall. Any such equity issuance would be subject to the approval of Emilio Azcárraga Jean who has the voting power to prevent us from raising money in equity offerings. In addition, the terms of our bank loans require us to maintain compliance with certain financial covenants. See “Operating and Financial Review and Prospects — Results of Operations — Liquidity” in this prospectus and “Item 5 — Operating and Financial Review and Prospects — Results of Operations — Liquidity, Foreign Exchange and Capital Resources — Indebtedness” included in the 2008 Form 20-F. If we cannot maintain such compliance, this indebtedness could be accelerated.

We Are a Holding Company With Our Assets Held Primarily by Our Subsidiaries; Creditors of Those Companies Have a Claim on Their Assets That Is Effectively Senior to That of Holders of the Exchange Notes

We are a holding company with no significant operating assets other than through our ownership of shares of our subsidiaries. We receive substantially all of our operating income from our subsidiaries. Televisa is the only company obligated to make payments under the Exchange Notes. Our subsidiaries are separate and distinct legal entities and they will have no obligation, contingent or otherwise, to pay any amounts due under the Exchange Notes or to make any funds available for any of those payments. The Exchange Notes will be senior unsecured obligations of Televisa ranking pari passu with other unsubordinated and unsecured obligations. Claims of creditors of our subsidiaries, including trade creditors and banks and other lenders, will effectively have priority over the holders of the Exchange Notes with respect to the assets of our subsidiaries. In addition, our ability to meet our financial obligations, including obligations under the Exchange Notes, will depend in significant part on our receipt of cash dividends, advances and other payments from our subsidiaries. In general, Mexican corporations may pay dividends only out of net income, which is approved by stockholders. The stockholders must then also approve the actual dividend payment after we establish mandatory legal reserves (5% of net income annually up to at least an amount equal to 20% of the paid-in capital) and satisfy losses for prior fiscal years. The ability of our subsidiaries to pay such dividends or make such distributions will be subject to, among other things, applicable laws and, under certain circumstances, restrictions contained in agreements or debt instruments to which we, or any of our subsidiaries, are parties. In addition, third parties own substantial interests in certain of our other businesses such as Cablevisión and Innova. Accordingly, we must share with minority stockholders any dividends paid by these businesses.

Claims of creditors of our subsidiaries, including trade creditors, will generally have priority as to the assets and cash flows of those subsidiaries over any claims we and the holders of the Exchange Notes may have. For a description of our outstanding debt, see Operating and Financial Review and Prospects — Results of Operations — Liquidity” in this prospectus and “Item 5 — Operating and Financial Review and Prospects — Results of Operations — Liquidity, Foreign Exchange and Capital Resources — Indebtedness” included in the 2008 Form 20-F.

In addition, creditors of Televisa, including holders of the Exchange Notes, will be limited in their ability to participate in distributions of assets of our subsidiaries to the extent that the outstanding shares of any of our subsidiaries are either pledged as collateral to our other creditors or are not owned by us. As of the date of this prospectus, only a small portion of the shares of our subsidiaries are pledged as collateral, although minority interests in several subsidiaries, as described above, are held by third parties. See “Operating and Financial Review and Prospects — Results of Operations — Liquidity” in this prospectus and “Item 5 — Operating and Financial Review and Prospects — Results of Operations — Liquidity, Foreign Exchange and Capital Resources — Indebtedness” and “— Minority Interest Net Income” included in the 2008 Form 20-F. At September 30, 2009, our subsidiaries had Ps.34,837.4 million (equivalent to U.S.$2,580.4 million) of liabilities (excluding liabilities to us and excluding guarantees by subsidiaries of our indebtedness), U.S.$958.5 million of which was U.S. Dollar-denominated. These liabilities include Ps.9,655.7 million (equivalent to U.S.$715.2 million) of indebtedness, U.S.$452.6 million of which was U.S. Dollar-denominated indebtedness (equivalent to Ps.6,111.0 million). All of these liabilities would effectively have ranked senior to the Exchange Notes. The indenture does not limit the amount of indebtedness which can be incurred by us or by our restricted or unrestricted subsidiaries.

Judgments of Mexican Courts Enforcing Our Obligations in Respect of the Exchange Notes Would Be Paid Only in Pesos

Under the Ley Monetaria, or the Mexican Monetary Law, in the event that any proceedings are brought in Mexico seeking performance of our obligations under the Exchange Notes, pursuant to a judgment or on the basis of an original action, we may discharge our obligations denominated in any currency other than Mexican Pesos by paying Pesos converted at the rate of exchange prevailing on the date payment is made. This rate is currently determined by the Mexican Central Bank every business day in Mexico and published the next business day in the Diario Oficial de la Federación, or the Official Gazette of the Federation, for application the following business day. As a result, if the Exchange Notes are paid by us in Pesos to holders of the debt securities, the amount received may not be sufficient to cover the amount of Dollars that the holder of the note would have received under the terms of the Exchange Notes. In addition, our obligation to indemnify against exchange losses may be unenforceable in Mexico.

In addition, in the case of our bankruptcy or concurso mercantil, or judicial reorganization, our foreign currency-denominated liabilities, including our liabilities under the Exchange Notes, will be converted into Pesos at the rate of exchange applicable on the date on which the declaration of bankruptcy or judicial reorganization is effective, and the resulting amount, in turn, will be converted to UDIs, or inflation-indexed units. Our foreign currency-denominated liabilities, including our liabilities under the Exchange Notes, will not be adjusted to take into account any depreciation of the Peso as compared to the U.S. Dollar occurring after the declaration of bankruptcy or judicial reorganization. Also, all obligations under the Exchange Notes will cease to accrue interest from the date of the bankruptcy or judicial reorganization declaration, will be satisfied only at the time those of our other creditors are satisfied and will be subject to the outcome of, and amounts recognized as due in respect of, the relevant bankruptcy or judicial reorganization proceeding.

We May Not Have Sufficient Funds to Meet Our Obligation Under the Indenture to Repurchase the Exchange Notes Upon a Change of Control

Upon the occurrence of a change of control, we will be required to offer to repurchase each holder’s Exchange Notes at a price of 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase. We may not have the financial resources necessary to meet our obligations in respect of our indebtedness, including the required repurchase of Exchange Notes, following a change of control. If an offer to repurchase the Exchange Notes is required to be made and we do not have available sufficient funds to repurchase the Exchange Notes, an event of default would occur under the indenture. The occurrence of an event of default will result in acceleration of the maturity of the Exchange Notes and other indebtedness. See “Description of the New Notes”.

It May Be Difficult to Enforce Civil Liabilities Against Us or Our Directors, Executive Officers and Controlling Persons

We are organized under the laws of Mexico. Substantially all of our directors, executive officers and controlling persons reside outside the U.S., all or a significant portion of the assets of our directors, executive officers and controlling persons, and substantially all of our assets, are located outside of the U.S., and some of the parties named in this prospectus also reside outside of the U.S. As a result, it may be difficult for you to effect service of process within the United States upon these persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the U.S. We have been advised by our Mexican counsel, Mijares, Angoitia, Cortés y Fuentes, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws. See “Limitation of Liability”.

There May Not Be a Liquid Trading Market for the New Notes, Which Could Limit Your Ability to Sell Your New Notes in the Future

The new notes are being offered to the holders of the old notes. The new notes will constitute a new issue of securities for which, prior to the exchange offer, there has been no public market, and the new notes may not be widely distributed. Accordingly, an active trading market for the new notes may not develop. If a market for any of the new notes does develop, the price of such new notes may fluctuate and liquidity may be limited. If a market for any of the new notes does not develop, purchasers may be unable to resell such new notes for an extended period of time, if at all.

Your Failure to Tender Old Notes in the Exchange Offer May Affect Their Marketability

If old notes are tendered for exchange and accepted in the exchange offer, the trading market, if any, for the untendered and tendered but unaccepted old notes will be adversely affected. Your failure to participate in the exchange offer will substantially limit, and may effectively eliminate, opportunities to sell your old notes in the future. We issued the old notes in a private placement exempt from the registration requirements of the Securities Act.

Accordingly, you may not offer, sell or otherwise transfer your old notes except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from the securities laws, or in a transaction not subject to the securities laws. If you do not exchange your old notes for new notes in the exchange offer, or if you do not properly tender your old notes in the exchange offer, your old notes will continue to be subject to these transfer restrictions after the completion of the exchange offer. In addition, after the completion of the exchange offer, you will no longer be able to obligate us to register the old notes under the Securities Act.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We issued and sold the old notes in a private placement on November 30, 2009. In connection with the issuance and sale, we entered into a registration rights agreement with the initial purchasers of the old notes. In the registration rights agreement we agreed, for the benefit of the holders of the notes, at our cost, to, among other things:

•	use our best efforts to prepare and, as soon as practicable within 120 days following the original issue date of the old notes, file with the SEC an exchange offer registration statement with respect to a proposed exchange offer and the issuance and delivery to the holders, in exchange for the old notes, of the new notes, which will have terms identical in all material respects to the old notes, except that the new notes will not contain terms with respect to transfer restrictions and will not provide for any increase in the interest rate under the circumstances described below;

•	use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days of the most recent issue date;

•	use our best efforts to keep the exchange offer registration statement effective until the closing of the exchange offer; and

•	use our best efforts to cause the exchange offer to be consummated not later than 210 days following the most recent issue date.

These requirements under the registration rights agreement will be satisfied when we complete the exchange offer. However, if we fail to meet any of these requirements under the registration rights agreement and under some other circumstances, then the interest rate borne by the notes that are affected by the registration default with respect to the first 90-day period, or portion thereof, will be increased by an additional interest of 0.25% per annum upon the occurrence of each registration default. The amount of additional interest will increase by an additional 0.25% each 90-day period, or portion thereof, while a registration default is continuing until all registration defaults have been cured; provided that the maximum aggregate increase in the interest rate will in no event exceed one percent (1%) per annum. Upon:

•	the filing of the exchange offer registration statement after the 120th calendar day following the most recent issue date;

•	the effectiveness of the exchange offer registration statement after the 180th calendar day following the most recent issue date;

•	the consummation of the exchange offer;

•	the effectiveness of the shelf registration statement after the 210th calendar day following the most recent issue date; or

•	the date of the first anniversary of the last date of original issue of the notes,

the interest rate on the notes will be reduced to the original interest rate set forth on the cover page of this prospectus if Televisa is otherwise in compliance with this paragraph. If after any such reduction in interest rate, a different event specified above occurs, the interest rate will again be increased pursuant to the foregoing provisions.

Application has been made to list the new notes on the Luxembourg Stock Exchange for trading on the Euro MTF, the alternative market of the Luxembourg Stock Exchange. Notice will be made prior to commencing the exchange offer. You may obtain documents relating to the exchange offer and consummate the exchange at the office of The Bank of New York (Luxembourg) S.A., our paying and transfer agent in Luxembourg, at Aerogulf Center, 1A Hoehenhof, L-1736 Senningerberg, Luxembourg. The results of the exchange offer, including any increase in the rate, will be provided to the Luxembourg Stock Exchange and published in a daily newspaper of general circulation in Luxembourg (which is expected to be d’Wort).

We have also agreed to keep the exchange offer open for not less than 20 business days after the notice thereof is mailed to holders (or longer, if required by applicable law).

Under the registration rights agreement, our obligations to register the new notes will terminate upon the completion of the exchange offer. However, pursuant to the registration rights agreement, we will be required to file a shelf registration statement for a continuous offering by the holders of the outstanding notes if:

•	we are not permitted to file the exchange offer registration statement or to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

•	for any reason, the exchange offer registration statement is not declared effective within 180 days following the date of most recent issuance of these notes or the exchange offer is not consummated within 210 days following the most recent issue date;

•	upon the request of the initial purchasers in certain circumstances; or

•	a holder is not permitted to participate in the exchange offer or does not receive freely tradable new notes pursuant to the exchange offer.

During any 365-day period, we will have the ability to suspend the availability of such shelf registration statement for up to two periods of up to 45 consecutive days (except for the consecutive 45-day period immediately prior to the maturity of the notes), but no more than an aggregate of 60 days during any 365-day period, if our Board of Directors determines in good faith that there is a valid purpose for the suspension.

We will, in the event of the filing of a shelf registration statement, provide to each holder of notes that are covered by the shelf registration statement copies of the prospectus which is a part of the shelf registration statement and notify each such holder when the shelf registration statement has become effective. A holder of notes that sells the notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the registration rights agreement which are applicable to the holder (including certain indemnification obligations).

Once the exchange offer is complete, we will have no further obligation to register any of the old notes not tendered to us in the exchange offer. See “Risk Factors — Risk Factors Related to the New Notes and Exchange Offer — Your Failure to Tender Old Notes in the Exchange Offer May Affect Their Marketability”.

Effect of the Exchange Offer

Based on existing interpretations of the Securities Act by the staff of the SEC in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by the holders (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of notes who is an affiliate of Televisa or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any participating broker-dealer who purchased the notes for its own account, other than as a result of market-making activities or other trading activities, to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	will not be able to rely on the interpretations by the staff of the SEC;

•	will not be able to tender its notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange notes as it has in other interpretations to third parties.

Each holder of notes, other than certain specified holders, who wishes to exchange the old notes for the new notes in the exchange offer will be required to make representations that:

•	it is not an affiliate of Televisa;

•	it is not a broker-dealer tendering notes acquired directly from Televisa for its own account;

•	any exchange notes to be received by it will be acquired in the ordinary course of its business; and

•	it has no arrangement with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes.

In addition, in connection with resales of new notes, any participating broker-dealer must acknowledge in that it will deliver a prospectus meeting the requirements of the Securities Act. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the notes, with this prospectus. Under the registration rights agreement, we have agreed, for a period of 90 days following the consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any such participating broker-dealer for use in connection with any resale of any exchange notes acquired in the exchange offer. By acceptance of this exchange offer, each broker-dealer that receives new notes under the exchange offer agrees to notify us prior to using this prospectus in a sale or transfer of new notes. See “Plan of Distribution”.

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of new notes.

To the extent old notes are tendered and accepted in the exchange offer, the principal amount of old notes that will be outstanding will decrease with a resulting decrease in the liquidity in the market for the old notes. Old notes that are still outstanding following the completion of the exchange offer will continue to be subject to transfer restrictions.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all old notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. We will issue U.S.$1,000 principal amount of new notes in exchange for each U.S.$1,000 principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in a minimum principal amount of U.S.$2,000 and in integral multiples of U.S.$1,000 in excess thereof.

The new notes will be substantially identical to the old notes, except that:

•	the new notes will have been registered under the Securities Act;

•	the new notes will not be subject to transfer restrictions; and

•	the new notes will be issued free of any covenants regarding registration rights and free of any provision for additional interest.

The new notes will evidence the same debt as the old notes and will be issued under and be entitled to the benefits of the same indenture under which the old notes were issued. The old notes and the new notes will be treated as a single series of debt securities under the indenture. For a description of the terms of the indenture and the new notes, see “Description of the New Notes”.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange. As of the date of this prospectus, an aggregate of U.S.$600,000,000 principal amount of old notes is outstanding. This prospectus is being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the Securities Exchange Act and the rules and regulations of the SEC. Holders of old notes do not have any appraisal or dissenters’ rights under law or under the indenture in connection with the exchange offer. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the old notes.

We will be deemed to have accepted for exchange validly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes from us and delivering the new notes to the tendering holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “— Conditions”. All old notes accepted for exchange will be exchanged for new notes promptly following the expiration date. If we decide for any reason to delay for any period our acceptance of any old notes for exchange, we will extend the expiration date for the same period.

If we do not accept for exchange any tendered old notes because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, such unaccepted old notes will be returned, without expense, to the holder tendering them or the appropriate book-entry will be made, in each case, as promptly as practicable after the expiration date.

We are not making, nor is our Board of Directors making, any recommendation to you as to whether to tender or refrain from tendering all or any portion of your old notes in the exchange offer. No one has been authorized to make any such recommendation. You must make your own decision whether to tender in the exchange offer and, if you decide to do so, you must also make your own decision as to the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisers, if any, based on your own financial position and requirements.

Expiration Date; Extensions; Amendments

The term “expiration date” means 5:00 p.m., New York City time,          , 2010, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

If we determine to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “— Conditions” have not been satisfied by the expiration date; or

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the old notes of the amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

During any extension of the exchange offer, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or earlier termination of the exchange offer.

Interest on the New Notes and the Old Notes

Any old notes not tendered or accepted for exchange will continue to accrue interest at the rate of 6.625% per annum in accordance with their terms. The new notes will accrue interest at the rate of 6.625% per annum from the date of the last periodic payment of interest on the old notes or, if no interest has been paid, from the original issue date of old notes. Interest on the new notes and any old notes not tendered or accepted for exchange will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2010.

Procedures for Tendering

Only a registered holder of old notes may tender those notes in the exchange offer. When the holder of outstanding notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. To tender in the exchange offer, a holder must transmit a properly completed and duly executed letter of transmittal, including any required signature guarantees, together with all other documents required by such letter of transmittal, to the exchange agent at one of the addresses set forth below under “— Exchange Agent”, before 5:00 p.m., New York City time, on the expiration date. In addition, either:

•	the exchange agent must receive, before the expiration date, a timely confirmation of a book-entry transfer of the tendered old notes into the exchange agent’s account at The Depository Trust Company, or DTC, or the depositary, along with the letter of transmittal or an agent’s message, according to the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment from a participant in DTC tendering old notes that are the subject of the book-entry confirmation stating (1) the aggregate principal amount of old notes that have been tendered by such participant, (2) that such participant has received and agrees to be bound by the terms of the letter of transmittal and (3) that we may enforce such agreement against the participant.

A tender of old notes by a holder that is not withdrawn prior to the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

The method of delivery of letters of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. If delivery is by mail, we recommend that holders use certified or registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send letters of transmittal or other required documents to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes; or

•	for the account of an eligible institution.

An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender those notes should contact the registered holder promptly and instruct it to tender on the beneficial owner’s behalf.

If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes, and our determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes the acceptance of which would, in the opinion of us or our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such time as we shall determine. Although we intend to notify holders of any defects or irregularities with respect to tenders of old notes for exchange, neither we nor the exchange agent nor any other person shall be under any duty to give such notification, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until all defects or irregularities have been cured or waived. Any old notes delivered by book-entry transfer to DTC will be credited to the account maintained with DTC by the participant in DTC which delivered such old notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In addition, we reserve the right in our sole discretion (a) to purchase or make offers for any old notes that remain outstanding after the expiration date, (b) as set forth below under “— Conditions”, to terminate the exchange offer and (c) to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

By signing, or otherwise becoming bound by, the letter of transmittal, each tendering holder of old notes (other than certain specified holders) will represent to us that:

•	it is acquiring the new notes in the exchange offer in the ordinary course of its business;

•	it is not engaging in and does not intend to engage in a distribution of the new notes;

•	it is not participating, does not intend to participate, and has no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the new notes; and

•	it is not our “affiliate”, within the meaning of Rule 405 under the Securities Act, or, if it is our affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the tendering holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, it may be deemed to be an “underwriter” within the meaning of the Securities Act. Any such holder will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale or transfer of these new notes. However, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Book-Entry Transfer

The exchange agent will establish a new account or utilize an existing account with respect to the old notes at DTC promptly after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer these old notes into the exchange agent’s account in accordance with DTC’s procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of this book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal.

Although delivery of old notes must be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, properly completely and validly executed, with any required signature guarantees, or an agent’s message in lieu of the letter of transmittal, and any other required documents, must be delivered to and received by the exchange agent at one of its addresses listed below under “— Exchange Agent,” before 5:00 p.m., New York City time, on the expiration date, or the guaranteed delivery procedure described below must be complied with.

Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

All references in this prospectus to deposit or delivery of old notes shall be deemed to also refer to DTC’s book-entry delivery method.

Guaranteed Delivery Procedures

Holders who wish to tender their old notes and (1) who cannot deliver a confirmation of book-entry transfer of old notes into the exchange agent’s account at DTC, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date or (2) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

•	the tender is made through an eligible institution;

•	before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, listing the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, a book-entry confirmation, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and together with a confirmation of book-entry, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by such eligible institution with the exchange agent; and

•	the properly completed and executed letter of transmittal and a confirmation of book-entry transfer of all tendered old notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth below under “— Exchange Agent”. Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered and include any required signature guarantees; and

•	specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

We will determine, in our sole discretion, all questions as to the validity, form and eligibility (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and no new notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be retendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.

Any old notes that are tendered for exchange through the facilities of DTC but that are not exchanged for any reason will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

Conditions

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes, and we may terminate the exchange offer as provided in this prospectus prior to the expiration date, if:

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the SEC staff; or

•	the old notes are not tendered in accordance with the exchange offer;

•	you do not represent that you are acquiring the new notes in the ordinary course, that you are not engaging in and do not intend to engage in a distribution of the new notes, of your business and that you have no arrangement or understanding with any person to participate in a distribution of the new notes and you do not make any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render available the use of an appropriate form for registration of the new notes under the Securities Act;

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

•	any governmental approval has not been obtained, which we believe, in our sole discretion, is necessary for the consummation of the exchange offer as outlined in this prospectus.

These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

If we determine in our reasonable judgment that any of the conditions are not satisfied, we may:

•	refuse to accept and return to the tendering holder any old notes or credit any tendered old notes to the account maintained with DTC by the participant in DTC which delivered the old notes; or

•	extend the exchange offer and retain all old notes tendered before the expiration date, subject to the rights of holders to withdraw the tenders of old notes (see “— Withdrawal of Tenders” above); or

•	waive the unsatisfied conditions with respect to the exchange offer prior to the expiration date and accept all properly tendered old notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided under “— Expiration Date; Extensions; Amendments”. If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

In addition, we will not accept for exchange any old notes tendered, and we will not issue new notes in exchange for any of the old notes, if at that time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

The Bank of New York Mellon has been appointed as the exchange agent for the exchange offer. All signed letters of transmittal and other documents required for a valid tender of your old notes should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Hand Delivery:	By Registered Mail or Overnight Carrier:
The Bank of New York Mellon	The Bank of New York Mellon
Corporate Trust Operations	Corporate Trust Operations
Reorganization Unit	Reorganization Unit
101 Barclay Street, 7 East	101 Barclay Street, 7 East
New York, New York 10286	New York, New York 10286

Facsimile Transmission:
(212) 298-1915
Confirm by Telephone:
(212) 815-3687
For information with respect to the exchange offer, call:
Corporate Trust Operations — Reorganization Unit
at (212) 815-3687

Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and employees.

We will pay the expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and the trustee, accounting and legal fees, printing costs, and related fees and expenses.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange offer.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying values as the old notes on the date of the exchange. Accordingly, we will recognize no gain or loss, for accounting purposes, as a result of the exchange offer. Under Mexican FRS, the expenses of the exchange offer and the unamortized expenses relating to the issuance of the old notes will be amortized over the term of the new notes.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the old notes as set forth in the legend printed thereon as a consequence of the issuance of the old notes pursuant to an exemption from the Securities Act and applicable state securities laws. Old notes not exchanged pursuant to the exchange offer will continue to accrue interest at 6.625% per annum, and the old notes will otherwise remain outstanding in accordance with their terms. Holders of old notes do not have any appraisal or dissenters’ rights under Mexican law in connection with the exchange offer.

In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Upon completion of the exchange offer, holders of old notes will not be entitled to any rights to have the resale of old notes registered under the Securities Act, and we currently do not intend to register under the Securities Act the resale of any old notes that remain outstanding after completion of the exchange offer.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement entered into in connection with each issuance of the old notes. In consideration for issuing the new notes, we will receive old notes in an aggregate principal amount equal to the value of the new notes. The old notes surrendered in exchange for the new notes will be retired and canceled. Accordingly, the issuance of the new notes will not result in any change in our indebtedness.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2009, (i) on a historical, actual basis and (ii) as adjusted to reflect the issuance of notes in the aggregate principal amount of U.S.$600.0 million, as if such transaction occurred on September 30, 2009. This table should be read together with “Operating and Financial Review and Prospects” included in this prospectus and in our 2008 Form 20-F, our year-end consolidated financial statements in this prospectus, and our unaudited condensed consolidated financial statements included in this prospectus. Information in the following table presented in U.S. Dollar amounts are translated from the Peso amounts, solely for the convenience of the reader, at an exchange rate of Ps.13.5010 to U.S.$1.00, the Interbank Rate on September 30, 2009. The financial information as of September 30, 2009 is presented in Pesos and does not recognize the effects of inflation beginning on January 1, 2008, in accordance with Mexican FRS. Accordingly, this financial information is not directly comparable to our audited year-end consolidated financial statements prior to 2008.

	As of September 30, 2009(1)(2)
	Actual		As Adjusted		Actual		As Adjusted
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
	(Millions of pesos)				(Millions of U.S. dollars)

Current debt and satellite transponder lease obligation:
Notes payable(3)	Ps.	41	Ps.	41	U.S. $	3	U.S. $	3
Inbursa loan due 2010 and 2012		500		500		37		37

Total current debt		541		541		40		40

Current portion of satellite transponder lease obligation		148		148		11		11

Long-term debt and satellite transponder lease obligation:
Notes payable(3)		43		43		3		3
8.0% Senior Notes due 2011		971		971		72		72
8.5% Senior Notes due 2032		4,050		4,050		300		300
6.625% Senior Notes due 2025		8,101		8,101		600		600
8.49% Senior Notes due 2037		4,500		4,500		333		333
6.0% Senior Notes due 2018		6,750		6,750		500		500
6.625% Senior Exchange Notes due 2040 offered hereby		—		8,101		—		600
Cablemás’s 9.375% Senior Notes due 2015		2,359		2,359		175		175
Inbursa loan due 2010 and 2012		1,500		1,500		111		111
Empresas Cablevisión’s JPMorgan Chase Bank, N.A. loan due 2012		3,038		3,038		225		225
Santander Serfin loan due 2016(4)		1,400		1,400		104		104
Banamex loan due 2016(4)		2,100		2,100		156		156
Cablemás’s JPMorgan Chase Bank, N.A. loan due 2012		675		675		50		50

Total long-term debt		35,487		43,588		2,629		3,229

Satellite transponder lease obligation, net of current portion		1,032		1,032		76		76

Total Stockholders’ Equity		48,352		48,352		3,581		3,581

Total capitalization	Ps.	85,560	Ps.	93,661	U.S.$	6,337	U.S.$	6,937

(1)	Columns may not add up due to rounding.

(2)	Solely for purposes of preparing calculations for this table, our U.S. Dollar-denominated indebtedness has been translated into Pesos at an exchange rate of Ps.13.5010 to U.S.$1.00, the Interbank Rate, as reported by Banamex, as of September 30, 2009.

(3)	Represents secured debt.

(4)	Represents debt incurred by Sky and guaranteed by us.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS
Overview

Our unaudited condensed consolidated financial statements for the nine months ended September 30, 2008 and 2009 have been prepared in accordance with Mexican FRS, which differ in some signficant respects from U.S. GAAP and are stated in millions of Pesos without recognizing the effects of inflation for such nine-month periods. Note 12 to these unaudited condensed consolidated financial statements describes the principal quantititative and disclosure differences between Mexican FRS and U.S. GAAP. In the opinion of management, the unaudited condensed consolidated financial statements for the nine months ended September 30, 2008 and 2009 includes all adjustments, consisting of only normally recurring adjustments, necessary for a fair presentation of these financial statements. The unaudited condensed consolidated financial statements for the nine months ended September 30, 2008 and 2009 as set forth in this prospectus should be read in connection with our audited consolidated financial statements for the years ended December 31, 2006, 2007 and 2008 and as of December 31, 2007 and 2008 included in this prospectus and our 2008 Form 20-F incorporated by reference herein. The financial information for the nine months ended September 30, 2009 is not necessarily indicative of future results.

Results of Operations

The following tables set forth our unaudited condensed consolidated results for the nine month periods ended September 30, 2008 and 2009:

	Nine Months Ended
	September 30,(1)
	2008		2009
	(Unaudited)		(Unaudited)
	(Millions of pesos)

Net Sales	Ps.	33,500.7	Ps.	37,189.1
Cost of Sales(2)		15,211.7		16,926.3
Selling Expenses(2)		2,648.9		3,123.8
Administrative Expenses(2)		2,165.4		2,720.0
Depreciation and Amortization		3,105.8		3,557.3
Consolidated Operating Income		10,368.9		10,861.7
Other expense, net		614.1		356.4
Integral cost of financing		1,330.4		2,056.4
Equity in losses of affiliates, net		436.8		590.7
Income taxes		2,217.1		2,240.0
Consolidated net income		5,770.5		5,618.2
Noncontrolling interest net income		809.2		799.2
Controlling interest net income		4,961.3		4,819.0

(1)	Certain segment data set forth in these tables may vary from certain data set forth in the unaudited condensed consolidated statements of income for the interim periods ended September 30, 2008 and 2009 due to differences in rounding. The segment net sales and total segment net sales data set forth in this prospectus reflect sales from intersegment operations in all periods presented.

(2)	Excluding depreciation and amortization.

Summary of Business Segment Results

The following table sets forth the net sales and operating segment income (loss) of each of our business segments and intersegment sales, corporate expenses and depreciation and amortization for the nine months ended September 30, 2008 and 2009. We currently classify our operations into seven business segments: Television Broadcasting, Pay Television Networks, Programming Exports, Publishing, Sky, Cable and Telecom, and Other Businesses. Our results for 2008, include Cablemás, a significant cable operator in Mexico which has been consolidated into the “Cable and Telecom” segment. Effective June 1, 2008, we began consolidating the assets, liabilities and results of operations of Cablemás in our consolidated financial statements. See Note 2 to our year end financial statements included in our 2008 Form 20-F, herein incorporated by reference.

	Nine Months Ended September 30,(1)
			% Contribution			% Contribution
			to 2008 Segment			to 2009 Segment
	2008		Revenues	2009		Revenues
			(Millions of pesos)

Segment Net Sales
Television Broadcasting	Ps.	14,750.3	42.9	Ps.	14,815.1	38.9
Pay Television Networks		1,513.2	4.4		1,994.8	5.2
Programming Exports		1,701.5	5.0		2,080.6	5.5
Publishing		2,556.2	7.4		2,410.7	6.3
Sky		6,749.7	19.7		7,367.8	19.4
Cable and Telecom		4,441.8	12.9		6,586.8	17.3
Other Businesses		2,640.9	7.7		2,811.9	7.4

Total Segment Net Sales		34,353.6	100.0		38,067.7	100.0
Intersegment Operations		(852.9)			(878.6)

Total Consolidated Net Sales	Ps.	33,500.7		Ps.	37,189.1

	Nine Months Ended September 30,(1)
	2008		Margin %	2009		Margin %

Operating Segment Income (Loss)
Television Broadcasting	Ps.	7,025.2	47.6	Ps.	6,978.9	47.1
Pay Television Networks		948.4	62.7		1,257.4	63.0
Programming Exports		748.6	44.0		1,058.2	50.9
Publishing		382.8	15.0		189.6	7.9
Sky		3,331.1	49.4		3,334.5	45.3
Cable and Telecom		1,452.4	32.7		2,184.8	33.2
Other Businesses		(79.7)	(3.0)		(99.9)	(3.6)

Total Operating Segment Income(2)		13,808.8	40.2		14,903.5	39.1
Corporate Expenses(2)		(334.1)	(1.0)		(484.5)	(1.3)
Depreciation and Amortization		(3,105.8)	(9.3)		(3,557.3)	(9.6)

Total Consolidated Operating Income(3)	Ps.	10,368.9	31.0	Ps.	10,861.7	29.2

(1)	Certain segment data set forth in these tables may vary from certain data set forth in the unaudited condensed consolidated statements of income for the interim periods ended September 30, 2008 and 2009 due to differences in rounding. The segment net sales and total segment net sales data set forth in this prospectus reflect sales from intersegment operations in all periods presented.

(2)	The operating segment income (loss), and total operating segment income data set forth in prospectus report do not reflect corporate expenses and depreciation and amortization in any period presented, but are presented herein to facilitate the discussion of segment results.

(3)	Total consolidated operating income reflects corporate expenses and depreciation and amortization in all periods presented.

Results of Operations for the Nine Months Ended September 30, 2009
Compared to the Nine Months Ended September 30, 2008

Total Segment Results

Net Sales

Our net sales increased by Ps.3,688.4 million, or 11.0%, to Ps.37,189.1 million for the nine months ended September 30, 2009 from Ps.33,500.7 million for the nine months ended September 30, 2008. This increase reflects a revenue growth in our Cable and Telecom, Sky, Pay Television Networks, Other Businesses, Television Broadcasting and Programming Exports segments. These increases were partially offset by a decrease in net sales in our Publishing segment.

Cost of Sales

Cost of sales increased by Ps.1,714.6 million, or 11.3%, to Ps.16,926.3 million for the nine months ended September 30, 2009 from Ps.15,211.7 million for the nine months ended September 30, 2008. This increase was due to higher costs in our Cable and Telecom, Sky, Pay Television Networks, Other Businesses, Television Broadcasting, Programming Exports and Publishing segments.

Selling Expenses

Selling expenses increased by Ps.474.9 million, or 17.9%, to Ps.3,123.8 million for the nine months ended September 30, 2009 from Ps.2,648.9 million for the nine months ended September 30, 2008. This increase was attributable to higher selling expenses in our Sky, Cable and Telecom, Other Businesses, Pay Television Networks, Programming Exports, Television Broadcasting and Publishing segments.

Administrative Expenses

Administrative expenses increased by Ps.554.6 million, or 25.6%, to Ps.2.720.0 million for the nine months ended September 30, 2009 from Ps.2,165.4 million for the nine months ended September 30, 2008. This increase reflects the administrative expense growth in our Cable and Telecom, Television Broadcasting, Other Businesses, Publishing, Pay Television Networks and Sky segments, as well as an increase in corporate expenses due to higher share-based compensation expense, which amounted to Ps.269.2 million as of September 30, 2009, compared with Ps.148.0 million as of September 30, 2008.

Television Broadcasting

Television Broadcasting net sales, representing 42.9% and 38.9% of our total segment net sales for the nine months ended September 30, 2008 and 2009, respectively, increased by Ps.64.8 million, or 0.4%, to Ps.14,815.1 million for the nine months ended September 30, 2009 from Ps.14,750.3 million for the nine months ended September 30, 2008. This marginal increase was attributable to the transmission of television series produced and aired in Mexico and special events like Expedición Bicentenario and Mexicanas, Mujeres con Valor as well as the positive translation effect from foreign-currency-denominated sales. This increase was offset by the absence of the 2008 Olympic Games revenues and lower sales in our local station in San Diego.

Television Broadcasting operating segment income had a marginal decrease by Ps.46.3 million, or 0.7%, to Ps.6,978.9 million for the nine months ended September 30, 2009 from Ps.7,025.2 million for the nine months ended September 30, 2008. This decrease was due to higher foreign-currency denominated costs and expenses as well as the increase in costs of sales due to the broadcast of sporting events and an increase in operating expenses driven by higher personnel costs and promotional expenses, which were partially offset by an increase in net sales and the absence of the 2008 Olympic Games production costs.

We believe that results in the Television Broadcasting segment for the remainder of fiscal year 2009 will continue to remain flat because of the H1N1 epidemic and further deterioration in the Mexican economy, which has negatively impacted advertising sales in the spot market. In order to maintain this outlook for the Television Broadcasting segment, we have implemented strict controls over costs and expenses in order to protect our margins while continuing to deliver solid ratings.

Pay Television Networks

Pay Television Networks net sales, representing 4.4% and 5.2% of our total segment net sales for the nine months ended September 30, 2008 and 2009 respectively, increased by Ps.481.6 million, or 31.8%, to Ps.1,994.8 million for the nine months ended September 30, 2009 from Ps.1,513.2 million for the nine months ended September 30, 2008. This increase reflects higher revenues from signals sold in Mexico and Latin America, due to an increase of the subscriber base and rates, and an increase in advertising sales.

Pay Television Networks operating segment income increased by Ps.309.0 million, or 32.6%, to Ps.1,257.4 million for the nine months ended September 30, 2009 from Ps.948.4 million for the nine months ended September 30, 2008, primarily due to higher sales that were partially offset by an increase in cost of sales mainly by costs of programs produced by the Company related mainly to the launch of our new sports channel, TDN as well as cost of programs produced by third parties and an increase in operating expenses due to higher promotional and advertising expenses and personnel expenses.

Programming Exports

Programming Exports net sales, representing 5.0% and 5.5% of our total segment net sales for the nine months ended September 30, 2008 and 2009, respectively, increased by Ps.379.1 million, or 22.3%, to Ps.2,080.6 million for the nine months ended September 30, 2009 from Ps.1,701.5 million for the nine months ended September 30, 2008. This increase was primarily due to a positive translation effect from foreign-currency denominated sales, an increase in programming exports to Europe, Asia and Africa, as well as co-production and format-programming revenues. These increases were partially offset by lower royalties paid to us under the Program License Agreement entered into with Univision in the amount of U.S.$104.0 million, for the nine months ended September 30, 2009 as compared to U.S.$113.6 million, for the nine months ended September 30, 2008 and a decrease in programming exports to Latin America.

Programming Exports operating segment income increased by Ps.309.6 million, or 41.4%, to Ps.1,058.2 million for the nine months ended September 30, 2009 from Ps.748.6 million for the nine months ended September 30, 2008. This increase was primarily due to the increase in net sales, and was partially offset by an increase in cost of sales due to higher programming costs and operating expenses, mainly due to an increase in personnel and advertising expenses.

Publishing

Publishing net sales, representing 7.4% and 6.3% of our total segment net sales for the nine months ended September 30, 2008 and 2009, respectively, decreased by Ps.145.5 million, or 5.7%, to Ps.2,410.7 million for the nine months ended September 30, 2009 from Ps.2,556.2 million for the nine months ended September 30, 2008. The decrease was driven by lower revenues from magazine circulation and advertising pages sold in Mexico as well as abroad. This was partially offset by a positive translation effect from foreign-currency denominated sales.

Publishing operating segment income decreased by Ps.193.2 million, or 50.5%, to Ps.189.6 million for the nine months ended September 30, 2009 from Ps.382.8 million for the nine months ended September 30, 2008. This decrease reflects lower sales, higher cost of sales and operating expenses due to the negative impact of certain non-recurring costs and expenses, and a negative translation effect from foreign-currency-denominated costs.

Our Publishing business continues to struggle, along with the rest of the industry. However, we have taken steps to remain profitable while at the same time protecting the value of our brands.

Sky

Sky net sales, representing 19.7% and 19.4% of our total segments net sales for the nine months ended September 30, 2008 and 2009 respectively, increased by Ps.618.1 million or 9.2% to Ps.7,367.8 million for the nine months ended September 30, 2009 from Ps.6,749.7 million for the nine months ended September 30, 2008. This increase was primarily due to an increase in its subscriber base in Mexico, Central America and the Dominican Republic. As of September 30, 2009 the number of gross active subscribers increased to 1,816,400 (including 139,800 commercial subscribers) compared with 1,728,200 (including 124,400 commercial subscribers) as of September 30, 2008.

Sky operating segment income increased by Ps.3.4 million or 0.1% to Ps.3,334.5 million for the nine months ended September 30, 2009 from Ps.3,331.1 million for the nine months ended September 30, 2008. This increase was due to the increase in net sales, which was offset by: (i) higher cost of sales and operating expenses explained primarily by higher programming costs associated with the increase of our subscriber base, (ii) by the amortization of costs related to the exclusive transmission of certain matches of the 2010 Soccer World Cup and (iii) to a lesser extent, a negative translation effect on foreign-currency-denominated costs. We continue to believe that there will be growth in Sky revenues due to Sky’s expanded product offering, including Mi Sky, a lower priced pay television offering, and its exclusive content, which has enabled us to withstand a difficult economic environment.

Cable and Telecom

Cable and Telecom net sales, representing 12.9% and 17.3% of our total segment net sales for the nine months ended September 30, 2008 and 2009, respectively, increased by Ps.2,145.0 million, or 48.3%, to Ps.6,586.8 million for the nine months ended September 30, 2009 from Ps.4,441.8 million for the nine months ended September 30, 2008. This increase was primarily due to (i) a 17.8% increase in sales of Cablevision, driven mainly by a 19.1% increase in RGUs due to the success of the triple play bundles; and (ii) the consolidation of Cablemás starting June 2008, which represented an increase in revenue of Ps.1,649.4 million;

Cable and Telecom operating segment income increased by Ps.732.4 million, or 50.4%, to Ps.2,184.8 million for the nine months ended September 30, 2009 from Ps. 1,452.4 million for the nine months the year ended September 30, 2008. These results reflect higher sales and an increase in operating segment income of Ps.598.3 million due to the consolidation of Cablemás. These increases were partially offset by an increase in cost of sales due primarily to higher signal and personnel costs as well as promotional and advertising expenses.

The following table sets forth the breakdown of subscribers as of September 30, 2009:

	Cablevisión	Cablemás

Video	616,806	890,270
Broadband	234,138	266,824
Telephony	111,709	119,144
RGUs	962,653	1,276,238

Other Businesses

Other Businesses net sales, representing 7.7% and 7.4% of our total segments net sales for the nine months ended September 30, 2008 and 2009 respectively, increased by Ps.171.0 million, or 6.5%, to Ps.2,811.9 million for the nine months ended September 30, 2009 from Ps.2,640.9 million for the nine months ended September 30, 2008. This increase was primarily due to higher sales related to our gaming, sport events production and internet businesses. This increase was partially offset by lower sales in our feature-film distribution, publishing distribution and radio businesses.

Other Businesses operating segment loss increased by Ps.20.2 million, or 25.3%, to Ps.99.9 million for the nine months ended September 30, 2009 from Ps.79.7 million for the nine months ended September 30, 2008. This increase reflects higher cost of sales and operating expenses related to our sport events, gaming and internet businesses and lower sales in our feature — film distribution and publishing distribution businesses. These increases were partially offset by higher total segment sales and a decrease in the cost of sales of our feature-film distribution business and lower operating expenses in our radio businesses.

Depreciation and Amortization

Depreciation and amortization expense increased by Ps.451.5 million, or 14.5%, to Ps.3,557.3 million for the nine months ended September 30, 2009 from Ps.3,105.8 million for the nine months ended September 30, 2008. This change primarily reflects an increase in our Cable and Telecom segment due to the consolidation of Cablemás and Other Businesses segments.

Other Expense, Net

Other expense, net, in the nine months ended September 30, 2009, included primarily professional services in connection with certain litigation and donations. Other expense, net, decreased by Ps.257.7 million, or 42.0%, to Ps.356.4 million for the nine months ended September 30, 2009, compared with Ps.614.1 million for the nine months ended September 30, 2008. This decrease reflected an impairment adjustment of Ps.427.1 million recorded in 2008 where no adjustment was taken in 2009. This decrease was partially offset by a loss on disposition of fixed assets.

Integral Cost of Financing

The net expense attributable to integral cost of financing increased by Ps.726.0 million, or 54.6%, to Ps.2,056.4 million for the nine months ended September 30, 2009 from Ps.1,330.4 million for the nine months ended September 30, 2008. This increase reflected primarily (i) a Ps.367.0 million increase in interest expense, due primarily to a higher average of principal amount of long-term debt in 2009; (ii) a Ps.304.9 million decrease in interest income explained mainly by a reduction of interest rates applicable to foreign currency cash equivalents and temporary investments in 2009; and (iii) a Ps.54.1 million increase in foreign exchange loss resulting from a higher average amount of our net liability foreign currency position combined with the 2.4% appreciation of the Peso and from derivative contracts to cover interest and foreign exchange risks

Equity in Losses of Affiliates, Net

Equity in losses of affiliates, net, for the nine months ended September 30, 2008 and 2009, is comprised mainly of the equity in losses of La Sexta, our 40.5% interest in a free-to-air television channel in Spain. Equity in losses of affiliates, net, increased by Ps.153.9 million, or 35.2%, to Ps.590.7 million in the nine months ended September 30, 2009, compared with Ps.436.8 million in the nine months ended September 30, 2008. This increase reflected primarily an increase in equity in loss of La Sexta. This variance was partially offset by an increase in equity in income of Volaris, our 25% interest in a low cost carrier airline with a concession to operate in Mexico.

Income Taxes

Income taxes increased by Ps.22.9 million, or 1.0%, to Ps.2,240.0 million in the nine months ended September 30, 2009 from Ps.2,217.1 million in the nine months ended September 30, 2008. This increase reflected a higher effective income tax rate. Our tax rate in the future will be affected by recent tax changes. See “Recent Developments — Changes to Mexican Tax Law” in this prospectus for a discussion on recent tax changes in Mexico.

Noncontrolling Interest Net Income

Noncontrolling interest net income is comprised mainly of that portion of operating results attributable to the interests held by third parties in the businesses which are not wholly-owned by us, primarily in our Sky and Cable and Telecom segments. Noncontrolling interest net income decreased by Ps.10 million, or 1.2%, to Ps.799.2 million in the nine months ended September 30, 2009, from Ps.809.2 million in the nine months ended September 30, 2008. This decrease primarily reflected a lower portion of consolidated net income attributable to interests held by minority equity owners in our Sky segment.

Controlling Interest Net Income

We generated controlling interest net income in the amount of Ps.4,819.0 million in the nine months ended September 30, 2009, a decrease of 2.9% as compared to net income of Ps.4,961.3 million for the nine months ended September 30, 2008. The net decrease of Ps.142.3 million reflected:

•	a Ps.726.0 million increase in integral cost financing, net;

•	a Ps.153.9 million increase in equity in losses of affiliates, net; and

•	a Ps.22.9 million increase in income taxes.

These changes were partially offset by:

•	a Ps.492.8 million increase in operating income;

•	a Ps.257.7 million decrease in other expenses, net; and

•	a Ps.10.0 million decrease in noncontrolling interest net income.

Effects of Depreciation/Appreciation of the Mexican Peso and Inflation

The following table sets forth, for the periods indicated:

•	the percentage that the Peso depreciated or appreciated against the U.S. Dollar;

•	the Mexican inflation rate; and

•	the U.S. inflation rate.

	Nine Months Ended	Nine Months Ended
	September 30,	September 30,
	2008	2009

Depreciation (appreciation) of the Peso as compared to the U.S. Dollar(1)	0.15%	(2.40)%
Mexican inflation rate(2)	3.90%	2.30%
U.S. inflation rate	4.16%	2.73%

(1)	Based on changes in the Interbank Rates, as reported by Banamex, at the end of each period, which were as follows: Ps.10.9222 per U.S. Dollar as of December 31, 2007; Ps.10.9385 per U.S. Dollar as of September 30, 2008; Ps.13.8400 per U.S. Dollar as of December 31, 2008; and Ps.13.5010 per U.S. Dollar as of September 30, 2009.

(2)	Based on the NCPI reported by the Mexican Central Bank, which was as follows. 125.6 as of December 31, 2007; 130.5 as of September 30, 2008; 133.8 as of December 31, 2008; and 136.8 as of September 30, 2009.

Liquidity

We generally rely on a combination of operating revenues, borrowings and net proceeds from dispositions to fund our working capital needs, capital expenditures, acquisitions and investments. Historically, we have received, and continue to receive, most of our advertising revenues in the form of upfront advertising deposits in the fourth quarter of a given year, which in turn are used, and continue to be used, to fund our cash requirements during the rest of the quarter in which the deposits were received and for the first nine months of the following year.

We expect to fund most of our operating cash needs during 2010 other than cash needs in connection with any potential investments and acquisitions, through a combination of financing, cash from operations and cash on hand. We intend to finance our potential investments or acquisitions in 2010 through available cash from operations, cash on hand and/or borrowings. The amount of borrowings required to fund these cash needs in 2010 will depend upon the timing of cash payments from advertisers under our advertising sales plan.

Refinancings

In November 2009, we issued U.S.$600 million Senior Notes due 2040. We intend to use the net proceeds from the issuance for general corporate purposes, including to repay outstanding indebtedness and repurchase our shares, among other uses, in each case, subject to market conditions and other factors.

Derivatives

During the first quarter of 2009, the following financial derivatives matured and were settled:

“Coupon Swaps”.  We entered into cross-currency rate swaps whereby the U.S. Dollar denominated coupon on a notional amount of U.S.$689.7 million (representing the par value of a portion of our 2011, 2025 and 2032 Senior Notes) was swapped for a Mexican Peso denominated coupon on an equivalent Mexican Peso denominated notional amount (the “Swap Transactions”). The Swap Transactions were entered into in 2004 and 2005 and matured in 2009.

“Coupon Swaption”.  We granted the counterparty to the Swap Transactions the option of extending the maturity date for one additional year, exercisable on March 13, 2009. The counterparty declined to exercise the option and the Swap Transactions expired on the exercise date.

During the second quarter of 2009, the following financial derivatives matured and were settled:

“Credit Default Swap”.  We entered into a Credit Default Swap in a notional amount of U.S.$20 million to hedge our credit risk related to our ownership of notes which were due in April 2009. As a result of the maturity of the notes, we decided the Credit Default Swap was no longer needed so we terminated the Credit Default Swap ahead of its scheduled maturity.

“Credit Default Swap”.  We entered into a Credit Default Swap in a notional amount of U.S.$4.5 million to hedge our credit risk related to our ownership of notes we currently hold. On June 30, 2009 we decided to terminate such Credit Default Swap.

In August 2009, we entered into cross-currency rate swaps whereby the U.S. dollar denominated coupon on a notional amount of U.S.$1,200 million (representing the par value of our 2018, 2025 and 2032 Senior Notes) was swapped for a Mexican Peso denominated coupon on an equivalent Mexican Peso denominated notional amount. These swap transactions will mature in 2011.

In December 2009, we entered into cross-currency swaps whereby the U.S. dollar denominated coupon on a notional amount of U.S.$450 million (representing the par value of a portion of our U.S.$600 million Senior Notes due in 2040) was swapped for a Mexican Peso denominated coupon on an equivalent Mexican Peso denominated notional amount (the “Swap Transactions”). The Swap Transactions will mature in 2011.

Capital Expenditures and Investments

In the nine months ended September 30, 2009, we invested U.S.$277.4 million in property, plant and equipment as capital expenditures, including U.S.$123.4 million for our Cable and Telecom segment, U.S.$67.1 million for our Sky segment, U.S.$13.1 million for our Gaming business, and U.S.$73.8 million for our Television Broadcasting segment and other businesses. In addition, we made a capital contribution in connection with our 40.5% interest in La Sexta in the amount of €35.7 million.

Debt and Satellite Transponder Lease Obligation

As of September 30, 2009, our total consolidated debt amounted to Ps.36,028.5 million, and our consolidated current portions of long-term debt was Ps.541.4 million. These amounts do not include our offering of U.S.$600 million aggregate principal amount of 6.625% Senior Notes due 2040 consummated on November 30, 2009. Additionally, as of September 30, 2009, Sky had long-term and current portions of a capital lease obligation in an aggregate amount of Ps.1,031.9 million and Ps.147.5 million, respectively.

In May 2009, we repaid a bank loan at its maturity in the principal amount of Ps.1,162.5 million.

As of September 30, 2009 and 2008, our consolidated net cash position (cash and cash equivalents, temporary investments, held-to-maturity investments and available-for-sale investments less total debt) was Ps.492 million and Ps.1,049.4 million, respectively. Held-to-maturity and available-for-sale investments as of September 30, 2009 and 2008, amounted to Ps.3,310.1 million and Ps.880 million, respectively.

Share Buyback Program

During the nine months ended September 30, 2009, we repurchased approximately 1.6 million CPOs for Ps.75.6 million. At our stockholders’ meeting held on April 30, 2009, the stockholders approved cancelling approximately 12.1 million CPOs repurchased in 2008.

Dividends

On April 30, 2009, our stockholders approved the payment of a dividend of Ps.1.75 per CPO, which was paid in cash in May 2009 in the amount of Ps.5,183 million.

In April 2009, the holding companies of our Sky segment paid a dividend in cash to its equity owners of Ps.2,000 million, of which Ps.826.7 million was paid to minority equity owners.

On December 10, 2009, our stockholders approved the payment of a dividend in the aggregate amount of Ps.3,980.8 million, which consisted of Ps.1.35 per CPO and Ps.0.011538461538 per share of series “A”, “B”, “D” and “L” not in the form of a CPO, which started to be paid in cash on December 22, 2009.

Capital Contribution in Cablevisión

In June 2009, the stockholders of our consolidated subsidiary Empresas Cablevisión, S.A.B. de C.V. made a capital contribution in cash to increase the capital stock in the aggregate amount of Ps.3,699.7 million, of which Ps.1,812.7 million was contributed by the noncontrolling interest.

DESCRIPTION OF THE NEW NOTES

We issued the old notes and will issue the new notes under an indenture, dated as of August 8, 2000, as amended or supplemented, which we collectively call the indenture, between Televisa, as issuer, The Bank of New York Mellon, as trustee, registrar, paying agent and transfer agent and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg paying agent and transfer agent. The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the indenture, including the definitions of certain terms contained in the indenture. Capitalized terms not defined in this section of the prospectus have meanings as set forth in the indenture.

General

The indenture does not limit the aggregate principal amount of senior debt securities which may be issued under the indenture and provides that Televisa may issue senior debt securities from time to time in one or more series. The senior debt securities which Televisa may issue under the indenture, including the notes, are collectively referred to in this prospectus as the “senior notes”.

The old notes and the new notes, which together are referred to in this prospectus as the “notes”, will constitute a single series of senior notes under the indenture. The notes will be unsecured senior obligations of Televisa. Televisa may “reopen” the note series and issue additional notes of the same series. If the exchange offer described under “The Exchange Offer” is consummated, holders of old notes who do not exchange their old notes for new notes will vote together as a single series of senior notes with holders of the new notes of the series for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the holders under the notes (including acceleration following an event of default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding notes. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes which remain outstanding after the exchange offer will be aggregated with the new notes of the relevant series and the holders of the old notes and new notes will vote together as a single series for all purposes. Accordingly, all references in this prospectus to specified percentages in aggregate principal amount of the outstanding notes will be deemed to mean, at any time after the exchange offer is consummated, the percentages in aggregate principal amount of the old notes and the new notes then outstanding.

The notes bear interest at the rate per annum shown above from the date of original issuance or from the most recent date to which interest has been paid or duly provided for, payable semi-annually on January 15 and July 15 of each year, each of which is referred to in this prospectus as an “interest payment date”, commencing July 15, 2010, to the persons in whose names the notes are registered at the close of business on the fifteenth calendar day preceding the interest payment date. Interest payable at maturity will be payable to the person to whom principal will be payable on that date. Interest on the notes will be calculated on the basis of a 360-day year of twelve 30-day months. The maturity date for the notes is January 15, 2040. If any interest payment date or maturity date would be otherwise a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day as if it were made on the date the payment was due, and no interest will accrue on the amounts so payable for the period from and after the interest payment date or the maturity date, as the case may be, to the next succeeding business day. A business day means a day other than a Saturday, Sunday or other day on which banking institutions in New York, New York or Luxembourg are authorized or obligated by law, regulation or executive order to close. The notes will not be subject to any sinking fund. For a discussion of the circumstances in which the interest rate on the notes may be adjusted, see “The Exchange Offer”.

The indenture does not contain any provision that would limit the ability of Televisa to incur indebtedness or to substantially reduce or eliminate Televisa’s assets or that would afford the holders of the notes protection in the event of a decline in Televisa’s credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving Televisa. In addition, subject to the limitations set forth below under “— Merger and Consolidation”, Televisa may, in the future, enter into certain transactions, including the sale of all or substantially all of its assets or the merger or consolidation of Televisa, that would increase the amount of Televisa’s indebtedness or substantially reduce or eliminate Televisa’s assets, which may have an adverse effect on Televisa’s ability to service its indebtedness, including the notes.

Each book-entry note will be represented by one or more global notes in fully registered form, registered in the name of DTC. Beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. See “— Form, Denomination and Registration” below. Except in the limited circumstances described in this prospectus, book-entry notes will not be exchangeable for notes issued in fully registered form (“certificated notes”).

Notes sold to qualified institutional buyers, or QIBs, and subsequent transferees, directly or indirectly, of those notes and notes sold initially to non-U.S. persons in reliance on Regulation S under the Securities Act will be issued as book-entry notes and will be represented as global notes, which will be deposited with the custodian for DTC and registered in the name of DTC’s nominee. See “— Form, Denomination and Registration” below.

In the event that, as a result of certain changes in law affecting Mexican withholding taxes, Televisa becomes obliged to pay additional amounts in excess of those attributable to a Mexican withholding tax rate of 10%, the notes will be redeemable, as a whole but not in part, at Televisa’s option at any time at 100% of their principal amount plus accrued and unpaid interest, if any. See “— Withholding Tax Redemption”. In addition, we will have the right at our option to redeem any of the notes in whole or in part at a redemption price equal to the Make-Whole Amount (as defined below).

Book-entry notes may be transferred or exchanged only through the depositary. See “— Form, Denomination and Registration” below. Registration of transfer or exchange of certificated notes will be made at the office or agency maintained by Televisa for this purpose in the Borough of Manhattan, The City of New York, currently the office of the trustee at 101 Barclay Street, 4 East, New York, New York 10286 or at the office of The Bank of New York (Luxembourg) S.A., our paying and transfer agent in Luxembourg, at Aerogulf Center, 1A Hoehenhof, L-1736 Senningerberg, Luxembourg. Neither Televisa nor the trustee will charge a service charge for any registration of transfer or exchange of notes, but Televisa may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the transfer or exchange (other than exchanges pursuant to the indenture not involving any transfer). Televisa will maintain a paying and transfer agent in Luxembourg for so long as any notes or any new notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF.

Payments

Televisa will make payments of principal, and premium, if any, and interest on book-entry notes through the trustee to the depositary. See “— Form, Denomination and Registration” below. In the case of certificated notes, Televisa will pay the principal and premium, if any, due on the maturity date in immediately available funds upon presentation and surrender by the holder of the notes at the office or agency maintained by Televisa for this purpose in the Borough of Manhattan, The City of New York, currently the office of the trustee at 101 Barclay Street, 4 East, New York, New York 10286. Televisa will pay interest due on the maturity date of a certificated note to the person to whom payment of the principal and premium, if any, will be made. Televisa will pay interest due on a certificated note on any interest payment date other than the maturity date by check mailed to the address of the holder entitled to the payment as the address shall appear in the note register of Televisa.

Notwithstanding the foregoing, a holder of U.S.$10.0 million or more in aggregate principal amount of certificated notes will be entitled to receive interest payments, if any, on any interest payment date other than the maturity date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 calendar days prior to the interest payment date. Any wire transfer instructions received by the trustee will remain in effect until revoked by the holder. Any interest not punctually paid or duly provided for on a certificated note on any interest payment date other than the maturity date will cease to be payable to the holder of the note as of the close of business on the related record date and may either be paid (1) to the person in whose name the certificated note is registered at the close of business on a special record date for the payment of the defaulted interest that is fixed by Televisa, written notice of which will be given to the holders of the notes not less than 30 calendar days prior to the special record date, or (2) at any time in any other lawful manner.

All monies paid by Televisa to the trustee or any paying agent for the payment of principal of, and premium and interest on, any note which remains unclaimed for two years after the principal, premium or interest is due and payable may be repaid to Televisa and, after that payment, the holder of the note will look only to Televisa for payment.

Ranking and Holding Company Structure

We are a holding company with no significant operating assets other than through our ownership of shares of our subsidiaries and cash and cash equivalents. We receive substantially all of our operating income from our subsidiaries. The notes will be solely our unsecured senior obligations ranking pari passu among themselves and with other unsecured senior obligations, including the 8% Senior Notes due 2011, the 8.50% Senior Notes due 2032, the 6.625% Senior Notes due 2025, the 8.49% Senior Notes due 2037 and the 6% Senior Notes due 2018. Claims of creditors of our subsidiaries, including trade creditors and banks and other lenders, will have priority over the claims of holders of the notes with respect to the assets of our subsidiaries. At September 30, 2009, our subsidiaries had Ps.34,837.4 million (equivalent to U.S.$2,580.4 million) of liabilities (excluding liabilities to us and excluding guarantees by subsidiaries of our indebtedness), U.S.$958.5 million of which was Dollar-denominated including Ps.9,655.7 million (equivalent to U.S.$715.2 million) of indebtedness, U.S.$452.6 million of which was Dollar-denominated indebtedness (equivalent to Ps.6.111.0 million), that will effectively rank senior to the notes. See “Risk Factors — Risk Factors Related to the New Notes and Exchange Offer — We Are a Holding Company with Our Assets Held Primarily by Our Subsidiaries; Creditors of Those Companies Have a Claim on Their Assets That Is Effectively Senior to That of Holders of the Exchange Notes”.

Form, Denomination and Registration

The new notes will be issued in book-entry form in minimum denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.

The notes will initially be issued in the form of one or more U.S. global notes in definitive, full registered book entry form, without interest coupons that will be deposited with, or on behalf of, the depositary, which initially will be DTC, and registered in the name of the depositary or its nominee.

So long as the depositary, which initially will be DTC, or its nominee is the registered owner of a global note, the depositary or its nominee, as the case may be, will be the sole holder of the notes represented by the global note for all purposes under the indenture. Except as otherwise provided in this section, the beneficial owners of the global notes representing the notes will not be entitled to receive physical delivery of certificated notes and will not be considered the holders of the notes for any purpose under the indenture, and no global note representing the book-entry notes will be exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of the depositary and, if the beneficial owner is not a participant of the depositary, then the beneficial owner must rely on the procedures of the participant through which the beneficial owner owns its interest in order to exercise any rights of a holder under the global notes or the indenture. The laws of some jurisdictions may require that certain purchasers of notes take physical delivery of the notes in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a global note representing the notes.

The global notes representing the notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if the depositary notifies us that it is unwilling or unable to continue as depositary for the global notes, the depositary ceases to be a clearing agency registered under the Exchange Act, we in our sole discretion determine that the global notes shall be exchangeable for certificated notes, or there shall have occurred and be continuing an event of default under the indenture with respect to the notes.

Upon any exchange, the certificated notes shall be registered in the names of the beneficial owners of the global notes representing the notes, which names shall be provided by the depositary’s relevant participants (as identified by the depositary) to the trustee.

Cross-Market Transfers.  Subject to compliance with the transfer restrictions applicable to any new notes, and the certification and other requirements set forth in the indenture, any cross-market transfer between participants of the depositary, on the one hand, and Euroclear or Clearstream Banking, on the other hand, will be effected in the depositary’s book-entry system on behalf of Euroclear or Clearstream Banking, as the case may be, in accordance with the rules of the depositary. However, these cross-market transfers may require delivery of instructions to Euroclear or Clearstream Banking, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream Banking, as the case may be, will, if the transfer meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving the beneficial interests in the applicable global note in the depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the depositary. Participants in Euroclear or Clearstream Banking may not deliver instructions directly to the depositaries for Euroclear or Clearstream Banking, as the case may be.

Because of time zone differences, the securities account of a Euroclear or Clearstream Banking participant purchasing a beneficial interest in a global note from a depositary participant will be credited during the securities settlement processing day, which must be a business day for Euroclear or Clearstream Banking, as applicable, immediately following the depositary’s settlement date. Credit of a transfer of a beneficial interest in a global note settled during that processing day will be reported to the applicable Euroclear or Clearstream Banking participant on that day. Cash received in Euroclear or Clearstream Banking as a result of a transfer of a beneficial interest in a global note by or through a Euroclear or Clearstream Banking participant to a depositary participant will be received with value on the depositary’s settlement date but will be available in the applicable Euroclear or Clearstream Banking cash account only as of the business day following settlement in the depositary.

Any beneficial interest in a global note that is transferred for a beneficial interest in another global note will, upon transfer, cease to be an interest in the original global note and will become an interest in the other global note and, accordingly, will be subject to all transfer restrictions and other procedures applicable to beneficial interests in the other global note for as long as it remains a beneficial interest in that global note.

In order to insure the availability of Rule 144 under the Securities Act for non-affiliates, the indenture provides that all notes, other than the notes referred to herein, which are redeemed, purchased or otherwise acquired by Televisa or any of its subsidiaries or “affiliates”, as defined in Rule 144 under the Securities Act, may not be resold or otherwise transferred and will be delivered to the trustee for cancellation.

Information Relating to the Depositary.  The following is based on information furnished by the depositary:

The depositary will act as the depositary for the notes. The notes will be issued as fully registered senior notes registered in the name of Cede & Co., which is the depositary’s partnership nominee. Fully registered global notes will be issued for the notes, in the aggregate principal amount of the issue, and will be deposited with the depositary.

The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve

System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes to participants’ accounts, thereby eliminating the need for physical movement of senior notes certificates. Direct participants of the depositary include securities brokers and dealers, including the initial purchaser of the notes, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants, including the initial purchasers of the notes and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the the Financial Industry Regulatory Authority, Inc. Access to the depositary’s system is also available to indirect participants, which includes securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

Purchases of notes under the depositary’s system must be made by or through direct participants, which will receive a credit for the notes on the depositary’s record. The ownership interest of each beneficial owner, which is the actual purchaser of each note, represented by global notes, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes representing the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of the global notes representing the notes will not receive certificated notes representing their ownership interests therein, except in the limited circumstances described above.

To facilitate subsequent transfers, all global notes representing the notes which are deposited with, or on behalf of, the depositary are registered in the name of the depositary’s nominee, Cede & Co. The deposit of global notes with, or on behalf of, the depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the global notes representing the notes; the depositary’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the depositary nor Cede & Co. will consent or vote with respect to the global notes representing the notes. Under its usual procedure, the depositary mails an omnibus proxy to Televisa as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Principal, premium, if any, and/or interest payments on the global notes representing the notes will be made to the depositary. The depositary’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the depositary’s records unless the depositary has reason to believe that it will not receive payment on the date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of the participant and not of the depositary, the trustee or Televisa, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest to the depositary is the responsibility of Televisa or the trustee, disbursement of the payments to direct participants will be the responsibility of the depositary, and disbursement of the payments to the beneficial owners will be the responsibility of direct and indirect participants.

The depositary may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to Televisa or the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated notes are required to be printed and delivered.

Televisa may decide to discontinue use of the system of book-entry transfers through the depositary or a successor securities depositary. In that event, certificated notes will be printed and delivered.

Although the depositary, Euroclear and Clearstream Banking have agreed to the procedures described above in order to facilitate transfers of interests in the global notes among participants of the depositary, Euroclear and Clearstream Banking, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither the trustee nor Televisa will have any responsibility for the performance by the depositary, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Trading.  Transfers between participants in the depositary will be effected in the ordinary way in accordance with the depositary’s rules and operating procedures, while transfers between participants in Euroclear and Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.

The information in this subsection “— Form, Denomination and Registration” concerning the depositary, Euroclear and Clearstream Banking and their respective book-entry systems has been obtained from the depository, Euroclear and Clearstream Banking but Televisa takes responsibility solely for the accuracy of its extraction of this information.

Certain Covenants

The indenture provides that the covenants set forth below are applicable to Televisa and its Restricted Subsidiaries.

Limitation on Liens.  Televisa will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien, except for Permitted Liens, on any Principal Property to secure the payment of Funded Indebtedness of Televisa or any Restricted Subsidiary if, immediately after the creation, incurrence or assumption of such Lien the sum of (without duplication) (A) the aggregate outstanding principal amount of all Funded Indebtedness of Televisa and the Restricted Subsidiaries that is secured by Liens (other than Permitted Liens) on any Principal Property and (B) the Attributable Debt relating to any Sale and Leaseback Transaction which would otherwise be subject to the provisions of clause 2(A)(i) of the “Limitation on Sale and Leaseback” covenant would exceed the greater of (x) U.S.$300.0 million and (y) 15% of Adjusted Consolidated Net Tangible Assets, unless effective provision is made whereby the notes (together with, if Televisa shall so determine, any other Funded Indebtedness ranking equally with the notes, whether then existing or thereafter created) are secured equally and ratably with (or prior to) such Funded Indebtedness (but only for so long as such Funded Indebtedness is so secured). For purposes of this covenant, the value of any Lien on any Principal Property securing Funded Indebtedness will be computed on the basis of the lesser of (i) the outstanding principal amount of such secured Funded Indebtedness and (ii) the higher of (x) the book value or (y) the Fair Market Value of the Principal Property securing such Funded Indebtedness.

The foregoing limitation on Liens shall not apply to the creation, incurrence or assumption of the following Liens (“Permitted Liens”):

(1) Any Lien which arises out of a judgment or award against Televisa or any Restricted Subsidiary with respect to which Televisa or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceeding for review (or with respect to which the period within which such appeal or proceeding for review may be initiated shall not have expired) and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review or with respect to which Televisa or such Restricted Subsidiary shall have posted a bond and established adequate reserves (in accordance with Mexican GAAP) for the payment of such judgment or award;

(2) Liens arising from the rendering of a final judgment or order against Televisa or any Restricted Subsidiary of Televisa that would not, with notice, passage of time or both, give rise to an Event of Default;

(3) Liens incurred or deposits made to secure indemnity obligations in respect of the disposition of any business or assets of Televisa or any Restricted Subsidiary; provided that the property subject to such Lien does not have a Fair Market Value in excess of the cash or cash equivalent proceeds received by Televisa and its Restricted Subsidiaries in connection with such disposition;

(4) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of discharging or defeasing Indebtedness of Televisa or any Restricted Subsidiary;

(5) Liens on assets or property of a Person existing at the time such Person is merged into, consolidated with or acquired by Televisa or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that: (i) any such Lien is not incurred in contemplation of such merger, consolidation or acquisition and does not secure any property of Televisa or any Restricted Subsidiary other than the property and assets subject to such Lien prior to such merger, consolidation or acquisition or (ii) if such Lien is incurred in contemplation of such merger, consolidation or acquisition it would be, if created or incurred on or after the consummation of such merger, consolidation or acquisition, a Permitted Lien under clause 7 below;

(6) Liens existing on the date of original issuance of the first series of notes pursuant to the indenture;

(7) Liens securing Funded Indebtedness (including in the form of Capitalized Lease Obligations and purchase money Indebtedness) incurred for the purpose of financing the cost (including without limitation the cost of design, development, site acquisition, construction, integration, manufacture or acquisition) of real or personal property (tangible or intangible) which is incurred contemporaneously therewith or within 180 days thereafter; provided (i) such Liens secure Funded Indebtedness in an amount not in excess of the cost of such property (plus an amount equal to the reasonable fees and expenses incurred in connection with the incurrence of such Funded Indebtedness) and (ii) such Liens do not extend to any property of Televisa or any Restricted Subsidiary other than the property for which such Funded Indebtedness was incurred;

(8) Liens to secure the performance of statutory and common law obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(9) Liens to secure the notes;

(10) Liens granted in favor of Televisa and/or any Wholly Owned Restricted Subsidiary to secure indebtedness owing to Televisa or such Wholly Owned Restricted Subsidiary;

(11) Legal or equitable encumbrances deemed to exist by reason of the inclusion of customary negative pledge provisions in any financing document of Televisa or any Restricted Subsidiary;

(12) Liens on the rights of Televisa or any Restricted Subsidiary to licensing, royalty and other similar payments in respect of programming or films and all proceeds therefrom; and

(13) Any Lien in respect of Funded Indebtedness representing the extension, refinancing, renewal or replacement (or successive extensions, refinancings, renewals or replacements) of Funded Indebtedness secured by Liens referred to in clauses (3), (4), (5), (6), (7), (8), (9), (10), (11) and (12) above; provided that the principal of the Funded Indebtedness secured thereby does not exceed the principal of the Funded Indebtedness secured thereby immediately prior to such extension, renewal or replacement, plus any accrued and unpaid interest or capitalized interest payable thereon, reasonable fees and expenses incurred in connection therewith, and the amount of any prepayment premium necessary to accomplish any refinancing; and provided, further, that such extension, renewal or replacement shall be limited to all or a part of the property (or interest therein) subject to the Lien so extended, renewed or replaced (plus improvements and construction on such property); and provided, further, that in the case of Liens referred to in clauses (3), (4), (8), (9), (10), (11) and (12), the secured party with respect to the Lien so extended, renewed, refinanced or replaced is the party (or any successor or assignee thereof) that was secured prior to such extension, renewal, refinancing or replacement.

Limitation on Sale and Leaseback.  Televisa will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided that Televisa or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1) the gross cash proceeds of the Sale and Leaseback Transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors and set forth in a resolution delivered to the trustee, of the Principal Property that is the subject of the Sale and Leaseback Transaction; and

(2) either

(A) Televisa or the Restricted Subsidiary, as applicable, either (i) could have incurred a Lien to secure Funded Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the “Limitation on Liens” covenant, or (ii) makes effective provision whereby the notes (together with, if Televisa shall so determine, any other Funded Indebtedness ranking equally with the notes, whether then existing or thereafter created) are secured equally and ratably with (or prior to) the obligations of Televisa or the Restricted Subsidiary under the lease of such Principal Property, or

(B) within 360 days, Televisa or the Restricted Subsidiary either (i) applies an amount equal to the Attributable Debt in respect of such Sale and Leaseback Transaction to purchase the notes or to retire, defease or prepay (in whole or in part) other Funded Indebtedness, or (ii) enters into a bona fide commitment to expend for the acquisition or improvement of a Principal Property an amount at least equal to the Attributable Debt in respect of such Sale and Leaseback Transaction.

Designation of Restricted Subsidiaries.  The Board of Directors of Televisa may designate an Unrestricted Subsidiary as a Restricted Subsidiary or designate a Restricted Subsidiary as an Unrestricted Subsidiary at any time; provided that (1) immediately after giving effect to such designation, Televisa and its Restricted Subsidiaries would have been permitted to incur at least U.S.$1.00 of additional Funded Indebtedness secured by a Lien pursuant to the “Limitation on Liens” covenant (other than Funded Indebtedness permitted to be secured by a Lien pursuant to the provisions of the definition of “Permitted Liens”), (2) no default or event of default shall have occurred and be continuing, and (3) an Officer’s Certificate with respect to such designation is delivered to the trustee within 75 days after the end of the fiscal quarter of Televisa in which such designation is made (or, in the case of a designation made during the last fiscal quarter of Televisa’s fiscal year, within 120 days after the end of such fiscal year), which Officers’ Certificate shall state the effective date of such designation. Televisa has initially designated as Unrestricted Subsidiaries all of its Subsidiaries other than those subsidiaries engaged in television broadcasting, pay television networks and programming exports (other than the subsidiaries which operate Bay City Television) and will deliver the required Officers’ Certificate with respect thereto to the trustee, on or prior to the date of initial issuance of the first series of notes pursuant to the indenture.

Repurchase of Notes upon a Change of Control.  Televisa must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of the principal amount of the notes on the date of repurchase, plus accrued interest (if any) to the date of purchase. Televisa is not required to make an Offer to Purchase following a Change of Control if a third party makes an Offer to Purchase that would be in compliance with the provisions described in this covenant if it were made by Televisa and such third party purchases (for the consideration referred to in the immediately preceding sentence) the notes validly tendered and not withdrawn. Prior to the mailing of the notice to holders and publishing such notice to holders in a daily newspaper of general circulation in Luxembourg commencing such Offer to Purchase, but in any event within 30 days following any Change of Control, Televisa covenants to (i) repay in full all indebtedness of Televisa that would prohibit the repurchase of the notes pursuant to such Offer to Purchase or (ii) obtain any requisite consents under instruments governing any such indebtedness of Televisa to permit the repurchase of the notes. Televisa shall first comply with the covenant in the preceding sentence before it repurchases notes upon a Change of Control pursuant to this covenant.

The covenant requiring Televisa to repurchase the notes will, unless consents are obtained, require Televisa to repay all indebtedness then outstanding, which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase. There can be no assurance that Televisa will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the foregoing covenant (as well as by any covenant contained in other securities of Televisa which might be outstanding at the time).

Additional Amounts.  All payments of amounts due in respect of the notes by Televisa will be made without withholding or deduction for or on account of any present or future taxes or duties of whatever nature imposed or levied by or on behalf of Mexico, any political subdivision thereof or any agency or authority of or in Mexico (“Taxes”) unless the withholding or deduction of such Taxes is required by law or by the interpretation or administration thereof. In that event, Televisa will pay such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts receivable by the holders after such withholding or deduction shall equal the respective amounts which would have been receivable in respect of the notes, in the absence of such withholding or deduction, which Additional Amounts shall be due and payable when the amounts to which such Additional Amounts relate are due and payable; except that no such Additional Amounts shall be payable with respect to:

(i) any Taxes which are imposed on, or deducted or withheld from, payments made to the holder or beneficial owner of a note by reason of the existence of any present or former connection between the holder or beneficial owner of the note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, corporation or partnership) and Mexico (or any political subdivision or territory or possession thereof or area subject to its jurisdiction) (including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) (x) being or having been a citizen or resident thereof, (y) maintaining or having maintained an office, permanent establishment, fixed base or branch therein, or (z) being or having been present or engaged in a trade or business therein) other than the mere holding of such note or the receipt of amounts due in respect thereof;

(ii) any estate, inheritance, gift, sales, stamp, transfer or personal property Tax;

(iii) any Taxes that are imposed on, or withheld or deducted from, payments made to the holder or beneficial owner of a note to the extent such Taxes would not have been so imposed, deducted or withheld but for the failure by such holder or beneficial owner of such note to comply with any certification, identification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with Mexico (or any political subdivision or territory or possession thereof or area subject to its jurisdiction) of the holder or beneficial owner of such note if (x) such compliance is required or imposed by a statute, treaty, regulation, rule, ruling or administrative practice in order to make any claim for exemption from, or reduction in the rate of, the imposition, withholding or deduction of any Taxes, and (y) at least 60 days prior to the first payment date with respect to which Televisa shall apply this clause (iii), Televisa shall have notified all the holders of notes, in writing, that such holders or beneficial owners of the notes will be required to provide such information or documentation;

(iv) any Taxes imposed on, or withheld or deducted from, payments made to a holder or beneficial owner of a note at a rate in excess of the 4.9% rate of Tax in effect on the date hereof and uniformly applicable in respect of payments made by Televisa to all holders or beneficial owners eligible for the benefits of a treaty for the avoidance of double taxation to which Mexico is a party without regard to the particular circumstances of such holders or beneficial owners (provided that, upon any subsequent increase in the rate of Tax that would be applicable to payments to all such holders or beneficial owners without regard to their particular circumstances, such increased rate shall be substituted for the 4.9% rate for purposes of this clause (iv)), but only to the extent that (x) such holder or beneficial owner has failed to provide on a timely basis, at the reasonable request of Televisa (subject to the conditions set forth below), information, documentation or other evidence concerning whether such holder or beneficial owner is eligible for benefits under a treaty for the avoidance of double taxation to which Mexico is a party if necessary to determine the appropriate rate of deduction or withholding of Taxes under such treaty or under any statute, regulation, rule, ruling or administrative practice, and (y) at least 60 days prior to the first payment date with respect to which Televisa shall make such reasonable request, Televisa shall have notified the holders of the notes, in writing, that such holders or beneficial owners of the notes will be required to provide such information, documentation or other evidence;

(v) to or on behalf of a holder of a note in respect of Taxes that would not have been imposed but for the presentation by such holder for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holder of such note would have been entitled to Additional Amounts in respect of such Taxes on presenting such note for payment on any date during such 15-day period;

(vi) any withholding or deductions imposed on a payment to an individual required to be made pursuant to the European Council Directive 2003/48/EC (the “Directive”) or any law implementing or introduced in order to conform to, such Directive; or

(vii) any combination of (i), (ii), (iii), (iv), (v) or (vi) above (the Taxes described in clauses (i) through (vii), for which no Additional Amounts are payable, are hereinafter referred to as “Excluded Taxes”).

Notwithstanding the foregoing, the limitations on Televisa’s obligation to pay Additional Amounts set forth in clauses (iii) and (iv) above shall not apply if (a) the provision of information, documentation or other evidence described in such clauses (iii) and (iv) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a note (taking into account any relevant differences between U.S. and Mexican law, rules, regulations or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law, regulations and administrative practice (such as IRS Forms W-8BEN and W-9) or (b) Rule I.3.22.8 issued by the Secretaría de Hacienda y Crédito Público (Ministry of Finance and Public Credit) or a substantially similar successor of such rule is in effect, unless the provision of the information, documentation or other evidence described in clauses (iii) and (iv) is expressly required by statute, regulation, rule, ruling or administrative practice in order to apply Rule I.3.22.8 (or a substantially similar successor of such rule), Televisa cannot obtain such information, documentation or other evidence on its own through reasonable diligence and Televisa otherwise would meet the requirements for application of Rule I.3.22.8 (or such successor of such rule). In addition, such clauses (iii) and (iv) shall not be construed to require that a non-Mexican pension or retirement fund or a non-Mexican financial institution or any other holder register with the Ministry of Finance and Public Credit for the purpose of establishing eligibility for an exemption from or reduction of Mexican withholding tax or to require that a holder or beneficial owner certify or provide information concerning whether it is or is not a tax-exempt pension or retirement fund.

At least 30 days prior to each date on which any payment under or with respect to the notes is due and payable, if Televisa will be obligated to pay Additional Amounts with respect to such payment (other than Additional Amounts payable on the date of the indenture), Televisa will deliver to the trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable, and will set forth such other information necessary to enable the trustee to pay such Additional Amounts to holders on the payment date. Whenever either in the indenture or in this prospectus there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, interest or any other amount payable under or with respect to any note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

In the event that Televisa has become or would become required to pay any Additional Amounts in excess of those attributable to Taxes that are imposed, deducted or withheld at a rate of 10% as a result of certain changes affecting Mexican tax laws, Televisa may redeem all, but not less than all, of the notes, at any time at 100% of the principal amount, together with accrued and unpaid interest thereon, if any, to the redemption date. See “— Withholding Tax Redemption”.

Televisa will provide the trustee with documentation evidencing the payment of Mexican taxes in respect of which Televisa has paid any Additional Amounts. Copies of such documentation will be made available to the holders or the paying agent, as applicable, upon request therefor.

In addition, Televisa will pay any stamp, issue, registration, documentary or other similar taxes and other duties (including interest and penalties) (a) payable in Mexico or the United States (or any political subdivision of either jurisdiction) in respect of the creation, issue and offering of the notes, and (b) payable in Mexico (or any political subdivision thereof) in respect of the subsequent redemption or retirement of the notes (other than, in the case of any subsequent redemption or retirement, Excluded Taxes; except for this purpose, the definition of Excluded Taxes will not include those defined in clause (ii) thereof).

Optional Redemption

We will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund — meaning that we will not deposit money on a regular basis into any separate account to repay your notes. In addition, you will not be entitled to require us to repurchase your notes from you before the stated maturity.

Optional Redemption With “Make-Whole” Amount

We will have the right at our option to redeem any of the notes in whole or in part, at any time or from time to time prior to their maturity, on at least 30 days’ but not more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points (the “Make-Whole Amount”), plus in each case accrued interest on the principal amount of the notes to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC or its affiliates which are primary United States government securities dealers and two other leading primary United States government securities dealers in New York City reasonably designated by us; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefore another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 pm New York time on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

Withholding Tax Redemption

The notes are subject to redemption (“Withholding Tax Redemption”) at any time (a “Withholding Tax Redemption Date”), as a whole but not in part, at the election of Televisa, at a redemption price equal to 100% of the unpaid principal amount thereof plus accrued and unpaid interest, if any, to and including the Withholding Tax

Redemption Date (the “Withholding Tax Redemption Price”) if, as a result of (i) any change in or amendment to the laws, rules or regulations of Mexico, or any political subdivision or taxing authority or other instrumentality thereof or therein, or (ii) any amendment to or change in the rulings or interpretations relating to such laws, rules or regulations made by any legislative body, court or governmental or regulatory agency or authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination) of Mexico, or any political subdivision or taxing authority or other instrumentality thereof or therein, or (iii) any official interpretation, application or pronouncement by any legislative body, court or governmental or regulatory agency or authority that provides for a position with respect to such laws, rules or regulations that differs from the theretofore generally accepted position, which amendment or change is enacted, promulgated, issued or announced or which interpretation, application or pronouncement is issued or announced, in each case, after the Closing Date, Televisa has become or would become required to pay any Additional Amounts (as defined above) in excess of those attributable to Taxes (as defined above) that are imposed, deducted or withheld at a rate of 10% on or from any payments under the notes. See “— Certain Covenants — Additional Amounts” and “Taxation — Federal Mexican Taxation”.

The election of Televisa to redeem the notes shall be evidenced by a certificate (a “Withholding Tax Redemption Certificate”) of a financial officer of Televisa, which certificate shall be delivered to the trustee. Televisa shall, not less than 35 days nor more than 45 days prior to the Withholding Tax Redemption Date, notify the trustee in writing of such Withholding Tax Redemption Date and of all other information necessary to the giving by the trustee of notices of such Withholding Tax Redemption. The trustee shall be entitled to rely conclusively upon the information so furnished by Televisa in the Withholding Tax Redemption Certificate and shall be under no duty to check the accuracy or completeness thereof. Such notice shall be irrevocable and upon its delivery Televisa shall be obligated to make the payment or payments to the trustee referred to therein at least two Business Days prior to such Withholding Tax Redemption Date.

Notice of Withholding Tax Redemption shall be given by the trustee to the holders, in accordance with the provisions under “Notices”, upon the mailing by first-class postage prepaid to each holder at the address of such holder as it appears in the Register not less than 30 days nor more than 60 days prior to the Withholding Tax Redemption Date.

The notice of Withholding Tax Redemption shall state:

(i) the Withholding Tax Redemption Date;

(ii) the Withholding Tax Redemption Price;

(iii) the sum of all other amounts due to the holders under the notes and the indenture;

(iv) that on the Withholding Tax Redemption Date the Withholding Tax Redemption Price will become due and payable upon each such note so to be redeemed;

(v) the place or places, including the offices of our paying agent in Luxembourg, where such notes so to be redeemed are to be surrendered for payment of the Withholding Tax Redemption Price; and

(vi) the ISIN number of the notes.

Notice of Withholding Tax Redemption having been given as aforesaid, the notes so to be redeemed shall, on the Withholding Tax Redemption Date, become due and payable at the Withholding Tax Redemption Price therein specified. Upon surrender of any such notes for redemption in accordance with such notice, such notes shall be paid by the paying agent on behalf of Televisa on the Withholding Tax Redemption Date; provided that moneys sufficient therefor have been deposited with the trustee for the holders.

Notwithstanding anything to the contrary herein or in the indenture or in the notes, if a Withholding Tax Redemption Certificate has been delivered to the trustee and Televisa shall have paid to the trustee for the benefit of the holders (i) the Withholding Tax Redemption Price and (ii) all other amounts due to the holders and the trustee under the notes and the indenture, then neither the holders nor the trustee on their behalf shall any longer be entitled to exercise any of the rights of the holders under the notes other than the rights of the holders to receive payment of such amounts from the paying agent and the occurrence of an Event of Default whether before or after such payment by Televisa to the trustee for the benefit of the holders shall not entitle either the holders or the trustee on their behalf after such payment to declare the principal of any notes then outstanding to be due and payable on any date prior to the Withholding Tax Redemption Date. The funds paid to the trustee shall be used to redeem the notes on the Withholding Tax Redemption Date.

Merger and Consolidation

Televisa may not consolidate with or merge into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets and the properties and assets of its Subsidiaries (taken as a whole) as an entirety to, any entity or entities (including limited liability companies) unless (1) the successor entity or entities, each of which shall be organized under the laws of Mexico or of the United States or a State thereof, shall assume by supplemental indenture all the obligations of Televisa under the notes, the indenture and the registration rights agreement, (2) immediately after giving effect to the transaction or series of transactions, no default or event of default shall have occurred and be continuing, and (3) if, as a result of such transaction, properties or assets of Televisa would become subject to an encumbrance which would not be permitted by the terms of the notes, Televisa or the successor entity or entities shall take such steps as are necessary to secure such notes equally and ratably with all indebtedness secured thereunder; provided, that notwithstanding the foregoing, nothing herein shall prohibit Televisa or a Restricted Subsidiary from selling, assigning, transferring, leasing, conveying or otherwise disposing of any of Televisa’s Subsidiaries that are Unrestricted Subsidiaries at the date of the indenture or any interest therein or any assets thereof. Thereafter, all such obligations of Televisa shall terminate.

Events of Default

The term “event of default” means any one of the following events with respect to any series of senior debt securities, including the notes:

(1) default in the payment of any interest on any senior debt security of the series, or any Additional Amounts payable with respect thereto, when the interest becomes or the Additional Amounts become due and payable, and continuance of the default for a period of 30 days;

(2) default in the payment of the principal of or any premium on any senior debt security of the series, or any Additional Amounts payable with respect thereto, when the principal or premium becomes or the Additional Amounts become due and payable at their maturity;

(3) failure of Televisa to comply with any of its obligations described above under “— Merger and Consolidation”;

(4) default in the deposit of any sinking fund payment when and as due by the terms of a senior debt security of the series;

(5) default in the performance, or breach, of any covenant or warranty of Televisa in the indenture or the senior debt securities (other than a covenant or warranty a default in the performance or the breach of which is elsewhere in the indenture specifically dealt with or which has been expressly included in the indenture solely for the benefit of a series of senior debt securities other than the relevant series), and continuance of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to Televisa by the trustee or to Televisa and the trustee by the holders of at least 25% in principal amount of the outstanding senior debt securities of the series, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a “Notice of Default” under the indenture;

(6) if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of Televisa or any Material Subsidiary of Televisa, whether the Indebtedness now exists or shall hereafter be created, shall happen and shall result in Indebtedness in aggregate principal amount (or, if applicable, with an issue price and accreted original issue discount) in excess of U.S.$100.0 million becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and (i) the acceleration shall not be rescinded or annulled, (ii) such Indebtedness shall not have been paid or (iii) Televisa or such Material Subsidiary shall not have contested such acceleration in good faith by appropriate proceedings and have obtained and thereafter maintained a stay of all consequences that would have a material adverse effect on Televisa, in each case within a period of 30 days after there shall have been given, by registered or certified mail, to Televisa by the trustee or to Televisa and the trustee by the holders of at least 25% in principal amount of the outstanding senior debt securities of the series then outstanding, a written notice specifying the default or breaches and requiring it to be remedied and stating that the notice is a “Notice of Default” or other notice as prescribed in the indenture; provided, however, that if after the expiration of such period, such event of default shall be remedied or cured by Televisa or be waived by the holders of such Indebtedness in any manner authorized by such mortgage, indenture or instrument, then the event of default with respect to such series of senior debt securities or by reason thereof shall, without further action by Televisa, the trustee or any holder of senior debt securities of such series, be deemed cured and not continuing;

(7) the entry by a court having competent jurisdiction of:

(a) a decree or order for relief in respect of Televisa or any Material Subsidiary in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law, which decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(b) a decree or order adjudging Televisa or any Material Subsidiary to be insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of Televisa or any Material Subsidiary, which decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(c) a final and non-appealable order appointing a custodian, receiver, liquidator, assignee, trustee or other similar official of Televisa or any Material Subsidiary or of any substantial part of the property of Televisa or any Material Subsidiary or ordering the winding up or liquidation of the affairs of Televisa;

(8) the commencement by Televisa or any Material Subsidiary of a voluntary proceeding under any applicable bankruptcy. insolvency, reorganization or other similar law or of a voluntary proceeding seeking to be adjudicated insolvent or the consent by Televisa or any Material Subsidiary to the entry of a decree or order for relief in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any insolvency proceedings against it, or the filing by Televisa or any Material Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by Televisa or any Material Subsidiary to the filing of the petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of Televisa or any Material Subsidiary or any substantial part of the property of Televisa or any Material Subsidiary or the making by Televisa or any Material Subsidiary of an assignment for the benefit of creditors, or the taking of corporate action by Televisa or any Material Subsidiary in furtherance of any such action; or

(9) any other event of default provided in or pursuant to the indenture with respect to senior debt securities of the series.

If an event of default with respect to senior debt securities of any series at the time outstanding (other than an event of default specified in clause (7) or (8) above) occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of the series may declare the principal of all the senior debt securities of the series, or such lesser amount as may be provided for in the senior debt securities of the series, to be due and payable immediately, by a notice in writing to Televisa (and to the trustee if given by the holders), and upon any declaration the principal or such lesser amount shall become immediately due and payable. If an event of default specified in clause (7) or (8) above occurs, all unpaid principal of and accrued interest on the outstanding senior debt securities of that series (or such lesser amount as may be provided for in the senior debt securities of the series) shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of any senior debt security of that series.

At any time after a declaration of acceleration or automatic acceleration with respect to the senior debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding senior debt securities of the series, by written notice to Televisa and the trustee, may rescind and annul the declaration and its consequences if:

(1) Televisa has paid or deposited with the trustee a sum of money sufficient to pay all overdue installments of any interest on and additional amounts with respect to all senior debt securities of the series and the principal of and any premium on any senior debt securities of the series which have become due otherwise than by the declaration of acceleration and interest on the senior debt securities; and

(2) all events of default with respect to senior debt securities of the series, other than the non-payment of the principal of, any premium and interest on, and any additional amounts with respect to senior debt securities of the series which shall have become due solely by the acceleration, shall have been cured or waived.

No rescission shall affect any subsequent default or impair any right consequent thereon.

Meetings of Noteholders

A meeting of noteholders may be called by the trustee, Televisa or the holders of at least 10% in aggregate principal amount of the outstanding notes at any time and from time to time, to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other actions provided by the indenture to be made, given or taken by holders of notes. The meeting shall be held at such time and at such place in the Borough of Manhattan, The City of New York or in such other place as the trustee shall determine. Notice of every meeting of noteholders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given not less than 21 nor more than 180 days prior to the date fixed for the meeting.

The persons entitled to vote a majority in principal amount of the outstanding notes shall constitute a quorum for a meeting; except that if any action requires holders of at least 66 2/3% in principal amount of the outstanding notes to consent or waiver the Persons entitled to vote 66 2/3% in principal amount of the outstanding notes shall constitute a quorum. Any resolution presented to a meeting at which a quorum is present may be adopted only by the affirmative vote of the holders of a majority in principal amount of the outstanding notes; except that any resolution requiring consent of the holders of at least 66 2/3% in principal amount of the outstanding notes may be adopted at a meeting by the affirmative vote of the holders of at least 66 2/3% in principal amount of the outstanding notes, Any resolution passed or decision taken at any meeting of holders of notes duly held in accordance with the indenture shall be binding on all the holders of notes, whether or not such holders were present or represented at the meeting.

Modification and Waiver

Modification and amendments of the indenture may be made by Televisa and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of each series affected thereby; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding senior debt security affected thereby:

(1) change the stated maturity of the principal of, or any premium or installment of interest on, or any Additional Amounts with respect to, any senior debt security;

(2) reduce the principal amount of, or the rate (or modify the calculation of the rate) of interest on, or any Additional Amounts with respect to, or any premium payable upon the redemption of, any senior debt security;

(3) change the redemption provisions of any senior debt security or adversely affect the right of repayment at the option of any holder of any senior debt security;

(4) change the place of payment or the coin or currency in which the principal of, any premium or interest on or any Additional Amounts with respect to any senior debt security is payable;

(5) impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any senior debt security (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the date for repayment);

(6) reduce the percentage in principal amount of the outstanding senior debt securities, the consent of whose holders is required in order to take certain actions;

(7) reduce the requirements for quorum or voting by holders of senior debt securities as provided in the indenture;

(8) modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of senior debt securities except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each senior debt security affected thereby; or

(9) modify any of the above provisions.

The holders of not less than a majority in aggregate principal amount of the senior debt securities of any series may, on behalf of the holders of all senior debt securities of the series, waive compliance by Televisa with certain restrictive provisions of the indenture.

The holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of any series may, on behalf of the holders of all senior debt securities of the series, waive any past default and its consequences under the indenture with respect to the senior debt securities of the series, except a default:

•	in the payment of principal (or premium, if any), or any interest on or any Additional Amounts with respect to senior debt securities of the series; or

•	in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each senior debt security of any series.

Under the indenture, Televisa is required to furnish the trustee annually a statement as to performance by Televisa of certain of its obligations under the indenture and as to any default in the performance. Televisa is also required to deliver to the trustee, within five days after becoming aware thereof, written notice of any event of default or any event which after notice or lapse of time or both would constitute an event of default.

The indenture contains provisions permitting Televisa and the trustee, without the consent of any holders of notes, to enter into a supplemental indenture, among other things, for purposes of curing any ambiguity or correcting or supplementing any provisions contained in the indenture or in any supplemental indenture or making other provisions in regard to the matters or questions arising under the indenture or any supplemental indenture as the Board of Directors of Televisa deems necessary or desirable and which does not adversely affect the interests of the holders of notes in any material respect. Televisa and the trustee, without the consent of any holders of notes, may also enter into a supplemental indenture to establish the forms or terms of any series of senior debt securities as are not otherwise inconsistent with any of the provisions of the indenture.

Notices

All notices regarding the notes shall be valid if that notice is given to holders of notes in writing and mailed to each holder of notes, and, for so long as the notes are listed on the Luxembourg Stock Exchange, if published in a leading daily newspaper of general circulation in Luxembourg.

While the notes are represented by the global note deposited with the common depositary, notices to holders may be given by delivery to the depositary, and such notices will be deemed to be given on the date of delivery to the depositary. The trustee will also mail notices by first class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only mail these notices to the registered holder of the notes. You will not receive notices regarding the notes directly from us unless we reissue the notes to you in fully certificated form.

In addition, so long as the notes are admitted to listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF, in accordance with the rules and regulations of the Luxembourg Stock Exchange, all notices regarding the notes shall be valid if published in a leading daily newspaper of general circulation in Luxembourg, which is expected to be d’Wort or on the website of the Luxembourg Stock Exchange (www.bourse.lu). If such publication is not practicable, notice will be considered to be validly given if otherwise made in accordance with the rules of the Luxembourg Stock Exchange.

Notices will be deemed to have been given on the date of mailing or of publication as aforesaid or, if published on different dates, on the date of the first such publication.

Neither the failure to give any notice to a particular holder, nor any defect in a notice will be considered to be validly given if otherwise made in accordance with the rules of the Luxembourg Stock Exchange.

Unclaimed Amounts

Any money deposited with the trustee or paying agent or held by Televisa, in trust, for the payment of principal, premium, interest or any Additional Amounts, that remains unclaimed for two years after such amount becomes due and payable shall be paid to Televisa on its request or, if held by Televisa, shall be discharged from such trust. The holder of the notes will look only to Televisa for payment thereof, and all liability of the trustee, paying agent or of Televisa, as trustee, shall thereupon cease. However, the trustee or paying agent may at the expense of Televisa cause to be published once in a newspaper in each place of payment, or to be mailed to holders of notes, or both, notice that that money remains unclaimed and any unclaimed balance of such money remaining, after a specified date, will be repaid to Televisa.

Certain Definitions

The following are certain of the terms defined in the indenture:

For purposes of the following definitions, the covenants described above under “— Certain Covenants” and the indenture generally, all calculations and determinations shall be made in accordance with Mexican GAAP as in effect on the closing date and shall be based upon the consolidated financial statements of Televisa and its restricted subsidiaries prepared in accordance with Mexican GAAP and Televisa’s accounting policies as in effect on the closing date. Where calculations or amounts are determined with reference to reports filed with the Commission or the trustee, the information contained in such reports shall (solely for purposes of the indenture) be adjusted to the extent necessary to conform to Mexican GAAP as in effect on the closing date.

“Adjusted Consolidated Net Tangible Assets” means the total amount of assets of Televisa and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), including any write-ups or restatements required under Mexican GAAP (other than with respect to items referred to in clause (ii) below), after deducting therefrom (i) all current liabilities of Televisa and its Restricted Subsidiaries (excluding deposits and customer advances) and (ii) all goodwill, trade names, trademarks, licenses, concessions, patents, unamortized debt discount and expense and other intangibles, all as determined in accordance with Mexican GAAP; provided that “Adjusted Consolidated Net Tangible Assets” shall be deemed to include transmission rights, programs and films, as determined in accordance with Mexican GAAP.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Attributable Debt” in respect of a Sale and Leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended, Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with Mexican GAAP.

“Board of Directors” means the Board of Directors of Televisa or the Executive Committee thereof, if duly authorized by the Board of Directors and under Mexican Law to act with respect to the indenture; provided, that for purposes of clause (ii) of the definition of Change of Control, the Board of Directors shall mean the entire Board of Directors then in office.

“Capitalized Lease Obligation” of any Person means any obligation of such Person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased (other than leases for transponders) by such Person and used in its business that is required to be accounted for as a liability on the balance sheet of such Person in accordance with Mexican GAAP and the amount of such Capitalized Lease Obligation shall be the amount so required to be accounted for as a liability.

“Change of Control” means such time as (i) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of shares of Voting Stock of Televisa representing more than 35% of the total voting power of the total Voting Stock of Televisa on a fully diluted basis and (A) such ownership is greater than the amount of voting power of the total Voting Stock, on a fully diluted basis, “beneficially owned” by the Existing Stockholders and their Affiliates on such date, (B) such beneficial owner has the right under applicable law to exercise the voting power of such shares and (C) such beneficial owner has the right to elect more directors than the Existing Stockholders and their Affiliates on such date; or (ii) individuals who on the closing date constitute the Board of Directors of Televisa (together with any new directors whose election by the Board of Directors or whose nomination for election by Televisa’s stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the closing date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

“Existing Stockholders” means (i) Emilio Azcárraga Jean, (ii) a parent, brother or sister of the individual named in clause (i), (iii) the spouse or a former spouse of any individual named in clause (i) or (ii), (iv) the lineal descendants of any person named in clauses (i) through (iii) and the spouse or a former spouse of any such lineal descendant, (v) the estate or any guardian, custodian or other legal representative of any individual named in clauses (i) through (iv), (vi) any trust established solely for the benefit of any one or more of the individuals named in clauses (i) through (v) and (vii) any Person in which all of the equity interests are owned, directly or indirectly, by any one or more of the Persons named in clauses (i) through (vi).

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of Televisa, acting in good faith and evidenced by a resolution delivered to the trustee.

“Funded Indebtedness” of any Person means, as of the date as of which the amount thereof is to be determined, without duplication, all Indebtedness of such Person for borrowed money or for the deferred purchase price of property or assets in respect of which such Person is liable and all guarantees by such Person of any Indebtedness of others for borrowed money, and all Capitalized Lease Obligations of such Person, which by the terms thereof have a final maturity, duration or payment date more than one year from the date of determination thereof (including, without limitation, any balance of such Indebtedness or obligation which was Funded Indebtedness at the time of its creation maturing within one year from such date of determination) or which has a final maturity, duration or payment date within one year from such date of determination but which by its terms may be renewed or extended at the option of such Person for more than one year from such date of determination, whether or not theretofore renewed or extended; provided, however, “Funded Indebtedness” shall not include (1) any Indebtedness of Televisa or any Subsidiary to Televisa or another Subsidiary, (2) any guarantee by Televisa or any Subsidiary of Indebtedness of Televisa or another Subsidiary; provided that such guarantee is not secured by a Lien on any Principal Property, (3) any guarantee by Televisa or any Subsidiary of the Indebtedness of any person (including, without limitation, a business trust), if the obligation of Televisa or such Subsidiary under such guaranty is limited in amount to the amount of funds held by or on behalf of such person that are available for the payment of such Indebtedness, (4) liabilities under interest rate swap, exchange, collar or cap agreements and all other agreements or arrangements designed to protect against fluctuations in interest rates or currency exchange rates, and (5) liabilities under commodity hedge, commodity swap, exchange, collar or cap agreements, fixed price agreements and all other agreements or arrangements designed to protect against fluctuations in prices. For purposes of determining the outstanding principal amount of Funded Indebtedness at any date, the amount of Indebtedness issued at a price less than the principal amount thereof shall be equal to the amount of the liability in respect thereof at such date determined in accordance with Mexican GAAP.

“Indebtedness” of any Person means:

(1) any indebtedness of such Person (i) for borrowed money or (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities;

(2) any guarantee by such Person of any indebtedness of others described in the preceding clause (1); and

(3) any amendment, renewal, extension or refunding of any such indebtedness or guarantee.

“Lien” means any mortgage, pledge, lien, security interest, or other similar encumbrance.

“Material Subsidiary” means, at any relevant time, any Subsidiary that meets any of the following conditions:

(1) Televisa’s and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of the total consolidated assets of Televisa and its Subsidiaries;

(2) Televisa’s and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total consolidated assets of Televisa and its Subsidiaries;

(3) Televisa’s and its other Subsidiaries’ proportionate share of the total revenues (after intercompany eliminations) of the Subsidiary exceeds 10% of the total consolidated revenue of Televisa and its Subsidiaries; or

(4) Televisa’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds 10% of such income of Televisa and its Subsidiaries;

all as calculated by reference to the then latest fiscal year-end accounts (or consolidated fiscal year-end accounts, as the case may be) of such Subsidiary and the then latest audited consolidated fiscal year-end accounts of Televisa and its Subsidiaries.

“Mexican GAAP” means Financial Reporting Standards (Normas de Información Financiera) in Mexico and the accounting principles and policies of Televisa and its Restricted Subsidiaries, in each case as in effect on the date the notes under the indenture supplement are first issued. All ratios and computations shall be computed in conformity with Mexican GAAP.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Principal Property” means, as of any date of determination, (a) any television production and/or network facility, television programming library, and, if applicable, any cable system and satellite television services facility, including land and buildings and other improvements thereon and equipment located therein, owned by Televisa or any Restricted Subsidiary and used in the ordinary course of its business and (b) any executive offices, administrative buildings, and research and development facilities, including land and buildings and other improvements thereon and equipment located therein, of Televisa or any Restricted Subsidiary, other than any such property which, in the good faith opinion of the Board of Directors, is not of material importance to the business conducted by Televisa and its Restricted Subsidiaries taken as a whole.

“Restricted Subsidiary” means, as of any date of determination, a subsidiary which has been, or is then being, designated a Restricted Subsidiary in accordance with the “Designation of Restricted Subsidiaries” covenant, unless and until designated an Unrestricted Subsidiary in accordance with such covenant.

“Sale and Leaseback Transactions” means any arrangement providing for the leasing to Televisa or a Subsidiary of any Principal Property (except for temporary leases for a term, including renewals, of not more than three years) which has been or is to be sold by Televisa or such Subsidiary to the lessor.

“Subsidiary” means any corporation, association, limited liability company, partnership or other business entity of which a majority of the total voting power of the capital stock or other interests (including partnership interests) entitled (without regard to the incurrence of a contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) Televisa, (ii) Televisa and one or more of its Subsidiaries or (iii) one or more Subsidiaries of Televisa.

“Televisa” means Grupo Televisa, S.A.B., a limited liability public stock corporation (sociedad anónima bursátil) organized under the laws of the United Mexican States, until a successor replaces it pursuant to the applicable provisions of the indenture and thereafter means the successor.

“Unrestricted Subsidiary” means, as of any date of determination, any Subsidiary of Televisa that is not a Restricted Subsidiary.

“Voting Stock” means, with respect to any Person, capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Restricted Subsidiary of any Person, such Restricted Subsidiary if all of the outstanding Capital Stock in such Restricted Subsidiary (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable law and shares of Common Stock that, in the aggregate, do not exceed 1% of the economic value or voting power of the Capital Stock of such Restricted Subsidiary) is owned by such Person or one or more Wholly Owned Restricted Subsidiaries of such Person.

Discharge, Defeasance and Covenant Defeasance

Televisa may discharge certain obligations to holders of any series of senior debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing or causing to be deposited with the trustee, in trust, funds specifically pledged as security for, and dedicated solely to, the benefit of the holders in U.S. Dollars or Government Obligations, which is defined below, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge the entire indebtedness on the senior debt securities with respect to principal (and premium, if any) and interest to the date of the deposit (if the senior debt securities have become due and payable) or to the maturity thereof, as the case may be.

The indenture provides that, unless the provisions of the “Defeasance and Covenant Defeasance” section thereof are made inapplicable in respect of any series of senior debt securities of or within any series pursuant to the “Amount Unlimited; Issuable in Series” section thereof, Televisa may elect, at any time, either:

•	to defease and be discharged from any and all obligations with respect to the senior debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the senior debt securities and other obligations to register the transfer or exchange of the senior debt securities, to replace temporary or mutilated, destroyed, lost or stolen senior debt securities, to maintain an office or agency with respect to the senior debt securities and to hold moneys for payment in trust) (“defeasance”); or

•	to be released from its obligations with respect to the senior debt securities under the covenants described under “— Certain Covenants” and “— Merger and Consolidation” above or, if provided pursuant to the “Amount Unlimited; Issuable in Series” section of the indenture, its obligations with respect to any other covenant, and any omission to comply with the obligations shall not constitute a default or an event of default with respect to the senior debt securities (“covenant defeasance”).

Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by Televisa with the trustee, as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the notes, of (i) an amount in Dollars, in which such senior debt securities, together with all interest appertaining thereto, are then specified as payable at their stated maturity, or (ii) an amount of Government Obligations, which is defined below, applicable to such senior debt securities and the interest appertaining thereto, which through the scheduled payment of principal and interest in accordance with their terms will provide money, or a combination thereof in an amount, in any case, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge the entire indebtedness on the senior debt securities with respect to principal (and premium, if any) and interest to the date of the deposit (if the senior debt securities have become due and payable) or to the maturity thereof, as the case may be.

Such a trust may only be established if, among other things,

•	the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which Televisa is a party or by which it is bound, and

•	Televisa has delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the senior debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by Televisa, a revenue ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

“Government Obligations” means securities which are:

•	direct obligations of the United States of America or the government or the governments in the confederation which issued the Foreign Currency in which the senior debt securities of a particular series are payable, for the payment of which the full faith and credit of the United States or such other government or governments is pledged; or

•	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such other government or governments, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments;

and which are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any Government Obligation held by the custodian for the account of the holder of the depositary receipt; provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by the depositary receipt.

In the event Televisa effects covenant defeasance with respect to any senior debt securities and the senior debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to the “Limitations on Liens” and “Limitation on Sale and Leaseback” covenants contained in the indenture (which sections would no longer be applicable to the senior debt securities after the covenant defeasance) or with respect to any other covenant as to which there has been covenant defeasance, the amount in the Foreign Currency in which the senior debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the senior debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on the senior debt securities at the time of the acceleration resulting from the event of default. However, Televisa would remain liable to make payment of the amounts due at the time of acceleration.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any provisions relating to conflicts of laws other than Section 5-1401 of the New York General Obligations Law.

Submission to Jurisdiction; Agent for Service of Process

We will submit to the jurisdiction of any federal or state court in the City of New York, Borough of Manhattan for purposes of all legal actions and proceedings instituted in connection with the notes, the indenture or the registration rights agreement. We expect to appoint CT Corporation System Inc., 111 Eighth Avenue, New York, New York 10011 as our authorized agent upon which service of process may be served in any such action.

Regarding the Trustee

The trustee is permitted to engage in other transactions with Televisa and its subsidiaries from time to time; provided that if the trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an event of default, or else resign.

Televisa may at any time remove the trustee at its office or agency in the City of New York designated for the foregoing purposes and may from time to time rescind such designations.

No Personal Liability of Shareholders, Officers, Directors, or Employees

The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of Televisa in such indenture, or in any of the notes or because of the creation of any indebtedness represented thereby, shall be had against any shareholder, officer, director, employee or controlling person of Televisa or of any successor thereof.

TAXATION

The following is a general summary of the principal U.S. federal income and Mexican federal tax consequences of the purchase, ownership and disposition of the new notes and the exchange of the old notes for the new notes, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase, own and dispose of the new notes or exchange the old notes for the new notes. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Mexico.

This summary is for general information only and is based on the tax laws of the United States and Mexico as in effect on the date of this prospectus, as well as regulations, rulings and decisions of the United States and rules and regulations of Mexico available on or before that date and now in effect. All of the foregoing are subject to change, possibly with retroactive effect, which could affect the continued validity of this summary.

Prospective purchasers of the new notes and beneficial owners of the old notes considering an exchange of the old notes for the new notes should consult their own tax advisors as to the Mexican, U.S. or other tax consequences of the purchase, ownership and disposition of the new notes and the exchange of the old notes for the new notes, including the particular tax consequences to them in light of their particular investment circumstances.

United States/Mexico Tax Treaty

A convention for the Avoidance of Double Taxation and protocols to that convention (collectively referred to herein as the “U.S.-Mexico treaty”) are in effect. However, as discussed below under “— Federal Mexican Taxation”, as of the date of this prospectus, the U.S.-Mexico treaty is not generally expected to have any material effect on the Mexican income tax consequences described in this prospectus. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters.

Mexico has also entered into, and is negotiating, several other tax treaties with various countries that also, as of the date of this prospectus, are not generally expected to have any material effect on the Mexican income tax consequences described in this prospectus.

United States Federal Income Taxation

This summary of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the new notes and the exchange of the old notes for the new notes is limited to beneficial owners of the new notes and the old notes that:

•	are U.S. holders (as defined below); and

•	hold the old notes and/or will hold the new notes as capital assets.

As used in this prospectus, a “U.S. holder” means a beneficial owner of the old notes or the new notes that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation (or entity treated as a corporation for such purposes) created or organized in or under the laws of the United States, or any State thereof or the District of Columbia;

•	an estate the income of which is includible in its gross income for U.S. federal income tax purposes without regard to its source; or

•	a trust, if either (x) it is subject to the primary supervision of a court within the United States and one or more “United States persons” has the authority to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person”.

This summary does not discuss considerations or consequences relevant to persons subject to special provisions of U.S. federal income tax law, such as:

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of pass-through entities;

•	certain U.S. expatriates;

•	persons that are subject to the alternative minimum tax;

•	financial institutions, insurance companies, and dealers or traders in securities or currencies;

•	persons having a “functional currency” other than the U.S. Dollar; and

•	persons that hold the old notes or will hold the new notes as part of a constructive sale, wash sale, conversion transaction or other integrated transaction or a straddle, hedge or synthetic security.

If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds the old notes or the new notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and partnerships holding the old notes or the new notes should consult their own tax advisors regarding the U.S. federal income tax consequences of purchasing, owning and disposing of the new notes and exchanging the old notes for the new notes. Further, the discussion below does not address the effect of any U.S. federal tax laws other than the U.S. federal income tax laws (e.g., U.S. federal estate or gift tax laws) or any U.S. state or local tax laws on a beneficial owner of the old notes or the new notes. This discussion assumes that each beneficial owner of the new notes will comply with the certification procedures described in “Description of the New Notes — Certain Covenants — Additional Amounts” as may be necessary to obtain a reduced rate of withholding tax under Mexican law. Each beneficial owner of an old note considering an exchange of the old note for the new note should consult a tax advisor as to the particular tax consequences to it of the exchange and the ownership and disposition of the new note, including the applicability and effect of any U.S. federal tax laws other than the U.S. federal income tax laws, U.S. state, local and foreign tax laws.

Exchange of Notes.  The exchange of the old notes for the new notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes and, accordingly, for such purposes a U.S. holder will not recognize any taxable gain or loss as a result of such exchange and will have the same tax basis and holding period in the new notes as it had in the old notes immediately before the exchange.

Interest and Additional Amounts.  Interest on the new notes and Additional Amounts paid in respect of Mexican withholding taxes imposed on interest payments on the new notes (as described in “Description of the New Notes — Certain Covenants — Additional Amounts”) will be taxable to a U.S. holder as ordinary interest income at the time they are paid or accrued in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes. The amount of income taxable to a U.S. holder will include the amount of all Mexican taxes that we withhold (as described below under “— Federal Mexican Taxation”) from these payments made on the new notes. Thus, a U.S. holder will have to report income in an amount that is greater than the amount of cash it receives from these payments on its new note. For purposes of the following discussion, references to interest include Additional Amounts.

A U.S. holder may, subject to certain limitations, be eligible to claim any Mexican income taxes withheld from interest payments as a credit for purposes of computing its U.S. federal income tax liability, even though we will remit these Mexican withholding tax payments. Interest and Additional Amounts paid on the new notes will constitute income from sources without the United States for foreign tax credit purposes. Such income generally will constitute “passive category income” or, in the case of certain U.S. holders, “general category income”, for foreign tax credit purposes. The rules relating to the calculation and timing of foreign tax credits are complex and their application depends upon a U.S. holder’s particular circumstances. In addition, foreign tax credits generally will not be allowed for Mexican taxes withheld from interest on certain short-term or hedged positions in the new notes. U.S. holders should consult with their own tax advisors with regard to the availability of a credit in respect of foreign taxes and, in particular, the application of the foreign tax credit rules to their particular situations. As an alternative to claiming the foreign tax credit, a U.S. holder may elect to deduct foreign taxes. If a U.S. holder so elects, the election will apply to all of that U.S. holder’s foreign taxes for that tax year. U.S. holders should consult their own tax advisors with regard to the election to deduct foreign taxes.

Market Discount and Bond Premium.  If a U.S. holder purchases a new note (or purchased the old note for which the new note was exchanged, as the case may be) at a price that is less than its principal amount, the excess of the principal amount over the U.S. holder’s purchase price will be treated as “market discount.” However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date the U.S. holder purchased the new note or old note, as the case may be.

Under the market discount rules of the U.S. Internal Revenue Code, a U.S. holder generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a new note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income by the U.S. holder during the period the U.S. holder held the new note (and the old note for which the new note was exchanged, as the case may be). In addition, the U.S. holder may be required to defer, until the maturity of the new note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the new note (or the old note for which the new note was exchanged, as the case may be). In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the new note (or old note for which the new note was exchanged, as the case may be) to the maturity date of the new note, unless the U.S. holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. A U.S. holder of a new note may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the new note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

If a U.S. holder purchases a new note (or purchased the old note for which the new note was exchanged, as the case may be) for an amount in excess of the amount payable at maturity of the new note, the U.S. holder will be considered to have purchased the new note (or old note) with “bond premium” equal to the excess of the U.S. holder’s purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). It may be possible for a U.S. holder of a new note to elect to amortize the premium using a constant yield method over the remaining term of the new note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the new note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of the U.S. holder’s prior interest inclusions on the new note, and finally as a carryforward allowable against the U.S. holder’s future interest inclusions on the new note. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. A U.S. holder that does not make this election will be required to include in gross income the full amount of interest on the new note in accordance with its regular method of tax accounting, and will include the premium in its tax basis for the new note for purposes of computing the amount of its gain or loss recognized on the taxable disposition of the new note. U.S. holders should consult their own tax advisors concerning the computation and amortization of any bond premium on the new notes.

A U.S. holder may elect to include in gross income under a constant yield method all amounts that accrue on a new note that are treated as interest for tax purposes (i.e., stated interest, market discount and de minimis market discount, as adjusted by any amortizable bond premium). U.S. holders should consult their tax advisors as to the desirability, mechanics and collateral consequences of making this election.

Dispositions of the Notes.  Except as discussed above, under “— Exchange of Notes” and unless a nonrecognition provision of the U.S. federal income tax laws applies, upon the sale, exchange, redemption, retirement or other taxable disposition of a new note, a U.S. holder will recognize taxable gain or loss in an amount equal to the difference,if any, between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (other than amounts attributable to accrued interest, which will be treated as described above) and the U.S. holder’s adjusted tax basis in the new note. A U.S. holder’s adjusted tax basis in a new note generally will be its cost for the new note (or, in the case of a new note exchanged for an old note in the exchange offer, the tax basis of the old note, as discussed above under “— Exchange of Notes”), increased by the amount of any market discount previously included in the U.S. holder’s gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest on the new note.

Gain or loss recognized by a U.S. holder on the sale, exchange, redemption, retirement or other taxable disposition of a new note generally will be capital gain or loss, except with respect to accrued market discount not previously included in income, which will be taxable as ordinary income. The gain or loss recognized by a U.S. holder will be long-term capital gain or loss if the new note has been held for more than one year at the time of the disposition (taking into account, for this purpose, in the case of a new note received in exchange for an old note in the exchange offer, the period of time that the old note was held). Long-term capital gains recognized by individual and certain other non-corporate U.S. holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gain or loss recognized by a U.S. holder generally will be U.S. source gain or loss for foreign tax credit purposes. Therefore, if any such gain is subject to Mexican income tax, a U.S. holder may not be able to credit the Mexican income tax against its U.S. federal income tax liability. U.S. holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the new notes.

Backup Withholding and Certain Reporting Requirements.  In general, “backup withholding” may apply to payments of principal and interest made on a new note, and to the proceeds of a disposition of a new note before maturity within the United States, that are made to a non-corporate beneficial owner of the new notes if that beneficial owner fails to provide an accurate taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and may be credited against a beneficial owner’s U.S. federal income tax liability, provided that the required information is furnished to the U.S. Internal Revenue Service.

Non-U.S. Holders.  For purposes of the following discussion a “non-U.S. holder” means a beneficial owner of the new notes that is not, for U.S. federal income tax purposes, a U.S. holder or a partnership (or entity or arrangement classified as a partnership for such purposes). A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on:

•	interest and Additional Amounts received in respect of the new notes, unless those payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States; or

•	gain realized on the sale, exchange, redemption or retirement of the new notes, unless that gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States or, in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Federal Mexican Taxation

The below discussion does not address all Mexican tax considerations that may be relevant to particular investors, nor does it address the special tax rules applicable to certain categories of investors or any tax consequences under the tax laws of any state or municipality of Mexico.

The following is a general summary of the principal consequences, under the Mexican Income Tax Law, Federal Tax Code and rules as currently in effect (collectively, the “Mexican Income Tax Laws”), all of which are subject to change or interpretation, and under the U.S.-Mexico treaty, of the purchase, ownership and disposition of the notes by a foreign holder that acquires the notes in this offering at the price at which the notes are sold in this offering. As used in this prospectus, a “foreign holder” means a beneficial owner of the notes that:

•	is not a resident of Mexico for tax purposes;

•	does not hold the notes or a beneficial interest in the notes in connection with the conduct of a trade or business through a permanent establishment in Mexico; and

•	is not (a) a holder of more than 10% of our voting stock, directly or indirectly, jointly with persons related to us or individually, or (b) a corporation or other entity, more than 20% of whose stock is owned, directly or indirectly, jointly by persons related to us or individually (each a “Related Party”), that in the case of either (a) or (b), is the effective beneficiary, directly or indirectly, jointly with persons related to us or individually, of more than 5% of the aggregate amount of any interest payment on the notes.

For these purposes, persons will be related if:

•	one person holds an interest in the business of the other person;

•	both persons have common interests; or

•	a third party has an interest in the business or assets of both persons.

According to the Mexican Income Tax Laws:

•	an individual is a Mexican tax resident if the individual has established his permanent home in Mexico. When an individual, in addition to his permanent home in Mexico, has a permanent home in another country, the individual will be a Mexican tax resident if his center of vital interests is located in Mexico. This will be deemed to occur if, among other circumstances, either (i) more than 50% of the total income obtained by the individual in the calendar year is Mexican source or (ii) when the individual’s center of professional activities is located in Mexico, and (iii) Mexican nationals who are state officials or state workers, even if their center of vital interest is located abroad. Mexican nationals who filed a change of tax residence to a country or jurisdiction that does not have a comprehensive exchange of information agreement with Mexico in which her/his income is subject to a preferred tax regime pursuant to the provisions of the Mexican Income Tax Law, will be considered Mexican residents for tax purposes during the year of filing of the notice of such residence change and during the following three years. Unless otherwise proven, a Mexican national is considered a Mexican tax resident;

•	a legal entity is considered a Mexican tax resident if it maintains the main administration of its head office, business or the effective location of its management in Mexico;

•	a foreign person with a permanent establishment in Mexico will be required to pay taxes in Mexico in accordance with the Mexican Income Tax Law for all income attributable to such permanent establishment; and

•	a foreign person without a permanent establishment in Mexico will be required to pay taxes in Mexico in respect of revenues proceeding from sources of wealth located in national territory.

Each foreign holder should consult a tax advisor as to the particular Mexican or other tax consequences to that foreign holder of purchasing, owning and disposing of the notes, including the applicability and effect of any state, local or foreign tax laws.

Interest and Principal.  Payments of interest on the notes (including payments of principal in excess of the issue price of the notes, which under the Mexican Income Tax Law are deemed to be interest) made by us to a foreign holder will be subject to a Mexican withholding tax assessed at a rate of 4.9% if all of the following requirements are met:

•	the notes, as expected, are placed outside of Mexico through banks or brokerage houses, in a country with which Mexico has entered into a treaty for the avoidance of double taxation and such treaty is in effect;

•	regarding the notes, as expected, the notice referred to in the second paragraph of Article 7 of the Securities Market Law is filed with the National Banking and Securities Commission, and a copy of that notice is provided to the Mexican Ministry of Finance and Public Credit;

•	we timely file with the Mexican Ministry of Finance and Public Credit 15 days after placement of the notes according to this prospectus, certain information relating to the issuance of the notes and this prospectus; and

•	we timely file with the Mexican Ministry of Finance and Public Credit, on a quarterly basis, information representing (a) the amount and the payment date of interest, and (b) that no Related Party jointly or individually, directly or indirectly, is the effective beneficiary of more than 5% of the aggregate amount of each interest payment, and we maintain records that evidence compliance with this requirement.

We expect that all of the foregoing requirements will be met and, accordingly, we expect to withhold Mexican income tax from interest payments on the notes made to foreign holders at the 4.9% rate in accordance with the Mexican Income Tax Law. In the event that any of the foregoing requirements are not met, under the Mexican Income Tax Law, payments of interest on the notes made by us to a foreign holder will be subject to Mexican withholding tax assessed at a rate of 10% or higher, if certain other requirements are not complied with.

As of the date of this prospectus, neither the U.S.-Mexico treaty nor any other tax treaty entered into by Mexico is expected generally to have any material effect on the Mexican income tax consequences described in this prospectus, because, as discussed above, it is expected that the 4.9% rate will apply in the future and, therefore, that we will be entitled to withhold taxes in connection with interest payments under the notes at the 4.9% rate.

Other foreign holders should consult their tax advisors regarding whether they reside in a country that has entered into a treaty for the avoidance of double taxation with Mexico and, if so, the conditions and requirements for obtaining benefits under that treaty. The Mexican Income Tax Law provides that in order for a foreign holder to be entitled to the benefits under a treaty entered into by Mexico, it is necessary for the foreign holder to meet the procedural requirements established in the Mexican Income Tax Law.

Holders or beneficial owners of the notes may be requested, subject to specified exceptions and limitations, to provide certain information or documentation necessary to enable us to apply the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided prior to the payment of any interest to that holder or beneficial owner, we may withhold Mexican tax from that interest payment to that holder or beneficial owner at the maximum applicable rate, but our obligation to pay Additional Amounts relating to those withholding taxes will be limited as described under “Description of the New Notes — Certain Covenants — Additional Amounts”.

Under the Mexican Income Tax Law, payments of interest made by us with respect to the notes to non-Mexican pension or retirement funds will be exempt from Mexican withholding taxes, provided that the fund:

•	is the effective beneficiary of each interest payment;

•	is duly organized under the laws of its country of origin;

•	is exempt from income tax in that country in respect of such interest payment; and

•	is registered with the Mexican Ministry of Finance and Public Credit for that purpose.

We have agreed, subject to specified exceptions and limitations, to pay Additional Amounts relating to the above-mentioned Mexican withholding taxes to foreign holders of the notes. See “Description of the New Notes — Certain Covenants — Additional Amounts”.

Under the Mexican Income Tax Law, a foreign holder will not be subject to any Mexican withholding or similar taxes on payments of principal on the notes made by us (except for payments of principal in excess of the issue price of the notes, which under the Mexican Income Tax Law are deemed to be interest subject to the Mexican withholding taxes described above).

Dispositions.  Under the Mexican Income Tax Law, gains resulting from the sale of the notes by a foreign holder to a Mexican resident or permanent establishment of a foreign holder, or by the sale of a permanent establishment of a foreign holder, will be treated as interest and therefore will be subject to the Mexican withholding tax rules described above.

Other Taxes.  A foreign holder will not be liable for Mexican estate, gift, inheritance or similar taxes with respect to its holding of the notes, nor will it be liable for Mexican stamp, registration or similar taxes.

European Union Directive on the Taxation of Savings Income

The European Union Council Directive 2003/48/EC regarding the taxation of savings income payments (the “Directive”) obliges each Member State of the European Union (“Member State”), to provide to the tax authorities of each other Member State details of payments of interest and other similar income payments made by a person within the jurisdiction of the first Member State to an individual or to certain other persons in that other Member State (or of certain payments secured for their benefit). However, Austria and Luxembourg have, and remain, opted out of these reporting requirements and are instead applying a special withholding tax for a transitional period in relation to such payments of interest, deducting tax at rates rising over time to 35 percent. This transitional period will terminate at the end of the first fiscal year following agreements by certain non European Union countries to the exchange of information in relation to such payments.

Also, a number of non European Union countries and certain dependent or associated territories of Member States have adopted similar measures (either provision of information or transitional withholding) in relation to payments of interest or other similar income payments made by a person in that jurisdiction to an individual or certain other persons in any Member State. The Member States have entered into reciprocal provision of information or transitional special withholding tax arrangements with certain of those dependent or associated territories. These apply in the same way to payments by persons in any Member State to individuals or certain other persons in those territories.

If a payment were to be made or collected through a Member State (or such a non-European Union country or territory) which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither the issuer nor any paying agent nor any other person would be obliged to pay additional amounts to the holders of the new notes or to otherwise compensate the holders of the new notes for the reduction in the amounts that they will receive as a result of the imposition of such withholding tax.

It should be noted that the European Commission has announced proposals to amend the Directive. If implemented, the proposed amendments would, among other things, extend the scope of the Directive to (i) payments made through certain intermediate structures (whether or not established in a Member State) for the ultimate benefit of an individual resident in the European Union, and (ii) a wider range of income similar to interest.

PLAN OF DISTRIBUTION

The following requirements apply only to broker-dealers. If you are not a broker-dealer as defined in Section 3(a)(4) and Section 3(a)(5) of the Exchange Act, these requirements do not affect you.

Each broker-dealer that receives new notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers or any other holder of new notes. New notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. The resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any of these broker-dealers and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer or participates in a distribution of the new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on their resale of new notes and any commissions or concessions received by them may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The new notes will constitute a new issue of securities with no established trading market. We do not intend to list the new notes on any national securities exchange or to seek approval for quotation through any automated quotation system, except that application has been made to list the new notes on the Luxembourg Stock Exchange. We have been advised by the placement agents of the old notes that following completion of this exchange offer, these placement agents intend to make a market in the new notes. However, they are not obligated to do so and any market-making activities with respect to the new notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the new notes or as to the liquidity of or the trading market for the new notes. If a trading market does not develop or is not maintained, holders of the new notes may experience difficulty in reselling the new notes or may be unable to sell them at all. If a market for the new notes develops, any such market may cease to continue at any time. In addition, if a market for the new notes develops, the market prices of the new notes may be volatile. Factors such as fluctuations in our earnings and cash flow, the difference between our actual results and results expected by investors and analysts and Mexican and U.S. currency and economic developments could cause the market prices of the new notes to fluctuate substantially.

For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable expenses of one counsel for the holders of the old notes, other than commissions or concessions of any brokers or dealers. In addition, we will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

GENERAL INFORMATION

Clearing Systems

The new notes have been accepted for clearance through Euroclear and Clearstream Banking. In addition, the new notes have been accepted for trading in book entry form by DTC. The ISIN number for the new notes is US40049JAZ03 and the CUSIP number is 40049JAZ0.

Listing

Application has been made to list the new notes on the Luxembourg Stock Exchange. In connection with the application to list notes on the Luxembourg Stock Exchange, a legal notice relating to the issuance of the notes and a copy of the bylaws (estatutos sociales) of Televisa will be available at the Registrar of the District Court in Luxembourg (Greffier en Chef du Tribunal d’Arrondissement de et à Luxembourg) where such documents may be examined or copies obtained. Copies of the estatutos sociales of Televisa in English, the indenture, as may be amended or supplemented from time to time, any published annual audited consolidated financial statements and quarterly unaudited consolidated financial statements of Televisa will be available at the principal office of Televisa, at the offices of the trustee, the offices of the Luxembourg listing agent, at no cost, and at the addresses of the paying agents set forth on the back cover of this prospectus. Televisa does not make publicly available annual or quarterly non-consolidated financial statements. Televisa will maintain a paying and transfer agent in Luxembourg for so long as any old notes or new notes are listed on the Luxembourg Stock Exchange.

Authorization

We have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the notes. The issuance of the notes was authorized by resolutions of the Board of Directors of Televisa passed on April 30, 2009.

No Material Adverse Change

Except as disclosed in this prospectus, there has been no material adverse change in the financial position or prospects of Televisa and its subsidiaries taken as a whole since September 30, 2009.

Litigation

Except as disclosed in “Item 10 — Additional Information — Legal Proceedings” included in the 2008 Form 20-F and Recent Developments herein, Televisa is not involved in any legal or arbitration proceedings (including any such proceedings which are pending or threatened) relating to claims or amounts which may have or have had during the 12 months prior to the date of this prospectus a material adverse effect on the financial position of Televisa and its subsidiaries taken as a whole.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to the securities offered by this prospectus. The prospectus, which forms a part of the registration statement, including amendments, does not contain all the information included in the registration statement. This prospectus is based on information provided by us and other sources that we believe to be reliable. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. You can obtain documents containing this information through us. If you would like to request these documents from us, please do so by          , to receive them before the expiration date.

Televisa is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC. Reports and other information filed by Televisa with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such materials can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Any filings we make electronically will be available to the public over the Internet at the SEC’s website at www.sec.gov.

We will make available to the holders of the notes, at the corporate trust office of The Bank of New York Mellon, the trustee under the indenture and supplemental indenture governing the notes, at no cost, copies, in physical form, of the indenture and the supplemental indenture as well as our annual report on Form 20-F in English, including a review of our operations, and annual audited consolidated financial statements prepared in conformity with Mexican FRS, together with a reconciliation of operating income, net income and total stockholders’ equity to U.S. GAAP as well as a copy of this prospectus and our articles of association (estatutos sociales). We will also make available at the office of the trustee our unaudited quarterly consolidated financial statements in English prepared in accordance with Mexican FRS.

LEGAL MATTERS

Some legal matters relating to the validity of the notes will be passed upon by Mijares, Angoitia, Cortés y Fuentes, S.C., Mexico City, Mexico and Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, Televisa’s Mexican and U.S. counsel, respectively. With respect to matters of Mexican law, Fried, Frank, Harris, Shriver & Jacobson LLP may rely upon the opinion of Mijares, Angoitia, Cortés y Fuentes, S.C.

Alfonso de Angoitia Noriega, one of our directors, Executive Vice President and Member of the Executive Office of the Chairman and Member of the Executive Committee of Televisa, is a partner on leave of absence from Mijares, Angoitia, Cortés y Fuentes, S.C. and Ricardo Maldonado Yáñez, Secretary of the Board and Secretary of the Executive Committee of Grupo Televisa, is an active partner of Mijares, Angoitia, Cortés y Fuentes, S.C.

EXPERTS

The financial statements as of December 31, 2007 and 2008, and for each of the three years ended December 31, 2008 included in this registration statement and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this registration statement by reference to the Annual Report on Form 20-F for the year ended December 31, 2008, have been so included and incorporated in reliance of the report of PricewaterhouseCoopers, S.C., an independent registered public accounting firm, given on the authority of such firm as an expert in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
GRUPO TELEVISA, S.A.B.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Grupo Televisa, S.A.B.:
     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders’ equity, of changes in financial position and of cash flows, present fairly, in all material respects, the financial position of Grupo Televisa, S.A.B. (the “Company”) and its subsidiaries at December 31, 2007 and 2008, and the results of their operations and changes in their stockholders’ equity for each of the three years in the period ended December 31, 2008, as well as the changes in their financial position for each of the two years ended in the period ended December 31, 2007, and their cash flows for the year ended December 31, 2008, in conformity with Mexican Financial Reporting Standards. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in “Management’s Report on Internal Control Over Financial Reporting” appearing on Item 15. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and with generally accepted auditing standards in Mexico. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we consider necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
     As discussed in Note 1(a) to the consolidated financial statements, effective January 1, 2008, the Company discontinued the recognition of the effects of inflation in its financial information, in accordance with Mexican Financial Reporting Standards. As a retroactive application to the prior years’ financials is not permitted by such standards, the accompanying consolidated financial statements as of December 31, 2007 and for the years ended December 31, 2006 and 2007 are restated in Mexican Pesos in purchasing power as of December 31, 2007.
     As discussed in Note 1(a) to the consolidated financial statements, effective January 1, 2008, the Company is required by Mexican Financial Reporting Standards to present a statement of cash flows in place of a statement of changes in financial position. As a restatement of prior years’ financials is not permitted by such standards, the Company presents consolidated statements of changes in financial position for the years ended December 31, 2006 and 2007, and a consolidated statement of cash flows for the year ended December 31, 2008.
     Mexican Financial Reporting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 23 to the consolidated financial statements.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorization of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
PricewaterhouseCoopers, S.C.
C. P. C. José A. Salazar Tapia
Audit Partner
México, D. F.,
June 30, 2009 (except with respect to the retrospective application of SFAS No. 160 as described in Note 23, as to which the date is January 28, 2010).

Grupo Televisa, S.A.B.
Consolidated Balance Sheets
As of December 31, 2007 and 2008
(In thousands of Mexican Pesos)
(Notes 1 and 2)

	Notes	2007		2008
ASSETS
Current:
Cash and cash equivalents		Ps.	25,479,541	Ps.	35,106,060
Temporary investments			1,825,355		6,798,271

			27,304,896		41,904,331
Trade notes and accounts receivable, net	3		17,294,674		18,199,880
Other accounts and notes receivable, net			2,536,803		2,231,562
Due from affiliated companies	16		195,023		161,821
Transmission rights and programming	4		3,154,681		3,343,448
Inventories			833,996		1,612,024
Other current assets			653,260		1,105,871

Total current assets			51,973,333		68,558,937
Derivative financial instruments	9		53,527		2,316,560
Transmission rights and programming	4		5,252,748		6,324,761
Investments	5		8,115,584		3,348,610
Property, plant and equipment, net	6		25,853,925		30,798,398
Intangible assets and deferred charges, net	7		7,416,073		11,433,783
Other assets			38,286		70,756

Total assets		Ps.	98,703,476	Ps.	122,851,805

LIABILITIES
Current:
Current portion of long-term debt	8	Ps.	488,650	Ps.	2,283,175
Current portion of satellite transponder lease obligation	8		97,696		138,806
Trade accounts payable			4,457,519		6,337,436
Customer deposits and advances			17,145,053		18,098,643
Taxes payable			684,497		830,073
Accrued interest			307,814		439,777
Employee benefits			255,574		199,993
Due to affiliated companies	16		127,191		88,622
Other accrued liabilities			1,833,939		2,293,806

Total current liabilities			25,397,933		30,710,331
Long-term debt, net of current portion	8		25,307,163		36,679,889
Derivative financial instruments	9		84,413		604,650
Satellite transponder lease obligation, net of current portion	8		1,035,134		1,172,857
Customer deposits and advances			2,665,185		589,369
Other long-term liabilities			1,975,593		3,225,482
Deferred income taxes	19		1,272,834		2,265,161
Retirement and termination benefits	10		314,921		352,390

Total liabilities			58,053,176		75,600,129

Commitments and contingencies	11

STOCKHOLDERS’ EQUITY
Capital stock issued, no par value	12		10,267,570		10,060,950
Additional paid-in capital			4,547,944		4,547,944

			14,815,514		14,608,894

Retained earnings:	13
Legal reserve			2,135,423		2,135,423
Reserve for repurchase of shares			1,240,869		—
Unappropriated earnings			21,713,378		19,595,259
Net income for the year			8,082,463		7,803,652

			33,172,133		29,534,334
Accumulated other comprehensive (loss) income, net	14		(3,009,468)		3,184,043
Shares repurchased	12		(7,939,066)		(5,308,429)

			22,223,599		27,409,948

Total majority interest			37,039,113		42,018,842
Minority interest	15		3,611,187		5,232,834

Total stockholders’ equity			40,650,300		47,251,676

Total liabilities and stockholders’ equity		Ps.	98,703,476	Ps.	122,851,805

The accompanying notes are an integral part of these consolidated financial statements.

Grupo Televisa, S.A.B.
Consolidated Statements of Income
For the Years Ended December 31, 2006, 2007 and 2008
(In thousands of Mexican Pesos, except per CPO amounts)
(Notes 1 and 2)

	Notes	2006		2007		2008
Net sales	22	Ps.	39,357,699	Ps.	41,561,526	Ps.	47,972,278
Cost of sales (excluding depreciation and amortization)			16,791,197		18,128,007		21,556,025
Selling expenses (excluding depreciation and amortization)			3,130,230		3,277,526		3,919,163
Administrative expenses (excluding depreciation and amortization)			2,390,785		2,452,027		3,058,168
Depreciation and amortization	6 and 7		2,779,772		3,223,070		4,311,115

Operating income	22		14,265,715		14,480,896		15,127,807

Other expense, net	17		888,070		953,352		952,139
Integral cost of financing, net	18		1,141,028		410,214		830,882
Equity in losses of affiliates, net	5		624,843		749,299		1,049,934

Income before income taxes			11,611,774		12,368,031		12,294,852

Income taxes	19		2,092,478		3,349,641		3,564,195

Consolidated net income			9,519,296		9,018,390		8,730,657

Minority interest net income	15		610,353		935,927		927,005

Majority interest net income	13	Ps.	8,908,943	Ps.	8,082,463	Ps.	7,803,652

Majority interest net income per CPO	20	Ps.	3.07	Ps.	2.84	Ps.	2.77

The accompanying notes are an integral part of these consolidated financial statements.

Grupo Televisa, S.A.B.
Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2006, 2007 and 2008
(In thousands of Mexican Pesos)
(Notes 1 and 2)

							Accumulated
	Capital						Other
	Stock		Additional		Retained		Comprehensive			Shares	Total		Minority		Total
	Issued		Paid-In		Earnings		(Loss) Income			Repurchased	Majority		Interest		Stockholders’
	(Note 12)		Capital		(Note 13)		(Note 14)			(Note 12)	Interest		(Note 15)		Equity
Balance at January 1, 2006	Ps.	10,677,114	Ps.	4,547,944	Ps.	27,533,836	Ps.	(3,828,825)	Ps.	(7,606,260)	Ps.	31,323,809	Ps.	918,641	Ps.	32,242,450
Dividends		—		—		(1,161,839)		—		—		(1,161,839)		—		(1,161,839)
Share cancellation		(170,258)		—		(1,575,231)		—		1,745,489		—		—		—
Repurchase of capital stock		—		—		—		—		(3,224,515)		(3,224,515)		—		(3,224,515)
Sale of repurchase shares		—		—		(609,049)		—		1,196,312		587,263		—		587,263

Increase in minority interest		—		—		—		—		—		—		723,960		723,960

Benefit from capital contribution of minority interest in Sky		—		—		385,596		—		—		385,596		—		385,596
Loss on minority interest acquisition of Sky		—		—		(711,311)		—		—		(711,311)		—		(711,311)
Stock-based compensation		—		—		243,882		—		—		243,882		—		243,882
Comprehensive income		—		—		8,908,943		20,448		—		8,929,391		—		8,929,391

Balance at December 31, 2006		10,506,856		4,547,944		33,014,827		(3,808,377)		(7,888,974)		36,372,276		1,642,601		38,014,877
Dividends		—		—		(4,506,492)		—		—		(4,506,492)		—		(4,506,492)
Share cancellation		(239,286)		—		(3,386,013)		—		3,625,299		—		—		—
Repurchase of capital stock		—		—		—		—		(3,948,331)		(3,948,331)		—		(3,948,331)
Sale of repurchase shares		—		—		(173,169)		—		272,940		99,771		—		99,771

Increase in minority interest		—		—		—		—		—		—		1,968,586		1,968,586
Stock-based compensation		—		—		140,517		—		—		140,517		—		140,517
Comprehensive income		—		—		8,082,463		798,909		—		8,881,372		—		8,881,372

Balance at December 31, 2007		10,267,570		4,547,944		33,172,133		(3,009,468)		(7,939,066)		37,039,113		3,611,187		40,650,300
Reclassification of cumulative balances to retained earnings (see Note 14)		—		—		(5,896,939)		5,896,939		—		—		—		—
Dividends		—		—		(2,229,973)		—		—		(2,229,973)		—		(2,229,973)
Share cancellation		(206,620)		—		(3,275,032)		—		3,481,652		—		—		—
Repurchase of capital stock		—		—		—		—		(1,251,148)		(1,251,148)		—		(1,251,148)
Sale of repurchase shares		—		—		(261,553)		—		400,133		138,580		—		138,580

Increase in minority interest		—		—		—		—		—		—		1,621,647		1,621,647
Stock-based compensation		—		—		222,046		—		—		222,046		—		222,046
Comprehensive income		—		—		7,803,652		296,572		—		8,100,224		—		8,100,224

Balance at December 31, 2008	Ps.	10,060,950	Ps.	4,547,944	Ps.	29,534,334	Ps.	3,184,043	Ps.	(5,308,429)	Ps.	42,018,842	Ps.	5,232,834	Ps.	47,251,676

The accompanying notes are an integral part of these consolidated financial statements.

Grupo Televisa, S.A.B.
Consolidated Statements of Changes in Financial Position
For the Years Ended December 31, 2006 and 2007
(In thousands of Mexican Pesos)
(Notes 1 and 2)

	2006		2007
Operating activities:
Consolidated net income	Ps.	9,519,296	Ps.	9,018,390

Adjustments to reconcile net income to resources provided by operating activities:
Equity in losses of affiliates		624,843		749,299
Depreciation and amortization		2,779,772		3,223,070
Impairment of long-lived assets and other amortization		176,884		541,996
Deferred income taxes		1,292,645		(358,122)
Loss on disposition of available-for sale investment in Univision		—		565,862
Gain on disposition of affiliates		(19,556)		(41,527)
Stock-based compensation		243,882		140,517

		14,617,766		13,839,485

Changes in operating assets and liabilities:
Decrease (increase) in:
Trade notes and accounts receivable, net		894,378		(3,090,936)
Transmission rights and programming		778,059		(1,878,256)
Inventories		(112,827)		(32,053)
Other accounts and notes receivable and other current assets		(1,104,190)		(443,962)
(Decrease) increase in:
Customer deposits and advances		(1,676,832)		1,840,116
Trade accounts payable		390,413		840,911
Other liabilities, taxes payable and deferred taxes		560,690		519,488
Retirement and termination benefits		90,360		17,097

		(179,949)		(2,227,595)

Resources provided by operating activities		14,437,817		11,611,890

Financing activities:
Issuance of Senior Notes due 2037		—		4,500,000
Empresas Cablevisión’s long-term loan due 2012		—		2,457,495
Prepayments of Senior Notes and UDIs denominated Notes		—		(1,017,093)
Prepayments of Senior Notes due 2013		(3,315,749)		—
Other increase in debt		3,631,565		50,051
Other decrease in debt		(888,623)		(675,234)
Repurchase and sale of capital stock		(2,637,252)		(3,848,560)
Dividends paid		(1,161,839)		(4,506,492)
Gain on valuation of available-for-sale investments		(565,862)		—
Loss on minority interest acquisition of Sky		(711,311)		—
Benefit from capital contribution of minority interest in Sky		385,596		—
Minority interest		113,607		1,032,659
Translation effect		17,202		32,877

Resources used in financing activities		(5,132,666)		(1,974,297)

Investing activities:
Due from affiliated companies, net		(644,409)		32,636
Investments		(4,938,453)		(3,385,342)
Disposition of investments		7,194,364		700,689
Investments in property, plant and equipment		(3,428,532)		(3,915,439)
Disposition of property, plant and equipment		532,676		704,310
Investments in goodwill and other intangible assets		(1,224,707)		(3,310,968)
Disposition of goodwill and other intangible assets		5,924,375		—
Available-for-sale investment in shares of Univision		(12,266,318)		12,266,318
Acquisition of Telecom net assets		—		(1,975,666)
Other assets		(4,026)		7,430

Resources (used in) provided by investing activities		(8,855,030)		1,123,968

Net increase in cash, cash equivalents and temporary investments		450,121		10,761,561
Net increase in cash, cash equivalents and temporary investments upon Telecom acquisition		—		138,261
Cash, cash equivalents and temporary investments at beginning of year		15,954,953		16,405,074

Cash, cash equivalents and temporary investments at end of year	Ps.	16,405,074	Ps.	27,304,896

The accompanying notes are an integral part of these consolidated financial statements.

Grupo Televisa, S.A.B.
Consolidated Statement of Cash Flows
For the Year Ended December 31, 2008
(In thousands of Mexican Pesos)
(Notes 1 and 2)

	2008
Operating activities:
Income before income taxes	Ps.	12,294,852

Adjustments to reconcile income before income taxes to net cash provided by operating activities:
Equity in losses of affiliates		1,049,934
Depreciation and amortization		4,311,115
Impairment of long-lived assets and other amortization		669,222
Provision for doubtful accounts and write-off of receivables		337,478
Retirement and termination benefits		5,467
Write-down of held-to-maturity debt security		405,111
Stock-based compensation		222,046
Derivative financial instruments		(895,734)
Interest expense		2,529,221
Unrealized foreign exchange loss, net		4,981,960

		25,910,672

Increase in trade notes and accounts receivable, net		(1,094,389)
Increase in transmission rights and programming		(1,186,991)
Increase in inventories		(375,153)
Increase in other accounts and notes receivable and other current assets		(391,399)
Increase in trade accounts payable		1,577,231
Decrease in customer deposits and advances		(1,187,734)
Increase in other liabilities, taxes payable and deferred taxes		1,744,395
Decrease in retirement and termination benefits		(81,314)
Income taxes paid		(2,657,525)

		(3,652,879)

Net cash provided by operating activities		22,257,793

Investing activities:
Temporary investments		(3,685,272)
Due from affiliated companies, net		(89,826)
Investments		(1,982,100)
Disposition of investments		109,529
Disposition of held-to-maturity investments		874,999
Investments in property, plant and equipment		(5,191,446)
Disposition of property, plant and equipment		91,815
Investments in goodwill and other intangible assets		(1,489,174)

Net cash used for investing activities		(11,361,475)

Financing activities:
Issuance of Senior Notes due 2018		5,241,650
Prepayment of Senior Notes due 2013 (Sky)		(122,886)
Repayment of Mexican Peso debt		(480,000)
Satellite transponder lease payments		(97,696)
Other increase in debt		1,231
Interest paid		(2,407,185)
Repurchase and sale of capital stock		(1,112,568)
Dividends paid		(2,229,973)
Minority interest		(332,029)
Derivative financial instruments		(346,065)

Net cash used for financing activities		(1,885,521)

Effect of exchange rate changes on cash and cash equivalents		131,854

Net increase in cash and cash equivalents		9,142,651
Cash and cash equivalents of Cablemás upon consolidation		483,868
Cash and cash equivalents at beginning of year		25,479,541

Cash and cash equivalents at end of year	Ps.	35,106,060

The accompanying notes are an integral part of these consolidated financial statements.

Grupo Televisa, S.A.B.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006, 2007 and 2008
(In thousands of Mexican Pesos, except per CPO, per share and exchange rate amounts)
1. Accounting Policies
     The principal accounting policies followed by Grupo Televisa, S.A.B. (the “Company”) and its consolidated entities (collectively, the “Group”) and observed in the preparation of these consolidated financial statements are summarized below.
(a) Basis of Presentation
     The financial statements of the Group are presented on a consolidated basis in accordance with Mexican Financial Reporting Standards (“Mexican FRS”) issued by the Mexican Financial Reporting Standards Board (“Consejo Mexicano para la Investigación y Desarrollo de Normas de Información Financiera” or “CINIF”).
     Effective January 1, 2008, the Group discontinued recognizing the effects of inflation in its financial statements in accordance with Mexican FRS. Mexican FRS requires that a company discontinue, or start, recognizing the effects of inflation in financial statements when general inflation applicable to a specific entity is up to, or above 26%, in a cumulative three-year period. The cumulative inflation in Mexico measured by the National Price Consumer Index (“NCPI”) for the three-year period ended December 31, 2007 and 2008 was 11.6% and 15%, respectively. Accordingly, the consolidated financial statements of the Group as of December 31, 2007, and for the years ended December 31, 2006 and 2007, include the effects of inflation through December 31, 2007, and are stated in thousands of Mexican Pesos in purchasing power as of that date.
     The consolidated financial statements include the assets, liabilities and results of operations of all companies in which the Company has a controlling interest (subsidiaries). The consolidated financial statements also include the accounts of variable interest entities, in which the Group is deemed the primary beneficiary. The primary beneficiary of a variable interest entity is the party that absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interest in the entity. See Note 1(b) for further discussion of all variable interest entities. All significant intercompany balances and transactions have been eliminated from the financial statements.
     The preparation of financial statements in conformity with Mexican FRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.
     Effective January 1, 2008, Mexican FRS requires a statement of cash flows as part of a full set of financial statements in place of a statement of changes in financial position. The statement of cash flows classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities. Restatement of financial statements for years provided before 2008 is not permitted by Mexican FRS; therefore, the Group presents consolidated statements of changes in financial position for the two years ended December 31, 2006 and 2007.
     These consolidated financial statements were authorized for issuance on June 22, 2009, by the Group’s Chief Financial Officer.

(b) Members of the Group
     At December 31, 2008, the Group consisted of the Company and various consolidated entities, including the following:

	Company’s
Consolidated Entities	Ownership(1)	Business Segments(2)
Telesistema Mexicano, S.A. de C.V. and subsidiaries, including Televisa, S.A. de C.V.	100%	Television Broadcasting Pay Television Networks Programming Exports
Televisión Independiente de México, S.A. de C.V. and subsidiaries	100%	Television Broadcasting
TuTv, LLC (“TuTv”)(3)	50%	Pay Television Networks
Editorial Televisa, S.A. de C.V. and subsidiaries	100%	Publishing
Innova, S. de R. L. de C.V. and subsidiaries (“Sky”)(3)	58.7%	Sky

Empresas Cablevisión, S.A.B. de C.V. and subsidiaries (“Empresas Cablevisión”)	51%	Cable and Telecom

Cablemás, S.A. de C.V. and subsidiaries (“Cablemás”)	54.5%	Cable and Telecom
Corporativo Vasco de Quiroga, S.A. de C.V. and subsidiaries	100%	Other Businesses
CVQ Espectáculos, S.A. de C.V. and subsidiaries	100%	Other Businesses
Grupo Distribuidoras Intermex, S.A. de C.V. and subsidiaries	100%	Other Businesses
Sistema Radiópolis, S.A. de C.V. and subsidiaries	50%	Other Businesses
Televisa Juegos, S.A. de C.V. and subsidiaries	100%	Other Businesses

(1)	Percentage of equity interest directly or indirectly held by the Company in the holding entity.

(2)	See Note 22 for a description of each of the Group’s business segments.

(3)	At December 31, 2008, the Group had identified Sky and TuTv as variable interest entities and the Group as the primary beneficiary of the investment in each of these entities. The Group has a 58.7% interest in Sky, a satellite television provider. TuTv is a 50% joint venture with Univision Communications Inc. (“Univision”), engaged in the distribution of the Group’s Spanish-speaking programming packages in the United States.
     The Group’s Television Broadcasting, Sky, Cable and Telecom, and Radio businesses require concessions (licenses) granted by the Mexican Federal Government for a fixed term, subject to renewal in accordance with Mexican law. Also, the Group’s Gaming business, which is reported in the Other Businesses segment, requires a permit granted by the Mexican Federal Government for a fixed term. Additionally, the Group’s Sky business in certain Central American and Caribbean countries requires concessions granted by local regulatory authorities for a fixed term and subject to renewal. At December 31, 2008, the expiration dates of the Group’s concessions and permit were as follows:

Businesses	Expiration Dates
Television Broadcasting	In 2021
Sky	Various from 2016 to 2033
Cable and Telecom	Various from 2013 to 2038
Radio(1)	Various from 2008 to 2016
Gaming	In 2030

(1)	Concessions for three of the Group’s Radio stations in Guadalajara and Mexicali expired in 2008 and 2009, and renewal is still pending before the Mexican regulatory authorities as certain related regulations of the applicable law are being reviewed by the Mexican Federal Government. The Group’s management expects that concessions for these three stations will be renewed or granted by the Mexican Federal Government. The concessions for the Group’s remaining Radio stations will expire between 2015 and 2016.

(c) Foreign Currency Translation
     Monetary assets and liabilities of Mexican companies denominated in foreign currencies are translated at the prevailing exchange rate at the balance sheet date. Resulting exchange rate differences are recognized in income for the year, within integral cost of financing.
     Through December 31, 2007, assets, liabilities and results of operations of non-Mexican subsidiaries and affiliates were first converted to Mexican FRS, including restating to recognize the effects of inflation based on the inflation of each foreign country, and then translated to Mexican Pesos utilizing the exchange rate as of the balance sheet date at year-end. Resulting translation differences were recognized in consolidated stockholders’ equity as part of the accumulated other comprehensive income or loss. Assets and liabilities of non-Mexican operations that were integral to Mexican operations were converted to Mexican FRS and translated to Mexican Pesos by utilizing the exchange rate of the balance sheet date at year-end for monetary assets and liabilities, with the related adjustment included in net income, and historical exchange rates for non-monetary items.
     Beginning on January 1, 2008, for non-Mexican subsidiaries and affiliates operating in a local currency environment, assets and liabilities are translated into Mexican Pesos at year-end exchange rates, and results of operations and cash flows are translated at average exchange rates prevailing during the year. Resulting translation adjustments are accumulated as a separate component of accumulated other comprehensive income or loss in consolidated stockholders’ equity. Assets and liabilities of non-Mexican subsidiaries that use the Mexican Peso as a functional currency are translated into Mexican Pesos by utilizing the exchange rate of the balance sheet date for monetary assets and liabilities, and historical exchange rates for nonmonetary items, with the related adjustment included in the consolidated statement of income as integral result of financing.
     In connection with its former investment in shares of Univision, the Group designated as an effective hedge of foreign exchange exposure a portion of the outstanding principal amount of its U.S.-dollar-denominated Senior Notes due 2011, 2025 and 2032, which amounted to U.S.$971.9 million as of December 31, 2006. The investment in shares of Univision was disposed of by the Group in March 2007, and through that date any foreign exchange gain or loss attributable to this long-term debt was credited or charged directly to equity (other comprehensive income or loss) (see Notes 2 and 9).
(d) Cash, Cash Equivalents and Temporary Investments
     Cash and cash equivalents consist of cash on hand and all highly liquid investments with a maturity of three months or less at the balance sheet date.
     Temporary investments consist of highly liquid securities, including without limitation debt with a maturity of three months, or over, and up to one year at the balance sheet date, stock and/or other financial instruments. Temporary investments are valued at fair value.
     As of December 31, 2007 and 2008, highly liquid and temporary investments primarily consisted of fixed short-term deposits, structured notes and corporate fixed income securities denominated in U.S. dollars and Mexican Pesos, with an average yield of approximately 5.34% for U.S. dollar deposits and 7.18% for Mexican Peso deposits in 2007, and approximately 2.45% for U.S. dollar deposits and 7.40% for Mexican Peso deposits in 2008.
(e) Transmission Rights and Programming
     Programming is comprised of programs, literary works, production talent advances and films.
     Transmission rights and literary works are valued at the lesser of acquisition cost or net realizable value. Programs and films are valued at the lesser of production cost, which consists of direct production costs and production overhead, or net realizable value. Payments for production talent advances are initially capitalized and subsequently included as direct or indirect costs of program production.
     The Group’s policy is to capitalize the production costs of programs which benefit more than one annual period and amortize them over the expected period of future program revenues based on the Company’s historical revenue patterns for similar productions.
     Transmission rights, programs, literary works, production talent advances and films are recorded at acquisition or production cost, and through December 31, 2007, were restated by using the NCPI factors, and specific costs for some of these assets, which were determined by the Group on the basis of the last purchase price or production cost, or replacement cost whichever was more representative. Cost of sales is calculated for the month in which such transmission rights, programs, literary works, production talent advances and films are matched with related revenues, and through December 31, 2007, was determined based on restated costs.
     Transmission rights and literary works are amortized over the lives of the contracts. Transmission rights in perpetuity, are amortized on a straight-line basis over the period of the expected benefit as determined based upon past experience, but not exceeding 25 years.

(f) Inventories
     Inventories of paper, magazines, materials and supplies are valued at the lesser of acquisition cost or net realizable value. Inventories were restated through December 31, 2007 by using the NCPI factors and specific costs for some of these assets, which were determined by the Group on the basis of the last purchase price.
(g) Investments
     Investments in companies in which the Group exercises significant influence or joint control are accounted for by the equity method. The Group recognizes equity in losses of affiliated companies up to the amount of its initial investment and subsequent capital contributions, or beyond that when guaranteed commitments have been made by the Group in respect of obligations incurred by investees, but not in excess of such guarantees. If an affiliated company for which the Group had recognized equity losses up to the amount of its guarantees generates net income in the future, the Group would not recognize its proportionate share of this net income until the Group first recognizes its proportionate share of previously unrecognized losses.
     Investments in debt securities that the Group has the ability and intent to hold to maturity are classified as investments “held-to-maturity,” and reported at amortized cost. Investments in debt securities not classified as held-to-maturity are classified as “available-for-sale,” and are recorded at fair value with unrealized gains and losses included in consolidated stockholders’ equity as accumulated other comprehensive result (see Notes 5 and 14).
     The Group assesses at each balance sheet date whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective and other-than-temporary evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset.
     For financial assets classified as held-to-maturity, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate.
     Other investments are accounted for at cost.
(h) Property, Plant and Equipment
     Property, plant and equipment are recorded at acquisition cost and were restated through December 31, 2007 to constant Mexican Pesos using the NCPI, except for equipment of non-Mexican origin, which was restated through that date by using an index which reflected the inflation in the respective country of origin and the exchange rate of the Mexican Peso against the currency of such country at the balance sheet date (“Specific Index”).
     Depreciation of property, plant and equipment is based upon the restated carrying value of the assets in use and is computed using the straight-line method over the estimated useful lives of the assets ranging principally from 20 to 65 years for buildings, from 5 to 20 years for building improvements, from 3 to 20 years for technical equipment and from 3 to 10 years for other property and equipment.
(i) Intangible Assets and Deferred Financing Costs
     Intangible assets and deferred financing costs are recognized at cost and were restated through December 31, 2007 by using the NCPI.
     Intangible assets are composed of goodwill, publishing trademarks, television network concessions, licenses and software, subscriber lists and other items. Goodwill, publishing trademarks and television network concessions are intangible assets with indefinite lives and are not amortized. Indefinite-lived intangibles are assessed annually for impairment or more frequently, if circumstances indicate a possible impairment exists. Licenses and software, subscriber lists and other items are intangible assets with finite lives and are amortized, on a straight-line basis, over their estimated useful lives, which range principally from 3 to 20 years.
     Deferred financing costs consist of fees and expenses incurred in connection with the issuance of long-term debt. These financing costs are amortized over the period of the related debt (see Note 7).
(j) Impairment of Long-lived Assets
     The Group reviews for impairment the carrying amounts of its long-lived assets, tangible and intangible, including goodwill (see Note 7), at least once a year, or whenever events or changes in business circumstances indicate that these carrying amounts may not be recoverable. To determine whether an impairment exists, the carrying value of the reporting unit is compared with its fair value. Fair value estimates are based on quoted market values in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including discounted value of estimated future cash flows, market multiples or third-party appraisal valuations.

(k) Customer Deposits and Advances
     Customer deposit and advance agreements for television advertising services provide that customers receive preferential prices that are fixed for the contract period, for television broadcast advertising time based on rates established by the Group. Such rates vary depending on when the advertisement is aired, including the season, hour, day, rating and type of programming.
     Customer deposits and advances for television advertising services are considered non-monetary items since they are non-refundable and are applied at rates in effect when they were received. Accordingly, these deposits and advances were restated to recognize the effects of inflation through December 31, 2007 by using the NCPI.
(l) Stockholders’ Equity
     The capital stock and other stockholders’ equity accounts (other than the result from holding non-monetary assets account and the foreign currency translation adjustments account) include the effect of restatement through December 31, 2007, determined by applying the change in the NCPI between the dates capital was contributed or net results were generated. The restatement represented the amount required to maintain the contributions, share repurchases and accumulated results in Mexican Pesos in purchasing power as of December 31, 2007.
(m) Revenue Recognition
     The Group derives the majority of its revenues from media and entertainment-related business activities both domestically and internationally. Revenues are recognized when the service is provided and collection is probable. A summary of revenue recognition policies by significant activity is as follows:
•	Advertising revenues, including deposits and advances from customers for future advertising, are recognized at the time the advertising services are rendered.
•	Revenues from program services for pay television and licensed television programs are recognized when the programs are sold and become available for broadcast.

•	Revenues from magazine subscriptions are initially deferred and recognized proportionately as products are delivered to subscribers. Revenues from the sales of magazines are recognized on the date of circulation of delivered merchandise, net of a provision for estimated returns.

•	The revenue from publishing distribution is recognized upon distribution of the products.

•	Sky program service revenues, including advances from customers for future direct-to-home (“DTH”) program services and installation fees, are recognized at the time the DTH service is provided.

•	Cable television, internet and telephone subscription, and pay-per-view and installation fees are recognized in the period in which the services are rendered.

•	Revenues from telecommunications and data services are recognized in the period in which these services are provided.

•	Revenues from attendance to soccer games, including revenues from advance ticket sales for soccer games and other promotional events, are recognized on the date of the relevant event.

•	Motion picture production and distribution revenues are recognized as the films are exhibited.

•	Gaming revenues consist of the net win from gaming activities, which is the difference between amounts wagered and amounts paid to winning patrons.
(n) Retirement and Termination Benefits
     Plans exist for pension and other retirement payments for substantially all of the Group’s employees (retirement benefits), funded through irrevocable trusts. Payments to the trusts are determined in accordance with actuarial computations of funding requirements. Pension and other retirement payments are made by the trust administrators. Increases or decreases in the liability for retirement benefits are based upon actuarial calculations.
     Seniority premiums and severance indemnities to dismissed personnel (termination benefits), other than those arising from restructurings, are recognized based upon actuarial calculations.

     Beginning January 1, 2008, Mexican FRS requires (i) the recognition of any termination benefit costs directly in income as a provision, with no deferral of any unrecognized prior service cost or related actuarial gain or loss; (ii) shorter amortization periods for items to be amortized; and (iii) the recognition of any employees’ profit sharing required to be paid under certain circumstances in Mexico, as a direct benefit to employees. Also, effective January 1, 2008, Mexican FRS no longer requires the recognition of (i) a transition asset or liability other than benefits granted in a plan amendment (prior service cost or benefit); (ii) an additional liability determined on the actuarial computation of benefits without consideration of salary increases; and (iii) a related intangible asset derived from the recognition of such additional liability.
(o) Income Taxes
     The income taxes and the asset tax are recognized in income as they are incurred.
     The recognition of deferred income taxes is made by using the comprehensive asset and liability method. Under this method, deferred income taxes are calculated by applying the respective income tax rate to the temporary differences between the accounting and tax values of assets and liabilities at the date of the financial statements.
     A valuation allowance is provided for those deferred income tax assets for which it is more likely than not that the related benefits will not be realized.
     Effective January 1, 2008, the Group classified in retained earnings the outstanding balance of cumulative loss effect of deferred income taxes in the amount of Ps.3,224,437, as required by Mexican FRS (see Note 14).
(p) Derivative Financial Instruments
     The Group recognizes derivative financial instruments as either assets or liabilities in the consolidated balance sheet and measures those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. For a derivative financial instrument designated as a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of accumulated other comprehensive income and subsequently reclassified into income when the hedged exposure affects income. The ineffective portion of the gain or loss is reported in income immediately. For a derivative instrument designated as a fair value hedge, the gain or loss is recognized in income in the period of change together with the offsetting loss or gain on the hedged item attributed to the risk being hedged. For derivative instruments that are not designated as accounting hedges, changes in fair value are recognized in income in the period of change. During the years ended December 31, 2006 and 2007, none of the Group’s derivatives qualified for hedge accounting. During the year ended December 31, 2008, certain derivatives qualified for hedge accounting (see Note 9).
(q) Comprehensive Income
     Comprehensive income includes the net income for the period presented in the income statement plus other results for the period reflected in the stockholders’ equity which are from non-owner sources (see Note 14).
(r) Stock-based Compensation
     In accordance with Mexican FRS, the Group has adopted and follows the guidelines of the IFRS 2, Share-based payment, issued by the International Accounting Standards Board. IFRS 2 requires accruing in stockholders’ equity for share-based compensation expense as measured at fair value at the date of grant, and applies to those equity benefits granted to officers and employees (see Note 12). The Group recognized a stock-based compensation expense of Ps.243,882, Ps.140,517 and Ps.222,046 for the years ended December 31, 2006, 2007 and 2008, respectively, which was accounted for in consolidated income as administrative expense.
(s) Prior Years’ Financial Statements
     The Group’s financial statements for 2006 have been restated to Mexican Pesos in purchasing power as of December 31, 2007, by using a restatement factor derived from the change in the NCPI, which was 1.0375. Had the alternative weighted average factor allowed under Mexican FRS been applied to restate the Group’s financial statements for 2006, which included the results of Mexican and non-Mexican subsidiaries, the restatement factor would have been 1.0400.

The NCPI at December 31 was:
2005	116.301
2006	121.015
2007	125.564
     Certain reclassifications have been made to prior years’ financial information to conform to the December 31, 2008 presentation.

(t) Recently Issued Mexican FRS
     In December 2008, the CINIF issued five new standards (“NIF”) that became effective as of January 1, 2009, as follows:
     NIF B-7, Business Acquisitions, replaces the previous Mexican FRS Bulletin B-7, Business Acquisitions, and confirms the use of the purchase method for recognition of business acquisitions. The purchase method, under the provisions of NIF B-7, is based on (i) identifying that a business is being acquired; (ii) identifying the acquiring entity; (iii) determining the acquisition date; (iv) recognizing identifiable assets, assumed liabilities and non-controlling interests in the acquired business; (v) a valuation at fair value of the consideration paid for the acquired business; and (vi) recognizing a related goodwill or, in certain instances, an excess of acquired net assets over purchase price. The provisions of NIF B-7 are not expected to have a significant effect on the Group’s consolidated financial statements.
     NIF B-8, Consolidated or Combined Financial Statements, replaces the previous Mexican FRS Bulletin B-8, Consolidated and Combined Financial Statements and Valuation of Permanent Investments in Shares. NIF B-8 defines a special purpose entity (“SPE”) and establishes that an SPE should be considered a subsidiary of an entity if such entity exercises control over the SPE. NIF B-8 requires that existing voting rights, which can be exercised or converted by an entity, be considered when analyzing if control is exercised by such entity. NIF B-8 introduces new terminology for majority and minority interests: controlling and noncontrolling interests, respectively. NIF B-8 also requires that a valuation of a noncontrolling interest in financial statements be determined based on the fair value of net assets of the subsidiary and related goodwill at the time of acquisition. The provisions of NIF B-8 are not expected to have a significant effect on the Group’s consolidated financial statements.
     NIF C-7, Investments in Associates and Other Permanent Investments, replaces the applicable provisions in previous Mexican FRS Bulletin B-8, Consolidated and Combined Financial Statements and Valuation of Permanent Investments in Shares. NIF C-7 establishes that an associate is an entity or SPE, on which other entity exercises a significant influence, as defined, and is accounted for by applying the equity method. NIF C-7 requires that existing voting rights, which can be exercised or converted by an entity, be considered when analyzing if significant influence is exercised by such entity. NIF C-7 also establishes a specific procedure and a limit for recognizing losses incurred by an associate. The provisions of NIF C-7 are not expected to have a significant effect on the Group’s consolidated financial statements.
     NIF C-8, Intangible Assets, replaces the previous Mexican FRS Bulletin C-8, Intangible Assets, and includes certain new provisions, including principally: (i) intangible assets are defined as those identifiable non-monetary assets, without physical substance, which are able to generate future economic benefits controlled by an entity; (ii) intangible assets are to be first measured at acquisition cost, as they may be individually acquired, acquired as a part of a business acquisition or internally generated; (iii) subsequent payments in connection with in-progress research and development projects are to be expensed if they are related to the research phase or capitalized if certain criteria is met: (iv) guidance on the accounting treatment for exchange of intangible assets; (v) a consideration that intangible assets may have a useful life over 20 years; and (vi) a new concept of preoperating costs is introduced. The provisions of NIF C-8 are not expected to have a significant effect on the Group’s consolidated financial statements.
     NIF D-8, Share-based Payments, requires the recognition of an incurred cost or expense, either in income or as a capitalized item, and its related effect in liabilities or stockholders’ equity, for share-based payments, including those share options granted to employees. NIF D-8 substitutes the guidelines provided by IFRS 2, Share-based payment, which were applied by the Group on a supplementary basis through December 31, 2008, as required by Mexican FRS. The provisions of NIF D-8 are not expected to have a significant effect on the Group’s consolidated financial statements.
2. Acquisitions, Investments and Dispositions
     In February 2006, affiliates of The DIRECTV Group, Inc. (“DIRECTV”) completed the acquisition of equity interests in Sky, which were formerly held by News Corporation (“News Corp.”) and Liberty Media Corp. (“Liberty Media”). This acquisition included the capitalization of the purchase price of the list of subscribers sold by DIRECTV Mexico to Sky in the aggregate amount of Ps.665,653. As a result of these transactions, the Group’s equity stake in Sky was reduced from 60% to 52.7%, and DIRECTV became the owner of the remaining 47.3% stake. In April 2006, the Group exercised its right to acquire two-thirds of the equity interest in Sky that DIRECTV acquired from Liberty Media. This minority interest acquisition amounted to approximately U.S.$58.7 million (Ps.699,891), and was financed with cash on hand. After this transaction, the Group (i) increased its equity stake in Sky from 52.7% to 58.7%, and DIRECTV became the owner of the remaining 41.3%; and (ii) recognized the excess of the purchase price over the carrying value of this minority interest as a capital distribution made to DIRECTV in the amount of Ps.711,311.
     In March 2006, the Group acquired a 50% interest in Televisión Internacional, S.A. de C.V. (“TVI”), a cable television company with a license to operate in the city of Monterrey and other areas in northern Mexico, which expires in 2026, in the amount of Ps.798,304, which was substantially paid in cash. In conjunction with this transaction, the Group (i) provided TVI with a short-term financing at the acquisition date in the principal nominal amount of Ps.240,589, with an annual interest rate equal to the Mexican inter-bank rate plus 150 basis points, and maturity in March 2007; and (ii) paid a first purchase price adjustment in the second quarter of 2006, in the amount of Ps.19,287. Also, during the first half of 2007, the Group (i) paid a second purchase price adjustment in the amount of Ps.19,155; (ii) recognized a final third purchase price adjustment paid in 2008, subject to certain conditions, in the amount of Ps.19,447; and (iii) capitalized all of the amounts receivable from TVI in the aggregate amount of Ps.269,028, in connection with the short-term financing provided at the acquisition date. In the third quarter of 2007, the Group completed a final valuation of this acquisition and recognized related goodwill in the amount of Ps.405,264. This transaction was approved by the Mexican regulatory authorities in 2007 (see Notes 5 and 7).

     Beginning in the third quarter of 2006, the Group announced its intention to have its investment in shares and warrants of Univision common stock cashed out in connection with the merger contemplated by a related agreement entered into by Univision and an acquiring investor group. Accordingly, the Group (i) classified its investment in shares of Univision common stock as a current available-for-sale financial asset; (ii) discontinued the recognition of any equity method result related to this investment; (iii) recorded this financial asset at fair value, with unrealized gains and losses included in the Group’s consolidated stockholders’ equity as accumulated other comprehensive income or loss; and (iv) this financial asset was hedged by the Group’s outstanding Senior Notes due 2011, 2025 and 2032, in the aggregate amount of approximately U.S.$971.9 million. As of December 31, 2006, the Group owned 16,594,500 shares Class “A” and 13,593,034 shares Class “T” of common stock of Univision, as well as warrants to acquire 6,374,864 shares Class “A” and 2,727,136 shares Class “T” of common stock of Univision, most of which had an exercise price of U.S.$38.261 per share and expired in December 2017. Most of the warrants to acquire shares of Univision common stock did not have a carrying value at December 31, 2006, since the exercise price was greater than the tender offer price. The proposed merger was concluded by Univision on March 29, 2007, and the 30,187,534 shares of Univision common stock owned by the Group were converted, like all shares of Univision common stock, into cash at U.S.$36.25 per share. Also, under the terms of the merger agreement, all of the Group’s warrants to acquire shares of Univision common stock were cancelled. The aggregate cash amount received by the Group in connection with the closing of this merger was of approximately U.S.$1,094.4 million (Ps.12,385,515). As a result of this disposition, the Group recognized in consolidated income for the year ended December 31, 2007, a non-cash loss of Ps.669,473 (see Notes 1 (c), 11, 16 and 17).
     In November 2006, the Group invested U.S.$258 million (Ps.2,943,986) in convertible debentures of Alvafig, S.A. de C.V. (“Alvafig”), which holds a 49% interest in the voting equity of Cablemás, a significant cable operator in Mexico operating in 49 cities. These debentures matured in 2011, and were secured by substantially all of the outstanding shares of common stock of Alvafig. Annual interest on these debentures was 8% in the first year and 10% in the remaining four years, and was payable on an annual basis. The conversion of these debentures into equity of Alvafig was subject to approval by the Mexican regulatory authorities and the compliance with certain regulatory requirements. In February 2008, the Group made an additional investment of U.S.$100 million (Ps.1,082,560) in convertible debentures of Alvafig, which proceeds were used by this entity to increase its interest in the outstanding equity of Cablemás to approximately 54.6%, and retained a 49% of the voting equity of Cablemás. In May 2008, the Mexican regulatory authorities announced that the Group complied with all of the required regulatory conditions and authorized the conversion of debentures into 99.99% of the capital stock of Alvafig. Following this conversion, Alvafig ceased to be a variable interest entity where the Group was the primary beneficiary of the investment in this entity, and became an indirect subsidiary of the Company. Beginning in June 2008, Alvafig has a controlling interest in Cablemás and the Group began consolidating the assets, liabilities and results of operations of Cablemás in its consolidated financial statements. Through May 31, 2008, the Group’s investment in Cablemás was accounted for by using the equity method. In February 2009, the Group made an additional capital contribution in Cablemás for an amount of Ps.557,200, and increased its interest in this subsidiary from 54.5% to 58.3% (see Notes 1(b) and 5).
     In August 2007, the Group acquired substantially all of the outstanding shares of capital stock of Editorial Atlántida, S.A. (“Atlántida”), a leading magazine publishing company in Argentina, in the aggregate amount of approximately U.S.$78.8 million (Ps.885,377), which was paid in cash. The Group completed a purchase price allocation of this transaction and recognized a related goodwill in the amount of Ps.665,960 (see Note 7).
     In August 2007, the Group announced an agreement signed by Cablestar, S.A. de C.V. (“Cablestar”), an indirect subsidiary of the Company and Empresas Cablevisión, to acquire the majority of the assets of Bestel, S.A. de C.V. (“Bestel”), a Mexican facilities-based telecommunications company engaged in providing data and long-distance services solutions to carriers and other telecommunications service providers through a fiber-optic network of approximately 8,000 kilometers that covers the most important cities and economic regions of Mexico and crosses directly into the United States in the cities of San Antonio, Texas and San Diego, California. In December 2007, after obtaining the approval from the Mexican regulatory authorities, Cablestar completed this transaction by acquiring, at an aggregate purchase price of U.S.$256 million (Ps.2,772,352), all of the outstanding equity of Letseb, S.A. de C.V. (“Letseb”) and Bestel USA, Inc. (“Bestel USA”), the companies that owned the majority of assets of Bestel. In connection with this acquisition: (i) Cablestar made an additional capital contribution to Letseb in the amount of U.S.$69 million (Ps.747,236), which was used by Letseb to pay certain pre-acquisition liabilities; (ii) the Company granted a guarantee to a third-party creditor for any amounts payable in connection with Letseb’s long-term liability in the amount of U.S.$80 million; (iii) Empresas Cablevisión issued long-term debt to finance this acquisition in the amount of U.S.$225 million (Ps.2,457,495); (iv) Cablemás and TVI made capital contributions for an aggregate amount of U.S.$100 million related to their aggregate 30.8% minority interest in Cablestar; and (v) Cablestar recognized an excess purchase price that was preliminary allocated to goodwill in the amount of Ps.1,552,054 as of December 31, 2007. In April 2008, the parties agreed a purchase price adjustment in accordance with the terms of the related acquisition agreement, and accordingly, the Group made an additional payment in the aggregate amount of U.S$18.7 million (Ps.199,216). In December 2008, the Group completed a final valuation and purchase price allocation of these transactions and recognized Ps.728,884 of concessions, Ps.11,199 of trademarks, Ps.281,000 of a subscriber list, a write-down of Ps.221,999 relating to technical equipment, and a related goodwill in the amount of Ps.818,317, net of an impairment adjustment of Ps.132,500 as of December 31, 2008 (see Notes 7, 8 and 17).

3. Trade Notes and Accounts Receivable, Net
     Trade notes and accounts receivable as of December 31, consisted of:

	2007		2008
Non-interest bearing notes received from customers as deposits and advances	Ps.	14,753,180	Ps.	14,383,384
Accounts receivable, including value-added tax receivables related to advertising services		3,507,639		4,838,999
Allowance for doubtful accounts		(966,145)		(1,022,503)

	Ps.	17,294,674	Ps.	18,199,880

4. Transmission Rights and Programming
     At December 31, transmission rights and programming consisted of:

	2007		2008
Transmission rights	Ps.	5,439,918	Ps.	5,764,887
Programming		2,967,511		3,903,322

		8,407,429		9,668,209

Non-current portion of:
Transmission rights		3,626,320		4,069,777
Programming		1,626,428		2,254,984

		5,252,748		6,324,761

Current portion of transmission rights and programming	Ps.	3,154,681	Ps.	3,343,448

5. Investments
     At December 31, the Group had the following investments:

					Ownership%
					as of December 31,
	2007		2008		2008
Accounted for by the equity method:
Cablemás, including goodwill of Ps.1,870,393 (see Note 2)	Ps.	3,208,265	Ps.	—	—
Gestora de Inversiones Audiovisuales La Sexta, S.A. (“La Sexta”) (a)		1,238,576		1,296,950	40%
Ocesa Entretenimiento, S.A. de C.V. (“OCEN”)(b)		448,158		457,598	40%
Concesionaria Vuela Compañía de Aviación, S.A. de C.V. (“Volaris”) (c)		202,949		80,381	25%
TVI (see Note 2)		324,508		367,856	50%
Other		132,758		96,192

		5,555,214		2,298,977

Other investments:
Held-to-maturity debt securities (see Note 1(g))(d)		2,525,204		809,115
Other		35,166		240,518

		2,560,370		1,049,633

	Ps.	8,115,584	Ps.	3,348,610

(a)	La Sexta is a free-to-air television channel in Spain, which started operations in March 2006. During 2006, 2007 and 2008, the Group made additional capital contributions related to its 40% interest in La Sexta in the amount of approximately €104.6 million euros (Ps.1,535,176), €65.9 million euros (Ps.1,004,697) and €44.4 million euros (Ps.740,495), respectively. During 2007, a third party acquired a 20% stake in Imagina Media Audiovisual, S.A. (“Imagina”), the parent company of the companies that hold a majority equity interest in La Sexta. As a result of this acquisition, Imagina paid the Company €29 million euros (Ps.462,083) as a termination fee for the cancellation of a call option to subscribe at a price of €80 million euros, a certain percentage of the capital stock of Imagina (see Notes 11 and 17).

(b)	OCEN is a majority-owned subsidiary of Corporación Interamericana de Entretenimiento, S.A. de C.V. (“CIE”), and is engaged in the live entertainment business in Mexico. In 2006, 2007 and in the third quarter of 2008, OCEN paid dividends to the Group in the aggregate amount of Ps.106,429, Ps.94,382 and Ps.56,000, respectively (see Note 16).

(c)	Volaris is a low-cost carrier airline with a concession to operate in Mexico. In 2006, 2008 and January 2009, the Group made additional capital contributions related to its 25% interest in Volaris in the amount of U.S.$7.5 million (Ps.87,408), U.S.$12 million (Ps.125,856), and U.S.$5 million (Ps.69,000), respectively.

(d)	Held-to-maturity securities represent structured notes and corporate fixed income securities with long-term maturities. These investments are stated at amortized cost. During the year ended December 31, 2008, the Group recognized a write-down of Ps.405,111 on a held-to-maturity debt security reducing the carrying amount of this security to zero. As of December 31, 2008, the aggregate carrying value of held-to-maturity securities, exceeded the fair value of such securities by Ps.53,118. This variance was due to overall increases in market interest rates subsequent to purchase; therefore, the Group has not recognized any impairment losses for these securities (see Note 9).
     The Group recognized equity in comprehensive income (loss) of affiliates for the years ended December 31, 2006, 2007 and 2008, as follows:

	2006		2007		2008
Equity in losses of affiliates, net	Ps.	(624,843)	Ps.	(749,299)	Ps.	(1,049,934)
Equity in other comprehensive income (loss) of affiliates:
Foreign currency translation adjustments, net		578,481		171,297		244,122
Result from holding non-monetary assets, net		(7,161)		2,151		—
Gain (loss) on equity accounts, net		57,930		5,382		(58,109)

	Ps.	4,407	Ps.	(570,469)	Ps.	(863,921)

6. Property, Plant and Equipment, Net
     Property, plant and equipment as of December 31, consisted of:

	2007		2008
Buildings	Ps.	9,178,003	Ps.	9,364,648
Buildings improvements		1,715,965		1,813,972
Technical equipment(1)		26,330,386		34,293,372
Satellite transponders		1,789,890		1,789,890
Furniture and fixtures		672,426		849,074
Transportation equipment		1,411,444		1,657,389
Computer equipment		2,162,639		2,480,803
Leasehold improvements		821,257		1,168,194

		44,082,010		53,417,342
Accumulated depreciation		(22,888,858)		(28,551,534)

		21,193,152		24,865,808
Land		4,232,721		4,867,621
Construction in progress		428,052		1,064,969

	Ps.	25,853,925	Ps.	30,798,398

(1)	In 2008 includes technical equipment in connection with the consolidation of Cablemás beginning on June 1, 2008 (see Note 2).
     Depreciation charged to income in 2006, 2007 and 2008 was Ps.2,438,234, Ps.2,793,310 and Ps.3,867,182, respectively.
     Satellite transponders are recorded as an asset equal to the net present value of committed payments under a 15-year service agreement entered into with Intelsat Corporation (“Intelsat”, formerly PanAmSat Corporation) for 12 KU-band transponders on Intelsat’s satellite IS-9 (see Note 8). As of December 31, 2007 and 2008, satellite transponders, net of accumulated depreciation, amounted to Ps.914,832 and Ps.795,506, respectively.

7. Intangible Assets and Deferred Charges, Net
     The balances of intangible assets and deferred charges as of December 31, were as follows (see Note 1(i)):

	2007						2008
	Gross						Gross
	Carrying		Accumulated		Net Carrying		Carrying		Accumulated		Net Carrying
	Amount		Amortization		Amount		Amount		Amortization		Amount
Intangible assets with indefinite lives:
Goodwill					Ps.	3,978,277					Ps.	6,288,658
Publishing and TVI trademarks						806,278						785,468
Television network concession						650,603						650,603
TVI concession						262,925						262,925
Telecom concession(1)						29,113						783,290
Sky concession						—						96,042
Intangible assets with finite lives and deferred charges:
Licenses and software	Ps.	1,026,841	Ps.	(632,998)		393,843	Ps.	1,456,410	Ps.	(822,708)		633,702
Subscriber lists(1)		802,440		(474,520)		327,920		1,206,278		(687,103)		519,175
Other intangible assets		294,035		(157,214)		136,821		622,680		(97,752)		524,928
Deferred financing costs (see Note 8)		1,107,744		(277,451)		830,293		1,213,559		(324,567)		888,992

	Ps.	3,231,060	Ps.	(1,542,183)	Ps.	7,416,073	Ps.	4,498,927	Ps.	(1,932,130)	Ps.	11,433,783

(1)	See Note 2.
     Amortization of intangible assets with finite lives (other than goodwill) and deferred financing costs charged to income in 2006, 2007 and 2008, was Ps.424,958, Ps.478,063 and Ps.503,560, respectively, of which Ps.49,849, Ps.48,303 and Ps.58,724 in 2006, 2007 and 2008, respectively, was recorded as interest expense (see Note 18) and Ps.33,571 and Ps.903 in 2006 and 2008, respectively, was recorded as other expense in connection with the extinguishment of long-term debt (see Note 17).
     The changes in the net carrying amount of goodwill and trademarks for the year ended December 31, 2008, were as follows:

					Foreign
	Balance as of				Currency				Impairment		Balance as of
	December 31,				Translation		Adjustments/		Adjustments		December 31,
	2007		Acquisitions		Adjustments		Reclassifications		(See Note 17)		2008
Goodwill:
Television Broadcasting	Ps.	909,826	Ps.	—	Ps.	—	Ps.	—	Ps.	(427,095)	Ps.	482,731
Cable and Telecom		1,552,054		558,812		—		2,281,148		(132,500)		4,259,514
Publishing Distribution		690,109		—		5,824		(2,379)		—		693,554
Other Businesses		39,406		—		—		—		—		39,406
Equity-method investees (See Note 5)		786,882		—		—		26,571		—		813,453

	Ps.	3,978,277	Ps.	558,812	Ps.	5,824	Ps.	2,305,340	Ps.	(559,595)	Ps.	6,288,658

Trademarks (see Note 2):
Publishing	Ps.	695,066	Ps.	—	Ps.	15,612	Ps.	2,379	Ps.	(50,000)	Ps.	663,057
Telecom		21,860		11,199		—		—		—		33,059
TVI		89,352		—		—		—		—		89,352

	Ps.	806,278	Ps.	11,199	Ps.	15,612	Ps.	2,379	Ps.	(50,000)	Ps.	785,468

8. Long-term Debt and Satellite Transponder Lease Obligation
     Long-term debt and satellite transponder lease obligations outstanding as of December 31, were as follows:

	2007		2008
U.S. dollar debt:
8% Senior Notes due 2011 (1)	Ps.	785,863	Ps.	995,802
6% Senior Notes due 2018 (1)		—		6,920,000
6.625% Senior Notes due 2025 (1)		6,553,320		8,304,000
8.50% Senior Notes due 2032 (1)		3,276,660		4,152,000
9.375% Senior Notes due 2013 (Sky) (2)		122,886		—
9.375% Senior Guaranteed Notes due 2015(Cablemás) (3)		—		2,417,848
Bank loan facility (Empresas Cablevisión) (4)		2,457,495		3,114,000

Bank loan facility (Cablemás) (4)		—		692,000
Other (5)		906,808		1,154,200
Mexican Peso debt:
8.49% Senior Notes due 2037 (1)		4,500,000		4,500,000
Bank loans (6)		7,142,460		6,662,460
Other currency debt		50,321		50,754

Total long-term debt		25,795,813		38,963,064
Less: Current portion		488,650		2,283,175

Long-term debt, net of current portion	Ps.	25,307,163	Ps.	36,679,889

Satellite transponder lease obligation(7)	Ps.	1,132,830	Ps.	1,311,663
Less: Current portion		97,696		138,806

Satellite transponder lease obligation, net of current portion	Ps.	1,035,134	Ps.	1,172,857

(1)	These Senior Notes due 2011, 2018, 2025, 2032 and 2037, in the outstanding principal amount of U.S.$72 million, U.S.$500 million, U.S.$600 million, U.S.$300 million and Ps.4,500,000, respectively, are unsecured obligations of the Company, rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Company, and are junior in right of payment to all of the existing and future liabilities of the Company’s subsidiaries. Interest on the Senior Notes due 2011, 2018, 2025, 2032 and 2037, including additional amounts payable in respect of certain Mexican withholding taxes, is 8.41%, 6.31%, 6.97%, 8.94% and 8.93% per annum, respectively, and is payable semi-annually. These Senior Notes may not be redeemed prior to maturity, except in the event of certain changes in law affecting the Mexican withholding tax treatment of certain payments on the securities, in which case the securities will be redeemable, as a whole but not in part, at the option of the Company. Also, the Company may, at its own option, redeem the Senior Notes due 2018, 2025 and 2037, in whole or in part, at any time at a redemption price equal to the greater of the principal amount of these Senior Notes or the present value of future cash flows, at the redemption date, of principal and interest amounts of the Senior Notes discounted at a fixed rate of comparable U.S. or Mexican sovereign bonds. The Senior Notes due 2011, 2018 and 2032 were priced at 98.793%, 99.280% and 99.431%, respectively, for a yield to maturity of 8.179%, 6.097% and 8.553%, respectively. The Senior Notes due 2025 were issued in two aggregate principal amounts of U.S.$400 million and U.S.$200 million, and were priced at 98.081% and 98.632%, respectively, for a yield to maturity of 6.802% and 6.787%, respectively. The agreement of these Senior Notes contains covenants that limit the ability of the Company and certain restricted subsidiaries engaged in Television Broadcasting, Pay Television Networks and Programming Exports, to incur or assume liens, perform sale and leaseback transactions, and consummate certain mergers, consolidations and similar transactions. Substantially all of these Senior Notes are registered with the U.S. Securities and Exchange Commission (the “SEC”).

(2)	In September 2008, Sky prepaid all of the outstanding Senior Notes due 2013, in the principal amount of U.S.$11.3 million. The total aggregate amount paid by Sky in connection with this prepayment was U.S.$12.6 million, including related accrued interest and a premium of 4.6875%.

(3)	These U.S.$174.7 million Senior Guaranteed Notes are unsecured obligations of Cablemás and its restricted subsidiaries and are guaranteed by such restricted subsidiaries, rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of Cablemás and its restricted subsidiaries, and are junior in right of payment to all of the existing and future secured indebtedness of Cablemás and its restricted subsidiaries to the extent of the value of the assets securing such indebtedness, interest on these Senior Notes, including additional amounts payable in respect of certain Mexican withholding taxes, is 9.858%, and is payable semi-annually. Cablemás may redeem these Senior Notes, in whole or in part, at any time up before November 15, 2010, at redemption prices plus accrued and unpaid interest. The agreement of these Senior Notes contains covenants relating to Cablemás and its restricted subsidiaries, including covenants with respect to limitations on indebtedness, payments, dividends, investments, sale of assets, and certain mergers and consolidations. In July 2008, Cablemás prepaid a portion of these Senior Notes in the principal amount of U.S.$0.3 million in connection with a tender offer to purchase these Senior Notes at a purchase price of 101% plus related accrued and unpaid interest.

(4)	In December 2007, Empresas Cablevisión and Cablemás entered into a 5-year term loan facilities with a U.S. bank in the aggregate principal amount of U.S.$225 million and U.S.$50 million, respectively, in connection with the financing for the acquisition of Letseb and Bestel USA (see Note 2). Annual interest on these loan facilities is payable on a quarterly basis at LIBOR plus an applicable margin that may range from 0.475% to 0.800% depending on a leverage ratio. At December 31, 2008, the applicable leverage ratio for Empresas Cablevisión and Cablemás was 0.525% and 0.600%, respectively. Under the terms of the loan facilities, Empresas Cablevisión and its subsidiaries and Cablemás and its subsidiaries are required to (a) maintain certain financial coverage ratios related to indebtedness and interest expense, and (b) comply with certain restrictive covenants, primarily on debt, liens, investments and acquisitions, capital expenditures, asset sales, consolidations, mergers and similar transactions.

(5)	Includes Ps.873,776 in 2007 and Ps.1,107,200 in 2008 in connection with a non-interest bearing promissory note in the principal amount of U.S.$80 million with a maturity in August 2009, which amount was originally recognized by the Group, and guaranteed by the Company, as a long-term liability in connection with the acquisition of Letseb and Bestel USA in December 2007 (see Note 2). In 2008, this liability was replaced under similar terms by a U.S.$80 million non-interest bearing promissory note payable to a foreign financial institution. In March 2009, the Company entered into a purchase agreement with the holder of the promissory note, and acquired such note in the amount of U.S.$78.6 million. This line also includes in 2007 and 2008, outstanding balances of notes payable to banks with maturities between 2009 and 2010, bearing annual interest rates of 1.25 and 1.50 points above LIBOR.

(6)	Includes in 2007 and 2008, outstanding balances of long-term loans in the principal amount of Ps.3,642,460 and, Ps.3,162,460, respectively, in connection with certain credit agreements entered into by the Company with a Mexican bank, with various maturities from 2009 through 2012. Interest on these loans ranges from 8.925% to 10.350% per annum, and is payable on a monthly basis. Under the terms of these credit agreements, the Company and certain restricted subsidiaries engaged in television broadcasting, pay television networks and programming exports are required to maintain (a) certain financial coverage ratios related to indebtedness and interest expense; and (b) certain restrictive covenants on indebtedness, dividend payments, issuance and sale of capital stock, and liens. The balance in 2007 and 2008 also includes two 10-year loans entered into by Sky with Mexican banks in the aggregate principal amount of Ps.3,500,000. This 10-year Sky indebtedness is guaranteed by the Company and includes a Ps.2,100,000 loan with an annual interest rate of 8.74% and a Ps.1,400,000 loan with an annual interest rate of 8.98% for the first three years ending in March and April 2009, respectively, and the Mexican interbank interest rate of “TIIE” plus 24 basis points for the remaining seven years. Interest on these two 10-year loans is payable on a monthly basis.

(7)	Sky is committed to pay a monthly fee of U.S.$1.7 million under a capital lease agreement entered into with Intelsat Corporation (formerly PanAmSat Corporation) in February 1999 for satellite signal reception and retransmission service from 12 KU-band transponders on satellite IS-9, which became operational in September 2000. The service term for IS-9 will end at the earlier of (a) the end of 15 years or (b) the date IS-9 is taken out of service. The obligations of Sky under the IS-9 agreement are proportionately guaranteed by the Company and the other Sky equity owners in relation to their respective ownership interests (see Notes 6 and 11).
Maturities of Debt and Satellite Transponder Lease Obligation
     Debt maturities for the years subsequent to December 31, 2008, are as follows:

2009	Ps.	2,283,175
2010		1,046,368
2011		997,478
2012		4,807,834
2013		2,725
Thereafter		29,825,484

	Ps.	38,963,064

     Future minimum payments under satellite transponder lease obligation for the years subsequent to December 31, 2008, are as follows:

2009	Ps.	282,336
2010		282,336
2011		282,336
2012		282,336
2013		282,336
Thereafter		471,835

		1,883,515
Less: amount representing interest		571,852

	Ps.	1,311,663

9. Financial Instruments
     The Group’s financial instruments recorded on the balance sheet include cash and cash equivalents, temporary investments, accounts and notes receivable, debt securities classified as held-to-maturity investments, accounts payable, debt and derivative financial instruments. For cash and cash equivalents, temporary investments, accounts receivable, accounts payable, and short-term notes payable due to banks and other financial institutions, the carrying amounts approximate fair value due to the short maturity of these instruments. The fair value of the Group’s long-term debt securities are based on quoted market prices.
     The fair value of the long-term loans that the Group borrowed from leading Mexican banks (see Note 8) was estimated using the borrowing rates currently available to the Group for bank loans with similar terms and average maturities. The fair value of held-to-maturity securities, and currency option, interest rate swap and share put option agreements was based on quotes obtained from financial institutions.
     The carrying and estimated fair values of the Group’s non-derivative financial instruments at December 31, were as follows:

	2007				2008
	Carrying Value		Fair Value		Carrying Value		Fair Value
Assets:
Temporary investments	Ps.	1,825,355	Ps.	1,825,355	Ps.	6,798,271	Ps.	6,798,271
Held-to-maturity securities (see Note 5)		2,525,204		2,525,204		809,115		755,997
Liabilities:
Senior Notes due 2011, 2018, 2025 and 2032	Ps.	10,615,843	Ps.	11,654,879	Ps.	20,371,802	Ps.	17,713,899
Senior Notes due 2037		4,500,000		4,280,581		4,500,000		4,129,740
Senior Guaranteed Notes due 2015 (Cablemás)		—		—		2,417,848		2,070,282
Other long-term debt securities		122,886		132,717		—		—
Long-term notes payable to Mexican banks		7,142,460		7,403,793		6,662,460		6,846,264
Bank loan facility (Empresas Cablevisión)		2,457,495		2,456,471		3,114,000		2,658,286
Bank loan facility (Cablemás)		—		—		692,000		593,439
     The notional amounts, carrying values (based on estimated fair values), and maturity dates of the Group’s derivative financial instruments at December 31, were as follows:

	2007					2008
	Notional					Notional
	Amount					Amount
Derivative Financial Instruments:	(Thousands)	Carrying Value			Maturity Date	(Thousands)	Carrying Value			Maturity Date
Assets:
Hedge and trading derivatives:
Sky’s interest rate swaps (a)	U.S.$11,250/Ps.123,047 and Ps. 1,400,000	Ps.	36,040		September 2008 and April 2016	Ps.1,400,000	Ps.	3,472		April 2016

Sky’s foreign currency forward (b)	U.S.$15,000/ Ps.162,293		999		March 2008	—		—		—

Cablemás forward and cross- currency swaps (c)	—		—		—	U.S.$175,000/Ps.1,880,375 and U.S.$175,000/ Ps.1,914,850		1,464,295		November 2015

Cross-currency interest rate swaps (d)	—		—		—	U.S.$889,736/ Ps.9,897,573		78,904		March 2009 and March 2010

Credit default swaps(d)	—		—		—	U.S.$24,500		7,913		October and December 2009

Cash Flow Hedges:
Empresas Cablevisión’s cross-currency swaps (f)	U.S.$225,000/ Ps.2,435,040		19,397		December 2012	U.S. $225,000/ Ps.2,435,040		668,945		December 2012

Cablemás cross-currency swap (g)	—		—		—	U.S.$50,000/ Ps.541,275		139,619		December 2012

		Ps.	56,436	(1)			Ps.	2,363,148	(1)

Liabilities:
Hedge and trading derivatives:
Interest rate treasury lock(h)	U.S.$150,000	Ps.	77,595		May 2008	—	Ps.	—		—

Cablemás forward and swaption (c)	—		—		—	U.S.$175,000 Ps.1,914,850		600,819		November 2015

Cross-currency interest rate swaps (d)	U.S.$889,736/Ps.9,897,573 and U.S.$890,000/ Ps.9,900,748		197,891		March 2009 and March 2010	U.S.$690,000/ Ps.7,735,198		3,831		March 2010

		Ps.	275,486	(2)			Ps.	604,650

(1)	Includes short-term derivative financial instruments of Ps.2,909 and Ps.46,588 in 2007 and 2008, respectively, which were included in other accounts and notes receivables, net in the consolidated balance sheet.

(2)	Includes short-term derivative financial instruments of Ps.191,073 in 2007, which were included in other accrued liabilities in the consolidated balance sheet.

(a)	In February 2004, Sky entered into coupon swap agreements to hedge U.S.$.300.0 million of its U.S. dollar foreign exchange exposure related to its Senior Notes due 2013. Under these transactions, Sky received semi-annual payments calculated based on the aggregate notional amount of U.S.$11.3 million at an annual rate of 9.375%, and Sky made monthly payments calculated based on an aggregate notional amount of Ps.123,047 at an annual rate of 10.25%. These transactions were terminated in September 2008. Sky recorded the change in fair value of these transactions in the integral cost of financing (foreign exchange loss). In December 2006, Sky entered into a derivative transaction agreement from April 2009 through April 2016 to hedge the variable interest rate exposure resulting from a Mexican Peso loan of a total principal amount of Ps.1,400,000 million. Under this transaction, Sky receives 28-day payments based on an aggregate notional amount of Ps.1,400,000 at an annual variable rate of TIIE+24 basis points and makes 28-day payments based on the same notional amount at an annual fixed rate of 8.415%. Sky recorded the change in fair value of this transaction in the integral cost of financing (interest expense).

(b)	As of December 31, 2007, Sky had foreign currency forward contracts to cover a portion of its foreign currency cash flow requirements for an aggregate amount of U.S.$15.0 million to receive U.S. dollars in exchange for Mexican Pesos, in 2008 at an average exchange rate of Ps.10.89 per U.S.$1.00 dollar. This transaction was terminated in March 2008. Sky recorded the change in fair value of these transactions in the integral cost of financing (foreign exchange gain or loss).

(c)	In 2005, 2006 and 2007, Cablemás entered into a forward, interest-only cross-currency swaps and swaption agreements, as amended, with a U.S. financial institution to hedge U.S.$175.0 million of its U.S. dollar foreign exchange and interest rate exposure related to its Senior Guaranteed Notes due 2015. Under these transactions, (i) in 2015, Cablemás will receive and make payments in the aggregate notional amounts of U.S.$175.0 million and Ps.1,880,375, respectively; (ii) Cablemás makes semi-annual payments calculated based on a notional amount of U.S.$175.0 million at an annual rate of 2.88%; (iii) Cablemás receives semi-annual payments calculated based on the aggregate notional amount of U.S.$175.0 million at an annual rate of 9.375%, and Cablemás makes monthly payments calculated based on an aggregate notional amount of Ps.1,914,850 at an annual rate of 9.07% through December 2010 if the option of a related swaption agreement is exercised by the counterparty, and through 2015 if such option is not exercised; and (iv) if the counterparty exercises an option under a related swaption agreement, Cablemás would receive monthly payments based on the aggregate notional amount of Ps.1,914,850 at an annual rate of 7.57%, and Cablemás would make monthly payments calculated based on the same notional amount at an annual interest rate of a 28-day TIIE (Mexican Interbank Interest Rate). Cablemás recorded the change in fair value of these transactions in the integral cost of financing (foreign exchange gain or loss).

(d)	In order to reduce the adverse effects of exchange rates on the Senior Notes due 2011, 2025 and 2032, during 2004 and 2005, the Company entered into interest rate swap agreements with various financial institutions that allow the Company to hedge against Mexican Peso depreciation on interest payments for a period of five years. Under these transactions, the Company receives semi-annual payments based on the aggregate notional amount U.S.$889.7 million as of December 31, 2007 and 2008, at an average annual rate of 7.37%, and the Company makes semi-annual payments based on an aggregate notional amount of approximately Ps.9,897,573 as of December 31, 2007 and 2008, at an average annual rate of 8.28%, without an exchange of the notional amount upon which the payments are based. In the years ended December 31, 2006, 2007 and 2008, the Company recorded a loss (gain) of Ps.91,550, Ps.(1,440) and Ps.(96,878), respectively, in the integral cost of financing (foreign exchange loss) derived of the change in fair value of these transactions. In November 2005, the Group entered into option contracts that allow the counterparty to extend the maturity of the swap agreements for one additional year on the notional amount of U.S.$890 million. In January 2008, the Group terminated part of these option contracts early for a notional amount of U.S.$200 million, with no significant additional gain or loss. In March 2009, the Group terminated the remaining option contracts early for a notional amount of U.S.$690 million, with no significant additional gain or loss.

(e)	The Group entered into credit default swap agreements to hedge the unfavorable effect of credit risk associated with certain long-term investments with a maturity in October 2011 and January 2012 for a notional amount of U.S.$20.0 million and U.S.$4.5 million, respectively. These agreements expire in the fourth quarter of 2009.

(f)	In December 2007, in connection with the issuance of its U.S.$225 million long-term debt, Empresas Cablevisión entered into a cross-currency swaps agreement to hedge interest rate risk and foreign currency exchange risk on such long-term debt. Under this agreement, Empresas Cablevisión receives variable rate coupon payments in U.S. dollars at an annual interest rate of LIBOR to 90 days plus 42.5 basis points, and principal amount payments in U.S. dollars, in exchange for fixed rate coupon payments in Mexican Pesos at an annual interest rate of 8.3650%, and principal amount payments in Mexican Pesos. At the final exchange, Empresas Cablevisión will receive a principal amount of U.S.$225 million, in exchange for Ps.2,435,040. At December 31, 2008, this derivative contract qualified as a cash flow hedge, and therefore, the Group has recorded the change in fair value as a gain of Ps.649,548, together with an unrealized foreign exchange loss of Ps.656,505, related to the long-term debt, in consolidated stockholders’ equity as accumulated other comprehensive income or loss.

(g)	In December 2007, in connection with the issuance of its U.S.$50 million long-term debt, Cablemás entered into a cross-currency swaps agreement to hedge interest rate risk and foreign currency exchange risk on such long-term debt. Under this agreement, Cablemás receives variable rate coupon payments in U.S. dollars at an annual interest rate of LIBOR to 90 days plus 52.5 basis points, and principal amount payments in U.S. dollars, in exchange for fixed rate coupon payments in Mexican Pesos at an annual interest rate of 8.51%, and principal amount payments in Mexican Pesos. At the final exchange, Cablemás will receive a principal amount of U.S.$50 million, in exchange for Ps.541,275. At December 31, 2008, this derivative contract qualified as a cash flow hedge, and therefore, the Group has recorded the change in fair value as a gain of Ps.169,893, together with an unrealized foreign exchange loss of Ps.173,360, related to the long-term debt, in consolidated stockholders’ equity as accumulated other comprehensive income or loss.

(h)	In 2007, the Company entered into interest rate lock agreements to hedge the risk that the cost of a future issuance of fixed-rate debt may be adversely affected by changes in interest rates. Under these agreements, the Company agreed to pay or receive an amount equal to the difference between the net present value of the cash flows for a notional principal amount of indebtedness based on the existing yield of a U.S. treasury bond at the date when the agreements are established and at the date when the agreements are settled. Interest rate lock agreements are reflected at fair value in the Group’s consolidated balance sheet and the related gains or losses on these agreements are recognized in income as integral cost of financing (interest expense). At December 31, 2007, the Company had outstanding interest rate lock agreements for an aggregate U.S.$150.0 million notional principal amount of indebtedness. These transactions were terminated in May 2008.
10. Retirement and Termination Benefits
     Certain companies in the Group have collective bargaining contracts which include defined benefit pension plans and other retirement benefits for substantially all of their employees. Additionally, the Group has a defined benefit pension plan for executives. All pension benefits are based on salary and years of service rendered.
     Under the provisions of the Mexican labor law, seniority premiums are payable based on salary and years of service, to employees who resign or are terminated prior to reaching retirement age. Some companies in the Group have seniority premium benefits which are greater than the legal requirement. After retirement age employees are no longer eligible for seniority premiums.
     Retirement and termination benefits are actuarially determined by using real assumptions (net of inflation) and attributing the present value of all future expected benefits proportionately over each year from date of hire to age 65. The Group used a 4% discount rate and 2% salary scale for 2006, 2007 and 2008. The Group used a 5.4%, 9.3% and 20.4% return on assets rate for 2006, 2007 and 2008, respectively. The Group makes voluntary contributions from time to time to trusts for the pension and seniority premium plans which are generally deductible for tax purposes. As of December 31, 2007 and 2008, plan assets were invested in a portfolio that primarily consisted of debt and equity securities, including shares of the Company. Pension and seniority premium benefits are paid when they become due.
     The reconciliation between defined benefit obligations and net projected (liability) asset as of December 31, as follows:

	2007				Seniority		Severance		2008
	Total		Pensions		Premiums		Indemnities		Total
Vested benefit obligations	Ps.	477,429	Ps.	97,211	Ps.	340	Ps.	—	Ps.	97,551
Unvested benefit obligations		1,070,380		1,000,900		273,703		470,314		1,744,917

Defined benefit obligations		1,547,809		1,098,111		274,043		470,314		1,842,468
Fair value of plan assets		1,628,730		1,024,239		380,350		—		1,404,589

Status of the plans		80,921		(73,872)		106,307		(470,314)		(437,879)
Unrecognized prior service cost for transition liability		191,348		94,866		60,250		1,004		156,120
Unrecognized prior service cost for plan amendments		(118,274)		132,145		(83,992)		919		49,072
Net actuarial (gain) loss		(468,916)		(134,388)		9,533		5,152		(119,703)

Net projected (liability) asset in the consolidated balance sheet	Ps.	(314,921)	Ps.	18,751	Ps.	92,098	Ps.	(463,239)	Ps.	(352,390)

     As of December 31, items subject to amortization for retirement and termination benefits are to be amortized over periods of 4 to 23 years and 3 to 4 years, respectively.

     The components of net periodic pension, seniority premium and severance indemnities cost (income) for the years ended December 31, 2006, 2007 and 2008 consist of the following:

	2006		2007		2008
Service cost	Ps.	96,435	Ps.	97,878	Ps.	115,598
Interest cost		52,896		55,804		124,719
Prior service cost		—		—		3,947
Expected return on plan assets		(81,152)		(168,141)		(321,805)
Net amortization and deferral		8,421		(9,280)		83,008

Net cost (income)	Ps.	76,600	Ps.	(23,739)	Ps.	5,467

     The Group’s defined benefit obligations, plan assets, funded status and balance sheet balances as of December 31, 2007 and 2008 associated with retirement and termination benefits, are presented as follows:

	2007				Seniority		Severance		2008
	Total		Pensions		Premiums		Indemnities		Total
Defined benefit obligations
Beginning of year	Ps.	1,474,590	Ps.	872,167	Ps.	261,941	Ps.	413,701	Ps.	1,547,809
Service cost		97,878		53,525		24,436		37,637		115,598
Interest cost		55,804		71,766		20,031		32,922		124,719
Actuarial gain		(52,934)		(67,573)		(19,401)		(66,947)		(153,921)
Transition liability		—		140,197		2,384		—		142,581
Benefit paid		(27,529)		(12,560)		(20,080)		(10,910)		(43,550)
Acquisition of companies		—		40,589		4,732		63,911		109,232

End of year		1,547,809		1,098,111		274,043		470,314		1,842,468

Fair value of plan assets
Beginning of year		1,802,958		1,153,205		475,525		—		1,628,730
Actuarial return on plan assets		168,141		222,409		99,396		—		321,805
Actuarial loss		(308,920)		(345,492)		(171,321)		—		(516,813)
Contributions		—		5,984		2,362		—		8,346
Benefits paid		(33,449)		(11,867)		(25,612)		—		(37,479)

End of year		1,628,730		1,024,239		380,350		—		1,404,589

Under (over) funded status of the plans	Ps.	80,921	Ps.	(73,872)	Ps.	106,307	Ps.	(470,314)	Ps.	(437,879)

     The weighted average asset allocation by asset category as of December 31 was as follows:

	2007	2008
Equity Securities (1)	68.8%	62.6%
Fixed rate instruments	31.2%	37.4%
Total	100.0%	100.0%

(1)	Included within plan assets at December 31, 2007 and 2008 are shares of the Group held by the trust with a fair value of Ps.1,121,446 and Ps.879,029, respectively.
     The changes in the net projected liability (asset) as of December 31, are as follows:

	2007				Seniority		Severance		2008
	Total		Pensions		Premiums		Indemnities		Total
Beginning net projected liability (asset)	Ps.	346,300	Ps.	59,019	Ps.	(183,481)	Ps.	439,383	Ps.	314,921
Net periodic (income) cost		(23,739)		(93,494)		86,254		12,707		5,467
Net actuarial gain		(13,560)		(280)		(1,155)		(39,780)		(41,215)
Contributions		—		(5,984)		(2,362)		—		(8,346)
Benefits paid		5,920		(693)		5,532		(10,910)		(6,071)
Acquisition of companies		—		22,681		3,114		61,839		87,634

End net projected liability (asset)	Ps.	314,921	Ps.	(18,751)	Ps.	(92,098)	Ps.	463,239	Ps.	352,390

     The retirement and termination benefits at December 31, and actuarial adjustments for the year ended December 31, are summarized as follows:

	2004		2005		2006		2007		2008
Pensions
Defined benefit obligations	Ps.	699,847	Ps.	769,913	Ps.	834,123	Ps.	872,167	Ps.	1,098,111
Plan assets		851,448		1,053,033		1,254,603		1,153,205		1,024,239
Status of the plans		151,601		283,120		420,480		281,038		(73,872)
Actuarial adjustments (1)		(367,843)		(510,763)		(644,624)		(435,665)		(134,388)
Seniority Premiums
Defined benefit obligations	Ps.	266,197	Ps.	271,299	Ps.	270,088	Ps.	261,941	Ps.	274,043
Plan assets		395,212		486,482		548,355		475,525		380,350
Status of the plans		129,015		215,183		278,267		213,584		106,307
Actuarial adjustments (1)		78,540		(9,027)		(92,444)		(7,569)		9,533
Severance Indemnities
Defined benefit obligations	Ps.	—	Ps.	314,215	Ps.	370,379	Ps.	413,701	Ps.	470,314
Plan assets		—		—		—		—		—
Status of the plans		—		(314,215)		(370,379)		(413,701)		(470,314)
Actuarial adjustments (1)		—		—		14,129		(25,682)		5,152

(1)	On defined benefit obligations and plan assets.
11. Commitments and Contingencies
     At December 31, 2008, the Group had commitments in an aggregate amount of Ps.259,911, of which Ps.82,869 were commitments related to gaming operations, Ps.22,421 were commitments to acquire television technical equipment, Ps.152,100 were commitments for the acquisition of software and related services, and Ps.2,521 were construction commitments for building improvements and technical facilities.
     At December 31, 2008, the Group had the following aggregate minimum annual commitments for the use of satellite transponders (other than transponders for DTH television services described below):

	Thousands of
	U.S. Dollars
2009	U.S.$	11,726
2010		6,658
2011		5,460
2012		4,740
2013 and thereafter		8,986

	U.S.$	37,570

     The Group has guaranteed 58.7% of Sky’s minimum commitments for use of satellite transponders over a period ending in 2015. This guarantee is estimated to be in the aggregate amount of approximately U.S.$80.8 million (undiscounted) as of December 31, 2008 (see Notes 2, 8 and 9).
     The Company has guaranteed the obligation of Sky for direct loans in an aggregate principal amount of Ps.3,500,000, which are reflected in the December 31, 2008 balance sheet as long-term debt (see Note 8).
     The Group leases facilities, primarily for its Gaming business, under operating leases expiring through 2047. As of December 31, 2008, non-cancellable annual lease commitments (undiscounted) are as follows:

2009	Ps.	237,498
2010		205,780
2011		120,223
2012		58,801
2013		17,053
Thereafter		145,722

	Ps.	785,077

     At December 31, 2008, the Group had commitments of capital contributions to be made in 2009 and 2010 related to its 40% equity interest in La Sexta in the amount of €41.4 million (Ps.800,759) and €15.8 million (Ps.305,604), respectively (see Note 5).

     In November 2007, Sky and Sky Brasil Servicos Ltda. (“Sky Brasil”) reached an agreement with Intelsat Corporation, and an affiliate, to build and launch a new 24-transponder satellite (“IS-16”) for which service will be dedicated to Sky and Sky Brasil over the satellite’s estimated 15-year service life. The IS-16, which is expected to be launched in the first semester of 2010, will provide back up for both platforms, and will also double Sky’s current capacity. The agreement requires the payment related to Sky of a one-time fixed fee in the aggregate amount of U.S.$138.6 million that will be paid in two installments, the first one of U.S.$27.7 million in the first semester of 2010, and the second one of U.S.$110.9 million in the first semester of 2011. The agreement also contemplates the payment related to Sky of a monthly service fee of U.S.$150 thousand to be paid from the start of service date through September 2015.
     In accordance with a tax amnesty provided by the Mexican tax law, the Group made payments in 2008 to the Mexican tax authority in the aggregate amount of Ps.88,109 to settle (i) a claim made for an alleged asset tax liability for the year ended December 31, 1994; and (ii) assertions made for withheld income taxes in connection with the acquisition of exclusivity rights of certain soccer players from foreign entities between 1999 and 2002. These payments were accrued by the Group as of December 31, 2007 (see Note 17).
Univision
     In May 2005, Televisa, S.A. de C.V. (“Televisa”), a subsidiary of the Company, filed a complaint (which was subsequently amended) in the U.S. District Court for the Central District of California (the “Court”), alleging that Univision breached the Program License Agreement (the “PLA”), as amended, between Televisa Internacional, S.A. de C.V. and Univision, as well as the December 19, 2001 letter agreement between Televisa and Univision relating to soccer broadcast rights (the “Soccer Agreement”), among other claims (the “District Court Action”). Univision filed related answers as well as related counterclaims against Televisa and the Company.
     In 2006, Televisa filed a separate lawsuit in the Los Angeles Superior Court, State of California seeking a judicial determination that on or after December 19, 2006, Televisa may transmit or permit others to transmit any television programming into the United States from Mexico by means of the Internet. That lawsuit was stayed based on the agreement of the parties to do so (the “Televisa Internet Claim”). In October 2006, Univision added a new counterclaim in the District Court Action for a judicial declaration that on or after December 19, 2006, Televisa may not transmit or permit others to transmit any television programming into the United States by means of the Internet (the “Univision Internet Counterclaim” and jointly with the Televisa Internet Claim, the “Internet Claim”).
     During 2006 and 2007, in connection with the Company’s complaint in the District Court Action, Univision made payments under protest to the Company of a portion of the disputed royalties and of other license fees that, Univision alleged, had been overpaid, and also sought recovery of these amounts in its counterclaims. At that time, the Group recognized these payments made by Univision as customer deposits and advances in its consolidated balance sheets (see Note 16).
     On April 7, 2008, Univision dismissed without prejudice its counterclaims against Televisa with the exception of its claim for recoupment of disputed royalty payments made to the Company under protest and the Univision Internet Counterclaim.
     On April 22, 2008, the Court in the District Court Action conducted the final pre-trial conference during which the Court ordered that the trial of the Univision Internet Counterclaim be bifurcated and tried by the Court after the conclusion of the jury trial regarding Televisa’s claims and Univision’s recoupment counterclaim.
     After several continuances, the trial in the District Court Action commenced on January 6, 2009 and this phase of the litigation was settled.
     On January 22, 2009, the Company and Univision announced an amendment to the PLA. In connection with this amendment, Televisa and Univision agreed to dismiss all claims in the District Court Action with the exception of the Univision Internet Counterclaim. The amended PLA, which runs through 2017, includes a simplified royalty calculation and is expected to result in increased payments to the Company, as well as a provision for certain yearly minimum guaranteed advertising of U.S.$66.5 million to be provided by Univision, at no cost, for the promotion of the Group’s businesses commencing in 2009. The Group recognized Ps.61,537 as revenue of the Programming Exports segment and Ps.236,032 as other income in the consolidated statement of income for the year ended December 31, 2008, in connection with certain payments from Univision that had previously been recorded as customer deposits and advances. Likewise, Univision paid the Company, as part of the settlement, an amount of U.S.$3.5 million (Ps.48,440), which was also recorded by the Group as other income in the consolidated statement of income for the year ended December 31, 2008 (see Note 17).
     The Univision Internet Counterclaim was tried in a non-jury trial before the Hon. Philip S. Gutierrez that commenced on June 9, 2009. A hearing for closing arguments before the Court is scheduled for July 8, 2009.
     We cannot predict how the outcome of this trial will affect our business relationship with Univision with respect to Internet rights in the United States.
     In addition, on September 5, 2008, Televisa filed a Complaint for Declaratory Relief against Univision before the Superior Court of the State of California, for the County of Los Angeles, seeking a declaration of its rights vis-a-vis Univision with respect to the United States broadcast rights to home games of the Mexican League First Division soccer teams owned by Televisa (the “Soccer Complaint”).

     In the Soccer Complaint, Televisa sought a declaration that it has the legal right to broadcast in the United States, or license to third parties to broadcast in the United States, the home games of the Mexican League First Division soccer teams owned by Televisa.
     On September, 2008 Univision filed a Cross-Complaint against Televisa, alleging among other causes of action, a claim for declaratory relief that it retained the exclusive U.S. broadcast rights to home games of the Mexican League First Division soccer teams owned by Televisa under the terms of the Program License Agreement.
     On October 9, 2008, pursuant to an agreement between Televisa and Univision and an Order of the Court, Televisa submitted its Complaint for Declaratory Relief and Univision’s cause of action for declaratory relief to a private referee pursuant to a California code provision.
     Trial was held on November 11-12 2008, before the private referee, the Honorable Richard Neal (Ret.) of JAMS. On December 18, 2008 Justice Neal filed a Decision in Televisa’s favor whereby he resolved that Televisa was entitled to a declaration and judgment that Univision’s broadcast rights to home games of the Mexican League First Division soccer teams owned by Televisa expired on December 19, 2008 (the “Statement of Decision”).
     Univision dismissed with prejudice the other claims raised in its Cross-Complaint against Televisa.
     On June 4, 2009, Honorable Ernest M. Hiroshige, Judge of the Superior Court of the State of California, for the County of Los Angeles, adjudged and decreed a final judgment consistent with the Statement of Decision, in favor of Televisa.
     There are other various legal actions and other claims pending against the Group incidental to its businesses and operations. In the opinion of the Group’s management, none of these proceedings will have a material adverse effect on the Group’s financial position or results of operations.
12. Capital Stock, Stock Purchase Plan and Long-term Retention Plan
Capital Stock
     The Company has four classes of capital stock: Series “A” Shares, Series “B” Shares, Series “D” Shares and Series “L” Shares, with no par value. The Series “A” Shares and Series “B” Shares are common shares. The Series “D” Shares are limited-voting and preferred dividend shares, with a preference upon liquidation. The Series “L” Shares are limited-voting shares.
     The Company’s shares are publicly traded in Mexico, primarily in the form of Ordinary Participation Certificates (“CPOs”), each CPO representing 117 shares comprised of 25 Series “A” Shares, 22 Series “B” Shares, 35 Series “D” Shares and 35 Series “L” Shares; and in the United States in the form of Global Depositary Shares (“GDS”), each GDS representing five CPOs. Non-Mexican holders of CPOs do not have voting rights with respect to the Series “A”, Series “B” and Series “D” Shares.
At December 31, 2008, shares of capital stock and CPOs consisted of (in millions):

	Authorized	Repurchased	Acquired by a	Acquired by a
	and	by the	Company's	Company's
	Issued(1)	Company(2)	Trust(3)	Subsidiary(4)	Outstanding
Series “A” Shares	120,182.8	(303.7)	(6,941.4)	(1,159.5)	111,778.2

Series “B” Shares	56,262.6	(267.3)	(3,610.1)	(586.1)	51,799.1

Series “D” Shares	85,758.8	(425.1)	(2,026.4)	(899.6)	82,407.7

Series “L” Shares	85,758.8	(425.1)	(2,026.4)	(899.6)	82,407.7

Total shares	347,963.0	(1,421.2)	(14,604.3)	(3,544.8)	328,392.7

Shares in the form of CPOs	286,678.7	(1,421.2)	(6,774.1)	(3,007.2)	275,476.2

CPOs	2,450.2	(12.1)	(57.9)	(25.7)	2,354.5

(1)	As of December 31, 2008, the authorized and issued capital stock amounted to Ps.10,060,950 (nominal Ps.2,378,506).

(2)	In 2006, 2007 and 2008, the Company repurchased 6,714.1 million, 7,861.2 million and 2,698.2 million shares in the form of 57.4 million, 67.2 million and 23.1 million CPOs, respectively, in the amount of Ps.2,692,926, Ps.4,049,902 and Ps.1,112,569, respectively, in connection with a share repurchase program that was approved by the Company’s stockholders and exercised at the discretion of management. In April 2006, 2007 and 2008, the Company’s stockholders approved the cancellation of 5,888.5 million, 8,275.8 million and 7,146.1 million shares of capital stock, respectively, in the form of 50.3 million, 70.7 million and 61.1 million CPOs, respectively, which were repurchased by the Company under this program.

(3)	In connection with the Company’s Long-Term Retention Plan described below.

(4)	In connection with the Company’s Stock Purchase Plan described below.
     On December 21, 2006, the Company’s stockholders approved certain changes to the Company’s bylaws to conform to applicable regulations for Mexican public companies in accordance with the Mexican Stock Market Law, which became effective in June 2006. These changes included, among others, the creation of a corporate practices committee, additional duties for the audit committee, more specific responsibilities for members of the board of directors and the corporate executive officer, and a new name for the nature of the company under which the Company is incorporated, which changed from “Sociedad Anónima” or “S.A.” (limited liability company) to “Sociedad Anónima Bursátil” or “S.A.B.” (public limited liability company).
     Under the Company’s bylaws, the Company’s Board of Directors consists of 20 members, of which the holders of Series “A” Shares, Series “B” Shares, Series “D” Shares and Series “L” Shares, each voting as a class, are entitled to elect eleven members, five members, two members and two members, respectively.
     Holders of Series “D” Shares are entitled to receive an annual, cumulative and preferred dividend equal to 5% of the nominal capital attributable to those Shares (nominal Ps.0.00034177575 per share) before any dividends are payable in respect of Series “A” Shares, Series “B” Shares or Series “L” Shares. Holders of Series “A” Shares, Series “B” Shares and Series “L” Shares are entitled to receive the same dividends as holders of Series “D” Shares if stockholders declare dividends in addition to the preferred dividend that holders of Series “D” Shares are entitled to. If the Company is liquidated, Series “D” Shares are entitled to a liquidation preference equal to the nominal capital attributable to those Shares (nominal Ps.0.00683551495 per share) before any distribution is made in respect of Series “A” Shares, Series “B” Shares and Series “L” Shares.
     At December 31, 2008, the restated tax value of the Company’s common stock was Ps.24,543,376. In the event of any capital reduction in excess of the tax value of the Company’s common stock, such excess will be treated as dividends for income tax purposes (see Note 13).
Stock Purchase Plan
     The Company adopted a Stock Purchase Plan (the “Plan”) that provides, in conjunction with the Long-term Retention Plan described below, for the grant of options to sell up to 8% of the Company’s capital stock to key Group employees. Pursuant to this Plan, as of December 31, 2008, the Company had assigned approximately 117.4 million CPOs, at market prices, subject to certain conditions, including vesting periods within five years from the time the awards are granted. The shares sold pursuant to the Plan, some of which have been registered pursuant to a registration statement on Form S-8 under the Securities Act of 1933 of the United States, as amended, can only be transferred to the plan participants when the conditions set forth in the Plan and the related agreements are satisfied.
     During 2006, 2007 and 2008, approximately 33.1 million CPOs, 7.8 million CPOs, and 2.0 million CPOs, respectively, were vested and transferred to participants to be exercised pursuant to this Plan in the amount of Ps. 443,941, Ps.123,653 and Ps.24,306, respectively.
Long-term Retention Plan
     The Company adopted a Long-term Retention Plan (the “Retention Plan”) which supplements the Company’s existing Stock Purchase Plan described above, and provides for the grant and sale of the Company’s capital stock to key Group employees. Pursuant to the Retention Plan, as of December 31, 2007 and 2008, the Company had assigned approximately 52.5 million CPOs and 76.3 million CPOs or CPOs equivalent, respectively, at exercise prices that range from Ps.13.45 per CPO to Ps.60.65 per CPO, subject to certain conditions, including adjustments based on the Group’s consolidated operating income and exercise periods between 2008 and 2012. During 2006, approximately 9.7 million CPOs were early vested and transferred to participants to be exercised pursuant to this Retention Plan in the amount of Ps.117,959. In 2008 and January 2009, approximately 12.1 million CPOs and 11.7 million CPOs, respectively, were vested and transferred to participants to be exercised pursuant to this Retention Plan in the amounts of Ps.119,460 and Ps.112,009, respectively.
     As of December 31, 2008, the designated Retention Plan trust owned approximately 5.7 million CPOs or CPOs equivalents, that have been reserved to a group of employees, and may be granted at a price of approximately Ps.28.05 per CPO, subject to certain conditions, in vesting periods between 2013 and 2023.
     In connection with the Company’s Plan and Retention Plan, the Group has determined the stock-based compensation expense, as required by IFRS 2 (see Note 1(r)), by using the Black-Scholes pricing model at the date on which the stock was granted to personnel under the Group’s stock-based compensation plans, on the following arrangements and weighted-average assumptions:

	Stock		Long Term
	Purchase Plan		Retention Plan
Arrangements:
Year of grant	2003	2004	2004	2007	2008
Number of CPOs or CPOs equivalent granted	2,360	32,918	46,784	5,971	24,760
Contractual life	3-5 years	1-3 years	4-6 years	3-5 years	3 years
Assumptions:
Dividend yield	3.00%	3.00%	3.00%	3.00%	3.00%
Expected volatility(1)	31.88%	21.81%	22.12%	21.98%	33.00%
Risk-free interest rate	9.35%	6.52%	8.99%	7.54%	8.87%
Expected life of awards (in years)	4.01 years	2.62 years	4.68 years	3.68 years	2.84 years

(1)	Volatility was determined by reference to historically observed prices of the Group’s CPOs.
     A summary of the stock awards for employees as of December 31, is presented below (in constant Pesos and thousands of CPOs):

	2007		2008
	CPOs	Weighted-	CPOs or	Weighted-
	or CPOs	Average	CPOs	Average
	equivalent	Exercise Price	equivalent	Exercise Price
Stock Purchase Plan:
Outstanding at beginning of year	18,416	16.30	13,316	14.13
Granted	40	10.30	134	15.20
Exercised	(5,074)	15.85	(3,112)	13.67
Forfeited	(66)	10.30	(127)	10.58

Outstanding at beginning of year	13,316	14.13	10,211	13.96

Exercisable at end of year	11,236	16.24	10,169	13.99

Long-Term Retention Plan:
Outstanding at beginning of year	47,390	11.75	47,654	14.00
Granted	5,971	56.93	24,760	25.98
Exercised	(4,851)	11.73	(7,041)	10.05
Forfeited	(856)	10.30	(930)	9.55

Outstanding at beginning of year	47,654	14.00	64,443	18.29

Exercisable at end of year	4,824	10.30	9,927	9.55

     As of December 31, 2008, the weighted-average remaining contractual life of the awards under the Stock Purchase Plan and the Long-term Retention Plan is 0.00 and 1.12 years, respectively.
13. Retained Earnings
     In accordance with Mexican law, the legal reserve must be increased by 5% of annual net profits until it reaches 20% of the capital stock amount. In 2006, the Company’s stockholders approved increases to the legal reserve amounting to Ps.193,802. As the legal reserve reached 20% of the capital stock amount, no additional increases were required in 2007 and 2008. This reserve is not available for dividends, but may be used to reduce a deficit or may be transferred to stated capital. Other appropriations of profits require the vote of the stockholders.
     In prior years the Company’s stockholders approved appropriating from retained earnings a reserve for the repurchase of shares, at the discretion of management. In 2006, 2007 and 2008, this reserve was used, in connection with the cancellation of shares repurchased by the Company.
     In April 2006, the Company’s stockholders approved the payment of a dividend in the aggregate amount of Ps.1,161,839 (nominal Ps.1,087,049), which consisted of nominal Ps.0.35 per CPO and nominal Ps.0.00299145 per share of Series “A”, “B”, “D” and “L,” not in the form of a CPO, and was paid in cash in May 2006.

     In April 2007, the Company’s stockholders approved the payment of a dividend in the aggregate amount of Ps.4,506,492 (nominal Ps.4,384,719), which consisted of nominal Ps.1.45 per CPO and nominal Ps.0.01239316239 per share of Series “A”, “B”, “D” and “L,” not in the form of a CPO, and was paid in cash in May 2007.
     In April 2008, the Company’s stockholders approved the payment of a dividend in the aggregate amount of Ps.2,229,973, which consisted of nominal Ps.0.75 per CPO and nominal Ps.0.00641025641 per share of series “A”, “B”, “D” and “L”, not in the form of a CPO, and was paid in cash in May 2008.
     Dividends, either in cash or in other forms, paid by the Mexican companies in the Group will be subject to income tax if the dividends are paid from earnings that have not been subject to Mexican income taxes computed on an individual company basis under the provisions of the Mexican Income Tax Law. In this case, dividends will be taxable by multiplying such dividends by a 1.3889 factor and applying to the resulting amount the income tax rate of 28%.
     At December 31, 2008, cumulative earnings that have been subject to income tax and can be distributed by the Company free of Mexican withholding tax were approximately Ps.2,314,078. In addition, the payment of dividends is restricted under certain circumstances by the terms of certain Mexican Peso loan agreements (see Note 8).
14. Comprehensive Income
     Comprehensive income related to the majority interest for the years ended December 31, 2006, 2007 and 2008, was as follows:

	2006		2007		2008
Net income	Ps.	8,908,943	Ps.	8,082,463	Ps.	7,803,652

Other comprehensive income (loss), net:
Foreign currency translation adjustments, net(1)		595,682		204,174		358,599
Result from holding non-monetary assets, net(2)		(67,302)		23,491		—
Result from available for-sale investments, net(3)		(565,862)		565,862		—
Gain (loss) on equity accounts of investees, net(4)		57,930		5,382		(58,109)
Cumulative result from hedge derivative contracts, net(5)		—		—		(3,918)

Total other comprehensive income, net		20,448		798,909		296,572

Comprehensive income	Ps.	8,929,391	Ps.	8,881,372	Ps.	8,100,224

(1)	The amount for 2006 included a foreign exchange loss of Ps.594,267, which was related to the hedge for the Group’s net investment in Univision recognized as a foreign entity investment through June 30, 2006 (see Notes 1(c) and 18). The amount for 2008, is presented net of income taxes of Ps.148,010.

(2)	Represented the difference between specific costs (net replacement cost or Specific Index) of non-monetary assets and the restatement of such assets using the NCPI, net of deferred tax benefit (provision) of Ps.31,439 and Ps.(7,523), for the years ended December 31, 2006 and 2007, respectively (see Note 1(a)).

(3)	The amount for 2006 included a foreign exchange loss of Ps.617,148; a foreign exchange gain of Ps.559,845, which was related to the hedge for the Group’s investment in Univision recognized as an available-for-sale investment beginning in July 2006; a loss on monetary position of Ps.433,492; and a fair value loss effect of Ps.75,067. In 2007, the net amount of Ps.565,862, was applied to consolidated income as other expense, net (see Note 18).

(4)	Represents the gains or losses on the dilution of investments in equity investees, as well as other comprehensive income recognized by equity investees.

(5)	Net of an income tax benefit of Ps.1,524.
     The changes in components of accumulated other comprehensive (loss) income for the years ended December 31, 2006, 2007 and 2008, were as follows:

	Gain		Cumulative						Cumulative			Cumulative	Cumulative
	(Loss) on		Result				Result from		Result from			Result from	Effect of		Accumulated
	Equity		from Hedge		Accumulated		Available-For-Sale		Holding			Foreign	Deferred		Other
	Accounts of		Derivative		Monetary		Financial		Non-Monetary			Currency	Income		Comprehensive
	Investees		Contracts		Result		Assets		Assets			Translation	Taxes		(Loss) Income
Balance at January 1, 2006	Ps.	4,172,738	Ps.	—	Ps.	(35,186)	Ps.	—	Ps.	(2,593,505)	Ps.	(2,148,435)	Ps.	(3,224,437)	Ps.	(3,828,825)
Current year change		57,930		—		—		(565,862)		(67,302)		595,682		—		20,448

Balance at December 31, 2006		4,230,688		—		(35,186)		(565,862)		(2,660,807)		(1,552,753)		(3,224,437)		(3,808,377)
Current year change		5,382		—		—		565,862		23,491		204,174		—		798,909

Balance at December 31, 2007		4,236,050		—		(35,186)		—		(2,637,316)		(1,348,579)		(3,224,437)		(3,009,468)
Reclassifications to retained earnings		—		—		35,186		—		2,637,316		—		3,224,437		5,896,939
Current year change		(58,109)		(3,918)		—		—		—		358,599		—		296,572

Balance at December 31, 2008	Ps.	4,177,941	Ps.	(3,918)	Ps.	—	Ps.	—	Ps.	—	Ps.	(989,980)	Ps.	—	Ps.	3,184,043

     Cumulative result from holding non-monetary assets as of December 31, 2006 and 2007 was net of a deferred income tax benefit of Ps. 390,414 and Ps.382,891, respectively.
     In conjunction with certain provisions of Mexican FRS that became effective on January 1, 2008, related to reclassifying to retained earnings certain outstanding balances that were recognized in accumulated other comprehensive result in accordance with previous accounting guidelines, the Group reclassified to retained earnings the outstanding balances of cumulative loss from holding non-monetary assets, accumulated monetary loss and cumulative effect of deferred income taxes in the aggregate amount of Ps.5,896,939.
15. Minority Interest
     Minority interest at December 31, consisted of:

	2007		2008
Capital stock(1)	Ps.	2,453,757	Ps.	2,867,182
Retained earnings(1)		609,488		1,442,234
Cumulative result from holding non-monetary assets(2)		(389,720)		—
Accumulated monetary result(2)		407		—
Cumulative effect of deferred income taxes(2)		1,328		—
Cumulative result from hedge derivative contracts, net(3)		—		(3,587)
Net income for the year		935,927		927,005

	Ps.	3,611,187	Ps.	5,232,834

(1)	Effective June 1, 2008, the Group began to consolidate the assets and liabilities of Cablemás.

(2)	These accounts were reclassified to retained earnings on January 1, 2008 (see Note 14).

(3)	Net of an income tax benefit of Ps.1,395.
16. Transactions with Related Parties
     The principal transactions carried out by the Group with affiliated companies, including equity investees, stockholders and entities in which stockholders have an equity interest, for the years ended December 31, were as follows:

	2006		2007		2008
Revenues:
Royalties (Univision)(a)	Ps.	1,466,561	Ps.	—	Ps.	—
Soccer transmission rights (Univision)		99,673		—		—
Programming production and transmission rights(b)		36,460		98,836		69,911
Administrative services(c)		55,602		65,586		80,297
Interest income		17,145		—		—
Advertising(d)		90,938		80,122		60,647

	Ps.	1,766,379	Ps.	244,544	Ps.	210,855

Costs:
Donations	Ps.	105,901	Ps.	98,029	Ps.	72,617
Administrative services(c)		11,633		30,101		16,577
Other		79,834		263,714		4,540

	Ps.	197,368	Ps.	391,844	Ps.	93,734

(a)	The Group receives royalties from Univision for programming provided pursuant to a program license agreement, as amended, that expires in December 2017. Effective 2007, Univision is no longer a related party (see Notes 2 and 11).

(b)	Services rendered to Endemol in 2006 and 2007 and other affiliates in 2006, 2007 and 2008.

(c)	The Group receives revenue from and is charged by affiliates for various services, such as equipment rental, security and other services, at rates which are negotiated. The Group provides management services to affiliates, which reimburse the Group for the incurred payroll and related expenses.

(d)	Advertising services rendered to OCEN and Volaris in 2006, 2007 and 2008.
     Other transactions with related parties carried out by the Group in the normal course of business include the following:

(1)	A consulting firm owned by a relative of one of the Group’s directors, which has, from time to time, provided consulting services and research in connection with the effects of the Group’s programming on its viewing audience. Total fees for such services during 2006, 2007 and 2008 amounted to Ps.19,281, Ps.20,816 and Ps.20,811, respectively.

(2)	From time to time, a Mexican bank made loans to the Group, on terms substantially similar to those offered by the bank to third parties. Some members of the Group’s Board serve as board members of this bank.

(3)	Two of the Group’s directors and one of the Group’s alternate directors are members of the board as well as stockholders of a Mexican company, which is a producer, distributor and exporter of beer in Mexico. Such company purchases advertising services from the Group in connection with the promotion of its products from time to time, paying rates applicable to third-party advertisers for these advertising services.

(4)	Several other members of the Company’s current board serve as members of the boards and/or are stockholders of other companies, some of which purchased advertising services from the Group in connection with the promotion of their respective products and services, paying rates applicable to third-party advertisers for these advertising services.

(5)	During 2006, 2007 and 2008, a professional services firm in which a current director maintains an interest provided legal advisory services to the Group in connection with various corporate matters. Total fees for such services amounted to Ps.17,256, Ps.21,831 and Ps.15,550, respectively.

(6)	A television production company, indirectly controlled by a company where a member of the board and executive of the Company is a stockholder, provided production services to the Group in 2006, 2007 and 2008, in the amount of Ps.84,229, Ps.153,364 and Ps.973, respectively.

(7)	During 2006, 2007 and 2008 the Group paid sale commissions to a company where a member of the board and executive of the Company is a stockholder, in the amount of Ps.113,972, Ps.49,614 and Ps.8,731, respectively.

(8)	During 2006, 2007 and 2008, a company in which a current director and executive of the Company is a stockholder, purchased unsold advertising from the Group for a total of Ps.172,033, Ps.189,852 and Ps.234,296, respectively.
     The balances of receivables and (payables) between the Group and affiliates as of December 31, were as follows:

	2007		2008
Receivables:
Grupo TV Promo, S.A. de C.V.	Ps.	103,500	Ps.	—
Editorial Clío, Libros y Videos, S.A. de C.V.		9,241		6,524
Volaris (see Note 5)		10,859		40,197
OCEN (see Note 5)		28,666		10,393
TVI (see Note 2)		4,381		31,403
EMI Televisa Music, Inc.		41		27,198
Other		38,335		46,106

	Ps.	195,023	Ps.	161,821

Payables:
Productora y Comercializadora de Televisión, S.A. de C.V.	Ps.	—	Ps.	(60,909)
TechCo		(71,159)		(26,940)
News Corp. (see Note 2)		(50,303)		—
Other		(5,729)		(773)

	Ps.	(127,191)	Ps.	(88,622)

     All significant account balances included in amounts due from affiliates bear interest. In 2006, 2007 and 2008, average interest rates of 7.5%, 7.7% and 8.2% were charged, respectively. Advances and receivables are short-term in nature; however, these accounts do not have specific due dates.

     Customer deposits and advances as of December 31, 2007 and 2008, included deposits and advances from affiliates and other related parties, which were primarily made by OCEN, Editorial Clío, Libros y Videos, S.A. de C.V., and Volaris, in an aggregate amount of Ps.161,286 and Ps.76,207, respectively.
17. Other Expense, Net
     Other expense for the years ended December 31, is analyzed as follows:

	2006		2007		2008
Loss on disposition of investments, net (see Note 2)	Ps.	—	Ps.	669,473	Ps.	12,931
Donations (see Note 16)		135,001		150,224		78,856
Financial advisory and professional services(1)		102,876		191,495		21,532
Employees’ profit sharing(2)		31,649		20,821		27,345
Loss on disposition of fixed assets		—		37,989		45,394
Impairment adjustments(3)		93,464		493,693		609,595
Expenses of debt placement(4)		496,999		—		—
Termination fee income for the cancellation of a call option (see Note 5)		—		(462,083)		—
Other expense (income), net(5)		28,081		(148,260)		156,486

	Ps.	888,070	Ps.	953,352	Ps.	952,139

(1)	Includes financial advisory services in connection with contemplated dispositions and strategic planning projects and professional services in connection with certain litigation and other matters, net in 2008 of Ps.284,472 related to other income from a litigation settlement (see Notes 2, 11 and 16).

(2)	The Mexican companies in the Group are required by law to pay employees, in addition to their agreed compensation and benefits, employees’ profit sharing at the statutory rate of 10% based on their respective taxable incomes (calculated without reference to inflation adjustments and tax loss carryforwards).

(3)	During 2006, 2007 and 2008, the Group tested for impairment the carrying value of certain trademarks of its Publishing segment, as well as goodwill of certain businesses of its Television Broadcasting and Cable and Telecom segments. As a result of such testing, impairment adjustments were made to trademarks in 2006, goodwill in 2007, and trademarks and goodwill in 2008, of Ps.93,464, Ps. 493,693 and Ps.609,595, respectively (see Note 7).

(4)	In 2006, these expenses were related to Senior Notes due 2013 (see Note 8).

(5)	In 2007, includes primarily a cancellation of a provision for certain contingencies in connection with the acquisition of exclusivity rights of certain soccer players from foreign entities (see Note 11).
18. Integral Cost of Financing
     Integral cost of financing for the years ended December 31, consisted of:

	2006		2007		2008
Interest expense(1)	Ps.	2,010,425	Ps.	2,176,998	Ps.	2,816,369
Interest income		(1,135,400)		(1,844,653)		(1,299,789)
Foreign exchange loss (gain), net(2)		197,678		(215,897)		(685,698)
Loss from monetary position(3)		68,325		293,766		—

	Ps.	1,141,028	Ps.	410,214	Ps.	830,882

(1)	Interest expense in 2006 and 2007, includes Ps.41,341 and Ps.13,034, respectively, derived from the UDI index restatement of Company’s UDI-denominated debt securities, and a net loss from related derivative contracts of Ps.1,741, in 2008, (see Notes 8 and 9).

(2)	Includes in 2006, 2007 and 2008 a net loss (gain) from foreign currency derivative contracts of Ps.59,916, Ps.(39,087) and Ps.(889,562), respectively. A foreign exchange loss in 2006 and 2007 of Ps.34,422 and Ps.211,520, respectively, related to the hedge for the Group’s net investment in Univision, was recognized in 2006 in consolidated stockholders’ equity as other comprehensive income or loss, and in 2007 in consolidated income as other expense, net (see Notes 1(c) and 14).

(3)	The gain or loss from monetary position represented the effects of inflation, as measured by the NCPI in the case of Mexican companies, or the general inflation index of each country in the case of foreign subsidiaries, on the monetary assets and liabilities at the beginning of each month. It also includes monetary loss in 2006 and 2007 of Ps.111,652 and Ps.135,548, respectively, arising from temporary differences of non-monetary items in calculating deferred income tax (see Notes 1(a) and 19).
19. Income Taxes
     The Company is authorized by the Mexican tax authorities to compute its income tax on a consolidated basis. Mexican controlling companies are allowed to consolidate, for income tax purposes, income or losses of their Mexican subsidiaries up to 100% of their share ownership in such subsidiaries.
     The Mexican corporate income tax rate in 2006, 2007 and 2008 was 29%, 28% and 28%, respectively. In accordance with the current Mexican Income Tax Law, the corporate income tax rate in subsequent years will be 28%.
     In October 2007, the Mexican government enacted the new Flat Rate Business Tax (“Impuesto Empresarial a Tasa Única” or “IETU”). This law became effective as of January 1, 2008. The law introduces a flat tax, which replaces Mexico’s asset tax and is applied along with Mexico’s regular income tax. The asset tax was computed on a fully consolidated basis through December 31, 2007. In general, Mexican companies are subject to paying the greater of the IETU or the income tax. The flat tax is calculated by applying a tax rate of 16.5% in 2008, 17% in 2009, and 17.5% in 2010 and the following years. Although the IETU is defined as a minimum tax it has a wider taxable base as many of the tax deductions allowed for income tax purposes are not allowed for the IETU. As of December 31, 2007 and 2008, this tax law change did not have an effect on the Group’s deferred tax position, and the Group does not expect to have to pay the new tax in the near future.
     The income tax provision for the years ended December 31, 2006, 2007 and 2008 was comprised as follows:

	2006		2007		2008
Income taxes, current	Ps.	799,833	Ps.	3,707,763	Ps.	3,146,339
Income taxes, deferred		1,292,645		(358,122)		417,856

	Ps.	2,092,478	Ps.	3,349,641	Ps.	3,564,195

     The following items represent the principal differences between income taxes computed at the statutory rate and the Group’s provision for income taxes.

	%	%	%
	2006	2007	2008
Tax at the statutory rate on income before provisions	29	28	28
Differences in inflation adjustments for tax and book purposes	—	2	1
Unconsolidated income tax	—	1	1
Minority interest	—	(4)	—
Changes in valuation allowances:
Asset tax	3	3	(3)
Tax loss carryforwards	3	—	—
Foreign operations	(2)	(5)	4
Equity in losses of affiliates, net	1	2	2
Use of tax losses(a)	(16)	—	—
Flat rate business tax	—	—	(4)

Provision for income tax and the asset tax	18	27	29

(a)	In 2006, this amount represents the effect of the use of tax deductions related to certain transactions made by the Group in connection with a corporate reorganization.
     The Group has tax loss carryforwards at December 31, 2008, as follows:

	Amount		Expiration
Operating tax loss carryforwards:
Unconsolidated:
Mexican subsidiaries(1)	Ps.	2,775,709	From 2009 to 2018
Non-Mexican subsidiaries(2)		2,730,550	From 2009 to 2028

		5,506,259
Capital tax loss carryforwards:
Unconsolidated Mexican subsidiaries(3)		102,073	From 2009 to 2010

	Ps.	5,608,332

(1)	During 2006, 2007 and 2008, certain Mexican subsidiaries utilized unconsolidated operating tax loss carryforwards of Ps.3,279,827, Ps.3,438,922 and Ps.699,845, respectively. In 2006, 2007 and 2008, the carryforward amount includes the operating tax loss carryforwards related to the minority interest of Sky.

(2)	Approximately for the equivalent of U.S.$197.3 million related to losses from subsidiaries in Europe, South America and the United States.

(3)	These carryforwards can only be used in connection with capital gains to be generated by such subsidiaries.
     In 2006, the asset tax rate was 1.8%. In 2007, the asset tax rate decreased from 1.8% to 1.25%; however, those asset tax deductions that were permitted in prior years were no longer allowed in 2007.
     The asset tax was calculated on a fully consolidated basis through December 31, 2007.
     The deferred taxes as of December 31, 2007 and 2008, were principally derived from the following temporary differences:

	2007		2008
Assets:
Accrued liabilities	Ps.	700,449	Ps.	775,913
Goodwill		945,687		1,062,680
Tax loss carryforwards		843,549		805,779
Allowance for doubtful accounts		286,933		339,977
Customer advances		901,333		802,919
Other items		148,517		269,670
Liabilities:
Inventories		(401,788)		(259,418)
Property, plant and equipment, net		(961,509)		(1,520,432)
Prepaid expenses		(1,403,224)		(1,539,708)
Sky		(525,164)		(465,294)

Deferred income taxes of Mexican companies		534,783		272,086
Deferred income taxes of foreign subsidiaries		547,532		(81,575)
Asset tax		1,477,037		891,094
Flat rate business tax		—		40,095
Valuation allowances(a)		(3,832,186)		(3,386,861)

Deferred income tax liability, net	Ps.	(1,272,834)	Ps.	(2,265,161)

(a)	Reflects valuation allowances of foreign subsidiaries of Ps.565,913 and Ps.627,308 at December 31, 2007 and 2008, respectively.
     A roll forward of the Group’s valuation allowance for 2008 is as follows:

	Tax Loss
	Carryforwards		Asset Tax		Goodwill		Total
Balance at beginning of year	Ps.	(1,409,462)	Ps.	(1,477,037)	Ps.	(945,687)	Ps.	(3,832,186)
Increases		—		—		(116,993)		(116,993)
Decreases		(23,625)		585,943		—		562,318

Balance at end of year	Ps.	(1,433,087)	Ps.	(891,094)	Ps.	(1,062,680)	Ps.	(3,386,861)

     The change in the deferred income tax liability for the year ended December 31, 2008, representing a credit of Ps.992,327 was recognized as follows:

Charge to the stockholder’s equity	Ps.	145,091
Charge to the provision for deferred income tax		417,856
Initial consolidation of Cablemás		429,380

	Ps.	992,327

20. Earnings per CPO/Share
     During the years ended December 31, 2006, 2007 and 2008, the weighted average of outstanding total shares, CPOs and Series “A”, Series “B”, Series “D” and Series “L” Shares (not in the form of CPO units), was as follows (in thousands):

	2006	2007	2008
Total Shares	339,776,222	333,652,535	329,579,613
CPOs	2,451,792	2,399,453	2,364,642
Shares not in the form of CPO units:
Series “A” Shares	52,915,849	52,915,849	52,915,849
Series “B” Shares	187	187	187
Series “D” Shares	239	239	239
Series “L” Shares	239	239	239
     Earnings per CPO and per each Series “A”, Series “B”, Series “D” and Series “L” Share (not in the form of a CPO unit) for the years ended December 31, 2006, 2007 and 2008, are presented as follows:

	2006				2007				2008
			Per Each				Per Each				Per Each
			Series “A”, “B”,				Series “A”, “B”,				Series “A”, “B”,
	Per		“D” and “L”		Per		“D” and “L”		Per		“D” and “L”
	CPO		Share		CPO		Share		CPO		Share
Continuing operations	Ps.	3.07	Ps.	0.03	Ps.	2.84	Ps.	0.02	Ps.	2.77	Ps.	0.02
Discontinued operations		—		—		—		—		—		—

Majority interest net income	Ps.	3.07	Ps.	0.03	Ps.	2.84	Ps.	0.02	Ps.	2.77	Ps.	0.02

21. Foreign Currency Position
     The foreign currency position of monetary items of the Group at December 31, 2008, was as follows:

	Foreign
	Currency	Year-End		Mexican
	Amounts	Exchange Rate		Pesos
	(Thousands)
Assets:
U.S. dollars	2,161,532	Ps.	13.8400	Ps.	29,915,603
Euros	116,134		19.3420		2,246,264
Argentinean Pesos	86,755		4.0081		347,723
Chilean Pesos	11,094,589		0.0217		240,753
Colombian Pesos	20,296,250		0.0061		123,807
Venezuelan Bolivar	38,596		6.4372		248,450
Other Currencies					71,865
Liabilities:
U.S. dollars	2,552,121	Ps.	13.8400	Ps.	35,321,355
Euros	16,986		19.3420		328,543
Argentinean Pesos	69,936		4.0081		280,311
Chilean Pesos	14,820,831		0.0217		321,612
Colombian Pesos	25,468,821		0.0061		155,360
Brasilean real	37,434		5.9758		223,698
Other currencies					85,908

     Transactions incurred during 2008 in foreign currencies were as follows:

			U.S. Dollar
			Equivalent of other
			Foreign Currency		Total		Mexican
	U.S. Dollar		Transactions		U.S. Dollar		Pesos(1)
	(Thousands)		(Thousands)		(Thousands)
Income:
Revenues	U.S.$	531,142	U.S.$	151,937	U.S.$	683,079	Ps.	9,453,813
Other income		31,134		7,677		38,811		537,144
Interest income		51,296		5,780		57,076		789,932

	U.S.$	613,572	U.S.$	165,394	U.S.$	778,966	Ps.	10,780,889

Purchases, costs and expenses:
Purchases of inventories	U.S.$	203,897	U.S.$	13,467	U.S.$	217,364	Ps.	3,008,318
Purchases of property and equipment		256,866		6,400		263,266		3,643,601
Investments		155,743		61,995		217,738		3,013,494
Costs and expenses		352,527		42,177		394,704		5,462,703
Interest expense		119,183		385		119,568		1,654,821

	U.S.$	1,088,216	U.S.$	124,424	U.S.$	1,212,640	Ps.	16,782,937

Net	U.S.$	(474,644)	U.S.$	40,970	U.S.$	(433,674)	Ps.	(6,002,048)

(1)	Income statement amounts translated at the year-end exchange rate of Ps.13.84 for reference purposes only; does not indicate the actual amounts accounted for in the financial statements (see Note 1(c)).
     As of December 31, 2008, the exchange rate was Ps.13.84 per U.S. dollar, which represents the interbank free market exchange rate on that date as reported by Banco Nacional de México, S.A.
     As of June 22, 2009, the exchange rate was Ps.13.3518 per U.S. dollar, which represents the interbank free market exchange rate on that date as reported by Banco Nacional de México, S.A.
22. Segment Information
     Reportable segments are those that are based on the Group’s method of internal reporting.
     The Group is organized on the basis of services and products. The Group’s segments are strategic business units that offer different entertainment services and products. The Group’s reportable segments are as follows:
Television Broadcasting
     The television broadcasting segment includes the production of television programming and nationwide broadcasting of Channels 2, 4, 5 and 9 (“television networks”), and the production of television programming and broadcasting for local television stations in Mexico and the United States. The broadcasting of television networks is performed by television repeater stations in Mexico which are wholly-owned, majority-owned or minority-owned by the Group or otherwise affiliated with the Group’s networks. Revenues are derived primarily from the sale of advertising time on the Group’s television network and local television station broadcasts.
Pay Television Networks
     The pay television networks segment includes programming services for cable and pay-per-view television companies in Mexico, other countries in Latin America, the United States and Europe. The programming services consist of both programming produced by the Group and programming produced by others. Pay television network revenues are derived from domestic and international programming services provided to independent cable television systems in Mexico and the Group’s DTH satellite and cable television businesses, and from the sale of advertising time on programs provided to pay television companies in Mexico.
Programming Exports
     The Programming Exports segment consists of the international licensing of television programming. Programming exports revenues are derived from international program licensing fees.
Publishing
     The Publishing segment primarily consists of publishing Spanish-language magazines in Mexico, the United States and Latin America. Publishing revenues include subscriptions, sales of advertising space and magazine sales to distributors.
Sky
     The Sky segment includes direct-to-home (“DTH”) broadcast satellite pay television services in Mexico. Sky revenues are primarily derived from program services, installation fees and equipment rental to subscribers, and national advertising sales.

Cable and Telecom
     The Cable and Telecom segment includes the operation of a cable and telecommunication system in the Mexico City metropolitan area (Cablevisión); beginning in December 2007, the operation of telecommunication facilities through a fiber-optic network that covers the most important cities and economic regions of Mexico and crosses directly into the United States in the cities of San Antonio, Texas and San Diego, California (Bestel); and beginning in June 2008, the operation of cable and telecommunication networks covering 49 cities of Mexico (Cablemás). The cable and telecommunication businesses derive revenues from cable subscribers, principally from basic and premium television services subscription, pay-per-view fees, installation fees, Internet services subscription and telephone services subscription (beginning in third quarter of 2007), as well as from local and national advertising sales. The telecommunication facilities business derives revenues from providing data and long-distance services solutions to carriers and other telecommunications service providers through its fiber-optic network.
Other Businesses
     The Other Businesses segment includes the Group’s domestic operations in sports and show business promotion, soccer, feature film production and distribution, internet, gaming (beginning in the second quarter of 2006), radio (beginning in the first quarter of 2007) and publishing distribution (beginning in the third quarter of 2008). The Group’s Radio business was presented as a separate reportable segment in 2006, and the Publishing Distribution business was presented as a separate reportable segment in 2006 and 2007. Radio and Publishing Distribution were classified into the Other Businesses segment in 2007 and 2008, respectively, since their operations became no longer significant to the Group’s consolidated financial statements taken as a whole.
     The table below presents information by segment and a reconciliation to consolidated total for the years ended December 31, 2006, 2007 and 2008.

			Intersegment		Consolidated		Segment
	Total Revenues		Revenues		Revenues		Income (Loss)
2006:
Television Broadcasting	Ps.	21,760,426	Ps.	579,576	Ps.	21,180,850	Ps.	10,996,343
Pay Television Networks		1,379,003		289,526		1,089,477		707,897
Programming Exports		2,190,272		—		2,190,272		901,965
Publishing		2,993,912		19,711		2,974,201		576,677
Sky		7,732,878		93,825		7,639,053		3,689,128
Cable and Telecom		2,059,350		5,040		2,054,310		847,527
Other Businesses		2,372,126		142,590		2,229,536		(206,222)

Segment totals		40,487,967		1,130,268		39,357,699		17,513,315
Reconciliation to consolidated amounts:
Eliminations and corporate expenses		(1,130,268)		(1,130,268)		—		(467,828)
Depreciation and amortization expense		—		—		—		(2,779,772)

Consolidated total	Ps.	39,357,699	Ps.	—	Ps.	39,357,699	Ps.	14,265,715 (1)

2007:
Television Broadcasting	Ps.	21,213,175	Ps.	456,133	Ps.	20,757,042	Ps.	10,518,063
Pay Television Networks		1,851,969		487,718		1,364,251		1,150,226
Programming Exports		2,262,137		620		2,261,517		1,032,022
Publishing		3,311,867		16,918		3,294,949		624,360
Sky		8,402,151		80,124		8,322,027		4,037,860
Cable and Telecom		2,611,613		3,063		2,608,550		947,178
Other Businesses		3,039,667		86,477		2,953,190		(237,399)

Segment totals		42,692,579		1,131,053		41,561,526		18,072,310
Reconciliation to consolidated amounts:
Eliminations and corporate expenses		(1,131,053)		(1,131,053)		—		(368,344)
Depreciation and amortization expense		—		—		—		(3,223,070)

Consolidated total	Ps.	41,561,526	Ps.	—	Ps.	41,561,526	Ps.	14,480,896 (1)

2008:
Television Broadcasting	Ps.	21,460,653	Ps.	296,012	Ps.	21,164,641	Ps.	10,504,876
Pay Television Networks		2,212,502		692,388		1,520,114		1,378,152
Programming Exports		2,437,237		26,410		2,410,827		1,076,769
Publishing		3,700,361		14,436		3,685,925		648,626
Sky		9,162,172		8,010		9,154,162		4,416,783
Cable and Telecom		6,623,367		6,271		6,617,096		2,134,813
Other Businesses		3,498,615		79,102		3,419,513		(242,812)

Segment totals		49,094,907		1,122,629		47,972,278		19,917,207
Reconciliation to consolidated amounts:
Eliminations and corporate expenses		(1,122,629)		(1,122,629)		—		(478,285)
Depreciation and amortization expense		—		—		—		(4,311,115)

Consolidated total	Ps.	47,972,278	Ps.	—	Ps.	47,972,278	Ps.	15,127,807 (1)

(1)	Consolidated totals represent consolidated operating income.

Accounting Policies
     The accounting policies of the segments are the same as those described in the Group’s summary of significant accounting policies (see Note 1). The Group evaluates the performance of its segments and allocates resources to them based on operating income before depreciation and amortization.
Intersegment Revenue
     Intersegment revenue consists of revenues derived from each of the segments principal activities as provided to other segments.
     The Group accounts for intersegment revenues as if the revenues were from third parties, that is, at current market prices.
Allocation of General and Administrative Expenses
     Non-allocated corporate expenses include payroll for certain executives, related employee benefits and other general expenses.
     The table below presents segment information about assets, liabilities, and additions to property, plant and equipment as of and for the years ended December 31, 2006, 2007 and 2008.

					Additions to
	Segment		Segment		Property,
	Assets		Liabilities		Plant and
	at Year-End		at Year-End		Equipment
2006:
Continuing operations:
Television operations(1)	Ps.	60,019,459	Ps.	24,294,817	Ps.	1,150,077
Publishing		2,185,263		365,010		36,507
Sky		6,445,978		5,619,942		1,038,535
Cable and Telecom		3,050,590		763,844		860,518
Other Businesses		6,257,912		1,437,011		342,895

Total	Ps.	77,959,202	Ps.	32,480,624	Ps.	3,428,532

2007:
Continuing operations:
Television operations(1)	Ps.	60,211,587	Ps.	26,298,566	Ps.	1,149,261
Publishing		3,012,529		673,078		156,341
Sky		8,893,874		6,178,789		1,338,938
Cable and Telecom		7,806,023		4,706,581		851,379
Other Businesses		6,685,602		1,437,859		419,520

Total	Ps.	86,609,615	Ps.	39,294,873	Ps.	3,915,439

2008:
Continuing operations:

					Additions to
	Segment		Segment		Property,
	Assets		Liabilities		Plant and
	at Year-End		at Year-End		Equipment
Television operations(1)	Ps.	74,632,445	Ps.	27,221,506	Ps.	1,126,784
Publishing		3,571,663		875,531		82,747
Sky		10,692,386		6,814,814		1,273,819
Cable and Telecom		19,024,327		11,037,061		2,144,334
Other Businesses		5,272,716		1,616,955		563,762

Total	Ps.	113,193,537	Ps.	47,565,867	Ps.	5,191,446

(1)	Segment assets and liabilities information is not maintained by the Group for each of the Television Broadcasting, Pay Television Networks and Programming Exports segments. In management’s opinion, there is no reasonable or practical basis to make allocations due to the interdependence of these segments. Consequently, management has presented such information on a combined basis as television operations.
Segment assets reconcile to total assets as follows:

	2007		2008
Segment assets	Ps.	86,609,615	Ps.	113,193,537
Investments attributable to:
Television operations(1)		3,781,767		2,086,163
Cable and Telecom		3,583,173		430,699
Other Businesses		772,648		879,292
Goodwill net attributable to:
Television operations		909,792		482,697
Publishing		690,144		693,590
Cable and Telecom		1,780,024		4,280,513
Other Businesses		576,313		805,314

Total assets	Ps.	98,703,476	Ps.	122,851,805

(1)	Includes goodwill attributable to equity investments of Ps.22,004 and Ps.47,544 in 2007and 2008, respectively.
     Equity method loss for the years ended December 31, 2006, 2007 and 2008 attributable to television operations, equity investments approximated Ps.(630,086), Ps.(768,457) and Ps. (952,347), respectively.
Segment liabilities reconcile to total liabilities as follows:

	2007		2008
Segment liabilities	Ps.	39,294,873	Ps.	47,565,867
Notes payable and long-term debt not attributable to segments		18,758,303		28,034,262

Total liabilities	Ps.	58,053,176	Ps.	75,600,129

Geographical segment information:

					Additions to
	Total		Segment Assets		Property, Plant
	Net Sales		at Year-End		and Equipment
2006:
Mexico	Ps.	34,793,376	Ps.	72,199,969	Ps.	3,391,671
Other countries		4,564,323		5,759,233		36,861

	Ps.	39,357,699	Ps.	77,959,202	Ps.	3,428,532

2007:
Mexico	Ps.	36,532,710	Ps.	71,194,036	Ps.	3,779,583
Other countries		5,028,816		15,415,579		135,856

	Ps.	41,561,526	Ps.	86,609,615	Ps.	3,915,439

2008:
Mexico	Ps.	41,176,318	Ps.	91,024,558	Ps.	5,029,480
Other countries		6,795,960		22,168,979		161,966

	Ps.	47,972,278	Ps.	113,193,537	Ps.	5,191,446

Net sales are attributed to geographical segment based on the location of customers.
23. Differences between Mexican FRS and U.S. GAAP
     The Group’s consolidated financial statements are prepared in accordance with Mexican FRS (see Note 1 (a)), which differs in certain significant respects from accounting principles generally accepted in the United States (“U.S. GAAP”). The principal differences between Mexican FRS and U.S. GAAP as they relate to the Group, are presented below, together with explanations of the adjustments that affect net income and stockholders’ equity as of December 31, 2007 and 2008, and for the years ended December 31, 2006, 2007 and 2008.
     As of January 1, 2009, the Group adopted SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”) which clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The presentation and disclosure requirements have been applied retrospectively for all periods presented.
     Reconciliation of Net Income

	2006		2007		2008
Majority interest net income as reported under Mexican FRS	Ps.	8,908,943	Ps.	8,082,463	Ps.	7,803,652

U.S. GAAP adjustments:
(a) Capitalization of financing costs, net of depreciation		68,758		92,713		105,205
(b) Deferred costs, net of amortization		19,149		97,672		15,818
(c) Deferred debt refinancing costs, net of amortization		31,396		31,420		31,574
(d) Equipment inflation restatement, net of depreciation		(121,055)		(43,042)		—
(e) Purchase accounting adjustments:
Amortization of network affiliation agreements		(7,159)		(7,159)		(4,176)
Depreciation of fixed assets		(12,118)		(12,118)		(12,118)
Amortization of other assets		(5,003)		(5,006)		(5,006)
Amortization of subscribers list		(104,179)		(156,268)		(156,268)
Impairment of goodwill		—		493,693		427,095
(g) Equity method investees:
Cablemás		—		(25,057)		—
(h) Univision investment:
Sale of investment		—		(298,336)		—
Hedge accounting		559,845		—		—
(i) Derivative financial instruments(1)		(1,397,789)		—		—
(k) Production and film costs		281,297		23,895		(133,983)
(l) Deferred income taxes and employees’ profit sharing:
Deferred income taxes(1)		77,260		(5,905)		49,565
Deferred employees’ profit sharing(1)		10,342		(33,252)		19,065
(m) Maintenance reserve		(2,744)		(3,949)		(18,062)
(n) Noncontrolling interest on U.S. GAAP adjustments		1,134		1,632		7,465

Total U.S. GAAP adjustments, net		(600,866)		150,933		326,174
Net income attributable to the controlling interest under U.S. GAAP		8,308,077		8,233,396		8,129,826
Net income attributable to the noncontrolling interest under U.S. GAAP		609,219		934,295		919,540

Net income under U.S. GAAP	Ps.	8,917,296	Ps.	9,167,691	Ps.	9,049,366

(1)	Net of inflation effects in 2006 and 2007. Effective January 1, 2008, the Group discontinued recognizing the effects of inflation (see Note 1(a)).

     Reconciliation of Stockholders’ Equity

	2007		2008
Total stockholders’ equity under Mexican FRS	Ps.	40,650,300	Ps.	47,251,676

U.S. GAAP adjustments:
(a) Capitalization of financing costs, net of accumulated depreciation		(756,093)		(650,888)
(b) Deferred costs, net of amortization		(15,818)		—
(c) Deferred debt refinancing costs, net of amortization		(541,832)		(510,258)
(e) Purchase accounting adjustments:
Broadcast license and network affiliation agreements		124,089		119,913
Fixed assets		42,407		30,289
Other assets		45,463		40,457
Goodwill on acquisition of Bay City		(611,150)		(184,055)
Goodwill on acquisition of noncontrolling interest in Editorial Televisa		1,358,428		1,358,428
Subscribers list		364,626		208,358
Goodwill on acquisition of noncontrolling interest in Sky		86,236		86,236
(f) Goodwill and other intangible assets:
Reversal of Mexican FRS goodwill amortization		140,380		140,380
Reversal of Mexican FRS amortization of intangible assets with indefinite lives		109,988		109,988
(g) Equity method investees:
OCEN		(2,446)		(2,446)
Cablemás		(25,057)		(25,057)
(j) Pension plan and seniority premiums		395,842		(85,489)
(k) Production and film costs		(1,514,772)		(1,648,755)
(l) Deferred income taxes and employees’ profit sharing:
Deferred income taxes		514,647		698,985
Deferred employees’ profit sharing		(148,279)		(129,214)
(m) Maintenance reserve		18,062		—
(n) Noncontrolling interest		(3,655,162)		(5,269,344)

Total U.S. GAAP adjustments, net		(4,070,441)		(5,712,472)

Controlling interest stockholders’ equity under U.S. GAAP		36,579,859		41,539,204
Noncontrolling interest under U.S. GAAP		3,655,162		5,269,344
Total stockholders’ equity under U.S. GAAP	Ps.	40,235,021	Ps.	46,808,548

     A summary of the Group’s statement of changes in stockholders’ equity with balances determined under U.S. GAAP is as follows:

Changes in U.S. GAAP stockholders’ equity	2007		2008
Balance at January 1,	Ps.	37,487,317	Ps.	40,235,021
Net income for the year attributable to the controlling interest		8,233,396		8,129,826
Repurchase of capital stock		(3,948,331)		(1,251,148)
Dividends paid to the controlling interest		(4,506,492)		(2,229,973)
Sale of capital stock under stock-based compensation plan		99,771		138,580
Stock based compensation		140,517		222,046
Other comprehensive income:
Changes in other comprehensive income of equity investees		5,382		(58,109)
Net unrealized loss on available-for-sale financial		565,862		—
Result from holding non-monetary assets, net of tax		(138,776)		—
Foreign currency translation, net of tax		505,446		358,599
Pension and post retirement, net of tax		(176,025)		(350,476)
Noncontrolling interest		1,966,954		1,614,182

Balance at December 31,	Ps.	40,235,021	Ps.	46,808,548

     Through December 31, 2007, the reconciliation to U.S. GAAP included a reconciling item for the effect of applying the option provided by the Mexican FRS Bulletin B-10, “Recognition of the Effects of Inflation on Financial Information,” for the restatement of equipment of non-Mexican origin because, as described below, this provision of inflation accounting under Mexican FRS does not meet the consistent reporting currency requirement of Regulation S-X of the Securities and Exchange Commission (“SEC”). Effective January 1, 2008, the Group discontinued recognizing the effects of inflation (see Note 1(a)).
     The reconciliations to U.S. GAAP for the years ended December 31, 2006 and 2007 do not include the reversal of the other adjustments to the financial statements for the effects of inflation required under Mexican FRS Bulletin B-10 because the application of Bulletin B-10 represents a comprehensive measure of the effects of price level changes in the inflationary Mexican economy and, as such, is considered a more meaningful presentation than historical, cost-based financial reporting for both Mexican and U.S. accounting purposes.
     Through December 31, 2007, assets, liabilities and results of operations of non-Mexican subsidiaries and affiliates were first converted to Mexican FRS, restated in order to recognize the effects of inflation based on the inflation of each foreign country, and then translated to Mexican Pesos utilizing the exchange rate as of the balance sheet date at year-end. The results arising from such translation differences were recognized in consolidated stockholders’ equity as part of the accumulated other comprehensive income or loss. Assets and liabilities of non-Mexican operations that were integral to Mexican operations were converted to Mexican FRS and translated to Mexican Pesos by utilizing the exchange rate of the balance sheet date at year-end for monetary assets and liabilities, with the related adjustment included in net income, and historical exchange rates for non-monetary items.
     Beginning on January 1, 2008, for non-Mexican subsidiaries and affiliates operating in a local currency environment, assets and liabilities are translated into Mexican Pesos at year-end exchange rates, and results of operations and cash flows are translated at average exchange rates prevailing during the year. The results arising from such translation adjustments are accumulated as a separate component of accumulated other comprehensive income or loss in consolidated stockholders’ equity. Assets and liabilities of non-Mexican subsidiaries that use the Mexican Peso as a functional currency are translated into Mexican Pesos by utilizing the exchange rate of the balance sheet date for monetary assets and liabilities, and historical exchange rates for nonmonetary items, with the related adjustment included in the consolidated statement of income as integral result of financing.
     (a) Capitalization of Financing Costs, Net of Accumulated Depreciation
     Prior to 2007, Mexican FRS allowed, but did not require, capitalization of financing costs as part of the cost of assets under construction. Financing costs capitalized included interest costs, gains from monetary position and foreign exchange losses. Since January 1, 2007, the Group has been applying NIF D-6, “Capitalization of financing costs,” which is similar to the provisions set forth under U.S. GAAP.
     U.S. GAAP requires the capitalization of interest during construction on qualifying assets. In an inflationary economy, such as Mexico, acceptable practice is to capitalize interest net of the monetary gain on the related Mexican Peso debt, but not on U.S. dollar or other stable currency debt. In both instances U.S. GAAP does not allow the capitalization of foreign exchange losses. No amounts were subject to capitalization under either U.S. GAAP or Mexican FRS for any of the periods presented. Rather, the U.S. GAAP net income adjustments reflect the difference in depreciation expense related to amounts capitalized prior to 2003. There have been no significant projects subject to capitalization since then.
     (b) Deferred Costs, Net of Amortization
     Under Mexican FRS, certain development costs (including those related to web site development) and other deferred costs are capitalized and subsequently amortized on a straight-line basis once the related venture commences operations, defined as the period when revenues are generated. In addition, other expenditures which are expected to generate significant and identifiable future benefit are also capitalized and amortized over the expected future benefit period.
     Under U.S. GAAP, development and other deferred costs are generally expensed as incurred given that the assessment of future economic benefit is uncertain. In the case of web site development costs, certain costs are capitalized and others expensed in accordance with EITF Issue No. 00-2, “Accounting for Web Site Development Costs.” Consequently, the U.S. GAAP net income reconciliation reflects the write-off, for U.S. GAAP purposes, of the preoperating and other deferred costs (including certain web site development costs) capitalized under Mexican FRS, net of the reversal of any amortization which is reflected under Mexican FRS.
     (c) Deferred Debt Refinancing Costs, Net of Amortization
     In March and May 2005, the Group issued Senior Notes due 2025 to fund the Group’s tender offers made for any or all of the Senior Notes due 2011, and the Mexican Peso equivalent of UDI-denominated Notes due 2007. In conjunction therewith, under Mexican FRS, premiums paid to the old noteholders were capitalized and are being amortized as an adjustment of interest expense over the remaining term of the new debt instrument.
     For U.S. GAAP purposes, premiums paid by the debtor to the old creditors are to be associated with the extinguishment of the old debt instrument and included in determining the debt extinguishment gain or loss to be recognized. The adjustment to U.S. GAAP net income reflects the reversal of amortization expense recorded under Mexican FRS in such periods.
     (d) Equipment Inflation Restatement, Net of Depreciation
     Through December 31, 2007, the Group restated equipment of non-Mexican origin using the Specific Index for determining the price-level accounting restated balances under Mexican FRS. Effective January 1, 2008, the Group discontinued recognizing the effects of inflation (see Note 1(a)).
     Under Regulation S-X of the Securities Act, for U.S. GAAP purposes, the restatement of equipment of non-Mexican origin by the Specific Index method is a deviation from the historical cost concept. The U.S. GAAP net income and stockholders’ equity reconciliations through December 31, 2007 reflect adjustments to reverse the Specific Index restatement recognized under Mexican FRS and to restate equipment of non-Mexican origin by the change in the NCPI and recalculate the depreciation expense on this basis. In addition, the result from holding non-monetary assets adjustment recognized in stockholders’ equity under Mexican FRS related to fixed assets totaling Ps.6,963 and (Ps.225,371) for the years ended December 31, 2006 and 2007, respectively, has been reversed for U.S. GAAP purposes. As of December 31, 2007, related equipment was completely depreciated for Mexican FRS purposes; consequently, such adjustment is no longer applicable for U.S. GAAP purposes.
     (e) Purchase Accounting Adjustments
     In 1996, the Group acquired Bay City Television, Inc. (“Bay City”) and Radiotelevisión, S.A. de C.V. and under Mexican FRS, recognized the difference between the purchase price and net book value as goodwill. For U.S. GAAP purposes, the purchase price was allocated, based on fair values, primarily to the broadcast license, network affiliation agreements, programming and advertising contracts, fixed assets and other assets. Such purchase price adjustments were being amortized over the remaining estimated useful lives of the respective assets. The U.S. GAAP net income adjustment for each of the periods presented herein represents the amortization of the various definite lived intangibles mentioned above for U.S. GAAP purposes. In addition, in 2007 and 2008 for Mexican FRS purposes, the Group recorded an impairment of goodwill for an amount of Ps.493,693 and Ps.427,095 respectively (which had a net balance after impairment of Ps.611,150 and Ps. 184,055, respectively). Therefore, the 2007 and 2008, U.S. GAAP net income and stockholders’ equity reconciliation reflects the reversal of such impairment, since for U.S. GAAP purposes, the carrying value of goodwill was lower than Mexican FRS (due to the previous purchase price allocation to intangible assets and fixed assets).
     In 2000, the Group acquired all of the interest owned by a noncontrolling shareholder in Editorial Televisa by issuing treasury shares of capital stock. Under Mexican FRS, this acquisition was accounted for as a purchase, with the purchase price equal to the carrying value of the Group’s treasury shares at the acquisition date, with related goodwill of Ps.87,771 being recognized. Under U.S. GAAP, this acquisition was also accounted for by the purchase method, with the purchase price being equal to the fair value of the shares issued by the Group. The incremental purchase price adjustment under U.S. GAAP was allocated to goodwill. There is no net income adjustment as goodwill is no longer amortized for either Mexican FRS or U.S. GAAP purposes. The U.S. GAAP stockholders’ equity adjustment for each of the periods presented reflects the difference in the goodwill carrying value under U.S. GAAP versus Mexican FRS.
     In April 2006, the Group exercised its right to acquire two-thirds of the equity interest in Sky that DIRECTV acquired from Liberty Media. This noncontrolling interest acquisition amounted to approximately U.S.$58.7 million (Ps.699,891). After this transaction, the Group (i) increased its equity stake in Sky from 52.7% to 58.7% (see Note 2); and (ii) under Mexican FRS, recognized the excess of the purchase price over the carrying value of this noncontrolling interest totaling Ps.711,311 within stockholders’ equity. Under U.S. GAAP, the acquisition of noncontrolling interest should be accounted for using the purchase method of accounting. The Group has recognized an intangible asset related to the subscribers’ list that should be amortized on a straight-line basis over its estimated subscriber period. In addition, the difference between the purchase price and the fair value of the net assets acquired, including identifiable intangible assets, was recorded as goodwill in the amount of Ps.86,236. The U.S. GAAP net income adjustment reflects only the amortization of the subscribers’ list recognized for U.S. GAAP purposes.
     (f) Goodwill and Other Intangible Assets
     The carrying amount of goodwill by segment under U.S. GAAP as of December 31, 2007 and 2008, are as follows:

	2007		2008
Consolidated subsidiaries:
Television Broadcasting	Ps.	337,094	Ps.	337,094
Cable and Telecom (1)		1,552,054		4,259,514
Publishing		2,055,103		2,058,548
Other segments		155,224		155,224
Equity method investees		852,696		879,267

	Ps.	4,952,171	Ps.	7,689,647

     The U.S. GAAP net carrying value of intangible assets as of December 31, 2007 and 2008 amounted to:

	2007		2008
Trademarks (2)(3)	Ps.	824,263	Ps.	803,452
Television network concession (2)		742,605		742,605
TVI concession		262,925		262,925
Telecom concession (4)		29,113		783,290
Sky concession		—		96,042
Network affiliation agreements (2)		119,913		119,913
Licenses and software (5)		393,843		633,702
Subscriber list		705,027		740,251
Deferred financing costs		288,462		378,734
Other		112,698		512,212

	Ps.	3,478,849	Ps.	5,073,126

(1)	Includes Cablemás in 2008. See Note 7.

(2)	Indefinite-lived.

(3)	Includes translation effect, impairment adjustments and acquisitions (see Note 7).

(4)	In 2008, the increase in Telecom concessions was mainly due to the acquisition of Bestel and the resulting recognition of the telecom concession valued at Ps. 728,884 (see Note 2).

(5)	In 2008, the increase in Licenses and software was mainly in the Cable and Telecom segment (see Note 7).
     The aggregate amortization expense for intangible assets subject to amortization under U.S. GAAP, is estimated at Ps.650,881 for each of the next five fiscal years.
     (g) Equity Method Investees
     Cablemás
     As described in Note 2, in November 2006, the Group invested U.S.$258 million (Ps.2,943,986) in convertible debentures of Alvafig, an entity created to hold a 49% equity interest in Cablemás. The Group has identified Alvafig as a variable interest entity, and the Group as the primary beneficiary of the investment in this entity. Hence, the assets of Alvafig, consisting of a 49% equity interest in Cablemás, as well as its liabilities and results of operations were included in the consolidated financial statements of the Group for the years ended December 31, 2006 and 2007.
     In February 2008, the Group made an additional investment of U.S.$100 million (Ps.1,082,560) in convertible debentures of Alvafig, which proceeds were used by this entity to increase its interest in the outstanding equity of Cablemás to approximately 54.6%, and retained a 49% of the voting equity of Cablemás. In May 2008, the Mexican regulatory authorities announced that the Group complied with all of the required regulatory conditions and authorized the conversion of debentures into 99.99% of the capital stock of Alvafig. Following this conversion, Alvafig ceased to be a variable interest entity where the Group was the primary beneficiary of the investment in this entity, and became an indirect subsidiary of the Company. Beginning in June 2008, Alvafig has a controlling interest in Cablemás and the Group began consolidating the assets, liabilities and results of operations of Cablemás in its consolidated financial statements. The Group is in the process of finalizing its purchase price allocation, which is expected to be completed in 2009. Amounts are not expected to differ significantly from amounts previously recorded.

     Through May 31, 2008, the Group’s investment in Cablemás was accounted for by using the equity method. For Mexican FRS purposes in 2007, Cablemás recorded a reversal of a goodwill impairment loss previously recognized, as a result of changes in economic conditions affecting its investment. Under U.S. GAAP, reversal of goodwill impairment losses is not allowed. Therefore, the 2007 U.S. GAAP net income and stockholders’ equity adjustment reflects the reversal of the amount of impairment reversed for Mexican FRS purposes.
     (h) Univision
     Reversal of Hedge Accounting for Investment in Univision in 2006
     Through June 30, 2006, the investment in Univision was accounted for under the equity method. The Group managed the currency exposure related to the net assets of Univision through the U.S. dollar-denominated debt agreements, which the Group entered into (its U.S.$300 million Senior Notes due 2011 and its U.S.$300 million Senior Notes due 2032). The Group hedged the total beginning-period amount of the net investment up to the total amount of hedging U.S. dollar-denominated debt and measured the ineffectiveness of such hedge based upon the change in the spot foreign exchange rate. Gains and losses in the Group’s net investment in Univision, for both Mexican FRS and U.S. GAAP purposes, were offset by exchange losses and gains in the Group’s debt obligations, which were charged or credited to other comprehensive income or loss.
     Beginning July 1, 2006, the Group classified its investment in shares of Univision common stock, for both Mexican FRS and U.S. GAAP purposes, as a current available-for-sale equity security and re-designated this financial asset under Mexican FRS as being hedged by the Group’s outstanding Senior Notes due 2011, 2025 and 2032, in the aggregate amount of approximately U.S.$971.9 million (see Note 2). Therefore, gains and losses in the Group’s net investment in Univision continued to be offset by exchange losses and gains in the Group’s debt obligations, which were charged or credited to other comprehensive income or loss under Mexican FRS.
     Under U.S. GAAP, a non-derivative financial instrument (in this case a U.S. dollar denominated debt) cannot be designated as a hedging instrument in a foreign currency cash flow hedge of an available-for-sale investment. Therefore, the 2006 U.S. GAAP net income reconciliation includes the reversal of the exchange gains and losses related to the Group’s debt obligations, which were charged or credited to other comprehensive income or loss under Mexican FRS from the date that equity method accounting was discontinued through December 31, 2006. There was no equity adjustment at December 31, 2006.
     Sale of investment in 2007
     On March 29, 2007, the Group sold its investment in Univision. Upon the sale, under Mexican FRS the entire balance previously recorded in accumulated other comprehensive income when the investment was accounted for under the equity method related to (i) the foreign exchange gains and losses, (ii) the Group’s share of amounts reported in other comprehensive income or loss in the financial statements of Univision, and (iii) the foreign exchange losses and gains in the Group’s debt obligations recorded as part of the hedge accounting described in Note 14, remained in stockholders’ equity rather than being reclassified into earnings.
     For U.S. GAAP purposes, upon the sale of the investment, those amounts should be reclassified into the income statement. Therefore, the 2007 U.S. GAAP net income reconciliation includes the reclassification into earnings of those items recorded in other comprehensive income under Mexican FRS. There was no equity adjustment at December 31, 2007.
     (i) Derivative Financial Instruments
     During 2006, as described in Note 2, the Group announced its intention to have its shares and warrants to acquire shares of Univision common stock cashed out in connection with the merger contemplated by a related agreement entered into by Univision and an acquiring investor group. As of December 31, 2006, the Group’s warrants to acquire shares of Univision’s common stock have zero fair value since the per share exercise price of the warrants exceeds the U.S.$36.25 per share amount to be received under the merger agreement.
     For the year ended December 31, 2006, the U.S. GAAP net income adjustment reflects the reversal of the carrying value of the warrants. Such warrants had not been valued under Mexican FRS.
     (j) Pension Plan and Seniority Premiums
     The components of net periodic pension and seniority premium plan cost for the year ended December 31, calculated in accordance with SFAS No. 87 (see Note 10).
Plan Assets or Liability at December 31
     The pension and seniority premium plan liability and the severance indemnities as of December 31, 2007 and 2008, under SFAS 158, is as follows:

	2007		2008
Projected benefit obligation	Ps.	1,134,108	Ps.	1,372,154
Plan assets(1)		(1,628,730)		(1,404,589)

Funded status		(494,622)		(32,435)

Prepaid pension asset		(494,622)		(32,435)
Severance indemnities — projected benefit obligation		413,701		470,314

Balance sheet (asset) liability	Ps.	(80,921)	Ps.	437,879

Change in benefit obligation:
Projected benefit obligation at beginning of year	Ps.	1,104,212	Ps.	1,134,108
Service cost		69,709		77,961
Interest cost		42,245		91,797
Actuarial gain		(54,529)		(86,884)
Acquisition		—		45,231
Plan amendments(2)		—		142,581
Benefits paid		(27,529)		(32,640)

Projected benefit obligation at end of year	Ps.	1,134,108	Ps.	1,372,154

(1)	See Note 10.

(2)	The terms of a pension plan for certain Group’s employees were modified in the first quarter 2008 increasing the pension salary for each participant without exceeding a percentage of such pension salary.
Plan Assets
     The plan assets are invested according to specific investment guidelines determined by the technical committees of the pension plan and seniority premiums trusts. These investment guidelines required, at the onset of the plan, an initial investment of a minimum of 30% of the plan assets in fixed rate instruments, or mutual funds comprised of fixed rate instruments. The plan assets that are invested in mutual funds are all rated “AA” or better by at least one of the main rating agencies. These mutual funds vary in liquidity characteristics ranging from one day to one month. The investment goals of the plan assets are to preserve principal, diversify the portfolio, maintain a high degree of liquidity and credit quality, and deliver competitive returns subject to prevailing market conditions. Currently, the plan assets do not engage in the use of financial derivative instruments.
     The Group does not expect to make significant contributions to its plan assets in 2009.
     The following table summarizes the changes in accumulated other comprehensive income for the year ended December 31 related to pension and post-retirement plans (net of income tax):

	2007		2008
Accumulated other comprehensive income as of beginning of year (net of income tax)	Ps.	461,031	Ps.	285,006
Net gain		(161,254)		(286,793)
Amortization of net gain		(22,561)		(68,098)
Amortization of prior service cost		7,790		8,333

Accumulated other comprehensive income as of end of year (net of income tax)	Ps.	285,006	Ps.	(61,552)

The amounts recognized in accumulated other comprehensive income as of December 31, are as follows:

	2007		2008
Prior service costs, net of income tax	Ps.	(52,614)	Ps.	(147,738)
Net actuarial gains, net of income tax		337,620		86,186

Accumulated other comprehensive income as of end of year (net of income tax)	Ps.	285,006	Ps.	(61,552)

     (k) Production and Film Costs
     Under Mexican FRS, the Group capitalizes production costs related to programs, which benefit more than one period, and amortizes them proportionately over the projected program revenues that are based on the Group’s historic revenue patterns for similar types of production. For Mexican FRS purposes, royalty agreements that are not film-specific are considered in projecting program revenues to capitalize related production costs.
     Under U.S. GAAP, the Group follows the provisions of the American Institute of Certified Public Accountants Statement of Position 00-2, “Accounting by Producers or Distributors of Films” (“SoP 00-2”). Pursuant to SoP 00-2, production costs related to programs are also capitalized and amortized over the period in which revenues are expected to be generated (ultimate revenues). In evaluating ultimate revenues, the Group uses projected program revenue on a program-by-program basis, taking into consideration secondary market revenue only for those programs where a firm commitment or licensing arrangement exists related to specific individual programs. For U.S. GAAP purposes, royalty agreements that are not film-specific are not considered in the ultimate revenues. Exploitation costs are expensed as incurred. In addition, Mexican FRS allows the capitalization of artist exclusivity contracts and literary works subject to impairment assessments, whereas U.S. GAAP is generally more restrictive as to their initial capitalization and subsequent write-offs.
     (l) Deferred Income Taxes and Employees’ Profit Sharing
     Under Mexican FRS, the Group applies the provisions of NIF D-4, “Income Taxes”, which uses the comprehensive asset and liability method for the recognition of deferred income taxes for existing temporary differences.
     U.S. GAAP, SFAS No. 109, “Accounting for Income Taxes,” requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse.
     The components of the net deferred tax liability applying SFAS No. 109 consist of the following:

	December 31,		December 31,
	2007		2008
Net deferred income tax liability recorded under Mexican FRS on Mexican FRS balances (see Note 19)	Ps.	(1,272,834)	Ps.	(2,265,161)
Reclassification of non-current taxes related to non-wholly owned subsidiaries (Sky)		525,164		465,294

Net deferred income tax amount under SFAS No. 109 applied to Mexican FRS balances		(747,670)		(1,799,867)

Impact of U.S. GAAP adjustments:
Capitalization of financing costs		211,706		182,248
Deferred costs		4,429		—
Purchase accounting adjustments		(161,444)		(111,724)
Pension plan and seniority premiums		(110,836)		23,937
Production and film costs		424,136		461,652
Maintenance reserve		(5,057)		—
Deferred debt refinancing costs		151,713		142,872

		514,647		698,985

Net deferred income tax liability under U.S. GAAP		(233,023)		(1,100,882)
Less:
Deferred income tax amount under SFAS No. 109 applied to Mexican FRS balances		(747,670)		(1,799,867)

Net deferred income tax adjustment required under U.S. GAAP	Ps.	514,647	Ps.	698,985

     For purposes of the U.S. GAAP, the change in the deferred income tax liability for the year ended December 31, 2008, representing a credit of Ps.867,859 was recorded against the following accounts:

Charge to the provision for deferred income tax	Ps.	(428,161)
Initial consolidation of Cablemás		(429,380)
Charge to the stockholders’ equity		(10,318)

	Ps.	(867,859)

     The components of net deferred employees’ profit sharing (“EPS”) liability applying SFAS No. 109 consist of the following:

	December 31,		December 31,
	2007		2008
Deferred EPS liability:
Current:
Inventories	Ps.	2,047	Ps.	2,047
Noncurrent:
Property, plant and equipment		(110,669)		(101,101)
Deferred costs		(57,143)		(55,850)
Pension plan and seniority premiums		33,984		44,876
Other		(16,498)		(19,186)

Total deferred EPS liability	Ps.	(148,279)	Ps.	(129,214)

     The provisions for income tax and asset tax from continuing operations, on a U.S. GAAP basis, by jurisdiction as of December 31 are as follows:

	2006		2007		2008
Current:
Mexican	Ps.	95,694	Ps.	3,111,895	Ps.	2,917,021
Foreign		200,418		197,265		169,448

		296,112		3,309,160		3,086,469

Deferred:
Mexican		1,820,616		124,799		428,161
Foreign		3,174		1,169		—

		1,823,790		125,968		428,161

	Ps.	2,119,902	Ps.	3,435,128	Ps.	3,514,630

     Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), was issued in July 2006 and interprets SFAS No. 109. FIN 48 became effective for the Company on January 1, 2007 and prescribes a comprehensive model for the recognition, measurement, financial statement presentation and disclosure of uncertain tax positions taken or expected to be taken in a tax return. FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption of this pronouncement had no effect on the Group’s overall financial position or results of operations. The Company classifies income tax-related interest and penalties as income taxes in the financial statements.
     The Group classifies income tax related interest and penalties as income taxes in the financial statements.
     The following tax years remain open to examination and adjustment by the Group’s six major tax jurisdictions:

Mexico	2004 and all following years
United States of America	2005 and all following years for federal tax examinations, and 2004 and all following years for state tax examinations
Argentina	2003 and all following years
Chile	2003 and all following years
Colombia	2007 and all following years, and 2004 and all following years for companies having a tax loss
Switzerland	2006 and all following years
     Effects of inflation accounting on U.S. GAAP adjustments
     In order to determine the net effect on the consolidated financial statements of recognizing the U.S. GAAP specific adjustments described above, it was necessary to recognize through December 31, 2007 the effects of applying the Mexican FRS inflation accounting provisions to such adjustments. Effective January 1, 2008, the Group discontinued recognizing the effects of inflation (see Note 1(a)). Accordingly, no adjustment was necessary as of December 31, 2008.
     In addition, as disclosed in Notes 18 and 19, under Mexican FRS, the monetary gain or loss generated by the monetary deferred tax temporary differences were reflected through December 31, 2007 within the integral cost of financing while those related to the non-monetary items were reflected within the deferred tax provision. For U.S. GAAP purposes, the Group followed through December 31, 2007 the provisions of EITF Issue No. 93-9 and reflected the entire monetary gain or loss within the provision for deferred taxes. Consequently for 2006 and 2007, the Ps.79,582 and Ps.104,685, respectively, of monetary gain reflected within integral result of financing under Mexican FRS has been reclassified to the deferred tax provision under U.S. GAAP.
     (m) Maintenance Reserve
     Under Mexican FRS, it is acceptable to accrue for certain expenses which management believes will be incurred in subsequent periods. Under U.S. GAAP, these costs are expensed as incurred. As of December 31, 2008, related accrual was completely utilized for Mexican FRS purposes.
     (n) Noncontrolling Interest
     This adjustment represents the allocation to the noncontrolling interest of non-wholly owned subsidiaries of certain U.S. GAAP adjustments related to such subsidiaries.

     As of January 1, 2009, the Group adopted SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”) which clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The presentation and disclosure requirements have been applied retrospectively for all periods presented
     Additional disclosure requirements
     The financial information under U.S. GAAP reflects the retrospective adoption of SFAS 160 as of December 31, 2007 and 2008 and for the years ended December 31, 2006, 2007 and 2008. SFAS 160, which clarifies that a noncontrolling interest in a consolidated subsidiary is an ownership interest in the consolidated entity that should be reported within equity in the consolidated financial statements, as shown in the consolidated balance sheets and in the consolidated statements of stockholders’ equity. Net income is reported in the consolidated statements of operation and statements of cash flow at the consolidated amounts, which include the amounts attributable to the Group’s stockholders and the noncontrolling interest.
     Presentation in the Financial Statements — Operating Income
     Under Mexican FRS, the Group recognizes various costs as non-operating expenses, which would be considered operating expenses under U.S. GAAP. Such costs include primarily certain financial advisory and professional fees, restructuring charges and employees’ profit sharing expense (see Note 17). The differences relate primarily to the Television Broadcasting and Sky segments. Operating income of the Television Broadcasting segment would have been Ps.12,484,311, Ps.12,701,655 and Ps.12,680,515 and operating income of the Sky segment would have been Ps.3,582,205, Ps.3,877,643 and Ps.4,242,453 for the years ended December 31, 2006, 2007 and 2008, respectively.
     To provide a better understanding of the differences in accounting standards, the table below presents the Group’s condensed consolidated statements of operations for the three years ended December 31, 2006, 2007 and 2008 under U.S. GAAP in a format consistent with the presentation of U.S. GAAP consolidated statements of operations, after reflecting the adjustments described in (a) to (n) above:

	Year Ended December 31,
	2006		2007		2008
Net sales	Ps.	39,357,699	Ps.	41,561,526	Ps.	47,972,278

Cost of providing services (exclusive of depreciation and amortization)		16,512,644		18,108,061		21,708,070
Selling and administrative expenses		5,752,728		5,826,861		7,163,629
Depreciation and amortization		3,024,800		3,304,581		4,427,287

Income from operations		14,067,527		14,322,023		14,673,292
Integral result of financing, net		(2,290,042)		(250,909)		(740,584)
Other expense, net		(115,444)		(693,939)		(318,778)

Income before income taxes, noncontrolling interest and equity in earnings or losses of affiliates		11,662,041		13,377,175		13,613,930
Income tax and assets tax — current and deferred		(2,119,902)		(3,435,128)		(3,514,630)

Income before noncontrolling interest and equity in earnings or losses of affiliates		9,542,139		9,942,047		10,099,300
Equity in losses of affiliates		(624,843)		(774,356)		(1,049,934)
Net income		8,917,296		9,167,691		9,049,366
Less: Net income attributable to the noncontrolling interest under U.S. GAAP		(609,219)		(934,295)		(919,540)

Net income attributable to the controlling interest	Ps.	8,308,077	Ps.	8,233,396	Ps.	8,129,826

Weighted average common shares outstanding (in millions)		339,776		333,653		329,580

     Presentation in the financial statements — Earnings per CPO and per share
     As disclosed in Note 12, the Group has four classes of capital stock, Series “A”, Series “B”, Series “L” and Series “D”. Holders of the Series “D” shares, and therefore holders of the CPOs, are entitled to an annual, cumulative and preferred dividend of approximately nominal Ps.0.00034177575 per Series “D” share before any dividends are payable on the Series “A”, Series “B” or Series “L” shares. Series “A” and Series “B” shares, not in the form of a CPO, and CPOs all participate in income available to common shareholders. Due to this, for purposes of U.S. GAAP, the “two-class” method has been used to present both basic and diluted earnings per share.
     Earnings per CPO and per share under U.S. GAAP are presented in constant Pesos for the years ended December 31, 2006, 2007 and 2008, as follows:

	2006				2007				2008
			Series “A”				Series “A”				Series “A”
			and “B”				and “B”				and “B”
	CPO		Shares		CPO		Shares		CPO		Shares
Basic EPS
Income from continuing operations available to common shareholders		6,760,300		1,246,779		6,865,699		1,305,558		6,673,204		1,305,066
Net income available to common shareholders		6,760,300		1,246,779		6,865,699		1,305,558		6,673,204		1,305,066
Weighted average number of common shares outstanding		2,451,792		52,916,036		2,399,453		52,916,036		2,364,642		52,916,036
Basic earnings per share (continuing operations)	Ps.	2.76	Ps.	0.02	Ps.	2.86	Ps.	0.02	Ps.	2.82	Ps.	0.02

Basic earnings per share (net income)	Ps.	2.76	Ps.	0.02	Ps.	2.86	Ps.	0.02	Ps.	2.82	Ps.	0.02

Diluted EPS
Dilutive potential shares		47,354		—		40,018		—		41,675		—
Total diluted weighted average common shares outstanding		2,499,146		52,916,036		2,439,471		52,916,036		2,406,317		52,916,036
Diluted earnings per share (continuing operations)	Ps.	2.71	Ps.	0.02	Ps.	2.81	Ps.	0.02	Ps.	2.77	Ps.	0.02

Diluted earnings per share (net income)	Ps.	2.71	Ps.	0.02	Ps.	2.81	Ps.	0.02	Ps.	2.77	Ps.	0.02

     Presentation in the Financial Statements — Consolidated Balance Sheets
     To provide a better understanding of the differences in accounting standards, the table below presents the condensed consolidated balance sheet as of December 31, 2007 and 2008, in a format consistent with the presentation of condensed consolidated balance sheets under U.S. GAAP, and after reflecting the adjustments described in (a) to (o) above:

	December 31,		December 31,
	2007		2008
ASSETS
Current assets:
Cash and cash equivalents	Ps.	25,479,541	Ps.	33,583,045
Temporary investments		1,825,355		8,321,286
Trade notes and accounts receivable, net		17,294,674		18,199,880
Other accounts and notes receivable, net		2,536,803		2,231,562
Due from affiliated companies		195,023		161,821
Transmission rights and programming		3,154,681		3,343,448
Inventories		833,996		1,612,024
Current deferred taxes		2,313,598		2,598,374
Other current assets		653,260		1,105,871

Total current assets		54,286,931		71,157,311
Non-current assets:
Derivative financial instruments		53,527		2,316,560

	December 31,		December 31,
	2007		2008
Transmission rights and programming		3,737,976		4,676,006
Investments		7,322,304		3,321,107
Property, plant and equipment, net		25,140,243		30,177,799
Goodwill, net		4,952,171		7,689,647
Intangible assets, net		3,478,849		5,073,126
Deferred taxes		3,906,544		3,443,548
Financial instruments		765,777		—
Other assets		83,745		111,213

Total assets	Ps.	103,728,067	Ps.	127,966,317

	December 31,		December 31,
	2007		2008
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	Ps.	488,650	Ps.	2,283,175
Current portion of satellite transponder lease obligation		97,696		138,806
Trade accounts payable		4,457,519		6,337,436
Customer deposits and advances		17,145,053		18,098,643
Taxes payable		684,497		830,073
Current deferred taxes		1,579,727		1,539,708
Accrued interest		307,814		439,777
Other accrued liabilities		1,815,877		2,293,806
Due from affiliated companies		127,191		88,622

Total current liabilities		26,704,024		32,050,046
Non-current liabilities:
Long-term debt		25,307,163		36,679,889
Derivative financial instruments		84,413		604,650
Satellite transponder lease obligation		1,035,134		1,172,857
Customer deposits and advances		2,665,185		589,369
Other long-term liabilities		2,500,757		3,690,776
Deferred taxes		5,021,717		5,732,310
Pension and seniority premiums		174,653		637,872

Total liabilities		63,493,046		81,157,769

Commitments and contingencies
Controlling interest		36,579,859		41,539,204
Noncontrolling interest		3,655,162		5,269,344

Total stockholders’ equity		40,235,021		46,808,548

Total liabilities and stockholders’ equity	Ps.	103,728,067	Ps.	127,966,317

     Cash flow information
     Through December 31, 2007, Mexican FRS Bulletin B-12 issued by the MIPA specified the appropriate presentation of the statements of changes in financial position. Under Bulletin B-12, the sources and uses of resources were determined based upon the differences between beginning and ending financial statement balances in Mexican Pesos of constant purchasing power. In addition, the inflation-adjusted statement of changes in financial position included certain non-cash items such as monetary gains and losses, unrealized foreign currency translation gains or losses and net effect of foreign investment hedges. Effective January 1, 2008, Mexican FRS NIF B-2, “Statement of Cash Flows” requires a statement of cash flows as a part of a full set of financial statements in place of a statement of changes in financial position. Under NIF B-2, restatement of financial statements for years provided before 2008 is not required; therefore, under Mexican FRS, the Group presents statements of changes in financial position for the years ended December 31, 2006 and 2007. Under U.S. GAAP, SFAS No. 95, “Statement of Cash Flows” (“SFAS 95”), a statement of cash flows is required, which presents only cash movements and excludes non-cash items.
     The Group considers all highly liquid temporary cash investments with original maturities of three months or less, consisting primarily of short-term promissory notes (Mexican Pesos and U.S. dollars in 2006, 2007 and 2008) of Mexican financial institutions, to be cash equivalents.
     The following is a statement of cash flows under U.S. GAAP basis in constant Mexican Pesos with the effects of inflation on cash and cash equivalents stated separately in a manner similar to the concept of presenting the effects of exchange rate changes on cash and cash equivalents as prescribed by SFAS No. 95:

	2006	2007	2008
Operating activities:

Net income under U.S. GAAP	8,917,296	9,167,691	9,049,366
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in losses of affiliates	624,843	774,356	1,049,934
Depreciation and amortization	3,024,800	3,304,581	4,427,287
Amortization of deferred debt refinancing	(31,396)	(31,420)	(31,574)
Impairment adjustments	93,464	—	182,500
Pension plans and seniority premiums	76,600	(23,739)	5,467
Deferred income tax	1,823,790	125,968	428,161
(Gain) loss on disposal of investment	(19,556)	822,671	—
Write-down of held-to-maturity debt security	—	—	405,111
Derivative financial instruments	(1,532,111)	140,398	(895,734)
Unrealized foreign exchange gain, net	(339,650)	139,064	4,981,960
Employee stock option plans	243,882	140,517	222,046
Maintenance reserve	2,744	3,949	18,062
(Income) loss from monetary position	(58,543)	542,533	—
Changes in operating assets and liabilities:
(Increase) decrease in:
Trade notes and accounts receivable and customer deposits and advances, net	(1,367,269)	(1,651,317)	(1,395,961)
Inventories	(112,827)	(32,053)	(375,153)
Transmission rights, programs and films and production talent advances	495,475	(1,882,412)	(1,053,008)
Other accounts and notes receivable and other current assets	(1,152,498)	(528,894)	(391,399)
Increase (decrease) in:
Trade accounts payable	518,440	937,012	1,577,231
Other liabilities and taxes payable	320,708	116,801	1,727,626
Pension plan and seniority premiums	13,760	40,833	(81,314)

Net cash provided by operating activities	11,541,952	12,106,539	19,850,608

Financing activities:
Issuance of Senior Notes due 2037	—	4,500,000	—
Issuance of Senior Notes due 2012	—	2,481,521	—
Issuance of Senior Notes due 2018	—	—	5,241,650
Prepayment of Senior Notes due 2013 (Sky)	(3,034,536)	—	(122,886)
Repayment of Mexican peso debt	—	—	(480,000)
Satellite transponder lease payments	—	—	(97,696)
Other increase (decrease) in debt	3,631,565	(1,054,007)	1,231
Derivative financial instruments	—	—	(346,065)
Repurchase of capital stock	(3,224,515)	(3,948,331)	(1,112,568)
Sale of repurchased shares	587,263	99,771	—
Dividends paid	(1,161,839)	(4,506,492)	(2,229,973)
Noncontrolling interest	113,607	1,032,659	(332,029)

Net cash (used for) provided by financing activities	(3,088,455)	(1,394,879)	521,664

Investing activities:
Temporary investments	(826,920)	(915,818)	(5,208,287)
Due from affiliated companies, net	(894,658)	262,170	(89,826)
Investments	(2,829,030)	(5,184,797)	(1,982,100)
Disposition of investments	125,172	437,990	109,529
Disposition of held-to-maturity investments	—	—	874,999
Investments in property, plant and equipment	(2,887,888)	(2,977,154)	(5,099,631)
Proceeds from sale of shares of Univision	—	11,821,932	—
Acquisitions, net of cash acquired	—	(1,975,666)	—
Investment in goodwill and other intangible assets	(902,707)	(1,762,332)	(1,489,174)

Net cash used for investing activities	(8,216,031)	(293,675)	(12,884,490)

	2006		2007		2008
Net increase in cash and cash equivalents		237,466		10,417,985		7,487,782
Effect of exchange rate changes on cash and cash equivalents		7,228		22,086		131,854
Net increase in cash and cash equivalents upon acquisitions		—		138,261		483,868
Effect of inflation on cash and cash equivalents		(616,759)		(560,136)		—
Cash and cash equivalents at beginning of year		15,833,410		15,461,345		25,479,541

Cash and cash equivalents at end of year	Ps.	15,461,345	Ps.	25,479,541	Ps.	33,583,045

Net cash provided by operating activities reflects cash payments for interest and income taxes as follows:

	2006		2007		2008
Interest	Ps.	1,894,346	Ps.	1,905,621	Ps.	2,529,221
Income taxes and/or assets tax		1,132,412		2,955,115		2,657,525
Supplemental disclosures about non-cash activities:

	2006		2007		2008
Note receivable related to customer deposits	Ps.	12,406,786	Ps.	14,753,180	Ps.	14,383,384
     Adoption of new accounting principles
     SFAS No 160 “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”
     In December 2007, the FASB issued SFAS 160, which clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). As of January 1, 2009, the Group adopted SFAS No. 160. The presentation and disclosure requirements have been applied retrospectively for all periods presented.
     Fair Value Measurements SFAS No. 157
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 defines fair value of as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). SFAS No. 157 does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of SFAS No. 157 are to be applied prospectively as of the beginning of the fiscal year in which it is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings.
     SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under SFAS No. 157 are described below:
•	Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2 — Inputs that are observable, either directly or indirectly, but do not qualify as Level 1 inputs. (i.e., quoted prices for similar assets or liabilities)

•	Level 3 — Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).
     In February 2008, the FASB approved FASB Staff Position (“FSP”) No. SFAS 157-2, “Effective Date of FASB Statement No. 157 (“FSP No. SFAS 157-2”), which permits companies to partially defer the effective date of SFAS No. 157 for one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. FSP No. SFAS 157-2 does not permit companies to defer recognition and disclosure requirements for financial assets and financial liabilities or for nonfinancial assets and nonfinancial liabilities that are remeasured at least annually. In accordance with the provisions of FSP No. SFAS 157-2, the Group has decided to defer the adoption of SFAS No. 157 for one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.
     During the fourth quarter of 2008, both the FASB and the staff of the SEC re-emphasized the importance of sound fair value measurement in financial reporting. In October 2008, the FASB issued FASB Staff Position No. SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active.” This statement clarifies that determining fair value in an inactive or dislocated market depends on facts and circumstances and requires significant management judgment. This statement specifies that it is acceptable to use inputs based on management estimates or assumptions, or for management to make adjustments to observable inputs to determine fair value when markets are not active and relevant observable inputs are not available. The Group’s fair value measurement policies are consistent with the guidance in FSP No. SFAS 157-3.
     The provisions of SFAS No. 157 were adopted by the Group on January 1, 2008. All fair value adjustments at December 31, 2008 represent assets or liabilities measured at fair value on a recurring basis. In determining fair value, the Group’s financial instruments are separated into two categories: temporary investments and derivative financial instruments. Fair values as of December 31, 2008 were calculated as follows:

			Quoted prices in		Internal models		Internal models
			active markets for		with significant		with significant
	U.S. GAAP Balance		identical		observable		unobservable
	at December 31,		Assets		Inputs		Inputs
	2008		(Level 1)		(Level 2)		(Level 3)
Assets:
Temporary investments	Ps.	8,321,286	Ps.	7,407,689	Ps.	913,597	Ps.	—
Derivative financial instruments		2,363,148		—		2,363,148		—

Total	Ps.	10,684,434	Ps.	7,407,689	Ps.	3,276,745	Ps.	—

Liabilities:
Derivative financial instruments	Ps.	604,650	Ps.	—	Ps.	604,650	Ps.	—

Total	Ps.	604,650	Ps.	—	Ps.	604,650	Ps.	—

     Temporary Investments. Temporary investments include highly liquid securities, including without limitation debt with a maturity of three months, or over, and up to one year at the balance sheet date, stock and other financial instruments denominated in U.S. dollars and Mexican Pesos (Note 1(d)).
     Temporary investments are generally valued using quoted market prices or alternative pricing sources with reasonable levels of price transparency. The types of instruments valued based on quoted market prices in active markets include mostly fixed short-term deposits, equities and corporate fixed income securities denominated in U.S. dollars and Mexican Pesos. Such instruments are classified in Level 1 or Level 2 depending on the observability of the significant inputs.
     For positions that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability. Such adjustments are generally based on available market evidence. Such instruments are classified in Level 2.
     Derivative Financial Instruments. Derivative Financial Instruments include swaps, forwards and options (Note 9).
     The Group’s derivative portfolio is entirely over-the-counter (“OTC”). The Group’s derivatives are valued using industry standard valuation models; projecting the Group’s future cash flows discounted to present value, using market-based observable inputs including interest rate curves, foreign exchange rates, and forward and spot prices for currencies.
     When appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit spreads considerations. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used. All derivatives are classified in Level 2.
     There were no recurring liabilities measured at fair value in the Group’s consolidated financial statements as of December 31, 2008.
     The Fair Value Option for Financial Assets and Financial Liabilities SFAS No. 159
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits companies, at their election, to measure specified financial instruments and warranty and insurance contracts at fair value on a contract-by-contract basis, with changes in fair value recognized in earnings each reporting period. The election, called the “fair value option,” will enable some companies to reduce the volatility in reported earnings caused by measuring related assets and liabilities differently, and it is easier than using the complex hedge-accounting requirements in SFAS No. 133, to achieve similar results. Subsequent changes in fair value for designated items will be required to be reported in earnings in the current period. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and therefore became effective for the Group as of January 1, 2008. The Group has not elected to measure any eligible items at fair value. Accordingly, the adoption of SFAS No. 159 has not impacted the Group’s results of operations and financial position.
     FIN 46(R)-8
     On December 31, 2008, the Group adopted for US GAAP purposes, FIN 46(R)-8 which requires additional disclosures about its involvement with consolidated VIEs.
     The table below presents the assets and liabilities of VIEs which have been consolidated on the Group’s balance sheet at December 31, 2008, and the Group’s maximum exposure to loss resulting from its involvement with consolidated VIEs as of December 31, 2008.
     The Group’s maximum exposure to loss is based on the unlikely event that all of the assets in the VIEs become worthless and incorporates not only potential losses associated with assets recorded on the Group’s balance sheet but also potential losses associated with off-balance sheet commitments such as unfunded liquidity commitments and other contractual arrangements.

(In thousands of Mexican Pesos)	Sky		TuTv
As of December 31, 2008
Current assets	Ps.	7,324,426	Ps.	117,654
Non-current assets		3,811,724		2,214

Total Assets	Ps.	11,136,150	Ps.	119,868

Current liabilities	Ps.	2,584,873	Ps.	44,759
Non-current liabilities		4,684,520		—

Total Liabilities	Ps.	7,269,393	Ps.	44,759

Maximum loss exposure	Ps.	6,536,920	Ps.	59,934

     The Group did not provide any additional financial support to these VIEs during 2008. Further, the Group does not have any contractual commitments or obligations to provide additional financial support to these VIEs.
     Recently issued accounting standards
     Business Combination SFAS 141(R)
     In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141 (R)”), which replaces SFAS No. 141, “Business Combinations.” This statement improves the reporting of information about a business combination and its effects. This statement establishes principles and requirements for how the acquirer will recognize and measure the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquisition. Also, the statement determines the recognition and measurement of goodwill acquired in the business combination or a gain from a bargain purchase, and finally, determines the disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination.
     SFAS No. 141 (R) will be effective for all business combinations with an acquisition date on or after the beginning of the first annual reporting period after December 15, 2008. An earlier adoption is prohibited. The Group has adopted this pronouncement on January 1, 2009 to be applied in any future business combination.
     Noncontrolling Interests in Consolidated Financial Statements SFAS 160
     The Group adopted SFAS 160 effective January 1, 2009. SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest, previously known as minority interest, in a subsidiary and for the deconsolidation of a subsidiary. This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as a separate component within equity in the consolidated financial statements. Additionally, consolidated net income is to be reported with separate disclosure of the amounts attributable to the parent and to the noncontrolling interests. The Group retroactively restated its consolidated balance sheets, consolidated statements of operations, consolidated statement of stockholders’ equity and consolidated statements of cash flows as required by SFAS 160.
     Accounting for Transfers of Financing Transactions FSP FAS 140-3
     In February 2008, the FASB issued FASB Staff Position (“FSP”) SFAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions,” which amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS140”) to provide guidance on accounting for a transfer of a financial asset and a repurchase financing. This FSP presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction) under SFAS No. 140. However, if certain criteria are met, the initial transfer and repurchase financing shall not be evaluated as a linked transaction and shall be evaluated separately under SFAS 140. This FSP shall be effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. Earlier application is not permitted. This FSP shall be applied prospectively to initial transfers and repurchase financings for which the initial transfer is executed on or after the beginning of the fiscal year in which this FSP is initially applied. The adoption of this interpretation is not expected to have a material impact on the Group’s consolidated financial statements.
     Disclosures about Derivatives Instruments and Hedging Activities SFAS No. 161
     In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). This standard amends and is intended to improve financial reporting under SFAS No. 133 by requiring transparency about the location and amounts of derivative instruments in an entity’s financial statements. SFAS 161 requires disclosure of how derivative instruments and related hedged items are accounted for under SFAS No. 133 and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. This statement expands derivative disclosure required by SFAS 133. The Group adopted SFAS 161 effective January 1, 2009. The adoption of this standard is not expected to have a material impact on the Group’s consolidated financial statements.
     Determination of the Useful Life of Intangible Assets FSP 142-3
     In April 2008, the FASB issued FASB Staff Position FSP SFAS 142-3, “Determination of the Useful Life of Intangible Assets,” which amends SFAS No. 142, “Goodwill and Other Intangible Assets,” to provide guidance on the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141 (revised 2007), “Business Combinations”, and other U.S. GAAP standards.
     This FSP shall be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The guidance for determining the useful life of a recognized intangible asset of this FSP shall be applied prospectively to intangible assets acquired after the effective date. The disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. The adoption of this interpretation is not expected to have a material impact on the group’s consolidated financial statements.
     The Hierarchy of Generally Accepted Accounting Principles SFAS No. 162
     In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” (“SFAS 162”) which identifies the sources of accounting principles and the framework for selecting principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. This statement shall be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (“PCAOB”) amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” Any effect of applying the provisions of this Statement shall be reported as a change in accounting principles in accordance with SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). An entity shall follow the disclosure requirements of that statement, and additionally, disclose the accounting principles that were used before and after the application of the provisions of this statement and the reason why applying this statement resulted in a change in accounting principles. The adoption of SFAS 162 is not expected to have a material impact on the results of operations and financial condition.
     Accounting for Convertible Debt Instruments That May Be Settled In Cash Upon Conversion (Including Partial Cash Settlement) FSP APB 14-1
     In May 2008, the FASB issued FSP No. APB 14-1 (“FSP APB 14-1”), “Accounting for Convertible Debt Instruments That May Be Settled In Cash Upon Conversion (Including Partial Cash Settlement).” FSP APB 14-1 changes the accounting treatment for convertible debt instruments that require or permit partial cash settlement upon conversion. The accounting changes require issuers to separate convertible debt instruments into two components: a non-convertible bond and a conversion option. The separation of the conversion option creates an original issue discount in the bond component which is to be amortized as interest expense over the term of the instrument using the interest method, resulting in an increase to interest expense and a decrease in net income and earnings per share. The Group is currently evaluating the impact FSP APB 14-1 will have on the Group’s financial position, results of operations and disclosures.
     Disclosures about Transfers of Financial Assets and Interests in Variable Interest Entities FSP SFAS No. 140-4 and FIN 46(R)-8
     In November 2008, the FASB issued FSP SFAS No. 140-4 and FIN 46(R)-8, “Disclosures about Transfers of Financial Assets and Interests in Variable Interest Entities.” Enhanced disclosures pursuant to FSP SFAS No. 140-4 and FIN 46(R)-8 will be required of all public entities effective for periods ending after December 15, 2008. The adoption of FSP SFAS No. 140-4 and FIN 46(R)-8 is not expected to have a material impact on the Group’s results of operations and financial condition.

     Employers’ Disclosures about Postretirement Benefit Plan Assets FSP FAS 132(R)-1
     In December 2008, the FASB issued FSP No. 132 (R)-1 “Employers disclosures about Postretirement Benefit Plan Assets” (SFAS 132 (R)”), which amends SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. This FSP also includes a technical amendment to SFAS 132(R) that requires a nonpublic entity to disclose net periodic benefit cost for each annual period for which a statement of income is presented. The disclosures about plan assets required by this FSP shall be provided for fiscal years ending after December 15, 2009. Upon initial application, the provisions of this FSP are not required for earlier periods that are presented for comparative purposes. Earlier application of the provisions of this FSP is permitted. The technical amendment to Statement 132(R) is effective upon issuance of this FSP. The Group does not expect that the adoption of this statement will materially impact the Group’s consolidate financial statements.
     Determining Fair Value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly FSP SFAS 157-4
     In April 2009, the FASB issued FSP SFAS 157-4 “Determining Fair Value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly” (“FSP SFAS 157-4”). FSP SFAS 157-4 provides additional guidance for estimating fair value in accordance with SFAS 157, when the volume and level of activity for the asset or liability have significantly decreased. This FSP also includes guidance on identifying circumstances that indicate when a transaction is not orderly. It also emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability regardless of the valuation techniques(s) used, the objective of fair value measurement remains the same. FSP SFAS 157-4 shall be effective for interim and annual reporting periods ending after June 15, 2009 and shall be applied prospectively. Early adoption is permitted for periods ending after March 15, 2009. The adoption of this interpretation is not expected to have a material impact in the Group’s consolidated financial statements.
     Subsequent Events SFAS 165
     In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”), the objective of this statement is to establish general standards of accounting for, and disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this statement sets forth (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. In accordance with this statement, an entity should apply the requirements to interim or annual financial periods ending after June 15, 2009. The Group does not expect the adoption of this statement will materially impact the consolidated financial statements.
     Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140 SFAS 166
     In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 166”), amending the guidance on transfers of financial assets in order to address practice issues highlighted most recently by events related to the economic downturn. The amendments include: (i) eliminating the qualifying special-purpose entity concept, (ii) a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, (iii) clarifications and changes to the derecognition criteria for a transfer to be accounted for as a sale, (iv) a change to the amount of recognized gain or loss on a transfer of financial assets accounted for as a sale when beneficial interests are received by the transferor, and (v) extensive new disclosures. Calendar year-end companies will have to apply SFAS 166 to new transfers of financial assets occurring from January 1, 2010. The Group is currently evaluating the impact this statement will have on the Group’s financial position, results of operations and disclosures.
     Amendments to FASB Interpretation No. 46(R) SFAS 167
     In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”). This guidance represents a significant change to the previous accounting rules and it is anticipated it will change the consolidation conclusions for many entities. The standard does not provide for any grandfathering; therefore, FIN 46(R) consolidation conclusions will need to be reassessed for all entities. The amendments include: (i) eliminating the scope exception for qualifying special-purpose entities, (ii) eliminating the quantitative model for determining which party should consolidate and replacing it with a qualitative model focusing on decision-making for an entity’s significant economic activities, (iii) requiring a company to continually reassess whether it should consolidate an entity subject to FIN 46(R), (iv) requiring an assessment of whether an entity is subject to the standard due to a troubled debt restructuring and (v) requiring extensive new disclosures. SFAS 167 is effective for a company’s first reporting period beginning after November 15, 2009. The Group is currently evaluating the impact this statement will have on the Group’s financial position, results of operations and disclosures.

     Consolidated valuation and qualifying accounts

	Balance at						Balance at
	Beginning						End
Description	of Year		Additions		Deductions		of Year
Continuing operations:
Reserve for damage, obsolescence or deterioration of inventories:
Year ended December 31, 2006	Ps.	11,900	Ps.	—	Ps.	(4,932)	Ps.	6,968
Year ended December 31, 2007		6,968		15,578		(3,165)		19,381
Year ended December 31, 2008		19,381		35,678		(9,519)		45,540
Allowances for doubtful accounts(1):
Year ended December 31, 2006	Ps.	1,304,285	Ps.	592,523	Ps.	(645,213)	Ps.	1,251,595
Year ended December 31, 2007		1,251,595		154,955		(303,684)		1,102,866
Year ended December 31, 2008		1,102,866		637,476		(427,242)		1,313,100

(1)	Includes allowances for trade and non-trade doubtful accounts.
24. Subsequent Events
     On April 30, 2009, the Company’s stockholders approved (i) the payment of a dividend for an aggregate amount of up to Ps.5,204,575, which consisted of Ps.1.75 per CPO and Ps.0.014957264957 per share, not in the form of a CPO, which was paid in cash in May 2009; and (ii) the cancellation of approximately 1,421.2 million shares of capital stock in the form of approximately 12.1 million CPOs, which were repurchased by the Company in 2008 and 2009.
     In April 2009, Sky paid a dividend to its equity owners in the aggregate amount of Ps.2,000,000, of which Ps.826,669 was paid to its minority equity owners.
     In May 2009, the Company repaid a loan at its original maturity in the principal amount of Ps.1,162,460.
     On June 2, 2009, the Company entered into an agreement with a U.S. financial institution to assume a loan facility with TVI in the aggregate principal amount of U.S.$50 million. TVI entered into this 5-year term loan facility in December 2007, in connection with the financing of the acquisition of the majority of the assets of Bestel (see Note 2).
     On June 3, 2009, the stockholders of Empresas Cablevisión made a capital contribution in cash to increase the capital stock of this Company’s subsidiary in the aggregate amount of Ps.3,699,652, of which Ps.1,812,675 was contributed by minority stockholders.

GRUPO TELEVISA, S.A.B.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
As of December 31, 2008 and September 30, 2009

	December 31,		September 30,
	2008		2009
	(In millions of Mexican pesos)

ASSETS
Current:
Cash and cash equivalents	Ps.	35,106.1	Ps.	28,733.8
Temporary investments		6,798.3		4,476.6

		41,904.4		33,210.4
Trade notes and accounts receivable, net of allowance for doubtful accounts of Ps.1,022.5 and Ps.1,359.0, respectively		18,199.9		9,134.1
Other accounts and notes receivable, net		2,231.5		3,796.8
Due from affiliated companies		161.8		106.0
Transmission rights and programming		3,343.4		4,064.7
Inventories		1,612.0		1,441.2
Other current assets		1,105.9		1,486.0

Total current assets		68,558.9		53,239.2
Derivative financial instruments (Note 5)		2,316.6		1,933.2
Transmission rights and programming		6,324.8		6,108.2
Investments		3,348.6		6,058.9
Property, plant and equipment, net (Note 2)		30,798.4		31,236.9
Intangible assets and deferred charges, net		11,433.8		11,413.2
Other assets		70.7		64.4

Total assets	Ps.	122,851.8	Ps.	110,054.0

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRUPO TELEVISA, S.A.B.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
As of December 31, 2008 and September 30, 2009

	December 31,		September 30,
	2008		2009
	(In millions of Mexican pesos)

LIABILITIES
Current:
Current portion of long-term debt (Note 3)	Ps.	2,283.2	Ps.	541.4
Current portion of satellite transponder lease obligation		138.8		147.5
Trade accounts payable		6,337.4		5,806.0
Customer deposits and advances		18,098.6		8,001.6
Taxes payable		830.1		607.2
Accrued interest		439.8		445.7
Employee benefits		200.0		402.3
Due to affiliated companies		88.6		45.5
Other accrued liabilities		2,293.8		2,073.7

Total current liabilities		30,710.3		18,070.9
Long-term debt, net of current portion (Note 3)		36,679.9		35,487.1
Derivative financial instruments (Note 5)		604.6		592.6
Satellite transponder lease obligation, net of current portion		1,172.9		1,031.9
Customer deposits and advances, non current		589.4		820.2
Other long-term liabilities		3,225.5		3,001.7
Deferred income taxes		2,265.2		2,284.4
Retirement and termination benefits		352.4		412.8

Total liabilities		75,600.2		61,701.6

Commitments and contingencies (Note 6)

STOCKHOLDERS’ EQUITY
Capital stock issued, no par value (Note 8)		10,061.0		10,019.9
Additional paid-in capital		4,547.9		4,547.9

		14,608.9		14,567.8

Retained earnings:
Legal reserve		2,135.4		2,135.4
Unappropriated earnings		19,595.3		21,672.1
Net income for the period		7,803.7		4,819.0

		29,534.4		28,626.5
Accumulated other comprehensive income, net		3,184.0		3,267.0
Shares repurchased		(5,308.4)		(4,561.2)

		27,410.0		27,332.3

Total controlling interest		42,018.9		41,900.1
Noncontrolling interest		5,232.7		6,452.3

Total stockholders’ equity		47,251.6		48,352.4

Total liabilities and stockholders’ equity	Ps.	122,851.8	Ps.	110,054.0

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRUPO TELEVISA, S.A.B.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the nine months ended September 30, 2008 and 2009

	September 30,		September 30,
	2008		2009
	(In millions of Mexican pesos,
	except per CPO amounts)

Net sales (Note 11)	Ps.	33,500.7	Ps.	37,189.1
Cost of sales (excluding depreciation and amortization)		15,211.7		16,926.3
Selling expenses (excluding depreciation and amortization)		2,648.9		3,123.8
Administrative expenses (excluding depreciation and amortization)		2,165.4		2,720.0
Depreciation and amortization		3,105.8		3,557.3

Operating income (Note 11)		10,368.9		10,861.7
Other expense, net		614.1		356.4
Integral cost of financing, net (Note 9)		1,330.4		2,056.4
Equity in losses of affiliates, net		436.8		590.7

Income before income taxes		7,987.6		7,858.2
Income taxes (Note 10)		2,217.1		2,240.0

Consolidated net income		5,770.5		5,618.2
Noncontrolling interest net income		809.2		799.2

Controlling interest net income	Ps.	4,961.3	Ps.	4,819.0

Controlling interest net income per CPO	Ps.	1.76	Ps.	1.71

Weighted average of total equivalent CPOs (in millions)		2,367.9		2,365.2

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRUPO TELEVISA, S.A.B.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the nine months ended September 30, 2008 and 2009

	September 30,		September 30,
	2008		2009
	(In millions of Mexican pesos)

Operating Activities:
Income before income taxes	Ps.	7,987.6	Ps.	7,858.2
Adjustments to reconcile income before income taxes to net cash provided by operating activities:
Equity in loss of affiliates		436.8		590.7
Depreciation and amortization		3,105.8		3,557.3
Impairment of long-lived assets and other amortization		470.7		47.9
Provision for doubtful accounts and write-off of receivables		196.9		621.3
Stock-based compensation		148.0		266.3
Unrealized foreign currency exchange loss (gain), net		376.5		(513.8)
Derivatives		(52.8)		509.6
Interest expense		1,957.4		2,149.6
Other, net		21.1		12.5

		14,648.0		15,099.6

Decrease in trade notes and accounts receivable		8,267.1		8,428.6
Increase in transmission rights and programming		(993.1)		(519.2)
(Increase) decrease in inventories		(394.8)		168.3
Increase in other accounts and notes receivable and other current assets		(616.4)		(2,129.6)
Increase (decrease) in trade accounts payable		667.9		(520.6)
Decrease in customer deposits and advances		(9,486.9)		(9,862.4)
Increase (decrease) in other liabilities, taxes payable and deferred taxes		231.2		(636.1)
Increase in retirement and termination benefits		231.4		262.7
Income taxes paid		(2,151.9)		(2,015.3)

Net cash provided by operating activities		10,402.5		8,276.0

Investing Activities:
Temporary investments		1,450.6		(202.7)
Due from affiliated companies, net		40.0		66.8
Acquisition of investments		(954.6)		(753.7)
Disposition of investments		106.9		—
Disposition of held-to maturity investments		765.8		—
Investment in property, plant and equipment		(3,250.8)		(3,798.9)
Disposition of property, plant and equipment		49.4		96.0
Investments in goodwill and other intangible assets		(1,171.2)		(389.0)

Net cash used in investing activities		(2,963.9)		(4,981.5)

Financing Activities:
Issuance of Senior Notes due 2018		5,252.1		—
Prepayment of Senior Notes due 2013 (Sky)		(122.5)		—
Repayment of Mexican Peso debt		(480.0)		(1,162.5)
Other repayment of debt		(2.9)		(1,123.3)
Satellite transponder lease payments		(72.2)		(102.6)
Interest paid		(1,871.3)		(2,143.7)
Repurchase and sale of capital stock, net		(1,073.9)		(47.7)
Dividends paid		(2,230.0)		(5,183.0)
Noncontrolling interest		(332.0)		342.1
Derivative financial instruments		(340.8)		(154.0)

Net cash used in financing activities		(1,273.5)		(9,574.7)

Effect of exchange rate changes on cash and cash equivalents		(4.4)		(92.1)

Net increase (decrease) in cash and cash equivalents		6,160.7		(6,372.3)
Cash and cash equivalents of Cablemás upon consolidation		483.9		—
Cash and cash equivalents at beginning of period		25,479.5		35,106.1

Cash and cash equivalents at end of period	Ps.	32,124.1	Ps.	28,733.8

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRUPO TELEVISA, S.A.B.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (In Millions of Mexican Pesos, except per CPO and per share amounts)

1.	Accounting Policies

The condensed consolidated financial statements of Grupo Televisa, S.A.B. (the “Company”) and its consolidated entities (collectively, the “Group”), as of September 30, 2009, and for the nine months ended September 30, 2008 and 2009, are unaudited. In the opinion of management, all adjustments (consisting principally of normal recurring adjustments) necessary for a fair statement of the condensed consolidated financial statements have been included therein.

For purposes of these condensed consolidated financial statements, certain information and disclosures, normally included in financial statements prepared in accordance with Mexican Financial Reporting Standards (“Mexican FRS”) and accounting principles generally accepted in the United States (“U.S. GAAP”), have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the Group’s consolidated and audited financial statements and notes thereto for the year ended December 31, 2008, which include, among other disclosures, the Group’s most significant accounting policies, which have been applied on a consistent basis for the nine months ended September 30, 2008 and 2009.

Effective June 1, 2008, the Group began consolidating the assets, liabilities and results from operations of Cablemás, S.A. de C.V. and its subsidiaries (collectively, “Cablemás”) in its consolidated financial statements. Before that date, the Group accounted for its investment in Cablemás by applying the equity method.

As required by Mexican FRS NIF B-10, Effects of Inflation, the Group recognized the effects of inflation on its consolidated financial statements through December 31, 2007. Beginning on January 1, 2008, in accordance with Mexican FRS, the Group discontinued recognizing such effects on its consolidated financial statements. Accordingly, the condensed consolidated financial statements for the nine months ended September 30, 2008 and 2009, do not include any adjustments to recognize the effects of inflation for periods subsequent to December 31, 2007.

2.	Property, Plant and Equipment

Property, plant and equipment as of December 31, 2008 and September 30, 2009, consisted of:

	December 31,		September 30,
	2008		2009

Buildings	Ps.	9,364.6	Ps.	9,231.8
Building improvements		1,814.0		1,684.4
Technical equipment		34,293.4		36,083.5
Satellite transponders		1,789.9		1,789.9
Furniture and fixtures		849.0		760.3
Transportation equipment		1,657.4		1,662.1
Computer equipment		2,480.8		2,350.3
Leasehold improvements		1,168.2		1,269.3

		53,417.3		54,831.6
Accumulated depreciation		(28,551.5)		(30,314.6)

		24,865.8		24,517.0
Land		4,867.6		4,625.9
Construction and projects in progress		1,065.0		2,094.0

	Ps.	30,798.4	Ps.	31,236.9

Depreciation charged to income for the nine months ended September 30, 2008 and 2009, was Ps.2,774.1 and Ps.3,211.0, respectively.

GRUPO TELEVISA, S.A.B.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Long-Term Debt

As of December 31, 2008 and September 30, 2009, the Group’s consolidated long-term debt outstanding was as follows:

	December 31, 2008		September 30, 2009

U.S. Dollar debt:
8.0% Senior Notes due 2011	Ps.	995.8	Ps.	971.4
6.0% Senior Notes due 2018		6,920.0		6,750.5
6.625% Senior Notes due 2025		8,304.0		8,100.6
8.5% Senior Notes due 2032		4,152.0		4,050.3
9.375% Senior Guaranteed Notes due 2015 (Cablemás)		2,417.8		2,358.6
Bank loan facility (Empresas Cablevisión)		3,114.0		3,037.7
Bank loan facility (Cablemás)		692.0		675.1
Other		1,154.2		39.6
Mexican Peso debt:
8.49% Senior Notes due 2037		4,500.0		4,500.0
Bank loans		6,662.5		5,500.0
Other currency debt		50.8		44.7

		38,963.1		36,028.5
Less: Current portion		2,283.2		541.4

Long-term debt, net of current portion	Ps.	36,679.9	Ps.	35,487.1

4.	Financial Instruments

The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to their short maturities. Consequently, such financial instruments are not included in the following table which provides information about the carrying amounts and estimated fair values of other financial instruments that are not measured at fair value in the condensed consolidated balance sheet as of December 31, 2008 and September 30, 2009:

	December 31, 2008				September 30, 2009
	Carrying Value		Fair Value		Carrying Value		Fair Value

Assets:
Temporary investments	Ps.	8,321.3	Ps.	8,321.3	Ps.	8,154.9	Ps.	8,154.9
Held-to-maturity securities		809.1		756.0		1,116.5		1,190.0
Available-for-sale investments(1)		—		—		2,143.6		2,143.6
Liabilities:
Senior Notes due 2011, 2018, 2025 and 2032	Ps.	20,371.8	Ps.	17,713.9	Ps.	19,872.8	Ps.	20,991.6
Senior Notes due 2037		4,500.0		4,129.7		4,500.0		4,040.5
Senior Guaranteed Notes due 2015 (Cablemás)		2,417.8		2,070.3		2,358.6		2,565.4
Long-term notes payable to Mexican banks		6,662.5		6,846.3		5,500.0		5,741.0
Bank loan facility (Empresas Cablevisión)		3,114.0		2,658.3		3,037.7		2,658.5
Bank loan facility (Cablemás)		692.0		593.4		675.1		584.2

(1)	In July 2009, the Group invested U.S.$150.0 million in a telecom and media open-ended fund.

GRUPO TELEVISA, S.A.B.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Derivative Financial Instruments and Hedging

As a matter of policy, the Group uses derivatives for risk management purposes. The Group does not use derivatives for speculative purposes. A key risk management objective of the Group is to mitigate interest rate and currency risk by entering into hedge derivatives.

The following table provides information about the fair value of the Group’s derivatives, separating those recorded as accounting hedges and those that are not.

	September 30, 2009
	Balance
	Sheet	Notional	Carrying	Maturity
	Location	Amount	Value	Date
		(Millions)

Derivatives not recorded as accounting hedges:
Assets:
Cablemás forward and cross-currency swaps(a)	Derivative financial instruments	U.S.$175.0/Ps.1,880.4 and U.S.$175.0/ Ps.1,914.9	Ps. 1,187.2	November 2015
Cross-currency interest rate swaps(b)	Other accounts and notes receivable, net	U.S.$200.0/Ps.2,165.6	9.1	March 2010
Derivatives recorded as accounting hedges:
Assets:
Cash flow hedges:
Empresas Cablevisión’s cross-currency swaps(c)	Derivative financial instruments	U.S. $225.0/ Ps.2,435.0	536.6	December 2012
Cablemás cross-currency swap(d)	Derivative financial instruments	U.S.$50.0/ Ps.541.3	116.7	December 2012
Cross-currency interest rate swaps(b)	Derivative financial instruments	U.S.$1,200.0/ Ps.15,529.3	92.7	March and May 2011
Derivatives not recorded as accounting hedges:
Liabilities:
Sky’s interest rate swaps(e)	Derivative financial instruments	Ps. 1,400.0	28.9	April 2016
Cablemás forward and swaption(a)	Derivative financial instruments	U.S.$175.0 Ps.1,914.9	563.7	November 2015

(a)	In 2005, 2006 and 2007, Cablemás entered into forward, interest-only cross-currency swaps and swaption agreements, as amended, with a U.S. financial institution to hedge U.S.$175.0 million of its U.S. Dollar foreign

GRUPO TELEVISA, S.A.B.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

exchange and interest rate exposure related to its Senior Guaranteed Notes due 2015. Under these transactions, (i) in 2015, Cablemás will receive and make payments in the aggregate notional amounts of U.S.$175.0 million and Ps.1,880.4, respectively; (ii) Cablemás makes semi-annual payments calculated based on a notional amount of U.S.$175.0 million at an annual rate of 2.88%; (iii) Cablemás receives semi-annual payments calculated based on the aggregate notional amount of U.S.$175.0 million at an annual rate of 9.375%, and Cablemás makes monthly payments calculated based on an aggregate notional amount of Ps.1,914.9 at an annual rate of 9.07% through December 2010 if the option of a related swaption agreement is exercised by the counterparty, and through 2015 if such option is not exercised; and (iv) if the counterparty exercises an option under a related swaption agreement, Cablemás would receive monthly payments based on the aggregate notional amount of Ps.1,914.9 at an annual rate of 7.57%, and Cablemás would make monthly payments calculated based on the same notional amount at an annual interest rate of a 28-day TIIE (Mexican Interbank Interest Rate). The Group recorded the change in fair value of these transactions in the integral cost of financing (foreign exchange gain or loss). In addition, certain Cablemás office lease agreements include embedded derivatives identified as forwards for obligations denominated in U.S. Dollars. As of September 30, 2009, these agreements were valued at Ps. 15.4. The Group recognizes changes in related fair value as foreign exchange gain or loss in the integral cost of financing (foreign exchange gain or loss).

(b)	In order to reduce the adverse effects of exchange rates on the Senior Notes due 2025, 2018 and 2032, during 2005 and 2009, the Company entered into interest rate swap agreements with various financial institutions that allow the Company to hedge against Mexican Peso depreciation on interest payments to be made in 2010 and 2011. Under these transactions, the Company receives semi-annual payments based on the aggregate notional amount of U.S.$1,400.0 million as of September 30, 2009, at an average annual rate of 6.80%, and the Company makes semi-annual payments based on an aggregate notional amount of approximately Ps.17,694.9, as of September 30, 2009, at an average annual rate of 7.08%, without an exchange of the notional amount upon which the payments are based. At September 30, 2009, the Company recorded a loss of Ps.10.6 relating to the interest rate swaps not recorded as an accounting hedge, in the integral cost of financing (foreign exchange loss) and a gain of Ps.92.6 relating to the interest rate swaps recorded as an accounting hedge, in consolidated stockholders’ equity as accumulated other comprehensive income or loss.

(c)	In December 2007, in connection with the issuance of its U.S.$225.0 million long-term debt, Empresas Cablevisión entered into a cross-currency swaps agreement to hedge interest rate risk and foreign currency exchange risk on such long-term debt. Under this agreement, Empresas Cablevisión receives variable rate coupon payments in U.S. Dollars at an annual interest rate of LIBOR to 90 days plus 42.5 basis points, and principal amount payments in U.S. Dollars, in exchange for fixed rate coupon payments in Mexican Pesos at an annual interest rate of 8.3650%, and principal amount payments in Mexican Pesos. At the final exchange, Empresas Cablevisión will receive a principal amount of U.S.$225.0 million, in exchange for Ps.2,435.0. At September 30, 2009, this derivative contract qualified as a cash flow hedge, and therefore, the Group has recorded the change in fair value as a gain of Ps.517.2 together with an unrealized foreign exchange loss of Ps.580.2 related to the long-term debt, in consolidated stockholders’ equity as accumulated other comprehensive income or loss.

(d)	In December 2007, in connection with the issuance of its U.S.$50.0 million long-term debt, Cablemás entered into a cross currency swaps agreement to hedge interest rate risk and foreign currency exchange risk on such long-term debt. Under this agreement, Cablemás receives variable rate coupon payments in U.S. Dollars at an annual interest rate of LIBOR to 90 days plus 52.5 basis points, and principal amount payments in U.S. Dollars, in exchange for fixed rate coupon payments in Mexican Pesos at an annual interest rate of 8.51%, and principal amount payments in Mexican Pesos. At the final exchange, Cablemás will receive a principal amount of U.S.$50.0 million, in exchange for Ps.541.3. At September 30, 2009, this derivative contract qualified as a cash flow hedge, and therefore, the Group has recorded the change in fair value as a gain of Ps.147.2, together with an unrealized foreign exchange loss of Ps.159.7 related to the long-term debt, in consolidated stockholders’ equity as accumulated other comprehensive income or loss.

GRUPO TELEVISA, S.A.B.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(e)	In December 2006, Sky entered into a derivative transaction agreement from April 2009 through April 2016 to hedge the variable interest rate exposure resulting from a Mexican Peso loan of a total principal amount of Ps.1,400.0. Under this transaction, Sky receives 28-day payments based on an aggregate notional amount of Ps.1,400.0 at an annual variable rate of TIIE+24 basis points and makes 28-day payments based on the same notional amount at an annual fixed rate of 8.415%. Sky recorded the change in fair value of this transaction in the integral cost of financing (interest expense).

6.	Contingencies

On January 22, 2009, the Company and Univision Communications, Inc. (“Univision”) announced an amendment to their program license agreement. In connection with this amendment, Televisa, S.A. de C.V. and Univision agreed to dismiss all claims in the District Court Action with the exception of the Univision Internet Counterclaim.

There are various legal actions and other claims pending against the Group incidental to its businesses and operations. In the opinion of the Group’s management, none of these proceedings will have a material adverse effect on the Group’s financial position or results of operations.

7.	Transactions with Related Parties

In August 2009, the Group entered into an agreement with Allen & Company to provide the Group with advisory services related to investment opportunities outside of Mexico. Two of the Group’s directors are directors of Allen & Company as well. This agreement was entered into on an arm’s length basis. The Group believes that the amounts paid and to be paid under this agreement to Allen & Company are comparable to those paid to third parties for these types of services.

8.	Stockholders’ Equity

The controlling interest stockholders’ equity is analyzed as follows:

	December 31,		September 30,
	2008		2009

Capital stock issued	Ps.	10,061.0	Ps.	10,019.9
Additional paid-in capital		4,547.9		4,547.9
Legal reserve		2,135.4		2,135.4
Unappropriated earnings		19,595.3		21,672.1
Cumulative gain on equity of associates		4,177.9		4,194.3
Accumulated other comprehensive loss, net		(993.9)		(927.3)
Net income for the period		7,803.7		4,819.0
Shares repurchased		(5,308.4)		(4,561.2)

Total controlling interest stockholders’ equity	Ps.	42,018.9	Ps.	41,900.1

As of September 30, 2009, the number of shares issued, repurchased and outstanding is presented as follows (in millions):

	Issued	Repurchased	Outstanding

Series “A” Shares	119,879.0	7,930.7	111,948.3
Series “B” Shares	55,995.4	4,046.6	51,948.8
Series “D” Shares	85,333.7	2,688.0	82,645.7
Series “L” Shares	85,333.7	2,688.0	82,645.7

	346,541.8	17,353.3	329,188.5

GRUPO TELEVISA, S.A.B.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s shares repurchased, by the Company, and the Company’s shares acquired by a trust in connection with the Company’s long-term retention plan, are presented as a charge to the controlling interest stockholders’ equity, as of September 30, 2009, as follows (in millions):

	A, B, D, and L Shares
	In the Form	Not in the
	of CPOs	Form of CPOs	Total	Net Cost

Repurchase program	183.7	—	183.7	Ps.	75.6
Acquired by a Company trust	8,801.8	8,367.8	17,169.6		4,006.2
Advances for acquisition of Shares	—	—	—		479.4

	8,985.5	8,367.8	17,353.3	Ps.	4,561.2

The Group accrued in the controlling interest stockholders’ equity a share-based compensation expense of Ps.148.0 and Ps.266.3 for the nine months ended September 30, 2008 and 2009, respectively, which amounts were reflected in consolidated operating income as administrative expense (see Note 9).

9.	Integral Cost of Financing

Integral cost of financing for the nine months ended September 30, consisted of:

	2008		2009

Interest expense(1)	Ps.	1,972.9	Ps.	2,339.9
Interest income		(1,085.9)		(781.0)
Foreign exchange loss, net(2)		443.4		497.5

	Ps.	1,330.4	Ps.	2,056.4

(1)	Interest expense includes in 2008 and 2009 a net (gain) loss from related derivative contracts of Ps.(43.3) and Ps.90.9, respectively.

(2)	Includes in 2008 and 2009 a net loss from foreign currency derivative contracts of Ps.203.7 and Ps.386.4, respectively.

10.	Income Taxes

The income tax provision as of September 30, was comprised as follows:

	2008		2009

Income taxes, current	Ps.	2,551.9	Ps.	2,219.1
Income taxes, deferred		(334.8)		20.9

	Ps.	2,217.1	Ps.	2,240.0

GRUPO TELEVISA, S.A.B.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Group’s effective income tax rate for the nine months ended September 30, 2008 and 2009, was 26.3% and 26.5%, respectively.

11.	Segment Information

Information by segments for the nine months ended September 30, 2008 and 2009, were as follows:

	Total		Intersegment		Consolidated		Segment Profit
	Revenues		Revenues		Revenues		(Loss)

September 2008:
Television Broadcasting	Ps.	14,750.3	Ps.	312.1	Ps.	14,438.2	Ps.	7,025.2
Pay Television Networks		1,513.2		401.2		1,112.0		948.4
Programming Exports		1,701.5		0.6		1,700.9		748.6
Publishing		2,556.2		11.7		2,544.5		382.8
Sky		6,749.7		65.7		6,684.0		3,331.1
Cable and Telecom		4,441.8		1.4		4,440.4		1,452.4
Other Businesses		2,640.9		60.2		2,580.7		(79.7)

Segments totals		34,353.6		852.9		33,500.7		13,808.8
Reconciliation to consolidated amounts:
Eliminations and corporate expenses		(852.9)		(852.9)		—		(334.1)
Depreciation and amortization expense		—		—		—		(3,105.8)

Consolidated total	Ps.	33,500.7	Ps.	—	Ps.	33,500.7	Ps.	10,368.9 (1)

September 2009:
Television Broadcasting	Ps.	14,815.1	Ps.	12.1	Ps.	14,803.0	Ps.	6,978.9
Pay Television Networks		1,994.8		746.9		1,247.9		1,257.4
Programming Exports		2,080.6		8.2		2,072.4		1,058.2
Publishing		2,410.7		4.3		2,406.4		189.6
Sky		7,367.8		3.7		7,364.1		3,334.5
Cable and Telecom		6,586.8		47.9		6,538.9		2,184.8
Other Businesses		2,811.9		55.5		2,756.4		(99.9)

Segments totals		38,067.7		878.6		37,189.1		14,903.5
Reconciliation to consolidated amounts:
Eliminations and corporate expenses		(878.6)		(878.6)		—		(484.5)
Depreciation and amortization expense		—		—		—		(3,557.3)

Consolidated total	Ps.	37,189.1	Ps.	—	Ps.	37,189.1	Ps.	10,861.7 (1)

(1)	Consolidated totals represents consolidated operating income.

12.	Differences between Mexican FRS and U.S. GAAP

The Group’s condensed consolidated financial statements are prepared in accordance with Mexican FRS, which differs in certain significant respects from U.S. GAAP. The principal differences between Mexican FRS and U.S. GAAP as they relate to the Group, are presented below, together with explanations of the adjustments that

GRUPO TELEVISA, S.A.B.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

affect net income and stockholders’ equity as of December 31, 2008 and September 30, 2009, and for the nine months ended September 30, 2008 and 2009.

Reconciliation of Net Income

	September 30,		September 30,
	2008		2009

Controlling interest net income as reported under Mexican FRS	Ps.	4,961.3	Ps.	4,819.0

U.S. GAAP adjustments:
(a) Capitalization of financing costs, net of depreciation		100.3		99.4
(b) Deferred costs, net of amortization		15.8		—
(c) Deferred debt refinancing costs, net of amortization		23.7		23.7
(d) Purchase accounting adjustments:
Amortization of network affiliation agreements		(4.2)		—
Depreciation of fixed assets		(9.1)		(9.1)
Amortization of other assets		(3.8)		(3.8)
Amortization of subscribers list		(117.2)		(117.2)
Impairment of goodwill		427.1		—
(e) Production and film costs		(90.2)		(87.4)
(f) Deferred income taxes and employees’ profit sharing:
Deferred income taxes		73.9		27.8
Deferred employees’ profit sharing		14.3		14.5
(g) Maintenance reserve		(18.1)		—
(h) Noncontrolling interest on U.S. GAAP adjustments		7.5		—

Total U.S. GAAP adjustments, net		420.0		(52.1)

Net income attributable to the controlling interest under U.S. GAAP		5,381.3		4,766.9
Net income attributable to the noncontrolling interest under U.S. GAAP		801.7		799.2

Net income under U.S. GAAP	Ps.	6,183.0	Ps.	5,566.1

GRUPO TELEVISA, S.A.B.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciliation of Stockholders’ Equity

	December 31,		September 30,
	2008		2009

Total stockholders’ equity under Mexican FRS	Ps.	47,251.6	Ps.	48,352.4

U.S. GAAP adjustments:
(a) Capitalization of financing costs, net of accumulated depreciation		(650.9)		(551.5)
(c) Deferred debt refinancing costs, net of amortization		(510.3)		(486.6)
(d) Purchase accounting adjustments:
Broadcast license and network affiliation agreements		119.9		119.9
Fixed assets		30.3		21.2
Other assets		40.5		36.7
Goodwill on acquisition of Bay City		(184.1)		(184.1)
Goodwill on acquisition of noncontrolling interest in Editorial Televisa		1,358.4		1,358.4
Subscribers list		208.4		91.2
Goodwill on acquisition of noncontrolling interest in Sky		86.2		86.2
(e) Production and film costs		(1,648.7)		(1,736.2)
(f) Deferred income taxes and employees’ profit sharing:
Deferred income taxes		699.0		697.5
Deferred employees’ profit sharing		(129.2)		(114.7)
(h) Noncontrolling interest		(5,269.3)		(6,488.8)
(i) Goodwill and other intangible assets:
Reversal of Mexican FRS goodwill amortization		140.4		140.4
Reversal of Mexican FRS amortization of intangible assets with indefinite lives		110.0		110.0
(j) Equity method investees:
OCEN		(2.4)		(2.4)
Cablemás		(25.1)		(25.1)
(k) Pension plan and seniority premiums		(85.5)		(66.1)

Total U.S. GAAP adjustments, net		(5,712.4)		(6,994.0)

Controlling interest under U.S. GAAP		41,539.2		41,358.4
Noncontrolling interest under U.S. GAAP		5,269.3		6,488.8

Total stockholders’ equity under U.S. GAAP	Ps.	46,808.5	Ps.	47,847.2

A summary of the Group’s statement of changes in stockholders’ equity with balances determined under U.S. GAAP as of December 31, 2008 and as of September 30, 2009, is as follows:
Changes in U.S. GAAP stockholders’ equity

	December 31,		September 30,
	2008		2009
Balance at January 1,	Ps.	40,235.0	Ps.	46,808.5
Net income for the year attributable to the controlling interest		8,129.8		4,766.9
Repurchase of capital stock		(1,251.1)		(75.6)
Dividends paid to the controlling interest		(2,230.0)		(5,183.0)
Sale of capital stock under stock-based compensation plan		138.6		—
Stock based compensation		222.0		294.2
Result from derivative contracts, net attributable to the controlling interest		—		135.4
Result on acquisition of controlling interest		—		(56.2)
Other comprehensive income:
Changes in other comprehensive income of equity investees		(58.1)		16.3
Foreign currency translation, net of tax		358.6		(68.8)
Pension and post retirement, net of tax		(350.5)		(10.0)
Noncontrolling interest		1,614.2		1,219.5

Balance at December 31,	Ps.	46,808.5	Ps.	47,847.2

As a result of the amendments to the Program License Agreement with Univision Communications, Inc. (“Univision”), the Group is entitled to certain yearly minimum guaranteed advertising of U.S.$66.5 million to be provided by Univision at no cost, commencing in 2009. As of September 30, 2009, this arrangement had no material impact in the U.S. GAAP reconciliation of stockholders’ equity and net income.

(a)	Capitalization of Financing Costs, Net of Accumulated Depreciation

Prior to 2007, Mexican FRS allowed, but did not require, capitalization of financing costs as part of the cost of assets under construction. Financing costs capitalized included interest costs, gains from monetary position and foreign exchange losses. Since January 1, 2007, the Group has been applying NIF D-6, “Capitalization of financing costs,” which is similar to the provisions set forth under U.S. GAAP.

U.S. GAAP requires the capitalization of interest during construction on qualifying assets. In an inflationary economy, such as Mexico, acceptable practice is to capitalize interest net of the monetary gain on the related Mexican Peso debt, but not on U.S. Dollar or other stable currency debt. In both instances U.S. GAAP does not allow the capitalization of foreign exchange losses. No amounts were subject to capitalization under either

GRUPO TELEVISA, S.A.B.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

U.S. GAAP or Mexican FRS for any of the periods presented. Rather, the U.S. GAAP net income adjustments reflect the difference in depreciation expense related to amounts capitalized prior to 2003. There have been no significant projects subject to capitalization since then.

(b)	Deferred Costs, Net of Amortization

Under Mexican FRS, certain development costs (including those related to web site development) and other deferred costs are capitalized and subsequently amortized on a straight-line basis once the related venture commences operations, defined as the period when revenues are generated. In addition, other expenditures which are expected to generate significant and identifiable future benefit are also capitalized and amortized over the expected future benefit period.

Under U.S. GAAP, development and other deferred costs are generally expensed as incurred given that the assessment of future economic benefit is uncertain. In the case of web site development costs, certain costs are capitalized and others expensed in accordance with ASC 350-50, “Accounting for Web Site Development Costs” (formerly EITF Issue No. 00-2). Consequently, the U.S. GAAP net income reconciliation reflects the write-off, for U.S. GAAP purposes, of the preoperating and other deferred costs (including certain web site development costs) capitalized under Mexican FRS, net of the reversal of any amortization which is reflected under Mexican FRS. Such costs have been fully amortized in September 30, 2008.

(c)	Deferred Debt Refinancing Costs, Net of Amortization

In 2005, the Group issued Senior Notes due 2025 to fund the Group’s tender offers made for any or all of the Senior Notes due 2011, and the Mexican Peso equivalent of UDI-denominated Notes due 2007. In conjunction therewith, under Mexican FRS, premiums paid to the old noteholders were capitalized and are being amortized as an adjustment of interest expense over the remaining term of the Senior Notes due 2025.

For U.S. GAAP purposes, premiums paid by the debtor to the old creditors are to be associated with the extinguishment of the old debt instrument and included in determining the debt extinguishment gain or loss to be recognized. The adjustment to U.S. GAAP net income reflects the reversal of amortization expense recorded under Mexican FRS in such periods.

(d)	Purchase Accounting Adjustments

In 1996, the Group acquired Bay City Television, Inc. (“Bay City”) and Radiotelevisión, S.A. de C.V. and under Mexican FRS, recognized the difference between the purchase price and net book value as goodwill. For U.S. GAAP purposes, the purchase price was allocated, based on fair values, primarily to the broadcast license, network affiliation agreements, programming and advertising contracts, fixed assets and other assets. Such purchase price adjustments were being amortized over the remaining estimated useful lives of the respective assets. The U.S. GAAP net income adjustment for each of the periods presented herein represents the amortization of the various definite lived intangibles mentioned above for U.S. GAAP purposes.

In 2000, the Group acquired all of the interest owned by a minority shareholder in Editorial Televisa by issuing treasury shares of capital stock. Under Mexican FRS, this acquisition was accounted for as a purchase, with the purchase price equal to the carrying value of the Group’s treasury shares at the acquisition date, with related goodwill of Ps.87.8 being recognized. Under U.S. GAAP, this acquisition was also accounted for by the purchase method, with the purchase price being equal to the fair value of the shares issued by the Group. The incremental purchase price adjustment under U.S. GAAP was allocated to goodwill. There is no net income adjustment as goodwill is no longer amortized for either Mexican FRS or U.S. GAAP purposes. The U.S. GAAP stockholders’ equity adjustment for each of the periods presented reflects the difference in the goodwill carrying value under U.S. GAAP versus Mexican FRS.

GRUPO TELEVISA, S.A.B.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In April 2006, the Group exercised its right to acquire two-thirds of the equity interest in Sky that DIRECTV acquired from Liberty Media. This minority interest acquisition amounted to approximately U.S.$58.7 million (Ps.699.9). After this transaction, the Group (i) increased its equity stake in Sky from 52.7% to 58.7%; and (ii) under Mexican FRS, recognized the excess of the purchase price over the carrying value of this minority interest totaling Ps.711.3 within stockholders’ equity. Under U.S. GAAP, the acquisition of minority interest should be accounted for using the purchase method of accounting. The Group has recognized an intangible asset related to the subscribers’ list that should be amortized on a straight-line basis over its estimated subscriber period. In addition, the difference between the purchase price and the fair value of the net assets acquired, including identifiable intangible assets, was recorded as goodwill in the amount of Ps.86.2. The U.S. GAAP net income adjustment reflects only the amortization of the subscribers’ list recognized for U.S. GAAP purposes.

(e)	Production and Film Costs

Under Mexican FRS, the Group capitalizes production costs related to programs, which benefit more than one period, and amortizes them proportionately over the projected program revenues that are based on the Group’s historic revenue patterns for similar types of production. For Mexican FRS purposes, royalty agreements that are not film-specific are considered in projecting program revenues to capitalize related production costs.

Under U.S. GAAP, the Group follows the provisions of the ASC 926, “Entertainment-Films” (SoP 00-2). Pursuant to ASC 926, production costs related to programs are also capitalized and amortized over the period in which revenues are expected to be generated (ultimate revenues). In evaluating ultimate revenues, the Group uses projected program revenue on a program-by-program basis, taking into consideration secondary market revenue only for those programs where a firm commitment or licensing arrangement exists related to specific individual programs. For U.S. GAAP purposes, royalty agreements that are not film-specific are not considered in the ultimate revenues. Exploitation costs are expensed as incurred. In addition, Mexican FRS allows the capitalization of artist exclusivity contracts and literary works subject to impairment assessments, whereas U.S. GAAP is generally more restrictive as to their initial capitalization and subsequent write-offs.

(f)	Deferred Income Taxes and Employees’ Profit Sharing

Under Mexican FRS, the Group applies the provisions of NIF D-4, “Income Taxes”, which uses the comprehensive asset and liability method for the recognition of deferred income taxes for existing temporary differences.

U.S. GAAP, ASC Topic 740 “Income Tax” (SFAS No. 109) requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse.

(g)	Maintenance Reserve

Under Mexican FRS, it is acceptable to accrue for certain expenses which management believes will be incurred in subsequent periods. Under U.S. GAAP, these costs are expensed as incurred. As of September 30, 2008, related accrual was completely utilized for Mexican FRS purposes.

(h)	Noncontrolling Interest

This adjustment represents the allocation to the noncontrolling interest of non-wholly owned subsidiaries of certain U.S. GAAP adjustments related to such subsidiaries. As of September 30, 2009, no related adjustments were outstanding.

GRUPO TELEVISA, S.A.B.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of January 1, 2009, the Group adopted ASC 810-10-65-65-1 (formerly SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”) which clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The presentation and disclosure requirements have been applied retrospectively for all periods presented.

(i)	Goodwill and Other Intangible Assets

In 2000, the Group acquired a noncontrolling stockholder's entire interest in Editorial Televisa by issuing treasury shares of capital stock. Under Mexican FRS, this acquisition was accounted for as a purchase, with the purchase price equal to the carrying value of the Group’s treasury shares at the acquisition date, with related goodwill of Ps.87.8 being recognized. Under U.S. GAAP, this acquisition was also accounted for by the purchase method, with the purchase price being equal to the fair value of the shares issued by the Group, which was greater than the treasury stock carrying value. The incremental purchase price adjustment under U.S. GAAP of Ps.1,358.4 was allocated to goodwill. There is no net income adjustment as goodwill is no longer amortized for either Mexican FRS or U.S. GAAP purposes. The U.S. GAAP stockholders’ equity adjustment for each of the periods presented reflects the difference in the goodwill carrying value under U.S. GAAP versus Mexican FRS.

The carrying amount of goodwill by segment under U.S. GAAP as of December 31, 2008 and September 30, 2009 were consistent as no triggering impairment events were identified.

(j)	Equity Method Investees

Cablemás

In November 2006, the Group invested U.S.$258 million (Ps.2,944.0) in convertible debentures of Alvafig, an entity created to hold a 49% equity interest in Cablemás. The Group has identified Alvafig as a variable interest entity, and the Group as the primary beneficiary of the investment in this entity. Hence, the assets of Alvafig, consisting of a 49% equity interest in Cablemás, as well as its liabilities and results of operations were included in the consolidated financial statements of the Group for the years ended December 31, 2006 and 2007.

In February 2008, the Group made an additional investment of U.S.$100 million (Ps.1,082.6) in convertible debentures of Alvafig, which proceeds were used by this entity to increase its interest in the outstanding equity of Cablemás to approximately 54.6%, and retained a 49% of the voting equity of Cablemás. In May 2008, the Mexican regulatory authorities announced that the Group complied with all of the required regulatory conditions and authorized the conversion of debentures into 99.99% of the capital stock of Alvafig. Following this conversion, Alvafig ceased to be a variable interest entity and became an indirect subsidiary of the Company. Beginning in June 2008, Alvafig has a controlling interest in Cablemás and the Group began consolidating the assets, liabilities and results of operations of Cablemás in its consolidated financial statements.

For Mexican FRS purposes in 2007, Cablemás recorded a reversal of a goodwill impairment loss previously recognized, as a result of changes in economic conditions affecting its investment. Under U.S. GAAP, reversal of goodwill impairment losses is not allowed. Therefore, the U.S. GAAP stockholders’ equity adjustment reflects the reversal of the amount of impairment reversed for Mexican FRS purposes.

(k)	Pension Plan and Seniority Premiums

The components of net periodic pension and seniority premium plan cost for the year ended December 31, calculated in accordance with SFAS No. 87.

GRUPO TELEVISA, S.A.B.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additional Disclosure Requirements

Presentation in the financial statements — Earnings per CPO and per share

Earnings per CPO and per share under U.S. GAAP are presented in constant Pesos for the nine months ended September 30, 2008 and 2009, as follows:

	2008				2009
			Series “A”				Series “A”
	CPO		and “B” Shares		CPO		and “B” Shares

Basic EPS
Income from continuing operations available to common shareholders	Ps.	4,518.5	Ps.	862.8	Ps.	4,006.2	Ps.	760.7

Net income available to common shareholders	Ps.	4,518.5	Ps.	862.8	Ps.	4,006.2	Ps.	760.7

Weighted average number of common shares outstanding (in millions)		2,367.9		52,916.0		2,365.2		52,916.0
Basic earnings per share (continuing operations)	Ps.	1.91	Ps.	0.02	Ps.	1.69	Ps.	0.01

Basic earnings per share (net income)	Ps.	1.91	Ps.	0.02	Ps.	1.69	Ps.	0.01

Diluted EPS
Dilutive potential shares (in millions)		41.6		—		58.9		—
Total diluted weighted average common shares outstanding (in millions)		2,409.5		52,916.0		2,424.1		52,916.0
Diluted earnings per share (continuing operations)	Ps.	1.88	Ps.	0.02	Ps.	1.65	Ps.	0.01

Diluted earnings per share (net income)	Ps.	1.88	Ps.	0.02	Ps.	1.65	Ps.	0.01

Cash Flow Information

Effective January 1, 2008, Mexican FRS NIF B-2, “Statement of Cash Flows” requires a statement of cash flows as a part of a full set of financial statements in place of a statement of changes in financial position. Under NIF B-2, restatement of financial statements for years provided before 2008 is not required. Under U.S. GAAP, ASC Topic 230 “Statement of Cash Flows” (formerly SFAS 95), a statement of cash flows is required, which presents only cash movements and excludes non-cash items.

GRUPO TELEVISA, S.A.B.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Group considers all highly liquid temporary cash investments with original maturities of three months or less, consisting primarily of short-term promissory notes of Mexican financial institutions, to be cash equivalents.

	September 30,		September 30,
	2008		2009

Operating Activities:
Net cash provided by operating activities	Ps.	8,531.2	Ps.	6,132.3

Investing Activities:
Temporary investments		1,450.6		(2,358.0)
Due from affiliated companies, net		40.0		66.8
Acquisition of investments		(954.6)		(753.7)
Disposition of investments		106.9		—
Disposition of held-to maturity investments		765.8		—
Investment in property, plant and equipment		(3,250.8)		(3,798.9)
Disposition of property, plant and equipment		49.4		96.0
Investments in goodwill and other intangible assets		(1,171.2)		(389.0)

Net cash used in investing activities		(2,963.9)		(7,136.8)

Financing Activities:
Issuance of Senior Notes due 2018		5,252.1		—
Prepayment of Senior Notes due 2013 (Sky)		(122.5)		—
Repayment of Mexican Peso debt		(480.0)		(1,162.5)
Other repayment of debt		(2.9)		(1,123.3)
Satellite transponder lease payments		(72.2)		(102.6)
Repurchase and sale of capital stock, net		(1,073.9)		(47.7)
Dividends paid		(2,230.0)		(5,183.0)
Noncontrolling interest		(332.0)		342.1
Derivative financial instruments		(340.8)		(154.0)

Net cash provided by (used in) financing activities		597.8		(7,431.0)

Effect of exchange rate changes on cash and cash equivalents		(4.4)		(92.1)

Net increase (decrease) in cash and cash equivalents		6,160.7		(8,527.6)
Cash and cash equivalents of Cablemás upon acquisition		483.9		—
Cash and cash equivalents at beginning of period		25,479.5		33,583.1

Cash and cash equivalents at end of period	Ps.	32,124.1	Ps.	25,055.5

Fair Value Measurements

The Group adopted ASC 820 in two steps; effective January 1, 2008, the Group adopted it for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis and effective January 1, 2009, for all non-financial instruments accounted for at fair value on a non-recurring basis. Among other things, ASC 820 defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or non-recurring basis.

ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets

GRUPO TELEVISA, S.A.B.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

•	Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2 — Inputs that are observable, either directly or indirectly, but do not qualify as Level 1 inputs. (i.e., quoted prices for similar assets or liabilities)

•	Level 3 — Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

Assets and Liabilities Measured at Fair Value on a Recurring Basis

			Quoted Prices in		Internal Models		Internal Models
			Active Markets		with Significant		with Significant
	Balance as of		for Identical		Observable		Unobservable
	December 31,		Assets		Inputs		Inputs
	2008		(Level 1)		(Level 2)		(Level 3)

Assets:
Temporary investments	Ps.	8,321.3	Ps.	7,407.7	Ps.	913.6	Ps.	—
Derivative financial instruments		2,363.1		—		2,363.1		—
Total	Ps.	10,684.4	Ps.	7,407.7	Ps.	3,276.7	Ps.	—
Liabilities:
Derivative financial instruments	Ps.	604.7	Ps.	—	Ps.	604.7	Ps.	—
Total	Ps.	604.7	Ps.	—	Ps.	604.7	Ps.	—

			Quoted Prices in		Internal Models		Internal Models
			Active Markets		with Significant		with Significant
	Balance as of		for Identical		Observable		Unobservable
	September 30,		Assets		Inputs		Inputs
	2009		(Level 1)		(Level 2)		(Level 3)

Assets:
Temporary investments	Ps.	8,154.9	Ps.	6,110.0	Ps.	2,044.9	Ps.	—
Available-for-sale investments		2,143.6		—		2,143.6		—
Derivative financial instruments		1,942.3		—		1,942.3		—
Total	Ps.	12,240.8	Ps.	6,110.0	Ps.	6,130.8	Ps.	—
Liabilities:
Derivative financial instruments	Ps.	592.6	Ps.	—	Ps.	592.6	Ps.	—
Total	Ps.	592.6	Ps.	—	Ps.	592.6	Ps.	—

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The majority of the Group’s non-financial instruments, which include goodwill, intangible assets, inventories, transmission rights and programming and property, plant and equipment, are not required to be carried at fair value on a recurring basis. However, if certain triggering events occur (or at least annually for goodwill and indefinite-lived intangible assets) such that a non-financial instrument is required to be evaluated for impairment, a resulting asset impairment would require that the non-financial instrument be recorded at the lower of historical cost or its fair value.

GRUPO TELEVISA, S.A.B.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FIN 46(R)-8

The table below presents the assets and liabilities of VIEs which have been consolidated on the Group’s balance sheets as of December 31, 2008 and as of September 30, 2009, and the Group’s maximum exposure to loss resulting from its involvement with consolidated VIEs as of the same periods.

	Sky		TuTv

As of December 31, 2008
Current assets	Ps.	7,324.4	Ps.	117.7
Non-current assets		3,811.7		2.2

Total assets	Ps.	11,136.1	Ps.	119.9

Current liabilities	Ps.	2,584.9	Ps.	44.8
Non-current liabilities		4,684.5		—

Total liabilities	Ps.	7,269.4	Ps.	44.8

Maximum loss exposure	Ps.	6,536.9	Ps.	59.9

	Sky		TuTv

As of September 30, 2009
Current assets	Ps.	6,247.2	Ps.	193.8
Non-current assets		3,709.8		1.4

Total assets	Ps.	9,957.0	Ps.	195.2

Current liabilities	Ps.	1,653.0	Ps.	35.8
Non-current liabilities		5,102.8		—

Total liabilities	Ps.	6,755.8	Ps.	35.8

Maximum loss exposure	Ps.	5,844.7	Ps.	97.6

The Group’s maximum exposure to loss is based on the unlikely event that all of the assets in the VIEs become worthless and incorporates not only potential losses associated with assets recorded on the Group’s balance sheet but also potential losses associated with off-balance sheet commitments such as unfunded liquidity commitments and other contractual arrangements.

The Group did not provide any additional financial support to these VIEs during 2008 and 2009. Further, the Group does not have any contractual commitments or obligations to provide additional financial support to these VIEs.

Recently Issued Accounting Standards

Accounting for Revenue Arrangements with Multiple Deliverables

In September 2009, the FASB issued ASU 2009-13, which provides for a new methodology for establishing the fair value for a deliverable in a multiple-element arrangement. When vendor specific objective or third-party evidence for deliverables in a multiple-element arrangement cannot be determined, the Group will be required to develop a best estimate of the selling price of separate deliverables and to allocate the arrangement consideration using the relative selling price method. This guidance will be effective for fiscal years beginning on or after June 15, 2010. The Group is assessing the potential impact of this new guidance on its consolidated financial position and results of operations.

GRUPO TELEVISA, S.A.B.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Software Revenue Recognition

In September 2009, the FASB issued ASU 2009-14, which provides for a new methodology for recognizing revenue for tangible products that are bundled with software products. Under the new guidance, tangible products that are bundled together with software components that are essential to the functionality of the tangible product will no longer be accounted for under the software revenue recognition accounting guidance. This guidance will be effective for fiscal years beginning on or after June 15, 2010 and is not expected to have a material impact on the Group’s consolidated financial statements.

13.	Subsequent Events

The Group evaluated subsequent events as of January 28, 2010, which is the date the condensed consolidated financial statements were ready to be issued.

In October 2009, the Mexican Congress approved a tax bill that became effective as of January 1, 2010. The approved tax bill amends and provides for additional changes to several provisions contained within the Mexican tax laws related to income tax, value added tax, excise tax, and tax on cash deposits. The main provisions of the approved tax bill are as follows:

•	The corporate income tax rate is increased from 28% to 30% for the years 2010 through 2012 and reduced to 29% and 28% in 2013 and 2014, respectively;

•	New rules for the tax consolidation regime were approved. The deferred income tax benefit derived from tax consolidation of a parent company and its subsidiaries is limited to a period of five years; therefore, the resulting deferred income tax will has to be paid starting in the sixth year following the fiscal year in which the deferred income tax benefit was received. The payment of this tax has to be made in installments: 25% in the first and second year, 20% in the third year, and 15% in the fourth and fifth year. This procedure applies for the deferred income tax resulting from the tax consolidation regime prior to and from 2010, so taxpayers will have to pay in 2010 the first installment of the cumulative amount of the deferred tax benefits determined as of December 31, 2004;

•	Effective January 1, 2010, revenues from telecommunications and pay television services (except access to Internet services, interconnection services between public networks of telecommunications and public telephone services) are subject to a 3% excise tax;

•	Effective January 1, 2010, the excise tax rate on gaming (including bets and drawings) is increased from 20% to 30%. These changes and additional changes to the Mexican tax laws directly affect the Group’s Pay Television Networks, Sky and Cable and Telecom segments, and the gaming business within the Group’s Other Businesses segment;

•	The general value added tax rate was increased from 15% to 16%, and the rate on the border region was increased from 10% to 11%. Therefore, beginning January 1, 2010, the Company and its subsidiaries transfer to their clients such tax at a 16% rate for activities such as sale of goods or assets, rendered services and lease of assets; and

•	The tax on cash deposits was increased from 2% to 3%, and the monthly exemption threshold is reduced so that corporations are not bound to pay the tax on cash deposits for a cumulative amount of fifteen thousand Mexican Pesos per month.

As of January 28, 2010, the Group is in the process of calculating the deferred tax that it will have to pay as of 2010 pursuant to the new rules for the tax consolidation regime, as well as the effect that the Group may have to recognize in its financial statements for 2009. The Group expects that the Mexican authorities will issue certain rules to complement and clarify what has been published thus far. These rules will enable the Group to better determine such effect. These changes in the tax consolidation regime could have a significant negative impact on the Group’s financial results. The Group believes that the new provisions for the tax consolidation regime have a retroactive application and, thus, the Group is evaluating whether to challenge the constitutionality of these new provisions.

GRUPO TELEVISA, S.A.B.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In November 2009, the Company issued U.S.$600 million Senior Notes due 2040. The Group intends to use the net proceeds from the issuance for general corporate purposes, including, among other uses, to repay outstanding indebtedness and repurchase the Company’s shares, in each case, subject to market conditions and other factors. The Company has agreed to register the underlying securities and is obligated to pay additional interest if either (a) the exchange offer registration statement is not filed with the SEC on or prior to March 30, 2010, (b) the exchange offer registration statement has not been declared effective on or prior to May 29, 2010 or (c) the exchange offer is not consummated or, if required, a shelf registration statement is not declared effective, in either case, on or prior to June 28, 2010.

In December 2009, the Group entered into cross-currency swaps whereby the U.S. Dollar denominated coupon on a notional amount of U.S.$450 million (representing the par value of a portion of our U.S.$600 million Senior Notes due in 2040) was swapped for a Mexican Peso denominated coupon on an equivalent Mexican Peso denominated notional amount (the “Swap Transactions”). The Swap Transactions will mature in 2011.

In December 2009, the Company’s stockholders approved the payment of a dividend in the aggregate amount of Ps.3,980.8, which consisted of a Ps.1.35 per CPO and Ps.0.011538461538 per share of series “A”, “B”, “D” and “L”, not in the form of a CPO, which was paid in cash in December 2009.

GRUPO TELEVISA, S.A.B.
Avenida Vasco de Quiroga, No. 2000
Colonia Santa Fe
01210 México, D.F., México

EXCHANGE AGENT,
TRUSTEE, REGISTRAR,
PAYING AGENT
AND TRANSFER AGENT
The Bank of New York Mellon
101 Barclay Street, Floor 7-E
New York, New York 10286
Attn: Corporate Trust Operations — Reorganization Unit
U.S.A.

LUXEMBOURG PAYING AGENT AND
TRANSFER AGENT	LUXEMBOURG LISTING AGENT

The Bank of New York Mellon (Luxembourg) S.A.	The Bank of New York Mellon (Luxembourg) S.A.
Aerogulf Center	Aerogulf Center
1A Hoehenhof	1A Hoehenhof
L-1736 Senningerberg, Luxembourg	L-1736 Senningerberg, Luxembourg

LEGAL ADVISERS TO GRUPO TELEVISA, S.A.B.

As to United States Law:	As to Mexican Law:
Fried, Frank, Harris, Shriver & Jacobson LLP	Mijares, Angoitia, Cortés y Fuentes, S.C.
One New York Plaza	Montes Urales 505, Piso 3
New York, New York 10004	Colonia Lomas de Chapultepec
U.S.A.	11000 México, D.F., México

AUDITORS OF GRUPO TELEVISA, S.A.B.

PricewaterhouseCoopers, S.C.
Mariano Escobedo 573
Colonia Rincón del Bosque
11580 México, D.F., México

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Under Mexican law, when an officer or director of a corporation acts within the scope of his authority, the corporation will answer for any resulting liabilities or expenses. In addition, the Board of Directors of the Registrant has expressly resolved that the Registrant will indemnify and hold harmless each director or officer of the Registrant against liabilities incurred in connection with the distribution of the securities registered under this Registration Statement on Form F-4, as amended. The Registrant has also entered into indemnification agreements with certain of its officers and directors. Such indemnification agreements provide for the Registrant to indemnify and advance expenses to any officer and/or director a party thereto to the fullest extent permitted by applicable law.

Item 21.	Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit
Number		Description

3.1	—	English translation of Amended and Restated Bylaws (Estatutos Sociales) of the Registrant, dated as of April 30, 2009 (previously filed with the Securities and Exchange Commission as Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2008 (the “2008 Form 20-F”), and incorporated herein by reference).
4.1	—	Indenture relating to Senior Debt Securities, dated as of August 8, 2000, between the Registrant, as Issuer, and The Bank of New York, as Trustee, as amended or supplemented from time to time (previously filed with the Securities and Exchange Commission as Exhibit 4.1 to the Registrant’s Registration Statement on Form F-4 (File number 333-12738), as amended (the “2000 Form F-4”), and incorporated herein by reference).
4.2	—	First Supplemental Indenture relating to the 8 5/8% Senior Notes due 2005, dated as of August 8, 2000, between the Registrant, as Issuer, and The Bank of New York and Banque Internationale à Luxembourg, S.A. (previously filed with the Securities and Exchange Commission as Exhibit 4.2 to the 2000 Form F-4 and incorporated herein by reference).
4.3	—	Second Supplemental Indenture relating to the 8 5/8% Senior Exchange Notes due 2005, dated as of January 19, 2001, between the Registrant, as Issuer, and The Bank of New York and Banque Internationale à Luxembourg, S.A. (previously filed with the Securities and Exchange Commission as Exhibit 4.3 to the 2000 Form F-4 and incorporated herein by reference).
4.4	—	Third Supplemental Indenture relating to the 8% Senior Notes due 2011, dated as of September 13, 2001, between the Registrant, as Issuer, and The Bank of New York and Banque Internationale à Luxembourg, S.A. (previously filed with the Securities and Exchange Commission as Exhibit 4.4 to the Registrant’s Registration Statement on Form F-4 (File number 333-14200) (the “2001 Form F-4”) and incorporated herein by reference).
4.5	—	Fourth Supplemental Indenture relating to the 8.5% Senior Notes due 2032 between the Registrant, as Issuer, and The Bank of New York and Dexia Banque Internationale à Luxembourg (previously filed with the Securities and Exchange Commission as Exhibit 4.5 to the Registrant’s Registration Statement on Form F-4 (File number 333-90342) (the “2002 Form F-4”) and incorporated herein by reference).
4.6	—	Fifth Supplemental Indenture relating to the 8% Senior Exchange Notes due 2011 between the Registrant, as Issuer, and The Bank of New York and Dexia Banque Internationale à Luxembourg, S.A (previously filed with the Securities and Exchange Commission as Exhibit 4.6 to the 2002 Form F-4 and incorporated herein by reference).
4.7	—	Sixth Supplemental Indenture relating to the 8.5% Senior Exchange Notes due 2032 between the Registrant, as Issuer, and The Bank of New York and Dexia Banque Internationale à Luxembourg (previously filed with the Securities and Exchange Commission as Exhibit 4.7 to the 2002 Form F-4 and incorporated herein by reference).

Exhibit
Number		Description

4.8	—	Seventh Supplemental Indenture relating to the 6 5/8% Senior Notes due 2025 between Registrant, as Issuer, and The Bank of New York and Dexia Banque Internationale à Luxembourg, dated March 18, 2005 (being concurrently filed with the Securities and Exchange Commission as Exhibit 2.8 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2004 (the “2004 Form 20-F”) and incorporated herein by reference).
4.9	—	Eighth Supplemental Indenture relating to the 6 5/8% Senior Notes due 2025 between Registrant, as Issuer, and The Bank of New York and Dexia Banque Internationale à Luxembourg, dated May 26, 2005 (being concurrently filed with the Securities and Exchange Commission as Exhibit 2.9 to the 2004 Form 20-F and incorporated herein by reference).
4.10	—	Ninth Supplemental Indenture relating to the 6 5/8% Senior Notes due 2025 between Registrant, as Issuer, The Bank of New York and Dexia Banque Internationale à Luxembourg, dated September 6, 2005 (previously filed with the Securities and Exchange Commission as Exhibit 2.8 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2005 (the “2005 Form 20-F”) and incorporated herein by reference).
4.11	—	Tenth Supplemental Indenture related to the 8.49% Senior Notes due 2037 between Registrant, as Issuer, The Bank of New York and The Bank of New York (Luxembourg) S.A., dated as of May 9, 2007 (previously filed with the Securities and Exchange Commission as Exhibit 2.9 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2006 (the “2006 Form 20-F”), and incorporated herein by reference).
4.12	—	Eleventh Supplemental Indenture relating to the 8.49% Senior Exchange Notes due 2037 between Registrant, as Issuer, The Bank of New York and The Bank of New York (Luxembourg) S.A., dated as August 24, 2007 (previously filed with the Securities and Exchange Commission as Exhibit 4.12 to the Registrant’s Registration Statement on Form F-4 (File number 333-144460), as amended (the “2007 Form F-4”), and incorporated herein by reference).
4.13	—	Twelfth Supplemental Indenture relating to the 6.0% Senior Notes due 2018 between Registrant, as Issuer, The Bank of New York and The Bank of New York (Luxembourg) S.A., dated as of May 12, 2008 (previously filed with the Securities and Exchange Commission as Exhibit 2.11 to the 2007 Form 20-F and incorporated herein by reference).
4.14	—	Thirteenth Supplemental Indenture relating to the 6.0% Senior Exchange Notes due 2018 between Registrant, as Issuer, The Bank of New York Mellon and The Bank of New York (Luxembourg) S.A., dated as August 21, 2008 (previously filed with the Securities and Exchange Commission as Exhibit 4.14 to the Registrant’s Registration Statement on Form F-4 (File number 333-144460), as amended (the “2008 Form F-4”), and incorporated herein by reference).
4.15	—	Fourteenth Supplemental Indenture relating to the 6.625% Senior Notes due 2040 between Registrant, as Issuer, The Bank of New York Mellon and The Bank of New York (Luxembourg) S.A., dated as November 30, 2009.
4.16	—	Form of Fifteenth Supplemental Indenture relating to the 6.625% Senior Exchange Notes due 2040 between Registrant, as Issuer, The Bank of New York Mellon and The Bank of New York (Luxembourg) S.A., dated as , 2010.
4.17	—	Form of 6.625% Senior Exchange Note (included in Exhibit 4.16).
4.18	—	Deposit Agreement between the Registrant, The Bank of New York, as depositary and all holders and beneficial owners of the Global Depositary Shares, evidenced by Global Depositary Receipts (previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Registration Statement on Form F-6 (File number 333-146130) (the “Form F-6”) and incorporated herein by reference).
4.19	—	Registration Rights Agreement, dated as of November 30, 2009, between the Registrant and Credit Suisse Securities (USA) LLC.
5.1	—	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.
5.2	—	Opinion of Mijares, Angoitia, Cortés y Fuentes, S.C.
12.1	—	Computation of Ratio of Earnings to Fixed Charges.
21.1	—	List of Subsidiaries of Registrant.

Exhibit
Number		Description

23.1	—	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included as part of its opinion filed as Exhibit 5.1).
23.2	—	Consent of Mijares, Angoitia, Cortés y Fuentes, S.C. (included as part of its opinion filed as Exhibit 5.2).
23.3	—	Consent of PricewaterhouseCoopers, S.C., independent public accountants.
25.1	—	Statement of Eligibility of Trustee on Form T-1.
99.1	—	Form of Letter of Transmittal for 6.625% Senior Exchange Notes due 2040.
99.2	—	Form of Notice of Guaranteed Delivery for 6.625% Senior Notes due 2040.
99.3	—	Form of Letter to Registered Holders and/or Participants of the Book-Entry Transfer Facility.
99.4	—	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.5	—	Form of Letter to Clients.
99.6	—	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (included in Exhibit 99.1).

All financial statement schedules relating to the Registrant are omitted because they are not required or because the required information, if material, is contained in the audited year-end financial statements or notes thereto.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico on January 29, 2010.

GRUPO TELEVISA, S.A.B

By:	/s/ Salvi Rafael Folch Viadero
Name:     Salvi Rafael Folch Viadero

Title:	Chief Financial Officer

By:	/s/ Jorge Lutteroth Echegoyen
Name:     Jorge Lutteroth Echegoyen

Title:	Vice President — Corporate Controller

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Salvi Rafael Folch Viadero and Jorge Lutteroth Echegoyen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form F-4, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form F-4 has been signed by the following persons in the capacities and on the date first above indicated:

Signature	Title

/s/ Emilio Fernando Azcárraga Jean Emilio Fernando Azcárraga Jean	Director, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ Alfonso de Angoitia Noriega Alfonso de Angoitia Noriega	Director

/s/ Pedro Carlos Aspe Armella Pedro Carlos Aspe Armella	Director

Alberto Bailleres González	Director

/s/ Julio Barba Hurtado Julio Barba Hurtado	Director

/s/ José Antonio Bastón Patiño José Antonio Bastón Patiño	Director

Signature	Title

/s/ Francisco José Chévez Robelo Francisco José Chévez Robelo	Director

/s/ Manuel Jorge Cutillas Covani Manuel Jorge Cutillas Covani	Director

/s/ José Antonio Fernández Carbajal José Antonio Fernández Carbajal	Director

Carlos Fernández González	Director

/s/ Salvi Rafael Folch Viadero Salvi Rafael Folch Viadero	Chief Financial Officer (Principal Financial Officer)

/s/ Bernardo Gómez Martínez Bernardo Gómez Martínez	Director

Claudio X. González Laporte	Director

/s/ Roberto Hernández Ramírez Roberto Hernández Ramírez	Director

Enrique Krauze Kleinbort	Director

Germán Larrea Mota Velasco	Director

/s/ Michael Larson Michael Larson	Director

/s/ Jorge Lutteroth Echegoyen Jorge Lutteroth Echegoyen	Corporate Controller (Principal Accounting Officer)

/s/ Lorenzo A. Mendoza Giménez Lorenzo A. Mendoza Giménez	Director

/s/ Alejandro Jesus Quintero Iñiguez Alejandro Jesus Quintero Iñiguez	Director

/s/ Fernando Senderos Mestre Fernando Senderos Mestre	Director

/s/ Enrique Francisco José Senior Hernández Enrique Francisco José Senior Hernández	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of Grupo Televisa, S.A.B., has signed this Registration Statement on Form F-4 in the City of Newark, State of Delaware on January 29, 2010.

Signature	Title

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States